Filed Pursuant to Rule 424(b)(4)
Registration No. 333-171525

PROSPECTUS
13,000,000 Common Units
Representing Limited Partner Interests

Tesoro Logistics LP

This is an initial public offering of common units representing limited partner interests of Tesoro Logistics LP. We are offering 13,000,000 common units in this offering. Prior to this offering, there has been no public market for our common units. We have been approved to list our common units on the New York Stock Exchange under the symbol “TLLP” subject to official notice of issuance.

Investing in our common units involves risks. See “Risk Factors” beginning on page 17. These risks include the following:

•	Tesoro Corporation accounts for substantially all of our revenues. Additionally, conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. If Tesoro changes its business strategy, is unable to satisfy its obligations under our commercial agreements for any reason or significantly reduces the volumes transported through our pipelines or handled at our terminals, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•	Tesoro may suspend, reduce or terminate its obligations under our commercial agreements in some circumstances, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

•	Tesoro’s level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future may also be affected by Tesoro’s credit rating.

•	A material decrease in the refining margins at Tesoro’s refineries could materially reduce the volumes of crude oil or refined products that we handle, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

•	We may not be able to significantly increase our third-party revenue due to competition and other factors, which could limit our ability to grow and extend our dependence on Tesoro.

•	Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations, and Tesoro is under no obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot remove our general partner without its consent.

•	Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public Offering Price	$21.0000	$273,000,000
Underwriting Discount(1)	$1.3125	$17,062,500
Proceeds to Tesoro Logistics LP(2)	$19.6875	$255,937,500

(1)	Excludes a structuring fee of 0.25% of the gross offering proceeds payable to Citigroup Global Markets Inc. and an advisory fee. Please see “Underwriting.”
(2)	We intend to use substantially all of the net proceeds of this offering to make a distribution to Tesoro. For a detailed explanation of our intended use of the net proceeds from this offering, please see “Use of Proceeds” on page 46.

To the extent that the underwriters sell more than 13,000,000 common units in this offering, the underwriters have the option to purchase up to an additional 1,950,000 common units from Tesoro Logistics LP at the initial public offering price less underwriting discounts and the structuring fee payable to Citigroup Global Markets Inc. The net proceeds from such sale will be used to redeem common units issued to Tesoro Corporation. Such units were issued (and upon redemption, such net proceeds will be paid) to Tesoro Corporation in partial consideration of its contribution of assets to us at the closing of this offering. Tesoro Corporation is deemed to be an underwriter with respect to any common units so redeemed.

The underwriters expect to deliver the common units to purchasers on or about April 26, 2011 through the book-entry facilities of The Depository Trust Company.

Citi	Wells Fargo Securities	BofA Merrill Lynch	Credit Suisse

Barclays Capital
Deutsche Bank Securities
J.P. Morgan
Raymond James
RBC Capital Markets
April 19, 2011.

Vancouver
Anchorage
Mandan
Boise
Burley
Hawaii
Stockton
Salt Lake City
Los Angeles
Tesoro Logistics LP
Terminal Facility
Pipeline
Trucking
Tank Storage
TESORO LOGISTICS
Corporate Headquarters
Tesoro Corporation
Refinery
TESORO LOGISTICS
San Antonio

i

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including May 14, 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before purchasing our common units. You should read the entire prospectus carefully, including the historical and pro forma combined financial statements and notes to those financial statements. Unless expressly stated otherwise, the information presented in this prospectus assumes that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” beginning on page 17 for more information about important factors that you should consider before purchasing our common units.

Unless the context otherwise requires, references in this prospectus to “Tesoro Logistics LP,” “our partnership,” “we,” “our,” “us,” or like terms, when used in a historical context, refer to Tesoro Logistics LP Predecessor, our predecessor for accounting purposes, also referenced as “our predecessor,” and when used in the present tense or prospectively, refer to Tesoro Logistics LP and its subsidiaries. Unless the context otherwise requires, references in this prospectus to “Tesoro” refer collectively to Tesoro Corporation and its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.

Tesoro Logistics LP

Overview

We are a fee-based, growth-oriented Delaware limited partnership recently formed by Tesoro to own, operate, develop and acquire crude oil and refined products logistics assets. Our logistics assets are integral to the success of Tesoro’s refining and marketing operations and are used to gather, transport and store crude oil and to distribute, transport and store refined products. Our initial assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States and a crude oil and refined products storage facility and five related short-haul pipelines in Utah.

We intend to expand our business through organic growth, including constructing new assets and increasing the utilization of our existing assets, and by acquiring assets from Tesoro and third parties. Although Tesoro has historically operated its logistics assets primarily to support its refining and marketing business, it has recently announced its intent to grow its logistics operations in order to maximize the integrated value of its assets within the midstream and downstream value chain. In support of this strategy, Tesoro has formed us to be the primary vehicle to grow its logistics operations. In order to provide us with initial acquisition opportunities, Tesoro has granted us a right of first offer on certain logistics assets that it will retain following this offering.

We generate revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing refined products. Since we generally do not own any of the crude oil or refined products that we handle and do not engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Following the closing of this offering, substantially all of our revenue will be derived from Tesoro, primarily under various long-term, fee-based commercial agreements that include minimum volume commitments. We believe these commercial agreements will provide us with a stable base of cash flows.

Our Assets and Operations

Our assets and operations are organized into the following two segments:

Crude Oil Gathering.  Our common carrier crude oil gathering system in North Dakota and Montana, which we refer to as our High Plains system, includes an approximate 23,000 barrels per day (bpd) truck-based crude oil gathering operation and approximately 700 miles of pipeline and related storage assets with the current capacity to deliver up to 70,000 bpd to Tesoro’s Mandan, North Dakota refinery. This system gathers and transports crude oil produced from the Williston Basin, one of the most prolific onshore crude oil producing basins in North America, including production from the Bakken Shale formation. We refer to this area, a significant portion of which is serviced by our High Plains system, as the Bakken Shale/Williston Basin area. Currently, Tesoro’s Mandan refinery is the only destination point on our High Plains system.

Terminalling, Transportation and Storage.  We own and operate eight refined products terminals with aggregate truck and barge delivery capacity of approximately 229,000 bpd. The terminals provide distribution primarily for refined products produced at Tesoro’s refineries located in Los Angeles and Martinez, California; Salt Lake City, Utah; Kenai, Alaska; Anacortes, Washington; and Mandan, North Dakota. We also own and operate assets that exclusively support Tesoro’s Salt Lake City refinery, including a refined products and crude oil storage facility with total shell capacity of approximately 878,000 barrels and three short-haul crude oil supply pipelines and two short-haul refined product delivery pipelines connected to third-party interstate pipelines. Our terminalling, transportation and storage assets serve regions that are expected to experience growth in refined product demand at a rate greater than the national average for the United States over the next 25 years according to the United States Energy Information Administration (EIA).

For the year ended December 31, 2010, we had pro forma EBITDA of approximately $52.9 million and pro forma net income of approximately $42.5 million. Tesoro accounted for 93% of our pro forma EBITDA and 91% of our pro forma net income for that period. For the year ended December 31, 2010, we had pro forma revenue of $49.6 million from our crude oil gathering segment and $43.6 million from our terminalling, transportation and storage segment. Please read “Summary Historical and Pro Forma Combined Financial and Operating Data” beginning on page 13 for the definition of the term EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures, calculated and presented in accordance with GAAP.

Our Commercial Agreements with Tesoro

All of our operations are strategically located within Tesoro’s refining and marketing supply chain and, following the closing of this offering, a substantial majority of our revenues will be generated by providing services to Tesoro’s refining and marketing businesses under various long-term, fee-based commercial agreements that we will enter into with Tesoro at the closing of this offering. Under these agreements, we will provide various pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro will commit to provide us with minimum monthly throughput volumes of crude oil and refined products. These commercial agreements with Tesoro will include:

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for gathering and transporting crude oil on our High Plains pipeline system;

•	a two-year trucking transportation services agreement under which Tesoro will pay us fees for crude oil trucking and related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation;

•	a 10-year master terminalling services agreement under which Tesoro will pay us fees for providing terminalling services at our eight refined products terminals;

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for transporting crude oil and refined products on our five Salt Lake City short-haul pipelines; and

•	a 10-year storage and transportation services agreement under which Tesoro will pay us fees for storing crude oil and refined products at our Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and Tesoro’s Salt Lake City refinery through interconnecting pipelines on a dedicated basis.

For additional information about these commercial agreements, as well as other revenue we expect to receive from Tesoro and third parties, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue” beginning on page 79 and “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143.

Business Strategies

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	Focus on Stable, Fee-Based Business. We intend to focus on opportunities to provide committed, fee-based logistics services to Tesoro and third parties and to minimize our direct exposure to commodity price fluctuations.

•	Pursue Attractive Organic Growth Opportunities. We intend to evaluate investment opportunities to expand our existing asset base that may arise from the growth of Tesoro’s refining and marketing business or from increased third-party activity in our areas of operations. We intend to focus on organic growth opportunities that complement our current asset base or provide attractive returns in new areas within our geographic footprint.

•	Grow Through Strategic Acquisitions. We plan to pursue accretive acquisitions of complementary assets from Tesoro as well as third parties. In order to provide us with initial acquisition opportunities, Tesoro has granted us a right of first offer to acquire certain logistics assets that it will retain following this offering. Our third-party acquisition strategy will be focused on logistics assets in the western half of the United States where we believe our knowledge of the market will provide us with a competitive advantage.

•	Optimize Existing Asset Base and Pursue Third-Party Volumes. We will seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•	Long-Term, Fee-Based Contracts. Initially, we will generate a substantial majority of our revenue under long-term, fee-based contracts with Tesoro that include minimum volume commitments and fees that are indexed for inflation. These contracts should promote cash flow stability and minimize our direct exposure to commodity price fluctuations.

•	Relationship with Tesoro. We have a strategic relationship with Tesoro, which we believe will provide us with a stable base of cash flows as well as opportunities for growth. Our High Plains system currently delivers all of the crude oil processed by Tesoro’s Mandan refinery, and our refined products terminals provide critical storage and distribution infrastructure for six of Tesoro’s seven refineries. In addition, we have a right of first offer to acquire certain logistics assets that will be retained by Tesoro following this offering.

•	Assets Positioned in Areas of High Demand. Our High Plains system is located in the Williston Basin, one of the most prolific onshore oil producing basins in North America, and our terminalling, transportation and storage assets are positioned in markets that the EIA projects will experience growth in demand for refined products.

•	Experienced Management Team. Our management team has significant experience in the management and operation of logistics assets and the execution of expansion and acquisition strategies. Our management team includes some of the most senior officers of Tesoro, who average over 27 years of experience in the energy industry.

•	Financial Flexibility. We believe we will have the financial flexibility to execute our growth strategy through the available capacity under our revolving credit facility and our ability to access the debt and equity capital markets.

Growth Opportunities

Crude Oil Gathering.  Tesoro has recently announced an expansion of its Mandan refinery from 58,000 to 68,000 barrels per day and their intent to utilize our High Plains system to deliver the incremental crude oil supply. Tesoro expects the refinery expansion to be complete by the second quarter of 2012, at which point we estimate that the incremental crude oil shipped utilizing our High Plains system will generate approximately $7.0 million of additional annual revenue offset by less than $1.0 million of incremental annual operating costs. In order to meet Tesoro’s requirements, we expect to spend approximately $6.0 million to $7.0 million of expansion capital on our High Plains system, of which $3.6 million will be spent during the twelve months ending March 31, 2012, to add additional pumping, tankage and truck unloading capacity. In addition, we believe there are a number of potential growth opportunities that capitalize on the strategic position of our High Plains system within the Bakken Shale/Williston Basin area, ranging from projects with modest capital requirements to larger greenfield projects that would require a larger investment. For example, we could increase the volume of third-party crude oil that we ship on our High Plains system by making outlet connections to several existing third-party pipelines. We could also increase the throughput capacity of this system through the addition of pumping capacity or the construction of additional gathering infrastructure.

Together with Tesoro, we are also presently engaged in discussions with certain producers to expand our pipeline gathering network to new and proposed drilling locations where these producers have announced plans to conduct extensive Bakken Shale development operations. We are also evaluating the potential to construct a rail facility at Tesoro’s Mandan refinery that would load crude oil volumes shipped on our High Plains system in excess of the Mandan refinery’s capacity onto rail cars for shipment to other locations in the United States.

Terminalling, Transportation and Storage.  We believe our growth in this segment will primarily be driven by pursuing opportunities to increase Tesoro and third-party volumes and by completing organic growth and expansion projects, including those constructed by Tesoro and purchased by us after construction is completed. For example, we intend to add ethanol blending capabilities to several of our terminals where there is existing demand. Additionally, we believe we are well positioned to expand our business at our existing terminals to handle additional Tesoro volumes on a more cost-effective basis than competing third-party terminals.

Our Relationship with Tesoro

One of our principal strengths is our relationship with Tesoro. Tesoro is the second largest independent refiner in the United States by crude capacity and owns and operates seven refineries that serve markets in Alaska, Arizona, California, Hawaii, Idaho, Minnesota, Nevada, North Dakota, Oregon, Utah, Washington and Wyoming. Tesoro also sells transportation fuels and convenience products through a network of nearly 1,200 retail stations, primarily under the Tesoro®, Shell®, and USA Gasolinetm brands. For the year ended December 31, 2010, Tesoro had consolidated revenues of approximately $20.6 billion, operating income of $140.0 million, a net loss of $29.0 million and, as of December 31, 2010, had consolidated total assets of approximately $8.7 billion. Tesoro Corporation’s common stock trades on the New York Stock Exchange (NYSE) under the symbol “TSO.”

Following the completion of this offering, Tesoro will continue to own and operate substantial crude oil and refined products logistics assets and will retain a significant interest in us through its ownership of a 56.2% limited partner interest and a 2.0% general partner interest in us, as well as all of our incentive distribution rights. Given Tesoro’s significant ownership in us following this offering and its intent to use us as the primary vehicle to grow its logistics operations, we believe Tesoro will be motivated to promote and support the successful execution of our business strategies. In particular, we believe it will be in Tesoro’s best interest for it to contribute additional logistics assets to us over time and to facilitate organic growth opportunities and accretive acquisitions from third parties, although Tesoro is under no obligation to contribute any assets to us or accept any offer for its assets that we may choose to make.

In addition to the commercial agreements we will enter into with Tesoro upon the closing of this offering, we will enter into an omnibus agreement and an operational services agreement with Tesoro. Under the omnibus agreement, subject to certain exceptions, Tesoro will agree not to engage in the business of owning or operating crude oil or refined products pipelines, terminals or storage facilities in the United States that are not integral to a Tesoro refinery. Additionally, under the omnibus agreement, Tesoro will grant us a right of first offer to acquire certain of its retained logistics assets, including terminals, pipelines, docks, storage facilities and other related logistic assets located in Alaska, California and Washington, to the extent it decides to sell, transfer or otherwise dispose of any of those assets. As of December 31, 2010, the aggregate gross book value of the retained logistics assets on which we have a right of first offer was approximately $240.0 million, as compared to an aggregate gross book value of approximately $193.0 million for the assets being contributed to us in connection with this offering. The consideration to be paid by us for retained logistics assets offered to us by Tesoro, if any, as well as the consummation and timing of any acquisition by us of these assets, would depend upon, among other things, the timing of Tesoro’s decision to sell, transfer or otherwise dispose of these assets and our ability to successfully negotiate a price and other purchase terms for these assets. Management of our general partner will negotiate the terms of any acquisition with management of Tesoro, subject to approval of our general partner’s board of directors and, if our general partner’s board of directors so authorizes, the conflicts committee of our general partner’s board of directors. The omnibus agreement will also address our payment of a fee to Tesoro for the provision of various centralized corporate services, Tesoro’s reimbursement of us for certain maintenance capital expenditures, and Tesoro’s indemnification of us for certain matters, including environmental, title and tax matters. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138.

Under the operational services agreement, we will reimburse Tesoro for the provision of certain operational services to us in support of our assets, and we will also pay Tesoro an annual fee for operational services performed by certain of Tesoro’s field-level employees at our Mandan, North Dakota terminal and our Salt Lake City, Utah storage facility. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Operational Services Agreement” beginning on page 142.

We believe the terms and conditions of all of our initial agreements with Tesoro are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

While our relationship with Tesoro and its subsidiaries is a significant strength, it is also a source of potential conflicts. Please read “Conflicts of Interest and Fiduciary Duties” beginning on page 156 and “Risk Factors — Risks Inherent in an Investment in Us — Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations and Tesoro is under no obligation to adopt a business strategy that favors us” on page 32.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully consider the following risk factors, the other risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common units. The following risks are discussed in more detail in “Risk Factors” beginning on page 17.

•	Tesoro Corporation accounts for substantially all of our revenues. Additionally, conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. If Tesoro changes its business strategy, is unable to satisfy its obligations under our commercial agreements for any reason or significantly reduces the volumes transported through our pipelines or handled at our terminals, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•	Tesoro may suspend, reduce or terminate its obligations under our commercial agreements in some circumstances, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

•	Tesoro’s level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future may also be affected by Tesoro’s credit rating.

•	A material decrease in the refining margins at Tesoro’s refineries could materially reduce the volumes of crude oil or refined products that we handle, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

•	We may not be able to significantly increase our third-party revenue due to competition and other factors, which could limit our ability to grow and extend our dependence on Tesoro.

•	Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations, and Tesoro is under no obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot remove our general partner without its consent.

•	Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

The Transactions

We were formed in December 2010 by Tesoro Corporation and its wholly owned subsidiary, Tesoro Logistics GP, LLC, our general partner, to own, operate, develop and acquire crude oil and refined products logistics assets. In connection with the closing of this offering, Tesoro will contribute all of our predecessor’s assets and operations to us (excluding working capital and other noncurrent liabilities).

Additionally, at the closing of this offering the following transactions will occur:

•	we will issue 2,254,890 common units and 15,254,890 subordinated units to Tesoro, representing an aggregate 56.2% limited partner interest in us, and 622,649 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights to our general partner;

•	we will issue 13,000,000 common units to the public in this offering, representing a 41.8% limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds” on page 46;

•	we will enter into a new $150.0 million revolving credit facility, under which we will borrow $50.0 million to fund an additional cash distribution to Tesoro;

•	Tesoro will enter into multiple long-term commercial agreements with us; and

•	Tesoro will enter into an omnibus agreement and an operational services agreement with us.

Organizational Structure After the Transactions

The following simplified diagram depicts our organizational structure after giving effect to the transactions described above.

After giving effect to the transactions, our units will be held as follows:

Public common units	41.8%
Tesoro common units	7.2%
Tesoro subordinated units	49.0%
General partner units	2.0%

Total	100.0%

Management of Tesoro Logistics LP

We are managed and operated by the board of directors and executive officers of Tesoro Logistics GP, LLC, our general partner. Tesoro is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. Some of the executive officers and directors of our general partner currently serve as executive officers and directors of Tesoro. For more information about the directors and executive officers of our general partner, please read “Management — Directors and Executive Officers of Tesoro Logistics GP, LLC” beginning on page 124.

In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by Tesoro or others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed by our general partner and its affiliates, including Tesoro, but we sometimes refer to these individuals in this prospectus as our employees.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, and our telephone number is (210) 626-6000. Following the completion of this offering, our website will be located at www.tesorologistics.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (SEC) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner is a wholly owned subsidiary of Tesoro, the officers and directors of our general partner have fiduciary duties to manage the business of our general partner in a manner beneficial to Tesoro. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including Tesoro, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions. In addition, our general partner may determine to manage our business in a way that directly benefits Tesoro’s refining or marketing businesses, whether by causing us not to seek higher tariff rates and terminalling fees with third-party customers or otherwise, rather than indirectly benefitting Tesoro solely through its ownership interests in us. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties” beginning on page 156.

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and pursuant to the terms of our partnership agreement each holder of common units consents to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

The Offering

Common units offered to the public	13,000,000 common units.

14,950,000 common units if the underwriters exercise in full their option to purchase additional common units from us.

Units outstanding after this offering	15,254,890 common units and 15,254,890 subordinated units, each representing a 49.0% limited partner interest in us.

Use of proceeds	We expect to receive net proceeds of $246.6 million from this offering, after deducting underwriting discounts, structuring and advisory fees, and estimated offering expenses. We intend to retain $3.0 million of the net proceeds for working capital purposes, and, after the payment of $2.0 million of debt issuance costs, use $241.6 million to make a cash distribution to Tesoro. At the closing of this offering, we will borrow $50.0 million under our revolving credit facility, all of which will be used to fund an additional cash distribution to Tesoro.

The cash distributions to Tesoro from the proceeds of this offering and the borrowing under our revolving credit facility will be made in consideration of its contribution of assets to us and to reimburse Tesoro for certain capital expenditures incurred with respect to these assets. We are funding these distributions through a combination of net proceeds from this offering and borrowings under our revolving credit facility in order to optimize our capital structure.

The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be used to redeem from Tesoro a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the proceeds per common unit before expenses but after deducting underwriting discounts and the structuring fee. These net proceeds will be paid to Tesoro in partial consideration of its contribution of assets to us. Tesoro is deemed to be an underwriter with respect to any common units so redeemed.

Cash distributions	We intend to make a minimum quarterly distribution of $0.3375 per unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period from the completion of this offering through June 30, 2011, based on the actual length of that period.

In general, we will pay any cash distributions we make each quarter in the following manner:

• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3375 plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3375; and

• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.388125.

If cash distributions to our unitholders exceed $0.388125 per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions” beginning on page 61.

Pro forma cash available for distribution generated during the year ended December 31, 2010 was approximately $46.0 million. The amount of available cash we need to pay the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering and the corresponding distributions on our general partner’s 2.0% interest is approximately $42.0 million (or an average of approximately $10.5 million per quarter). As a result, for the year ended December 31, 2010, on a pro forma basis, we would have generated available cash sufficient to pay the full minimum quarterly distribution on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2.0% interest during those periods. Please read “Cash Distribution Policy and Restrictions on Distributions — Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010” beginning on page 51.

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions — Estimated EBITDA for the Twelve Months Ending March 31, 2012” that we will have sufficient available cash to pay the aggregate minimum quarterly distribution of $42.0 million on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2.0% interest for the twelve months ending March 31, 2012. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions” beginning on page 49.

Subordinated units	Tesoro will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $1.35 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest for each of three consecutive, non-overlapping four quarter periods ending on or after June 30, 2014 or (2) $2.025 (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest and the incentive distribution rights for the four-quarter period immediately preceding that date, in each case provided there are no arrearages on our common units at that time.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Subordination Period” beginning on page 64.

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” beginning on page 178 and “The Partnership Agreement — Issuance of Additional Securities” beginning on page 168.

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Tesoro will own an aggregate of 57.4% of our common and subordinated units (or 51.0% of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). This will give Tesoro the ability to prevent the removal of our general partner. Please read “The Partnership Agreement — Voting Rights” beginning on page 166.

Limited call right	If at any time our general partner and its affiliates own more than 75% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement — Limited Call Right” beginning on page 174.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2013, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.35 per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.27 per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material Federal Income Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions” on page 182 for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Federal Income Tax Consequences” beginning on page 179.

Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol “TLLP.”

Summary Historical and Pro Forma Combined Financial and Operating Data

The following table shows summary historical combined financial and operating data of Tesoro Logistics LP Predecessor, our predecessor for accounting purposes, and summary pro forma combined financial and operating data of Tesoro Logistics LP for the periods and as of the dates indicated. The summary historical combined financial data of our predecessor for the years ended December 31, 2008, 2009 and 2010 are derived from the audited combined financial statements of our predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 79.

The summary pro forma combined financial data presented in the following table as of and for the year ended December 31, 2010 are derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related transactions occurred as of December 31, 2010, and the pro forma statement of operations for the year ended December 31, 2010 assumes that the offering and the related transactions occurred as of January 1, 2010. These transactions include, and the pro forma financial data give effect to, the following:

•	Tesoro’s contribution of all of our predecessor’s assets and operations to us (excluding working capital and other noncurrent liabilities);

•	our execution of multiple long-term commercial agreements with Tesoro and recognition of incremental revenues under those agreements that were not recognized by our predecessor;

•	certain intrastate tariff increases on our High Plains pipeline system;

•	our execution of an omnibus agreement and an operational services agreement with Tesoro;

•	the consummation of this offering and our issuance of 13,000,000 common units to the public, 622,649 general partner units and the incentive distribution rights to our general partner and 2,254,890 common units and 15,254,890 subordinated units to Tesoro; and

•	the application of the net proceeds of this offering, together with the proceeds from borrowings under our revolving credit facility, as described in “Use of Proceeds” on page 46.

The pro forma combined financial data do not give effect to the estimated $3.2 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly traded partnership.

Our assets have historically been a part of the integrated operations of Tesoro, and our predecessor generally recognized only the costs, but not the revenue, associated with the short-haul pipeline transportation, terminalling, storage or trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in our predecessor’s historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by the Federal Energy Regulatory Commission (FERC) and the North Dakota Public Service Commission (NDPSC) on our High Plains pipeline system. For this reason, as well as the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Financial Results” beginning on page 82, our future results of operations will not be comparable to our predecessor’s historical results.

The following table presents the non-GAAP financial measure of EBITDA, which we use in our business as a measure of performance and liquidity. For a definition of EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measure” on page 16.

				Tesoro Logistics LP
				Pro Forma
	Tesoro Logistics LP Predecessor Historical			Year Ended
	Year Ended December 31,			December 31,
	2008	2009	2010	2010
				(Unaudited)
	(In thousands, except per unit data and operating information)

Statement of Operations Data:
REVENUES(1):
Crude oil gathering	$21,190	$19,422	$19,592	$49,566
Terminalling, transportation and storage	3,297	3,237	3,708	43,588

Total Revenues	24,487	22,659	23,300	93,154
Operating and maintenance expense(2)	29,741	32,566	32,972	36,824
Depreciation expense	6,625	8,820	8,006	8,006
General and administrative expense(3)	2,525	3,141	3,198	3,442

OPERATING INCOME (LOSS)	(14,404)	(21,868)	(20,876)	44,882
Interest expense, net(4)	—	—	—	2,410

NET INCOME (LOSS)	$(14,404)	$(21,868)	$(20,876)	$42,472

General partner interest in net income				$850
Common unitholders interest in net income				$20,811
Subordinated unitholders interest in net income				$20,811
Pro forma net income (loss) per common unit				$1.36
Pro forma net income (loss) per subordinated unit				$1.36
Balance Sheet Data (at year end):
Property, Plant and Equipment, net	$138,785	$138,055	$131,606	$131,606
Total Assets	141,697	141,215	135,577	136,606
Total Liabilities	8,686	5,499	6,750	50,000
Total Division Equity/Partners’ Capital	133,011	135,716	128,827	86,606
Cash Flow Data:
Net cash from (used in):
Operating activities	$(6,045)	$(12,324)	$(11,426)
Investing activities	(16,022)	(12,249)	(2,561)
Financing activities	22,067	24,573	13,987
Other Financial Data:
EBITDA(5)	$(7,779)	$(13,048)	$(12,870)	$52,888
Capital expenditures:
Maintenance	$8,475	$3,319	$1,703	$1,703
Expansion(6)	10,186	5,915	367	367

Total	$18,661	$9,234	$2,070	$2,070
Operating Information:
Crude oil gathering segment:
Pipeline throughput (bpd)(7)	54,737	52,806	50,695	50,695
Average pipeline revenue per barrel(8)	$1.06	$1.01	$1.06	$1.35
Trucking volume (bpd)	23,752	22,963	23,305	23,305
Average trucking revenue per barrel(8)				$2.91
Terminalling, transportation and storage segment:
Terminal throughput (bpd)	112,868	113,135	113,950	113,950
Average terminal revenue per barrel(8)				$0.79
Short-haul pipeline throughput (bpd)	68,890	62,822	60,666	60,666
Average short-haul pipeline revenue per barrel				$0.25
Storage capacity reserved (shell capacity barrels)				878,000
Storage per shell capacity barrel (per month)				$0.50

(1)	Pro forma revenues reflect recognition of affiliate revenues generated by pipeline and terminal assets to be contributed to us at the closing of this offering that were not previously recorded in the historical financial records of Tesoro Logistics LP Predecessor. Product volumes used in the calculations are historical volumes transported or terminalled through facilities included in the Tesoro Logistics LP Predecessor financial statements. Tariff rates and service fees were calculated using the rates and fees in the commercial agreements to be entered into with Tesoro at the closing of this offering and tariff rates on our High Plains pipeline system to be in effect at the time of closing of this offering.

(2)	Operating and maintenance expense includes losses on fixed asset disposals. Operating and maintenance expense in 2009 includes a $1.1 million loss on fixed asset disposals primarily related to the retirement of a portion of our Los Angeles terminal. The pro forma operating and maintenance expenses primarily reflect $1.4 million for purchased additives based on historical levels of such purchases that have not previously been allocated to the Predecessor but will be charged to the Partnership after the closing of this offering, as well as $1.1 million for business interruption, property and pollution liability insurance premiums that we expect to incur based on estimates from our insurance broker, $0.8 million for employee-related expenses which have not been previously recorded in the historical financial records of Tesoro Logistics LP Predecessor, and $0.3 million for an annual service fee that we will pay Tesoro under the terms of our operational services agreement.

(3)	Pro forma general and administrative expenses have been adjusted to give effect to the annual corporate services fee of $2.5 million that we will pay to Tesoro under the omnibus agreement for providing treasury, accounting, legal and other general and administrative services as well as higher employee-related expenses of $0.2 million, but do not include the estimated $3.2 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly traded partnership.

(4)	Pro forma interest expense is related to expected borrowings under our revolving credit facility, commitment fees on the unutilized portion of our revolving credit facility and amortization of related debt issuance costs. Interest expense is calculated assuming an estimated annual interest rate of 2.8%. If the actual interest rate increases or decreases by 1.0%, pro forma interest expense would increase or decrease by approximately $0.5 million per year.

(5)	EBITDA is defined in “Non-GAAP Financial Measure” below.

(6)	Expansion capital expenditures reflect a $3.5 million truck rack expansion project at our Los Angeles terminal in 2008.

(7)	Pro forma and historical pipeline throughput for 2010 include the effects of a scheduled turnaround at Tesoro’s Mandan refinery in April and May of 2010.

(8)	Average pipeline revenue per barrel includes tariffs for committed and uncommitted volumes of crude oil under the pipeline transportation services agreement to be entered into with Tesoro at the closing of this offering, as well as fees for the injection of crude oil into the pipeline system from trucking receipt points, which we refer to as pumpover fees. Average trucking service revenue per barrel includes tank usage fees and fees for providing trucking, dispatching, accounting and data services under the trucking transportation services agreement to be entered into with Tesoro at the closing of this offering. Average terminal revenue per barrel includes terminal throughput fees as well as ancillary service fees for services such as ethanol blending and additive injection.

Non-GAAP Financial Measure

We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the logistics business, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income (loss) and net cash from (used in) operating activities. EBITDA should not be considered an alternative to net income (loss), operating income, net cash from (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. As a result, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, to net income (loss) and net cash from (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

				Tesoro Logistics LP
				Pro Forma
	Tesoro Logistics LP Predecessor Historical			Year Ended
	Years Ended December 31,			December 31,
	2008	2009	2010	2010
				(Unaudited)
	(In thousands)

Reconciliation of EBITDA to net income (loss):
Net Income (Loss)	$(14,404)	$(21,868)	$(20,876)	$42,472
Add:
Depreciation expense	6,625	8,820	8,006	8,006
Interest expense, net	—	—	—	2,410

EBITDA	$(7,779)	$(13,048)	$(12,870)	$52,888

Reconciliation of EBITDA to net cash from (used in) operating activities:
Net cash from (used in) operating activities	$(6,045)	$(12,324)	$(11,426)
Changes in assets and liabilities	(1,258)	390	(932)
Loss on asset disposals	(476)	(1,114)	(512)

EBITDA	$(7,779)	$(13,048)	$(12,870)

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, results of operations and our cash flows could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Tesoro accounts for substantially all of our revenues. Additionally, conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. If Tesoro changes its business strategy, is unable to satisfy its obligations under our commercial agreements for any reason or significantly reduces the volumes transported through our pipelines or handled at our terminals, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected.

For the year ended December 31, 2010, Tesoro accounted for approximately 96% of our pro forma revenues. Tesoro is the primary shipper on our High Plains system and has historically operated the system solely to supply its Mandan, North Dakota refinery and not as a stand-alone business. Tesoro is also our primary customer in our terminalling, transportation and services segment. As we expect to continue to derive the substantial majority of our revenues from Tesoro for the foreseeable future, we are subject to the risk of nonpayment or nonperformance by Tesoro under our commercial agreements. Any event, whether in our areas of operation or otherwise, that materially and adversely affects Tesoro’s financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of Tesoro, some of which are related to the following:

•	the effects of the global economic downturn on Tesoro’s business and the business of its suppliers, customers, business partners and lenders;

•	the risk of contract cancellation, non-renewal or failure to perform by Tesoro’s customers, and Tesoro’s inability to replace such contracts and/or customers;

•	disruptions due to equipment interruption or failure at Tesoro’s facilities, such as the recent fire at Tesoro’s Anacortes, Washington refinery, or at third-party facilities on which Tesoro’s business is dependent;

•	the timing and extent of changes in commodity prices and demand for Tesoro’s refined products, and the availability and costs of crude oil and other refinery feedstocks;

•	Tesoro’s ability to remain in compliance with the terms of its outstanding indebtedness;

•	changes in the cost or availability of third-party pipelines, terminals and other means of delivering and transporting crude oil, feedstocks and refined products;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, and any changes in those policies and regulations;

•	environmental incidents and violations and related remediation costs, fines and other liabilities; and

•	changes in crude oil and refined product inventory levels and carrying costs.

Additionally, Tesoro continually considers opportunities presented by third parties with respect to its refinery assets. These opportunities may include offers to purchase and joint venture propositions. Tesoro may also change its refineries’ operations by constructing new facilities, suspending or reducing certain operations, modifying or closing facilities or terminating operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Tesoro actively manages its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future.

Furthermore, conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. We have no control over Tesoro, our largest source of revenue and our primary customer, and Tesoro may elect to pursue a business strategy that does not favor us and our business. Please read “— Risks Inherent in an Investment in Us — Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations, and Tesoro is under no obligation to adopt a business strategy that favors us” on page 32.

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

In order to pay the minimum quarterly distribution of $0.3375 per unit per quarter, or $1.35 per unit on an annualized basis, we will require available cash of approximately $10.5 million per quarter, or approximately $42.0 million per year, based on the number of common units and subordinated units and the general partner interest to be outstanding immediately after completion of this offering. We may not have sufficient available cash from operating surplus each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of crude oil and refined products we handle;

•	the tariff rates and terminalling, trucking and storage fees with respect to volumes that we handle; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will also depend on other factors, some of which are beyond our control, including:

•	the amount of our operating expenses and general and administrative expenses, including reimbursements to Tesoro in respect of those expenses and payment of an annual corporate services fee to Tesoro;

•	the level of capital expenditures we make;

•	the cost of acquisitions, if any;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our revolving credit facility and other debt service requirements;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

The assumptions underlying the forecast of cash available for distribution that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual cash available for distribution to differ materially from our forecast.

The forecast of cash available for distribution set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations, EBITDA and cash available for distribution for the twelve months ending March 31, 2012. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Cash Distribution Policy and Restrictions on Distributions” beginning on page 49. Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks, including those discussed in this prospectus, which could cause our EBITDA to be materially less than the amount forecasted. If we do not generate the forecasted EBITDA, we may not be able to make the minimum quarterly distribution or pay any amount on our common units or subordinated units, and the market price of our common units may decline materially.

Tesoro may suspend, reduce or terminate its obligations under our commercial agreements and our operational services agreement in some circumstances, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Our commercial agreements and operational services agreement with Tesoro include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include a material breach of the agreement by us or Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement. Tesoro has the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect us. For instance, under the commercial agreements, if Tesoro decides to permanently or indefinitely suspend refining operations at a refinery for a period that will continue for at least 12 consecutive months, then it may terminate the agreement on no less than 12 months’ prior written notice to us, unless it publicly announces its intent to resume operations at the refinery at least two months prior to the expiration of the 12-month notice period. Under the agreements, Tesoro has the right to terminate the agreement with respect to any services for which performance will be suspended by a force majeure event for a period in excess of 12 months. Additionally, under the commercial agreements, Tesoro has the right to terminate such agreements in the event of a material breach by us, subject to a 15 business-day cure period.

Generally, although Tesoro is not entitled to claim a force majeure event under the commercial agreements, Tesoro’s and our obligations under these agreements will be proportionately reduced or suspended to the extent that we are unable to perform under the agreements upon our declaration of a force majeure event. As defined in our commercial agreements and in the operational service agreement, force majeure events include any acts or occurrences that prevent services from being performed under the applicable agreement, such as:

•	acts of God, or fires, floods or storms;

•	compliance with orders of courts or any governmental authority;

•	explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances;

•	accidental disruption of service;

•	breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delay in obtaining material or equipment; and

•	similar events or circumstances, so long as such events or circumstances are beyond the service provider’s reasonable control and could not have been prevented by the service provider’s due diligence.

Accordingly, under our commercial agreements there exists a broad range of events that could result in our no longer being required to transport or distribute Tesoro’s minimum throughput commitments on our pipelines or terminals, respectively, and Tesoro no longer being required to pay the full amount of fees that would have been associated with its minimum throughput commitments. Additionally, we have no control over Tesoro’s business decisions and operations, and conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand and us and our unitholders, on the other hand. Tesoro is not required to pursue a business strategy that favors us or utilizes our assets, and could elect to decrease refinery production or shut down or re-configure a refinery. These actions, as well the other activities described above, could result in a reduction or suspension of Tesoro’s obligations under one or more of our commercial agreements. Any such reduction or suspension would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143.

If Tesoro satisfies only its minimum obligations under, or if we are unable to renew or extend, the various commercial agreements we have with Tesoro, our ability to make distributions to our unitholders will be reduced.

Tesoro is not obligated to use our services with respect to volumes of crude oil or refined products in excess of the minimum volume commitments under the various commercial agreements with us. If Tesoro had satisfied only its minimum volume commitments during the past twelve months under those agreements, we would not have been able to make the minimum quarterly distribution on all outstanding units. Our ability to make the minimum quarterly distribution on all outstanding units requires that we transport additional volumes for Tesoro on our High Plains system (in excess of the minimum volume commitments under our commercial agreements), that we handle additional Tesoro and/or third-party volumes at our terminals and that Tesoro’s obligations under our commercial agreements are not suspended, reduced or terminated due to a refinery shutdown or force majeure event. In addition, the terms of Tesoro’s obligations under those agreements range from two to 10 years. If Tesoro fails to use our facilities and services after expiration of those agreements and we are unable to generate additional revenues from third parties, our ability to make cash distributions to unitholders will be reduced.

Although we believe our commercial agreements with Tesoro should provide us with stable throughput volumes on both our High Plains system and at our terminals, the rates charged for transporting, terminalling and storing such volumes and for related ancillary services vary. Accordingly, the mix of rates applied to such throughput volumes could impact the stability of our revenues.

Our commercial agreements require Tesoro to provide us with minimum throughput volumes on our High Plains system and at our terminals. Under our High Plains pipeline transportation services agreement, we will charge Tesoro for transporting crude oil from North Dakota origin points on our High Plains pipeline system pursuant to both committed and uncommitted tariff rates, and Tesoro will be obligated to transport an average of at least 49,000 bpd per month at the committed rate from North Dakota origin points to Tesoro’s Mandan refinery. The rates charged on the High Plains pipeline system for such services will vary depending on the origin point on the system from which barrels are transported. Accordingly, while we believe the agreement should provide us with a stable base of throughput volumes, our revenues generated on the High Plains pipeline system are subject to risks relative to the mix of tariff rates applied to the volumes shipped by Tesoro. Should the High Plains pipeline transportation services agreement be invalidated for any reason, all intrastate volumes would be shipped at the lower uncommitted tariff rate, thereby potentially lowering our revenues. Under our master terminalling services agreement, Tesoro is obligated to throughput a volume of refined products equal to an average of 100,000 bpd per month for all of our terminals on an aggregate basis. However, the rates that we charge for the terminalling services that we provide, including for the provision of ancillary services such as ethanol blending and additive injection, vary depending on both the service type and the terminal at which such services are provided. Variances in rates applied under our commercial agreements could impact the stability of our revenues and thus the stability of our distributions to unitholders.

If our interstate or intrastate tariffs are successfully challenged, we could be required to reduce our tariff rates, which would reduce our revenues and our ability to make distributions to our unitholders.

Tesoro has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariffs in effect during the term of our High Plains pipeline transportation services agreement with Tesoro. This agreement does not prevent future shippers from challenging our tariffs and any related proration rules. At the end of the term of the agreement, Tesoro will be free to challenge, or to cause other parties to challenge or assist others in challenging, our tariffs in effect at that time. If any challenge were successful, Tesoro’s minimum volume commitment under our High Plains pipeline transportation services agreement could be invalidated, and all of the volumes shipped on our High Plains pipeline system would be at the lower uncommitted tariff rate. Successful challenges would reduce our revenues and our ability to make distributions to our unitholders.

Tesoro’s level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future may also be affected by Tesoro’s credit rating.

Tesoro must devote a portion of its cash flows from operating activities to service its indebtedness, and therefore cash flows may not be available for use in pursuing its growth strategy, including the expansion of its logistics operations. Furthermore, a higher level of indebtedness at Tesoro in the future increases the risk that it may default on its obligations to us under our commercial agreements. As of December 31, 2010, Tesoro had long-term indebtedness of approximately $1.8 billion. The covenants contained in the agreements governing Tesoro’s outstanding and future indebtedness may limit its ability to borrow additional funds for development and make certain investments and may directly or indirectly impact our operations in a similar manner. For example, Tesoro’s indebtedness requires that any transactions it enters into with us must be on terms no less favorable to Tesoro than those that could have been obtained with an unrelated person. Furthermore, in the event that Tesoro were to default under certain of its debt obligations, there is a risk that Tesoro’s creditors would attempt to assert claims against our assets during the litigation of their claims against Tesoro. The defense of any such claims could be costly and could materially impact our financial condition, even absent any adverse determination. In the event these claims were successful, our ability to meet our obligations to our creditors, make distributions and finance our operations could be materially adversely affected.

Tesoro’s long-term credit ratings are currently below investment grade. If these ratings are lowered in the future, the interest rate and fees Tesoro pays on its revolving credit facilities may increase. In addition, although we will not have any indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies will likely consider Tesoro’s debt ratings when assigning ours because of Tesoro’s ownership interest in us, the significant commercial relationships between Tesoro and us, and our reliance on Tesoro for substantially all of our revenues. If one or more credit rating agencies were to downgrade the outstanding indebtedness of Tesoro, we could experience an increase in our borrowing costs or difficulty accessing the capital markets. Such a development could adversely affect our ability to grow our business and to make cash distributions to our unitholders.

Our logistics operations and Tesoro’s refining operations are subject to many risks and operational hazards, some of which may result in business interruptions and shutdowns of our or Tesoro’s facilities and damages for which we may not be fully covered by insurance. If a significant accident or event occurs that results in business interruption or shutdown for which we are not adequately insured, our operations and financial results could be adversely affected.

Our logistics operations are subject to all of the risks and operational hazards inherent in transporting and storing crude oil and refined products, including:

•	damages to pipelines and facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

•	mechanical or structural failures at our facilities or at third-party facilities on which our operations are dependent, including Tesoro’s facilities;

•	curtailments of operations relative to severe seasonal weather;

•	inadvertent damage to pipelines from construction, farm and utility equipment; and

•	other hazards.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage, as well as business interruptions or shutdowns of our facilities. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations. In addition, Tesoro’s refining operations, on which our operations are substantially dependent, are subject to similar operational hazards and risks inherent in refining crude oil. A serious accident at our facilities or at Tesoro’s facilities, such as the April 2010 fire at Tesoro’s Anacortes refinery, could result in serious injury or death to employees of our general partner or its affiliates or contractors and could expose us to significant liability for personal injury claims and reputational risk. We have no control over the operations at Tesoro’s refineries and their associated pipelines.

We do not maintain insurance coverage against all potential losses and could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We carry separate policies of property, business interruption and pollution liability insurance and are insured under Tesoro’s liability policies and we are subject to Tesoro’s policy limits. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on our business, financial condition and results of operations.

A material decrease in the refining margins at Tesoro’s refineries could materially reduce the volumes of crude oil or refined products that we handle, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

The volume of refined products that we distribute and store at our refined products terminals and the volume of crude oil that we transport on our High Plains system depend substantially on Tesoro’s refining margins. Refining margins are dependent both upon the price of crude oil or other refinery feedstocks and the price of refined products. These prices are affected by numerous factors beyond our or Tesoro’s control, including the global supply and demand for crude oil, gasoline and other refined products. The current global economic weakness and high unemployment in the United States are expected to continue to depress demand for refined products. The impact of low demand has been further compounded by excess global refining capacity and historically high inventory levels. Tesoro expects these conditions to continue to put significant pressure on refined product margins until the economy improves and unemployment declines. Several refineries in North America and Europe have been temporarily or permanently shut down in response to falling demand and excess refining capacity. Tesoro has publicly disclosed that it will continue to assess its refineries to determine if a complete or partial shutdown of one or more of its facilities is appropriate.

In addition to current market conditions, there are long-term factors that may impact the supply and demand of refined products in the United States. These factors include:

•	increased fuel efficiency standards for vehicles;

•	more stringent refined products specifications;

•	renewable fuels standards;

•	availability of alternative energy sources;

•	potential and enacted climate change legislation;

•	the Environmental Protection Agency (EPA) regulation of greenhouse gas emissions under the Clean Air Act; and

•	increased refining capacity or decreased refining capacity utilization.

If the demand for refined products, particularly in Tesoro’s primary market areas, decreases significantly, or if there were a material increase in the price of crude oil supplied to Tesoro’s refineries without an increase in the value of the products produced by those refineries, either temporary or permanent, which caused Tesoro to reduce production of refined products at its refineries, there would likely be a reduction in the volumes of crude oil and refined products we handle for Tesoro. Any such reduction could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

A material decrease in the crude oil produced in the Bakken Shale/Williston Basin area could materially reduce the volume of crude oil gathered and transported by our High Plains system and refined products distributed by our Mandan terminal, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

The volume of crude oil that we gather and transport on our High Plains system and the volume of refined products that we distribute at our Mandan terminal, in each case, in excess of Tesoro’s committed volumes, depends on the volume of refined products produced at Tesoro’s Mandan refinery. The volume of refined products produced depends, in part, on the availability of attractively-priced, high-quality crude oil produced in the Bakken Shale/Williston Basin area, which is the primary source of supply for Tesoro’s Mandan refinery.

In order to maintain or increase refined product production levels at the Mandan refinery, Tesoro must continually contract for new crude oil supplies in the Bakken Shale/Williston Basin area or consider connecting to alternative sources of crude oil, such as the Enbridge pipeline at the Canada/North Dakota border. Adverse developments in the Bakken Shale/Williston Basin area could have a significantly greater impact on our financial condition, results of operations and cash flows because of our lack of geographic diversity and substantial reliance on Tesoro as a customer. Accordingly, in addition to general industry risks related to gathering and transporting crude oil, we are disproportionately exposed to risks in the area, including:

•	the volatility and uncertainty of regional pricing differentials;

•	the availability of drilling rigs for producers;

•	weather-related curtailment of operations by producers and disruptions to truck gathering operations;

•	the nature and extent of governmental regulation and taxation; and

•	the anticipated future prices of crude oil and of refined products in markets which Tesoro’s Mandan refinery serves.

Furthermore, the development of third-party crude oil gathering systems in the Williston Basin could disproportionately impact our High Plains system, should producers ship on competing systems, thereby impacting the price and availability of crude oil Tesoro ships to its Mandan refinery. If as a result of any of these or other factors, the volume of attractively-priced, high-quality crude oil available to the Mandan refinery is materially reduced for a prolonged period of time, the volume of crude oil gathered and transported by our High Plains system and the volume of refined products distributed by our Mandan terminal, and the related fees for those services, could be materially reduced, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

We may not be able to significantly increase our third-party revenue due to competition and other factors, which could limit our ability to grow and extend our dependence on Tesoro.

Part of our growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties with our existing assets or by constructing or acquiring new assets independently from Tesoro. Our ability to increase our third-party revenue is subject to numerous factors beyond our control, including competition from third parties and the extent to which we lack available capacity when third-party shippers require it. For example, our High Plains system is subject to competition from existing and future third-party crude oil gathering systems and trucking operations in the Williston Basin. To the extent that we have available capacity on our High Plains system for third-party volumes, we may not be able to compete effectively with third-party gathering systems for additional crude oil production in the area. Our ability to obtain third-party customers on our High Plains system is also dependent on our ability to make outlet connections to third-party pipelines, and, if we are unable to do so, the throughput on our High Plains system will be limited by the demand from Tesoro’s Mandan refinery. To the extent that we have available capacity at our refined products terminals available for third-party volumes, competition from other existing or future refined products terminals owned by third parties may limit our ability to utilize this available capacity.

We have historically provided gathering, transporting and storage services to third parties on only a limited basis, and we can provide no assurance that we will be able to attract any material third-party service opportunities. Our efforts to attract new unaffiliated customers may be adversely affected by our relationship with Tesoro, our desire to provide services pursuant to fee-based contracts and, with respect to the High Plains system, Tesoro’s operational requirements at its Mandan refinery, which relies upon the High Plains system to supply all of its crude oil requirements and which we expect to continue to utilize substantially all of the available capacity of the current High Plains system for transportation of crude oil to the Mandan refinery. Our potential customers may prefer to obtain services under other forms of contractual arrangements under which we would be required to assume direct commodity exposure. In addition, we will need to establish a reputation among our potential customer base for providing high quality service in order to successfully attract unaffiliated third parties.

Certain of our terminals face competition from third-party terminals for Tesoro refined product volumes.

Tesoro utilizes third-party terminals to handle volumes of certain refined products above the minimum volumes that it is committed to deliver through our terminals under our master terminalling services agreement. Our Los Angeles, Stockton and Vancouver terminals, in particular, face competition for these incremental volumes. Part of our growth strategy for our terminal business depends on Tesoro transferring all or a portion of these incremental volumes from competing third-party terminals to our terminals, thereby increasing our terminal throughput revenue. To the extent that these third-party terminals can offer terminalling services at more competitive rates or on a more reliable basis or are otherwise successful in competing with us, our ability to fully execute our growth strategy and increase our terminalling revenues could be adversely affected.

Our expansion of existing assets and construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our operations and financial condition.

A portion of our strategy to grow and increase distributions to unitholders is dependent on our ability to expand existing assets and to construct additional assets. While we are presently engaged in discussions with multiple producers to expand our pipeline gathering network in the Bakken Shale/Williston Basin area, we have no material commitments for expansion or construction projects as of the date of this prospectus. The construction of a new pipeline or terminal or the expansion of an existing pipeline or terminal, such as by adding horsepower or pump stations, increasing storage capacity or otherwise, involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, we may not receive sufficient long-term contractual commitments from customers to provide the revenue needed to support such projects and we may be unable to negotiate acceptable interconnection agreements with third-party pipelines to provide destinations for increased throughput. Even if we receive such commitments or make such interconnections, we may not realize an increase in revenue for an extended period of time. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. Moreover, we may construct facilities to capture anticipated future growth in production in a region, such as the Bakken Shale/Williston Basin area, in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition and our ability to make distributions to our unitholders.

If we are unable to make acquisitions on economically acceptable terms from Tesoro or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to make acquisitions that result in an increase in cash flow. The acquisition component of our growth strategy is based, in large part, on our expectation of ongoing divestitures of gathering, transportation and storage assets by industry participants, including Tesoro. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our ability to grow our operations and increase cash distributions to our unitholders. If we are unable to make acquisitions from Tesoro or third parties, because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, we are unable to obtain financing for these acquisitions on economically acceptable terms or we are outbid by competitors, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in cash flow. Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our right of first offer to acquire certain of Tesoro’s existing assets is subject to risks and uncertainty, and ultimately we may not acquire any of those assets.

Our omnibus agreement provides us with a right of first offer on certain of Tesoro’s existing logistics assets for a period of ten years after the closing of this offering. The consummation and timing of any future acquisitions of these assets will depend upon, among other things, Tesoro’s willingness to offer these assets for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and Tesoro is under no obligation to accept any offer that we may choose to make. In addition, certain of the assets covered by our right of first offer may require substantial capital expenditures in order to maintain compliance with applicable regulatory requirements or otherwise make them suitable for our commercial needs. For example, the dock at Tesoro’s Golden Eagle wharf facility will require significant capital improvements, which may be in excess of $100.0 million, in order to maintain compliance with various governmental regulations after 2011. For these or a variety of other reasons, we may decide not to exercise our right of first offer if and when any assets are offered for sale, and our decision will not be subject to unitholder approval. In addition, our right of first offer may be terminated by Tesoro at any time after it no longer controls our general partner. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement — Right of First Offer” beginning on page 140.

Our ability to expand and increase our utilization rates may be limited if Tesoro’s refining and marketing business does not grow as expected.

Part of our growth strategy depends on the growth of Tesoro’s refining and marketing business. For example, in our terminals and storage business, we believe our growth will primarily be driven by identifying and executing organic expansion projects that will result in increased throughput volumes from Tesoro and third parties. Our prospects for organic growth currently include projects that we expect Tesoro to undertake, such as constructing new tankage, and that we expect to have an opportunity to purchase from Tesoro. If Tesoro focuses on other growth areas or does not make capital expenditures to fund the organic growth of its logistics operations, we may not be able to fully execute our growth strategy.

Any reduction in the capacity of, or the allocations to, our shippers in interconnecting, third-party pipelines could cause a reduction of volumes distributed through our terminals and through our short-haul crude oil pipelines.

Tesoro is dependent upon connections to third-party pipelines to transport refined products to certain of our terminals and to ship crude oil through our short-haul crude oil pipelines. Any reduction of capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures or other causes could result in reduced volumes of refined products distributed through our terminals and shipments of crude oil through our short-haul pipelines. Similarly, if additional shippers begin transporting volumes of refined products or crude oil over interconnecting pipelines, the allocations to Tesoro and other existing shippers on these pipelines could be reduced, which could also reduce volumes distributed through our terminals or transported through short-haul crude oil pipelines. Any significant reduction in volumes would adversely affect our revenues and cash flow and our ability to make distributions to our unitholders.

Our exposure to direct commodity price risk may increase in the future.

We currently generate substantially all of our revenues from Tesoro, primarily pursuant to fee-based commercial agreements under which we are paid based on the volumes of crude oil and refined products that we handle and the ancillary services we provide, rather than the value of the commodities themselves. Although some of our commercial agreements with Tesoro contain loss allowance provisions that require us to bear the risk of any volume loss relating to the services we provide, our existing operations and cash flows generally have limited exposure to direct commodity price risk. We may acquire or develop additional assets in the future that have a greater exposure to fluctuations in commodity price risk than our current operations. In addition, although we intend to continue to contractually minimize our exposure to direct commodity price risk in the future, our efforts to negotiate such contracts may not be successful. Increased exposure to the volatility of oil and refined product prices in the future could have a material adverse effect on our revenues and cash flow and our ability to make distributions to our unitholders.

We do not own all of the land on which our pipelines and terminals are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and terminals are located, and we are, therefore, subject to the possibility of more onerous terms and increased costs to retain necessary land use if we do not have valid leases or rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We operate refined products terminals on property leased by us and Tesoro in Stockton, California, Vancouver, Washington and Anchorage, Alaska. Our lease with the Port of Stockton expires in 2014 and we have the option to renew this lease for up to three additional five-year terms. Assuming we receive consent from the Port of Vancouver to Tesoro’s assignment to us, our lease with the Port of Vancouver expires in 2016 and we have the option to renew this lease for up to two additional 10-year terms. Our Anchorage terminal is subject to two leases: a lease by Tesoro from the Alaska Railroad Corporation (and a related sublease by us from Tesoro) and a lease by us from the Municipality of Anchorage. Our sublease from Tesoro (and the related lease by Tesoro with the Alaska Railroad Corporation) expires in 2011 and we have the option to renew this sublease (and Tesoro has the option to renew the underlying lease, which it must exercise if we exercise the renewal option under our sublease) for up to three additional five-year terms. Our lease with the Municipality of Anchorage expires in 2014. There can be no guarantee we will be able to renew these leases on satisfactory terms or at all. The lessee under the Port of Vancouver lease is Tesoro Refining and Marketing Company. Tesoro Refining and Marketing Company has agreed to assign the lease to us, subject to consent from the Port of Vancouver. Until such time, we only have a license (from Tesoro Refining and Marketing Company) to enter, access, use and operate the terminal. There is no guarantee the Port of Vancouver will consent to the assignment of the lease. In the event the license for our Vancouver terminal is found to be an assignment of the lease or sublease of the terminal without consent of the Port of Vancouver in violation of the lease, the Port of Vancouver may have remedies for breach of the lease, including termination of the lease if Tesoro Refining and Marketing Company does not exercise its cure rights with respect to such breach in a timely manner. Additionally if the license is otherwise found to be unenforceable, we would lose our right to use and operate the property, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units.

We will be dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders. For example, our revolving credit facility will restrict our ability to, among other things:

•	make certain cash distributions;

•	incur certain indebtedness;

•	create certain liens;

•	make certain investments; and

•	merge or sell all or substantially all of our assets.

Furthermore, our revolving credit facility will contain covenants requiring us to maintain certain financial ratios. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility” beginning on page 87 for additional information about our revolving credit facility.

The provisions of our revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in an event of default which could enable our lenders, subject to the terms and conditions of the revolving credit facility, to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, our lenders could proceed against the collateral granted to them to secure such debt. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity” beginning on page 87.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all. The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record net losses for financial accounting purposes, and we may not make cash distributions during periods when we record net income for financial accounting purposes. Increases in interest rates could adversely impact our unit price, our ability to issue equity or incur debt for acquisitions or other purposes, and our ability to make cash distributions at our intended levels.

Interest rates may increase in the future. As a result, interest rates on our debt could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price will be impacted by our cash distributions and the implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue equity or incur debt for acquisitions or other purposes and to make cash distributions at our intended levels.

We do not operate the central control room for our High Plains pipeline system, and we may face higher costs associated with control room services in the future.

The control room management functions for the pipelines in our High Plains pipeline system are performed under a control center services agreement with a third-party operator that expires in December 2012 and continues year to year thereafter unless terminated by either party. Under the terms of the agreement, the third-party control room operator controls, monitors, records and reports on the operation of the High Plains system, including supervisory control and data acquisition (SCADA) systems that monitor pipeline conditions and controls some of the valves and pump switches remotely through satellite communication. The control room operator also provides leak detection, data reporting, customer support, general maintenance and technical support and emergency response procedure compliance services. Under our current control room contract, we are liable for any losses resulting from actions of the third-party control room operator, unless such losses resulted from the gross negligence or willful misconduct of the operator. If disputes arise over the operation of the control room, or if our operator fails to provide the services contracted under the agreement, our business, results of operation, and financial condition could be adversely affected. Upon the expiration of our existing agreement in 2012, we will be required to negotiate the renewal of the terms of this agreement, negotiate a similar arrangement with Tesoro or another third party or install our own control room and hire and train personnel to operate this control room. We anticipate that the costs of these services under a negotiated renewal of our existing agreement or a new similar agreement will increase relative to historical costs. Increased costs associated with control room operation services will decrease the amount of cash available for distribution to unitholders to the extent we are not indemnified for these costs by Tesoro under our omnibus agreement. Please see “Certain Relationships and Related Party Transactions — Agreement Governing the Transactions — Omnibus Agreement” beginning on page 138.

Our assets and operations are subject to federal, state, and local laws and regulations relating to environmental protection and safety that could require us to make substantial expenditures.

Our assets and operations involve the transportation and storage of crude oil and refined products, which is subject to increasingly stringent federal, state, and local laws and regulations governing the discharge of materials into the environment and operational safety matters. Our business of transporting and storing crude oil and refined products involves the risk that crude oil, refined products and other hydrocarbons may gradually or suddenly be released into the environment. We also own or lease a number of properties that have been used to store or distribute crude oil and refined products for many years; many of these properties have been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. To the extent not covered by insurance or an indemnity, responding to the release of regulated substances into the environment may cause us to incur potentially material expenditures related to response actions, government penalties, natural resources damages, personal injury or property damage claims from third parties and business interruption.

Our Anchorage and Vancouver facilities operate in environmentally sensitive waters where maritime vessel, pipeline and refined product transportation and storage operations are closely monitored by federal, state and local agencies and environmental interest groups. Transportation and storage of crude oil and refined products over water or proximate to navigable water bodies — which occurs at several of our facilities in addition to Anchorage and Vancouver — involves inherent risks and subjects us to the provisions of the Oil Pollution Act of 1990 (the “Oil Pollution Act”) and similar state environmental laws. Among other things, these laws require us to demonstrate our capacity to respond to a spill of up to 100,000 barrels of oil from an above ground storage tank adjacent to water (a “worst case discharge”) to the maximum extent possible. To meet this requirement, we and Tesoro have contracted with various spill response service companies in the areas in which we transport or store crude oil and refined products; however, these companies may not be able to adequately contain a “worst case discharge” in all instances and we cannot ensure that all of their services would be available for our or Tesoro’s use at any given time. There are many factors that could inhibit the availability of these service providers, including, but not limited to, weather conditions, governmental regulations or other global events. By requirement of state or federal ruling, the availability of these service providers could be diverted to respond to other global events. In these and other cases, we may be subject to liability in connection with the discharge of crude oil or refined products into navigable waters.

Our pipelines, terminals and storage facilities are also subject to increasingly strict federal, state, and local laws and regulations that require us to comply with various safety requirements regarding the design, installation, testing, construction, and operational management of our facilities. We could incur potentially significant additional expenses should we identify that any of our assets are not in compliance.

Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints. Any such penalties or liability could have a material adverse effect on our business, financial condition, or results of operations.

Please read “Business — Environmental Regulation — Environmental Liabilities” beginning on page 122 and “Business — Rate and Other Regulation” beginning on page 113.

Meeting the requirements of evolving environmental, health and safety laws and regulations, including those related to climate change, could adversely affect our performance.

Environmental laws and regulations have raised operating costs for the oil and refined products industry and compliance with such laws and regulations may cause us and Tesoro to incur potentially material capital expenditures associated with the construction, maintenance, and upgrading of equipment and facilities. We may be required to address conditions discovered in the future that require environmental response actions or remediation. Also, future environmental, health and safety requirements or changed interpretations of existing requirements, may impose more stringent requirements on our assets and operations, which may require us to incur potentially material expenditures to ensure continued compliance. Future developments in federal laws and regulations governing environmental, health and safety and energy matters are especially difficult to predict.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and other gases) are in various phases of discussion or implementation. These include requirements effective January 2010 that require Tesoro’s refineries to report emissions of greenhouse gases to the EPA beginning in 2011, and proposed federal, state, and regional initiatives (such as AB 32 in California) that require, or could require, us and Tesoro to reduce greenhouse gas emissions from our facilities. Requiring reductions in greenhouse gas emissions could cause us to incur substantial costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including the acquisition or maintenance of emission credits or allowances. These requirements may also adversely affect Tesoro’s refinery operations and have an indirect adverse effect on our business, financial condition and results of our operations.

Requiring a reduction in greenhouse gas emissions and the increased use of renewable fuels could also decrease demand for refined products, which could have an indirect, but material, adverse effect on our business, financial condition and results of operations. For example, in 2010, the EPA promulgated a rule establishing greenhouse gas emission standards for new-model passenger cars, light-duty trucks, and medium-duty passenger vehicles. Also in 2010, the EPA promulgated a rule establishing greenhouse gas emission thresholds for the permitting of certain stationary sources, which could require greenhouse emission controls for those sources. These requirements could have an indirect adverse effect on our business due to reduced demand for crude oil and refined products, and a direct adverse affect on our business from increased regulation of our facilities.

Changes in other forms of health and safety regulations are also being considered. New pipeline safety legislation requiring more stringent spill reporting and disclosure obligations has been introduced in the U.S. Congress and was recently passed by the U.S. House of Representatives. The Department of Transportation (“DOT”) has also recently proposed legislation providing for more stringent oversight of pipelines and increased penalties for violations of safety rules, which is in addition to the Pipeline and Hazardous Materials Safety Administration’s announced intention to strengthen its rules. Such legislative and regulatory changes could have a material effect on our operations through more stringent and comprehensive safety regulations and higher penalties for the violation of those regulations.

Our business is impacted by environmental risks inherent in our operations.

Our operation of crude oil and refined products pipelines, refined products terminals and crude oil and refined products storage facilities is inherently subject to the risks of spills, discharges or other inadvertent releases of petroleum or other hazardous substances. If any of these events have previously occurred or occur in the future, whether in connection with any of Tesoro’s refineries, our storage facility, any of our pipelines or refined products terminals, or any other facility to which we send or have sent wastes or by-products for treatment or disposal, we could be liable for all costs and penalties associated with the remediation of such facilities under federal, state and local environmental laws or the common law. We may also be liable for personal injury or property damage claims from third parties alleging contamination from spills or releases from our facilities or operations. In addition, our indemnification for certain environmental liabilities under the omnibus agreement will be limited to liabilities identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall be no earlier than the second anniversary of the closing of this offering). Even if we are insured or indemnified against such risks, we may be responsible for costs or penalties to the extent our insurers or indemnitors do not fulfill their obligations to us. The payment of such costs or penalties could be significant and have a material adverse effect on our business, financial condition and results of operations.

We are subject to regulation by multiple governmental agencies, which could adversely impact our business, results of operations and financial condition.

Our business activities are subject to regulation by multiple federal, state and local governmental agencies. Our historical and projected operating costs reflect the recurring costs resulting from compliance with these regulations, and we do not anticipate material expenditures in excess of these amounts in the absence of future acquisitions, or changes in regulation, or discovery of existing but unknown compliance issues. Additional proposals and proceedings that affect the crude oil and refined products industry are regularly considered by Congress, as well as by state legislatures and federal and state regulatory commissions and agencies and courts. We cannot predict when or whether any such proposals may become effective or the magnitude of the impact changes in laws and regulations may have on our business; however, additions or enhancements to the regulatory burden on our industry generally increase the cost of doing business and affect our profitability.

Rate regulation may not allow us to recover the full amount of increases in our costs.

Part of our High Plains system provides interstate service that is subject to regulation by the FERC. Rates for service on this part of our system are set using FERC’s tariff indexing methodology. The indexing methodology currently allows a pipeline to increase its rates by a percentage factor equal to the change in the producer price index for finished goods (“PPI”) plus 1.3 percent. When the index falls, we may be required to reduce rates if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs.

FERC’s indexing methodology is subject to review every five years; the current methodology will remain in place through June 30, 2011. On December 16, 2010, FERC issued an order continuing the use of the current method of indexing rates for the five-year period beginning July 1, 2011; however, FERC’s order increases the adjustment to the PPI to plus 2.65% (rather than PPI plus 1.3% currently in effect). FERC’s order is subject to rehearing or may be appealed without rehearing to the U.S. Court of Appeals. The current or any revised indexing formula could hamper our ability to recover our costs because: (1) the indexing methodology is tied to an inflation index; (2) it is not based on pipeline-specific costs; and (3) it could later be reduced in comparison to current or proposed formulas. Any of the foregoing would adversely affect our revenues and cash flow. FERC could limit our ability to set rates based on our costs, order us to reduce rates, require the payment of refunds or reparations to shippers, or any or all of these actions, which could adversely affect our financial position, cash flows, and results of operations.

The balance of our High Plains system provides intrastate service that is subject to regulation by the NDPSC. Similar to FERC, NDPSC could limit our ability to set rates based on our costs or could order us to reduce our rates and could require the payment of refunds to shippers. Such regulation or a successful challenge to our intrastate pipeline rates could adversely affect our financial position, cash flows or results of operations. Furthermore, although NDPSC has not officially adopted the FERC indexing methodology, our existing intrastate tariffs have utilized the FERC indexing methodology as a basis for annual tariff rate adjustment.

If FERC’s or NDPSC’s ratemaking methodology changes, the new methodology could also result in tariffs that generate lower revenues and cash flow and adversely affect our ability to make cash distributions to our unit holders.

Based on the way our pipelines are operated, we believe the only transportation on our pipelines that is or will be subject to the jurisdiction of FERC is the transportation specified in the tariff that we have on file with FERC. We cannot guarantee that the jurisdictional status of transportation on our pipelines and related facilities will remain unchanged, however. Should circumstances change, then currently non-jurisdictional transportation could be found to be FERC-jurisdictional. In that case, FERC’s ratemaking methodologies may limit our ability to set rates based on our actual costs, may delay the use of rates that reflect increased costs, and may subject us to potentially burdensome and expensive operational, reporting and other requirements. In addition, the provisions of our High Plains pipeline transportation services agreement regarding our agreement to provide, and Tesoro’s agreement to purchase, certain crude oil volume losses could be viewed as a preference to Tesoro and could result in negation of that provision and possible penalties. Any of the foregoing could adversely affect our business, results of operations and financial condition.

We believe that neither our interconnecting pipelines between our Salt Lake City storage facility and Tesoro’s Salt Lake City refinery nor our five Salt Lake City short-haul pipelines will be subject to FERC regulation, either because FERC will not assert jurisdiction over single-user pipelines that deliver crude oil and refined products within a single state, or because FERC will exempt the pipelines from regulation because only one affiliated shipper takes service on the pipelines. We will file for a FERC ruling disclaiming or exempting from FERC jurisdiction transportation service on these pipelines. If FERC, however, were to deny our request and assert jurisdiction over transportation service on these pipelines, we would be required to file tariffs with FERC for each pipeline that would establish the rates and terms and conditions for service on each pipeline. If this were to occur, our short-haul pipeline transportation services agreement with Tesoro requires Tesoro and us to negotiate appropriate changes to the terms of the agreement to restore to each party the economic benefits expected prior to FERC’s assertion of jurisdiction. While we and Tesoro are required to negotiate in good faith, it is possible that the negotiations will not yield the intended result and that the assertion of FERC jurisdiction could adversely affect our business, results of operations and financial condition.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting.

We must comply with Section 404 for our fiscal year ending December 31, 2012. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm’s, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations, and Tesoro is under no obligation to adopt a business strategy that favors us.

Following the offering, Tesoro will own a 2.0% general partner interest and a 56.2% limited partner interest in us and will own and control our general partner. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in the manner that is beneficial to its owner, Tesoro. Conflicts of interest may arise between Tesoro and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including Tesoro, over the interests of our common unitholders. These conflicts include, among others, the following situations:

•	Neither our partnership agreement nor any other agreement requires Tesoro to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by Tesoro to increase or decrease refinery production, connect our High Plains pipeline system to third-party delivery points, shut down or reconfigure a refinery, or pursue and grow particular markets. Tesoro’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Tesoro;

•	Tesoro, as our primary customer, has an economic incentive to cause us to not seek higher tariff rates, trucking fees or terminalling fees, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions;

•	Tesoro may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•	Due to operational requirements at Tesoro’s Mandan refinery, Tesoro has an incentive to limit third-party volumes on our High Plains system, which may limit our ability to generate third-party revenue with that asset;

•	Our general partner has limited its liability and reduced its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	Our general partner determines the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus in any given period and the ability of the subordinated units to convert into common units;

•	Our general partner determines which costs incurred by it are reimbursable by us;

•	Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	Our partnership agreement permits us to classify up to $30.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	Our general partner intends to limit its liability regarding our contractual and other obligations;

•	Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 75% of the common units;

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our commercial agreements with Tesoro;

•	Our general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

•	Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner, which we refer to as our conflicts committee, or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers, directors and owners. Other than as provided in our omnibus agreement, any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138 and “Conflicts of Interest and Fiduciary Duties” beginning on page 156.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common and subordinated units.

Our partnership agreement contains provisions that modify and reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties” beginning on page 161.

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

•	provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, which requires that it believed that the decision was in, or not opposed to, the best interest of our partnership;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

(1) approved by our conflicts committee, although our general partner is not obligated to seek such approval;

(2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

(3) on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

(4) fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or our conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in subclauses (3) and (4) above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties” beginning on page 156.

Cost reimbursements, which will be determined in our general partner’s sole discretion, and fees due our general partner and its affiliates for services provided will be substantial and will reduce our cash available for distribution to you.

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement or our operational services agreement, our general partner determines the amount of these expenses. Under the terms of the omnibus agreement we will be required to pay Tesoro an annual corporate services fee, initially in the amount of $2.5 million, for the provision of various centralized corporate services. Under the terms of our operational services agreement, we will pay Tesoro an annual service fee, initially in the amount of $0.3 million, for services performed by certain of Tesoro’s field-level employees at our Mandan terminal and Salt Lake City storage facility, and we will reimburse Tesoro for any direct costs actually incurred by Tesoro in providing other operational services with respect to our other assets and operations. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. Payments to our general partner and its affiliates will be substantial and will reduce the amount of available cash for distribution to unitholders.

Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner, which are wholly owned subsidiaries of Tesoro Corporation. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common units and subordinated units voting together as a single class is required to remove our general partner. At closing, our general partner and its affiliates will own 57.4% of the common units and subordinated units. Also, if our general partner is removed without cause during the subordination period and common units and subordinated units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units, and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of Tesoro to transfer its membership interest in our general partner to a third party. The new partners of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

The incentive distribution rights of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights. For example, a transfer of incentive distribution rights by our general partner could reduce the likelihood of Tesoro accepting offers made by us relating to assets subject to the right of first offer contained in our omnibus agreement, as Tesoro would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

You will experience immediate and substantial dilution in pro forma net tangible book value of $18.22 per common unit.

The initial public offering price of $21.00 per common unit exceeds our pro forma net tangible book value of $2.78 per unit. Based on the initial public offering price of $21.00 per common unit, you will incur immediate and substantial dilution of $18.22 per common unit. This dilution results primarily because the assets contributed by Tesoro are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read “Dilution” beginning on page 48.

We may issue additional units without unitholder approval, which would dilute unitholder interests.

At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Further, neither our partnership agreement nor our revolving credit facility prohibits the issuance of equity securities that may effectively rank senior to our common units. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

Tesoro may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered by this prospectus, Tesoro will hold 2,254,890 common units and 15,254,890 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide Tesoro with certain registration rights. Please read “Units Eligible for Future Sale” beginning on page 178. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner’s discretion in establishing cash reserves may reduce the amount of cash available for distribution to unitholders.

The partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

Tesoro may compete with us.

Tesoro may compete with us. Under our omnibus agreement, Tesoro and its affiliates will agree not to engage in, whether by acquisition or otherwise, the business of owning or operating crude oil or refined products pipelines, terminals or storage facilities in the United States that are not within, directly connected to, substantially dedicated to, or otherwise an integral part of, any refinery owned, acquired or constructed by Tesoro. This restriction, however, does not apply to:

•	any assets owned by Tesoro at the closing of this offering (including replacements or expansions of those assets);

•	any assets acquired or constructed by Tesoro to replace one of our assets that no longer provides services to Tesoro due to the occurrence of a force majeure event under one of our commercial agreements with Tesoro that prevents us from providing services under such agreement;

•	any asset or business that Tesoro acquires or constructs that has a fair market value of less than $5.0 million; and

•	any asset or business that Tesoro acquires or constructs that has a fair market value of $5.0 million or more if we have been offered the opportunity to purchase the asset or business for fair market value not later than six months after completion of such acquisition or construction, and we decline to do so.

As a result, Tesoro has the ability to construct assets which directly compete with our assets so long as they are integral to a refinery owned by Tesoro. The limitations on the ability of Tesoro to compete with us are terminable by either party if Tesoro ceases to control our general partner.

Our general partner may cause us to borrow funds in order to make cash distributions, even where the purpose or effect of the borrowing benefits the general partner or its affiliates.

In some instances, our general partner may cause us to borrow funds from Tesoro or from third parties in order to permit the payment of cash distributions. These borrowings are permitted even if the purpose and effect of the borrowing is to enable us to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 75% of our common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, our general partner and its affiliates will own approximately 14.8% of our common units. At the end of the subordination period (which could occur as early as June 30, 2012), assuming no additional issuances of common units (other than upon the conversion of the subordinated units) and no exercise of the underwriters option to purchase additional common units, our general partner and its affiliates will own approximately 57.4% of our common units. For additional information about the call right, please read “The Partnership Agreement — Limited Call Right” beginning on page 174.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. You could be liable for our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement — Limited Liability” beginning on page 167 for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only 13,000,000 publicly traded common units. In addition, Tesoro will own 2,254,890 common and 15,254,890 subordinated units, representing an aggregate 56.2% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units offered hereby was determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units and general partner units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48.0%, in addition to distributions paid on its 2.0% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner will also be issued the number of general partner units necessary to maintain our general partner’s interest in us that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units and general partner units in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels” beginning on page 68.

Our unitholders who fail to furnish certain information requested by our general partner or who our general partner, upon receipt of such information, determines are not eligible citizens may not be entitled to receive distributions in kind upon our liquidation and their common units will be subject to redemption.

Our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Furthermore, we have the right to redeem all of the common units and subordinated units of any holder that is not an eligible citizen or fails to furnish the requested information. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “The Partnership Agreement — Non-Citizen Assignees; Redemption” beginning on page 175.

Common units held by persons who are non-taxpaying assignees will be subject to the possibility of redemption.

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under FERC regulations, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement gives our general partner the power to amend the agreement. If our general partner determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines are necessary or advisable to obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant) and permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. Please read “The Partnership Agreement — Non-Taxpaying Assignees; Redemption” beginning on page 176.

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have been approved to list our common units on the NYSE subject to official notice of issuance. Because we will be a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management — Management of Tesoro Logistics LP” beginning on page 124.

Tax Risks

In addition to reading the following risk factors, please read “Material Federal Income Tax Consequences” beginning on page 179 for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Recently, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships, which, if enacted, may or may not be applied retroactively. Although we are unable to predict whether any of these changes or any other proposals will ultimately be enacted, any such changes could negatively impact the value of an investment in our common units.

Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188 for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Federal Income Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election” beginning on page 186 for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees” beginning on page 189.

A unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Constructive Termination” on page 190 for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Alaska, California, Colorado, Idaho, Montana, North Dakota, Texas, Utah and Washington. Many of these states currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax laws and regulations, including federal, state, and foreign income taxes and transactional taxes such as excise, sales/use, payroll, franchise, and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional taxes as well as interest and penalties.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $246.6 million from the sale of 13,000,000 common units offered by this prospectus, after deducting underwriting discounts, structuring and advisory fees and estimated offering expenses. We intend to use these proceeds as follows:

•	$241.6 million will be distributed to Tesoro, in part to reimburse Tesoro for certain capital expenditures it incurred with respect to assets contributed to us;

•	$2.0 million for debt issuance costs; and

•	$3.0 million for working capital purposes.

At the closing of this offering, we will enter into a new $150.0 million credit facility, under which we will borrow $50.0 million to fund an additional $50.0 million cash distribution to Tesoro. The cash distributions to Tesoro from the proceeds of this offering and the borrowing under our revolving credit facility will be made in consideration of its contribution of assets to us and to reimburse Tesoro for certain capital expenditures incurred with respect to these assets. We are funding these distributions through a combination of net proceeds from this offering and borrowings under our revolving credit facility in order to optimize our capital structure.

The table below sets forth our anticipated use of the expected net proceeds from this offering after deducting underwriting discounts, structuring and advisory fees and estimated offering expenses:

	Application of	Percentage of
	Proceeds	Proceeds
	(In thousands)

Distribution to Tesoro	$241.6	98.0%
Debt issuance costs	2.0	0.8
Working capital purposes	3.0	1.2

	$246.6	100.0%

The net proceeds from any exercise by the underwriters of their option to purchase additional common units will be used to redeem from Tesoro a number of common units equal to the number of common units issued upon exercise of the option at a price per common unit equal to the net proceeds per common unit in this offering before expenses but after deducting underwriting discounts and the structuring fee. Tesoro is deemed to be an underwriter with respect to any common units so redeemed. These net proceeds will be paid to Tesoro in partial consideration of its contribution of assets to us. Accordingly, any exercise of the underwriter’s option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting” beginning on page 198.

CAPITALIZATION

The following table shows:

•	the historical cash and cash equivalents and capitalization of our predecessor as of December 31, 2010; and

•	our pro forma capitalization as of December 31, 2010, giving effect to the pro forma adjustments described in our unaudited pro forma combined financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” on page 46, and borrowings under our revolving credit facility and the other transactions described under “Summary — The Transactions” on page 6.

This table is derived from, should be read together with and is qualified in its entirety by reference to our historical and pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

	As of December 31, 2010
	Predecessor	Partnership
	Historical	Pro Forma
	(In millions)

Cash and cash equivalents	$—	$3.0

Revolving credit facility	—	50.0
Division equity/partners’ capital:
Tesoro division equity	$128.8	—
Held by public:
Common units	—	246.6
Held by Tesoro:
Common units	—	(20.8)
Subordinated units	—	(140.9)
General partner units	—	1.7

Total division equity/partners’ capital	128.8	86.6

Total capitalization	$128.8	$136.6

DILUTION

Dilution is the amount by which the offering price per common unit in this offering will exceed the net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2010, after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $86.6 million, or $2.78 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Initial public offering price per common unit		$21.00
Pro forma net tangible book value per unit before the offering(1)	$7.26
Decrease in net tangible book value per unit attributable to purchasers in the offering	(4.48)

Less: Pro forma net tangible book value per unit after the offering(2)		2.78

Immediate dilution in net tangible book value per common unit to purchasers in the offering		$18.22

(1)	Determined by dividing the number of units (2,254,890 common units, 15,254,890 subordinated units and 622,649 general partner units) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.

(2)	Determined by dividing the number of units (15,254,890 total common units, 15,254,890 subordinated units and 622,649 general partner units) to be outstanding after the offering into our pro forma net tangible book value.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
	(in millions)		(In thousands)

General partner and its affiliates(1)(2)	18.1	58.2%	$(160.0)	(184.8)%
Purchasers in this offering	13.0	41.8%	246.6	284.8%

Total	31.1	100.0%	$86.6	100.0%

(1)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 2,254,890 common units, 15,254,890 subordinated units and 622,649 general partner units.

(2)	The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with accounting principles generally accepted in the United States. Book value of the consideration provided by the general partner and its affiliates, as of December 31, 2010, after giving effect to the application of the net proceeds of the offering, is as follows:

(In millions)

Book value of net assets contributed	$131.6
Less: Distribution to Tesoro from net proceeds of this offering	(241.6)
Distribution to Tesoro from borrowings under our revolving credit facility	(50.0)

Total consideration	$(160.0)

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” beginning on page 204 and “Risk Factors” beginning on page 17 for information regarding statements that do not relate strictly to historical or current facts and regarding certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to our historical and pro forma combined financial statements and the notes to those financial statements included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our partnership agreement requires that we distribute all of our available cash quarterly. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make quarterly cash distributions to our unitholders. We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. Our partnership agreement requires that we distribute all of our available cash quarterly. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•	Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility. Should we be unable to satisfy these restrictions included in our revolving credit facility, we would be prohibited from making cash distributions notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility” beginning on page 87.

•	Our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement may not be amended during the subordination period without the approval of our public common unitholders, except in those limited circumstances when our general partner can amend our partnership agreement without any unitholder approval. However, after the subordination period has ended our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by Tesoro. At the closing of this offering, Tesoro will own our general partner and will own an aggregate of approximately 57.4% of the outstanding common units and subordinated units. Please read “The Partnership Agreement — Amendment of the Partnership Agreement” beginning on page 169.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we make under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to make distributions to our unitholders due to a number of operational, commercial and other factors or increases in our operating costs, general and administrative expenses, principal and interest payments on our outstanding debt and working capital requirements.

•	If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Operating Surplus and Capital Surplus” beginning on page 62. We do not anticipate that we will make any distributions from capital surplus.

•	Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

We will distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund any future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. Our revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. Please read “Risk Factors — Risks Related to Our Business — Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units” on page 27. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders. Please read “Risk Factors — Risks Related to Our Business — Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities” beginning on page 27.

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.3375 per unit for each complete quarter, or $1.35 per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “— General — Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy” beginning on page 49. Quarterly distributions, if any, will be made within 45 days after the end of each quarter, on or about the 15th day of each February, May, August and November to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately preceding the indicated distribution date. We do not expect to make distributions for the period that begins on April 1, 2011 and ends on the day prior to the closing of this offering other than the distributions to be made to Tesoro in connection with the closing of this offering that are described in “Summary — The Transactions” on page 6 and “Use of Proceeds” on page 46. We will adjust our first distribution for the period from the closing of this offering through June 30, 2011 based on the actual length of the period. The amount of available cash needed to pay the minimum quarterly distribution on all of our common units, subordinated units and general partner units to be outstanding immediately after this offering for one quarter and on an annualized basis is summarized in the table below:

		Minimum Quarterly Distributions
		(in millions)
			Annualized
	Number of Units	One Quarter	(Four Quarters)

Publicly held common units	13,000,000	$4.4	$17.6
Common units held by Tesoro	2,254,890	0.8	3.0
Subordinated units held by Tesoro	15,254,890	5.1	20.6
General partner units held by Tesoro	622,649	0.2	0.8

Total	31,132,429	$10.5	$42.0

As of the date of this offering, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner’s initial 2.0% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its initial 2.0% general partner interest. Our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.388125 per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Subordination Period” beginning on page 64. We cannot guarantee, however, that we will pay the minimum quarterly distribution on our common units in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in, or not opposed to, our best interest. Please read “Conflicts of Interest and Fiduciary Duties” beginning on page 156.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010

If we had completed the transactions contemplated in this prospectus on January 1, 2010, pro forma available cash generated for the year ended December 31, 2010 would have been approximately $46.0 million. This amount would have been sufficient to pay the minimum quarterly distribution of $0.3375 per unit per quarter ($1.35 per unit on an annualized basis) on all of our common units and subordinated units for such periods and the corresponding distributions on our general partner’s 2.0% interest. Although all of the information that we would require in order to calculate pro forma results of operations and pro forma available cash for the quarter ended March 31, 2011 is not yet available, based on our review of preliminary information available to us as of the date of this prospectus, we believe that the results of operations for the assets that will be contributed to us at the closing of this offering for the quarter ended March 31, 2011 are consistent with the results of operations for those assets on a quarterly basis for the year ended December 31, 2010 and our expectations for the year ending December 31, 2011 and the twelve months ending March 31, 2012. As a result, we do not anticipate that our pro forma results of operations or pro forma available cash for the quarter ended March 31, 2011 would be materially different than our pro forma results of operations or pro forma available cash for the year ended December 31, 2010 or our estimated results of operations and cash available for distribution for the twelve months ending March 31, 2012 in terms of having sufficient cash available to pay the full minimum quarterly distribution for all of our common units and subordinated units and the related distribution on our general partner’s 2.0% interest. We will not pay a distribution with respect to the quarter ended March 31, 2011.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma combined financial data have been prepared on an accrual basis. As a result, you should view the amount of pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2010, the amount of cash that would have been available for distribution to our unitholders and our general partner, assuming in each case that this offering and the other transactions contemplated in this prospectus had been consummated at the beginning of each period.

Tesoro Logistics LP
Unaudited Pro Forma Available Cash

Pro Forma
Year Ended
December 31, 2010
(In thousands)

Pro Forma Net Income(1)	$42,472

Plus:
Interest expense, net(2)	2,410
Depreciation expense	8,006

EBITDA(3)	$52,888
Less:
Cash interest paid, net(2)	2,010
Maintenance capital expenditures	1,703
Incremental general and administrative expense of being a separate publicly traded partnership(4)	3,225

Pro Forma Available Cash	$45,950

Pro Forma Cash Distributions:
Annualized minimum quarterly distribution per unit(5)	$1.35

Distributions to public common unitholders	17,550
Distributions to Tesoro — common units	3,044
Distributions to Tesoro — subordinated units	20,594

Distributions to our general partner	841

Total distributions to unitholders and general partner	42,029

Excess	3,921

Percent of aggregate annualized minimum quarterly distributions payable to common unitholders	100.0%
Percent of aggregate annualized minimum quarterly distributions payable to subordinated unitholders	100.0%

(1)	Reflects our pro forma net income for the period indicated and gives pro forma effect to our High Plains pipeline system tariffs and the various commercial agreements, omnibus agreement and operational services agreements that will be entered into with Tesoro at the closing of this offering. Pro forma net income for the year ended December 31, 2010 includes a shortfall payment from Tesoro of $1.8 million under the High Plains pipeline transportation services agreement that we will enter into with Tesoro at the closing of this offering.
(2)	Interest expense and cash interest paid both include commitment fees and interest expense that would have been paid by our predecessor had our revolving credit facility been in place during the periods presented and we had borrowed $50.0 million under the facility at the beginning of the period. Interest expense also includes the amortization of debt issuance costs incurred in connection with our revolving credit facility.
(3)	EBITDA is defined in “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” on page 16.
(4)	Reflects approximately $3.2 million of estimated annual incremental general and administrative expenses that we expect to incur as a result of being a separate publicly traded partnership.

(5)	Assumes the issuance of 622,649 general partner units and the incentive distribution rights to our general partner, 2,254,890 common units and 15,254,890 subordinated units to Tesoro and 13,000,000 common units to the public.

Estimated EBITDA for the Twelve Months Ending March 31, 2012

In order to fund the aggregate minimum quarterly distribution on all common units and subordinated units and the corresponding distribution on our general partner’s 2.0% interest for the twelve months ending March 31, 2012, totaling $42.0 million, we will need to generate EBITDA of at least $48.7 million. For a definition of EBITDA and a reconciliation of EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” on page 16. Based on the assumptions described below under “— Significant Forecast Assumptions,” we believe we will generate the estimated EBITDA of $52.9 million for the twelve months ending March 31, 2012. The forecast of estimated EBITDA set forth below should not be viewed as management’s projection of the actual amount of EBITDA that we will generate during the twelve months ending March 31, 2012. Furthermore, there is a risk that we will not generate the minimum estimated EBITDA for such period. If we fail to generate the minimum estimated EBITDA, we would not expect to have sufficient cash available for distribution to pay the minimum quarterly distribution on all of our common units and subordinated units and the corresponding distribution on our general partner’s 2.0% interest without incurring borrowings under our revolving credit facility.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated EBITDA and related assumptions set forth below to substantiate our belief that we will have sufficient available cash to pay the minimum quarterly distribution to all our unitholders and the corresponding distributions on our general partner’s 2.0% interest for the twelve months ending March 31, 2012. Please read below under “— Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our historical and pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 79. This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the minimum estimated EBITDA necessary for us to have sufficient cash available for distribution to pay the minimum quarterly distribution to all unitholders and our general partner for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of our management. Ernst & Young LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this registration statement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors” beginning on page 17. Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate the minimum estimated EBITDA.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

Tesoro Logistics LP

Statement of Estimated EBITDA

Twelve Months
Ending
March 31, 2012
(In thousands)

REVENUES:
Crude oil gathering:
Affiliate	$51,765
Third-party	—
Terminalling, transportation and storage:
Affiliate	$42,462
Third-party	3,071

Total Revenues	97,298
COSTS AND EXPENSES:
Operating and maintenance expense	37,747
Depreciation expense	9,166
General and administrative expense(1)	6,667

Total Costs and Expenses	53,580

OPERATING INCOME	$43,718
Interest expense, net	2,410

NET INCOME	41,308
Plus:
Interest expense, net	2,410
Depreciation expense	9,166

Estimated EBITDA(2)(3)	52,884
Less:
Cash interest paid, net	2,010
Maintenance capital expenditures	4,642
Expansion capital expenditures	10,400
Plus:
Cash on hand and borrowings to fund expansion capital expenditures	10,400

Estimated cash available for distribution(3)	46,232

Distributions to public common unitholders	17,550
Distributions to Tesoro — common units	3,044
Distributions to Tesoro — subordinated units	20,594
Distributions to our general partner	$841

Total distributions to unitholders and general partner	42,029

Excess of cash available for distribution over aggregate annualized minimum quarterly distributions	4,203
Calculation of minimum estimated EBITDA necessary to pay aggregate annualized minimum quarterly distributions:
Estimated EBITDA	52,884
Excess of cash available for distribution over aggregate annualized minimum quarterly distributions	4,203

Minimum estimated EBITDA necessary to pay aggregate annualized minimum quarterly distributions	$48,681

(1)	Includes approximately $3.2 million of estimated annual incremental general and administrative expenses that we expect to incur as a result of being a separate publicly traded partnership.

(2)	EBITDA is defined in “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” on page 16.

(3)	Estimated EBITDA and estimated cash available for distribution include approximately $12.9 million of forecasted revenues from services provided to Tesoro in excess of contracted minimums under our commercial agreements with Tesoro.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending March 31, 2012. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are material to our forecasted results of operations and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. If the forecast is not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

General Considerations

As discussed in this prospectus, a substantial majority of our revenues and certain of our expenses will be determined by contractual arrangements that we will enter into with Tesoro at the closing of this offering. Accordingly, our forecasted results are not directly comparable with historical periods. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Financial Results” beginning on page 82. Substantially all of our revenues will be derived from fee-based business, primarily pursuant to long-term commercial agreements with Tesoro that include minimum volume commitments. As we do not generally own the refined products or crude oil that we handle, and because all of our commercial agreements with Tesoro, other than our master terminalling agreement, generally require Tesoro to bear the risk of any volume loss relating to the services we provide, we are not directly exposed to material commodity risk. We have not forecasted any gains or losses from commodity imbalances and accordingly have not made any assumptions regarding future commodity price levels in developing our forecast of estimated EBITDA for the twelve months ending March 31, 2012.

Revenues

We estimate that we will generate revenue of $97.3 million for the twelve months ending March 31, 2012, as compared to pro forma revenues of $93.2 million for the year ended December 31, 2010. Based on our assumptions for the twelve months ending March 31, 2012, we expect approximately 97% of our forecasted revenues to be generated by our commercial agreements with, and tariffs paid by, Tesoro and 84% to be supported by Tesoro’s minimum volume commitments under our commercial agreements. Additionally, our commercial agreements include provisions that generally permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries, as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement.

Volumes.  Our forecasted revenues have been determined for our crude oil gathering segment and our terminalling, transportation and storage segment by reference to historical volumes handled by us for the year ended December 31, 2010 for Tesoro and third parties. The forecasted revenues also take into consideration existing contracts with third parties and our commercial agreements with Tesoro that we will enter into at the closing of this offering, as well as forecasted usage by Tesoro of services above the minimum throughput requirements under these commercial agreements. We expect that any variances between actual revenues and forecasted revenues will be driven by differences between actual volumes and forecasted volumes (subject to the minimum volume commitments of Tesoro), by changes in uncommitted volumes, by changes in the weighted average amount per barrel charged for volumes of crude oil and refined products that we handle and by variations between such weighted average amounts per barrel and actual rates applied to such volumes.

The following table compares forecasted volumes to historical volumes, contrasted against our minimum volume commitments and reserved storage capacity (which represents 100% of our currently-available storage capacity).

	Pro Forma		Forecasted			Contracted
	Year		Twelve Months			Minimum
	Ended		Ending			as a
	December 31,		March 31,		Contracted	Percentage
	2010		2012		Minimum	of Forecast

Crude oil pipeline throughput (bpd)	50,695	(1)	58,000	(2)	49,000	84%
Trucking volume (bpd)	23,305		22,900		22,000	96%
Terminal throughput (bpd)	113,950		115,200		100,000	87%
Short-haul pipeline throughput (bpd)	60,666		65,800		54,000	82%
Storage capacity reserved (barrels)	878,000		878,000		878,000	100%

(1)	While the annual average throughput for North Dakota origin points for the year ending December 31, 2010 exceeded the minimum throughput commitment under the terms of the High Plains pipeline transportation services agreement, because of the scheduled turnaround at Tesoro’s Mandan refinery during April and May of 2010, a shortfall payment resulted during the year in the amount of $1.8 million on a pro forma basis.

(2)	Of the 58,000 bpd forecasted for the twelve months ending March 31, 2012, 49,000 bpd represent Tesoro’s minimum throughput commitment under the High Plains pipeline transportation services agreement, which is subject to our committed NDPSC tariff rates, 5,200 bpd represent barrels from North Dakota origin points in excess of Tesoro’s minimum throughput commitment, which are subject to our uncommitted NDPSC tariff rates, and 3,800 bpd represent interstate barrels from Montana origin points, which are subject to our FERC tariff rates.

Crude Oil Gathering Revenues.  We estimate that our total crude oil gathering revenues for the twelve months ending March 31, 2012 will be $51.8 million, as compared to $49.6 million for the year ended December 31, 2010, on a pro forma basis. Of the total revenues forecasted for this segment, $41.7 million, or 81%, relate to minimum volumes under the High Plains pipeline transportation services agreement and the trucking transportation services agreement that we will enter into with Tesoro at the closing of this offering. The balance of these estimated revenues represents forecasted usage by Tesoro of services above the minimum requirements under these agreements, the gathering and transportation of interstate volumes subject to our FERC tariff rates, pumpover fees and tank usage fees paid by Tesoro. For a more detailed discussion of our committed and uncommitted volumes, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Generate Revenue” on page 79.

The following table shows our total crude oil gathering revenues and our revenue per barrel handled in this segment for the periods indicated.

	Pro Forma	Forecasted
	Year	Twelve Months
	Ended	Ending
	December 31, 2010	March 31, 2012

Revenues (in millions):
Pipeline gathering(1)	$25.0	$27.2
Trucking	24.6	24.6

Total	49.6	51.8

Revenue (per barrel):
Pipeline gathering(1)	$1.35	$1.28
Trucking	2.91	2.94

(1)	While the annual average throughput for North Dakota origin points for the year ending December 31, 2010 exceeded the minimum throughput commitment under the terms of the High Plains pipeline transportation services agreement, because of the scheduled turnaround at Tesoro’s Mandan refinery during April and May of 2010, a shortfall payment resulted during the year in the amount of $1.8 million on a pro forma basis.

Pipeline Gathering Services.  We estimate that total revenues attributable to the pipeline portion of our crude oil gathering segment will be $27.2 million, or $1.28 per barrel, for the twelve months ending March 31, 2012, as compared to $25.0 million, or $1.35 per barrel, for the year ended December 31, 2010, on a pro forma basis. The pipeline gathering portion of this segment includes revenues from trunkline transportation, pipeline gathering and pumpover services. Of the $27.2 million for the pipeline gathering portion, $19.9 million relates to Tesoro’s minimum throughput commitment under our High Plains pipeline transportation services agreement, under which we will charge tariffs that we estimate will average (on a volume weighted basis) approximately $1.11 per barrel (which excludes gathering and pumpover fees). Under this agreement, Tesoro is obligated to ship an average of at least 49,000 bpd per month on our High Plains pipeline system from North Dakota origin points. The remaining $7.3 million of forecasted revenue for the twelve months ending March 31, 2012 relates to volumes shipped from North Dakota origin points in excess of the minimum throughput commitment, volumes shipped from Montana origin points, as well as uncommitted pipeline gathering and pumpover fees. The increase in our forecasted revenues for the forecast period compared to our pro forma revenues for the year ended December 31, 2010 primarily relates to higher anticipated throughput volumes. The anticipated higher throughput volumes are due to expected higher demand by Tesoro’s Mandan refinery as a result of higher operating capabilities at the refinery following the completion of a turnaround at the refinery during April and May of 2010, as well as an expectation that the Mandan refinery will operate for 12 months during the forecast period compared to only 10.5 months of operations during 2010 as a result of the turnaround.

Trucking Services.  We estimate that total revenues attributable to the trucking portion of our High Plains crude oil gathering system will be $24.6 million, or $2.94 per truck-hauled barrel, for the twelve months ending March 31, 2012. Of this amount, $21.8 million relates to the minimum throughput commitments under the trucking transportation services agreement that we will enter into with Tesoro at the closing of this offering, and does not include tank usage fees. Under this agreement, we will charge $2.72 per barrel to provide crude oil trucking, scheduling and dispatching services to Tesoro, and Tesoro will agree to gather and transport an average of at least 22,000 bpd per month utilizing our trucking services. The remaining $2.8 million of forecasted revenue primarily relates to fees for tank usage and also forecasted hauling volumes in excess of the minimum throughput commitments. Revenues of $24.6 million for the forecast period are relatively flat compared to the year ended December 31, 2010.

Terminalling, Transportation and Storage Revenues.  We estimate that our total terminalling, transportation and storage services revenues for the twelve months ending March 31, 2012 will be $45.5 million, as compared to $43.6 million for the year ended December 31, 2010. Of the total forecasted revenues, $39.5 million, or 87%, relate to minimum volume commitments under the terminalling, transportation and storage agreements that we will enter into with Tesoro at the closing of this offering. The balance of these estimated revenues represents volumes above Tesoro’s minimum commitments as well as third-party volumes. We expect revenues to increase in our forecast period due to increased Tesoro and third-party throughput volumes at our terminals, as well as increased volumes on our short-haul pipelines. The following table shows our total terminalling, transportation and storage revenues and our revenue per barrel in this segment for the periods indicated.

	Pro Forma	Forecasted
	Year Ended	Twelve Months Ending
	December 31, 2010	March 31, 2012
	(In millions, except per barrel amounts)

Revenues:
Terminalling	$32.8	$34.0
Short-Haul Pipeline
Transportation	5.5	6.1
Storage	5.3	5.4

Total	$43.6	$45.5

Revenues:
Terminalling (per barrel)	$0.79	$0.81
Short-Haul Pipeline
Transportation (per barrel)	0.25	0.25
Storage (per shell capacity barrel, per month)	0.50	0.51

Terminalling.  We estimate that total revenues attributable to our terminalling services will be $34.0 million, or $0.81 per barrel, for the twelve months ending March 31, 2012. Of this amount, $29.3 million relates to Tesoro’s minimum throughput commitments and related ancillary services under the master terminalling services agreement that we will enter into with Tesoro at the closing of this offering. Under this agreement, Tesoro is obligated to throughput an aggregate average of at least 100,000 bpd per month through our terminals. The remaining $4.7 million of forecasted revenue is the result of terminalling volumes of approximately 9,400 bpd for third parties and 5,800 bpd for Tesoro in excess of Tesoro’s minimum throughput commitments, and for related ancillary services. Of the approximately 9,400 bpd terminalled for third parties, approximately 3,200 bpd is subject to month-to-month contracts, and approximately 6,200 bpd is subject to contracts with terms ranging from 90 days to one year. The increase in our forecasted revenues for the forecast period compared to the year ended December 31, 2010 primarily relates to higher terminalling volume as the result of our expansion capital projects at our Salt Lake City and Burley terminals and increased utilization of our Los Angeles terminal during the forecast period as compared to prior periods and higher anticipated throughput volumes at our terminals related to higher anticipated production at Tesoro’s Mandan refinery in 2011 following the turnaround in April and May 2010.

Short-Haul Pipeline Transportation.  We estimate that total revenues attributable to our short-haul pipeline transportation business will be $6.1 million for the twelve months ending March 31, 2012. Of this amount, $4.9 million relates to Tesoro’s minimum throughput commitments under the short-haul pipeline transportation agreement the we will enter into with Tesoro at the closing of this offering. Under this agreement, we will charge $0.25 per barrel to transport crude oil to, and refined products from, Tesoro’s Salt Lake City refinery, and Tesoro will agree to ship an average of at least 54,000 bpd utilizing our short-haul crude oil and refined products pipelines. The remaining $1.2 million of forecasted revenue relates to throughput volumes in excess of Tesoro’s minimum throughput commitment. The increase in our forecasted revenues compared to pro forma revenues for the year ended December 31, 2010 primarily relates to higher anticipated throughput volumes during the forecast period.

Storage Services.  We estimate that our storage revenues will be $5.4 million for the twelve months ending March 31, 2012. Our forecasted storage revenues relate to our storage and transportation services agreement that we will enter into with Tesoro at the closing of this offering under which we will provide 878,000 barrels of tank shell capacity (100% of the currently available storage capacity) at our storage facility, and all of the currently available capacity on our interconnecting pipelines, to Tesoro, and Tesoro will be obligated to pay us $0.50 per barrel of tank shell capacity per month for these storage and transportation services.

Operating and Maintenance Expense

Our operating and maintenance expenses include labor expenses, lease costs, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. We estimate that we will incur operating and maintenance expense of $37.7 million for the twelve months ending March 31, 2012 as compared to $36.8 million for the year ended December 31, 2010, on a pro forma basis. The increase in our forecasted operating and maintenance expenses compared to the year ended December 31, 2010 is primarily related to escalation. Our commercial agreements with Tesoro and many of our contracts with third parties also contain inflation adjustment provisions that should substantially mitigate inflation-related increases in operating costs in rising operating cost environments.

General and Administrative Expenses

We estimate that our total general and administrative expenses will be $6.7 million for the twelve months ending March 31, 2012, compared to $3.4 million for the year ended December 31, 2010, on a pro forma basis. These expenses consist of:

•	a corporate services fee of $2.5 million per year that we will pay to Tesoro under the omnibus agreement that we will enter into at the closing of this offering for the provision of treasury, accounting, legal and other centralized corporate services to us. For a more complete description of this agreement and the services covered by it, see “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138;

•	approximately $1.0 million of direct costs for estimated employee-related expenses relating to the management of our assets; and

•	approximately $3.2 million of incremental annual expenses as a result of being a separate publicly traded partnership, such as costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations, activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, independent director compensation and incremental employee benefit costs.

By comparison, for the year ended December 31, 2010, our predecessor recorded total general and administrative expenses of approximately $3.2 million, which included both direct costs for employee-related expenses related to the management of our assets, as well as allocated costs for the provision of treasury, accounting legal and other centralized corporate services.

Depreciation Expense

We estimate that depreciation expense will be approximately $9.2 million for the twelve months ending March 31, 2012, compared to approximately $8.0 million for the year ended December 31, 2010, on a pro forma basis. Depreciation expense is expected to increase for the twelve months ending March 31, 2012 compared to the year ended December 31, 2010, due to an expected increase in maintenance and expansion capital expenditures during the forecast period.

Financing

We estimate that interest expense will be approximately $2.4 million for the twelve months ending March 31, 2012. Our interest expense for the year ended December 31, 2010, on a pro forma basis, was also approximately $2.4 million. Our interest expense for the twelve months ending March 31, 2012 is based on the following assumptions:

•	we will have average borrowings of approximately $54.8 million under our revolving credit facility, with an estimated average interest rate of 2.8% through March 31, 2012. An increase or decrease of 1.0% in the interest rate will result in increased or decreased, respectively, annual interest expenses of $0.5 million.

•	interest expense includes commitment fees for the unused portion of our revolving credit facility at an assumed rate of 0.50%;

•	interest expense also includes the amortization of debt issuance costs incurred in connection with our revolving credit facility; and

•	we will remain in compliance with the financial and other covenants in our revolving credit facility.

Capital Expenditures

We estimate that total capital expenditures for the twelve months ending March 31, 2012 will be $15.0 million as compared to pro forma capital expenditures of $2.1 million for the year ended December 31, 2010. This forecast estimate is based on the following assumptions:

•	Maintenance Capital Expenditures. We estimate that our maintenance capital expenditures will be $4.6 million for the twelve months ending March 31, 2012, of which $1.7 million relates to our High Plains pipeline system, $1.4 million relates to short-haul pipeline and terminal integrity projects and the remaining $1.5 million relates primarily to tank maintenance and replacement of rack loading equipment at certain of our terminals. Maintenance capital expenditures were $1.7 million for the year ended December 31, 2010.

•	Expansion Capital Expenditures. We have assumed expansion capital expenditures of our existing assets of $10.4 million for the twelve months ending March 31, 2012. Of this amount, $3.6 million relates to additional truck unloading, tankage and pumping capacity on the High Plains System relating to Tesoro’s announced expansion of the Mandan Refinery. We do not expect to realize any revenues from this expansion during the forecast period but expect to realize approximately $7.0 million of additional annual revenue, offset by less than $1.0 million of incremental annual operating costs, beginning in the second quarter of 2012 once the expansion project is complete.

The remaining $6.8 million of assumed expansion capital expenditures relates to several projects to expand the services offered and the capacity of our terminals. We expect to spend $2.4 million on the addition of ethanol blending capabilities at our Salt Lake City and Burley terminals. We expect to spend approximately $2.0 million at our Los Angeles terminal to add the ability to unload transmix for transportation to Tesoro’s Los Angeles refinery. We expect to spend approximately $4.5 million at our Stockton terminal, of which $2.4 million will be spent during the twelve months ending March 31, 2012, to add 8,000 barrels per day of additional storage capacity that will allow us to increase the volume delivered through our terminal. Our forecast for the twelve months ending March 31, 2012 includes $1.2 million of EBITDA related to these terminal expansion projects. After the completion of these terminal expansion projects during the first quarter of 2012, we expect to realize approximately $3.3 million of incremental EBITDA for a total of $4.5 million on an annual basis.

Although we expect to make several interconnections on our High Plains Pipeline System, we do not expect to make capital expenditures to complete those connections. Expansion capital expenditures were $0.4 million for the year ended December 31, 2010.

Regulatory, Industry and Economic Factors

Our forecast of estimated EBITDA for the twelve months ending March 31, 2012 is based on the following significant assumptions related to regulatory, industry and economic factors:

•	Tesoro will not default under any of our commercial agreements or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreements;

•	there will not be any new federal, state or local regulation, or any interpretation of existing regulation, of the portions of the refining or logistics industries in which we operate that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets or Tesoro’s refineries;

•	there will not be a shortage of skilled labor; and

•	there will not be any material adverse changes in the refining industry, the midstream energy sector or market, or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2011, we distribute our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2011 based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash on hand at the end of the quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; and

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions on our subordinated units unless it determines that the establishment of those reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months from sources other than additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.3375 per unit, or $1.35 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution or any amount on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility” beginning on page 87 for a discussion of certain covenants to be included in our revolving credit facility that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights

As of the date of this offering, our general partner is entitled to 2.0% of all quarterly distributions that we make prior to our liquidation. This 2.0% general partner interest may be reduced if we issue additional limited partner interests in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute capital to us in order to maintain its current general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.388125 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns. Please read “— General Partner Interest and Incentive Distribution Rights” beginning on page 67 for additional information.

Operating Surplus and Capital Surplus

Overview

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus, Capital Surplus and Interim Capital Transactions

Operating Surplus.  We define operating surplus as:

•	$30.0 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital improvement commences commercial service or the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay interest on debt incurred, or to pay distributions on equity issued, to finance all or a portion of expansion capital expenditures, in each case in respect of the period from such financing until the earlier to occur of the date the capital improvement commences commercial service or the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering and the completion of the transactions described in “Summary — The Transactions” on page 6; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds from additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $30.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from interim capital transactions that might otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus would be to increase operating surplus by the amount of any such cash distributions and to permit the distribution as operating surplus of additional amounts of cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, employee and director compensation, reimbursements of expenses to our general partner, repayments of working capital borrowings, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts and maintenance capital expenditures, provided that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to partners (including distributions in respect of our incentive distribution rights);

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other payments made in connection with this offering that are described under “Use of Proceeds” on page 46.

Capital Surplus and Interim Capital Transactions.  We define cash from interim capital transactions to include proceeds from:

•	borrowings other than working capital borrowings;

•	issuances of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

We define capital surplus as available cash distributed in excess of our cumulative operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain, including over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures include capital expenditures associated with the repair, refurbishment and replacement of pipelines and terminals. Maintenance capital expenditures are included in operating expenditures and thus will reduce operating surplus.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include capital expenditures associated with the expansion of the operating capacity of our pipelines and terminals. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance the construction or development of an improvement of a capital asset and paid in respect of the period beginning on the date of such financing and ending on the earlier to occur of the date that such capital improvement commences commercial service or the date that such capital improvement is abandoned or disposed of.

Expansion capital expenditures are not included in operating expenditures and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, acquisition or development of an improvement of a capital asset (such as pipelines, terminals or storage facilities) in respect of the period that begins on the date of such financing and ending on the earlier to occur of the date that such capital improvement commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus.

Cash expenditures that are made for more than one purpose will be allocated among maintenance capital expenditures, expansion capital expenditures and any other applicable purposes by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), our common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3375 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on our common units from prior quarters, before any distributions of available cash from operating surplus may be made on our subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, our subordinated units will not be entitled to receive any distributions until our common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on our subordinated units. The practical effect of our subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on our common units.

Definition of Subordination Period

Except as described below, the subordination period will begin upon the date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2014, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units on a fully diluted weighted average basis during those periods plus the corresponding distributions on our general partner’s 2.0% interest; and

•	there are no arrearages in payment of the minimum quarterly distribution on our common units.

In addition to the tests outlined above, the subordination period will end only in the event that our conflicts committee, or the board of directors of our general partner based on the recommendation of our conflicts committee, reasonably expects to satisfy the tests set forth under the first and second bullet points above for the succeeding four-quarter period without treating as earned any curtailment fees or shortfall payments that would be paid by Tesoro under our existing commercial agreements upon the suspension or reduction of operations by Tesoro (or similar fees under future contracts) expected to be received during such period. For a more detailed discussion of curtailment fees and shortfall payments that would be paid by Tesoro under our existing commercial agreements upon the suspension or reduction of operations by Tesoro, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $2.025 (150.0% of the annualized minimum quarterly distribution) for the immediately preceding four-quarter period; and

•	the “adjusted operating surplus” (as defined below) generated during the immediately preceding four-quarter period equaled or exceeded the sum of $2.025 (150.0% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units during that period on a fully diluted weighted average basis plus the corresponding distributions on our general partner’s 2.0% interest and on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on our common units.

In addition to the tests outlined above, the subordination period will end only in the event that our conflicts committee, or the board of directors of our general partner based on the recommendation of our conflicts committee, reasonably expects to satisfy the tests set forth under the first and second bullet points above for the succeeding four-quarter period without treating as earned any curtailment fees or shortfall payments that would be paid by Tesoro under our existing commercial agreements upon the suspension or reduction of operations by Tesoro (or similar fees under future contracts) expected to be received during such period.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on our common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Definition of Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus (excluding the first bullet of the definition of operating surplus) generated with respect to that period; less

•	any net increase in working capital borrowings with respect to such period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to such period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the third bullet point above; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions from Operating Surplus

The following discussion regarding distributions of available cash from operating surplus is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions from Operating Surplus during the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on our common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

Distributions from Operating Surplus after the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units in this offering, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner owns all of the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units and the general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.388125 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.421875 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.506250 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit Target Amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that there are no arrearages on common units, our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest and that our general partner owns all of the incentive distribution rights.

					Marginal Percentage Interest
	Total Quarterly Distribution				in Distributions
	per Unit Target Amount				Unitholders	General Partner

Minimum Quarterly Distribution		$0.3375			98.0%	2.0%
First Target Distribution	above $	0.3375	up to $	0.388125	98.0%	2.0%
Second Target Distribution	above $	0.388125	up to $	0.421875	85.0%	15.0%
Third Target Distribution	above $	0.421875	up to $	0.506250	75.0%	25.0%
Thereafter	above $	0.506250			50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of the incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner owns all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or our conflicts committee, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset shall be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distribution levels prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each quarter in that two-quarter period.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.55.

					Marginal Percentage
					Interest in Distributions
						General	Incentive
	Quarterly Distribution				Common	Partner	Distribution	Quarterly Distribution per Unit
	per Unit Prior to Reset				Unitholders	Interest	Rights	Following Hypothetical Reset

Minimum Quarterly Distribution				$0.3375	98.0%	2.0%	—					$0.5500
First Target Distribution	above $	0.3375	up to $	0.388125	98.0%	2.0%	—	above $	0.5500		up to $	0.6325(1)
Second Target Distribution	above $	0.388125	up to $	0.421875	85.0%	2.0%	13.0%	above $	0.6325	(1)	up to $	0.6875(2)
Third Target Distribution	above $	0.421875	up to $	0.506250	75.0%	2.0%	23.0%	above $	0.6875	(2)	up to $	0.825(3)
Thereafter			above $	0.506250	50.0%	2.0%	48.0%				above $	0.825(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 30,509,780 common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit was $0.55 for the two quarters prior to the reset.

						Cash Distributions to General
					Cash	Partner Prior to Reset
					Distributions to		2.0%
	Quarterly				Common		General	Incentive
	Distribution per				Unitholders	Common	Partner	Distribution		Total
	Unit Prior to Reset				Prior to Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution				$0.3375	$10,297,051	$—	$210,144	$—	$210,144	$10,507,195
First Target Distribution	above $	0.3375	up to $	0.388125	1,544,558	—	31,522	—	31,522	1,576,080
Second Target Distribution	above $	0.388125	up to $	0.421875	1,029,705	—	24,228	157,484	181,712	1,211,417
Third Target Distribution	above $	0.421875	up to $	0.506250	2,574,263	—	68,647	789,441	858,088	3,432,351
Thereafter			above $	0.506250	1,334,803	—	53,392	1,281,411	1,334,803	2,669,606

					$16,780,380	$—	$387,933	$2,228,336	$2,616,269	$19,396,649

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 34,561,300 common units outstanding, our general partner’s 2.0% interest has been maintained, and the average distribution to each common unit would be $0.55. The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $2,228,336, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.55.

						Cash Distributions to General
					Cash	Partner After Reset
					Distributions to		2.0%
	Quarterly				Common		General	Incentive
	Distribution per				Unitholders	Common	Partner	Distribution		Total
	Unit After Reset				After Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution				$0.5500	$16,780,380	$2,228,336	$387,933	$—	$2,616,269	$19,396,649
First Target Distribution	above $	0.5500	up to $	0.6325	—	—	—	—	—	—
Second Target Distribution	above $	0.6325	up to $	0.6875	—	—	—	—	—	—
Third Target Distribution	above $	0.6875	up to $	0.8250	—	—	—	—	—	—
Thereafter			above $	0.8250	—	—	—	—	—	—

					$16,780,380	$2,228,336	$387,933	$—	$2,616,269	$19,396,649

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•	second, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on the common units issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to our general partner (assuming that our general partner has maintained its 2.0% general partner interest and owns all of the incentive distribution rights).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of our common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying the minimum quarterly distribution and each target distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on our common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price;

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price; and

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•	sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence;

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintained its 2.0% general partner interest and has not transferred its incentive distribution rights and that we have not issued additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units as a result of such gain, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner designed to result, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

The following table shows selected historical combined financial and operating data of Tesoro Logistics LP Predecessor, our predecessor for accounting purposes, and selected pro forma combined financial data of Tesoro Logistics LP for the periods and as of the dates indicated. The selected historical combined financial data of our predecessor for the years ended December 31, 2007, 2008, 2009 and 2010 are derived from audited combined financial statements of our predecessor. The selected historical combined financial data of our predecessor as of December 31, 2006 is derived from unaudited historical combined financial statements of our predecessor that are not included in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 79.

The selected pro forma combined financial data presented in the following table as of and for the year ended December 31, 2010 are derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related transactions occurred as of December 31, 2010 and the pro forma statement of operations for the year ended December 31, 2010 assumes that the offering and the related transactions occurred as of January 1, 2010. These transactions include, and the pro forma financial data give effect to, the following:

•	Tesoro’s contribution of all of our predecessor’s assets and operations to us (excluding working capital and other noncurrent liabilities);

•	our execution of multiple long-term commercial agreements with Tesoro and recognition of incremental revenues under those agreements that were not recognized by our predecessor;

•	certain intrastate tariff increases on our High Plains System;

•	our execution of an omnibus agreement and an operational services agreement with Tesoro;

•	the consummation of this offering and our issuance of 13,000,000 common units to the public, 622,649 general partner units and the incentive distribution rights to our general partner and 17,509,780 common units and subordinated units to Tesoro; and

•	the application of the net proceeds of this offering, together with the proceeds from borrowings under our revolving credit facility, as described in “Use of Proceeds” on page 46.

The pro forma combined financial data do not give effect to the estimated $3.2 million in incremental annual general and administrative expense we expect to incur as a result of being a separate publicly traded partnership.

Our assets have historically been a part of the integrated operations of Tesoro and our predecessor generally recognized only the costs, but not the revenue, associated with the short-haul pipeline transportation, terminalling, storage or trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in our predecessor’s historical combined financial statements relate only to services provided to third parties and amounts received from Tesoro with respect to transportation regulated by FERC and NDPSC on our High Plains pipeline system and do not include any revenues for any other services provided by our predecessor to Tesoro. For this reason, as well as the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Factors Affecting the Comparability of Our Financial Results” beginning on page 82, our future results of operations will not be comparable to our predecessor’s historical results.

The following table presents the non-GAAP financial measure of EBITDA, which we use in our business. For a definition of EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measure” on page 16.

						Tesoro Logistics LP
						Pro Forma
	Tesoro Logistics LP Predecessor Historical					Year Ended
	Year Ended December 31,					December 31,
	2006	2007	2008	2009	2010	2010
	(Unaudited)					(Unaudited)
	(In thousands, except per unit data and operating information)

Statement of Operations Data:
REVENUES(1):
Crude oil gathering	$17,948	$20,646	$21,190	$19,422	$19,592	$49,566
Terminalling, transportation and storage	2,983	3,251	3,297	3,237	3,708	43,588

Total Revenues	20,931	23,897	24,487	22,659	23,300	93,154
Operating and maintenance expense(2)	25,560	26,858	29,741	32,566	32,972	36,824
Depreciation expense	6,011	6,342	6,625	8,820	8,006	8,006
General and administrative expense(3)	2,218	2,800	2,525	3,141	3,198	3,442

OPERATING INCOME (LOSS)	(12,858)	(12,103)	(14,404)	(21,868)	(20,876)	44,882
Interest expense, net(4)	—	—	—	—	—	2,410

NET INCOME (LOSS)	$(12,858)	$(12,103)	$(14,404)	$(21,868)	$(20,876)	$42,472

General partner interest in net income						$850
Common unitholders interest in net income						$20,811
Subordinated unitholders interest in net income						$20,811
Pro forma Net Income (Loss) per common unit						$1.36
Pro forma Net Income (Loss) per subordinated unit						$1.36
Balance Sheet Data (at year end):
Property, Plant and Equipment, net	$114,524	$127,226	$138,785	$138,055	$131,606	$131,606
Total Assets	117,787	130,752	141,697	141,215	135,577	136,606
Total Liabilities	5,089	5,404	8,686	5,499	6,750	50,000
Total Division Equity/Partners’ Capital	112,698	125,348	133,011	135,716	128,827	86,606
Cash Flow Data:
Net cash from (used in):
Operating activities	$(6,524)	$(5,703)	$(6,045)	$(12,324)	$(11,426)
Investing activities	(4,641)	(19,050)	(16,022)	(12,249)	(2,561)
Financing activities	11,165	24,753	22,067	24,573	13,987
Other Financial Data:
EBITDA(5)	$(6,847)	$(5,761)	$(7,779)	$(13,048)	$(12,870)	$52,888
Capital expenditures:
Maintenance	$4,312	$3,713	$8,475	$3,319	$1,703	$1,703
Expansion(6)	915	15,527	10,186	5,915	367	367

Total	$5,227	$19,240	$18,661	$9,234	$2,070	$2,070
Operating Information
Crude oil gathering segment:
Pipeline throughput (bpd)(7)	54,639	56,232	54,737	52,806	50,695	50,695
Average pipeline revenue per barrel(8)	$0.90	$1.01	$1.06	$1.01	$1.06	$1.35
Trucking volume (bpd)	17,759	18,560	23,752	22,963	23,305	23,305
Average trucking revenue per barrel(8)						$2.91
Terminalling, transportation and storage segment:
Terminal throughput (bpd)(9)	79,752	103,305	112,868	113,135	113,950	113,950
Average terminal revenue per barrel(8)						$0.79
Short-haul pipeline throughput (bpd)	79,139	69,298	68,890	62,822	60,666	60,666
Average short-haul pipeline revenue per barrel						$0.25
Storage capacity reserved (shell capacity barrels)						878,000
Storage per shell capacity barrel (per month)						$0.50

(1)	Pro forma revenues reflect recognition of affiliate revenues generated by pipeline and terminal assets to be contributed to us at the closing of this offering that were not previously recorded in the historical financial records of Tesoro Logistics LP Predecessor. Product volumes used in the calculations are historical volumes transported or terminalled through facilities included in the Tesoro Logistics LP Predecessor financial statements. Tariff rates and service fees were calculated using the rates and fees in the commercial agreements to be entered into with Tesoro at the closing of this offering and tariff rates on our High Plains pipeline system to be in effect at the time of closing of this offering.

(2)	Operating and maintenance expense includes losses on fixed asset disposals. Operating and maintenance expense in 2009 includes a $1.1 million loss on fixed asset disposals primarily related to the retirement of a portion of our Los Angeles terminal. The pro forma operating and maintenance expenses primarily reflect $1.4 million for purchased additives based on historical levels of such purchases that have not previously been allocated to the Predecessor but will be charged to the Partnership after the closing of this offering, as well as $1.1 million for business interruption, property and pollution liability insurance premiums that we expect to incur based on estimates from our insurance broker, $0.8 million for employee-related expenses which have not been previously recorded in the historical financial records of Tesoro Logistics LP Predecessor, and $0.3 million for an annual service fee that we will pay Tesoro under the terms of our operational services agreement.

(3)	Pro forma general and administrative expenses have been adjusted to give effect to the annual corporate services fee of $2.5 million that we will pay to Tesoro under the omnibus agreement for providing treasury, accounting, legal and other centralized corporate services as well as higher employee-related expenses of $0.2 million, but do not include the estimated $3.2 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly traded partnership.

(4)	Pro forma interest expense is related to expected borrowings under our revolving credit facility, commitment fees on the unutilized portion of our revolving credit facility, amortization of related debt issuance costs. Interest expense is calculated assuming an estimated annual interest rate of 2.8%. If the actual interest rate increases or decreases by 1.0%, pro forma interest expense would increase or decrease by approximately $0.5 million per year.

(5)	For a discussion of the non-GAAP financial measure of EBITDA, please read “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” beginning on page 16 of this prospectus and please read “— Non-GAAP Financial Measure” below.

(6)	Expansion capital expenditures reflect the $12.6 million acquisition of our Los Angeles terminal in May 2007 and a $3.5 million truck rack expansion project at this terminal in 2008.

(7)	Pro forma and historical pipeline throughput for 2010 include the effects of a scheduled turnaround at Tesoro’s Mandan refinery in April and May of 2010.

(8)	Average pipeline revenue per barrel includes tariffs for committed and uncommitted volumes of crude oil under the pipeline transportation services agreement to be entered into with Tesoro at the closing of this offering, as well as fees for the injection of crude oil into the pipeline system from trucking receipt points, which we refer to as pumpover fees. Average trucking service revenue per barrel includes tank usage fees and fees for providing trucking, dispatching, accounting and data services under the trucking transportation services agreement to be entered into with Tesoro at the closing of this offering. Average terminal revenue per barrel includes terminal throughput fees as well as ancillary service fees for services such as ethanol blending and additive injection.

(9)	Terminal throughput includes throughput from our Los Angeles terminal following its acquisition by Tesoro in May 2007.

Non-GAAP Financial Measure

For a discussion of the non-GAAP financial measure of EBITDA, please read “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” beginning on page 16 of this prospectus. The following table presents a reconciliation of EBITDA to net income and net cash from (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

						Tesoro Logistics LP
						Pro Forma
	Tesoro Logistics LP Predecessor Historical					Year Ended
	Year Ended December 31,					December 31,
	2006	2007	2008	2009	2010	2010
	(Unaudited)					(Unaudited)
	(In thousands)

Reconciliation of EBITDA to net income (loss):
Net Income(Loss)	$(12,858)	$(12,103)	$(14,404)	$(21,868)	$(20,876)	$42,472
Add:
Depreciation expense	6,011	6,342	6,625	8,820	8,006	8,006
Interest expense, net	—	—	—	—	—	2,410

EBITDA	$(6,847)	$(5,761)	$(7,779)	$(13,048)	$(12,870)	$52,888

Reconciliation of EBITDA to net cash used in operating activities:
Net cash from used in operating activities	$(6,524)	$(5,703)	$(6,045)	$(12,324)	$(11,426)
Changes in assets and liabilities	(82)	167	(1,258)	390	(932)
Loss on asset disposals	(241)	(225)	(476)	(1,114)	(512)

EBITDA	$(6,847)	$(5,761)	$(7,779)	$(13,048)	$(12,870)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations for Tesoro Logistics LP in conjunction with the historical combined financial statements and notes of Tesoro Logistics LP Predecessor and the pro forma combined financial statements for Tesoro Logistics LP included elsewhere in this prospectus. Among other things, those historical and pro forma combined financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

We are a fee-based, growth-oriented Delaware limited partnership recently formed by Tesoro to own, operate, develop and acquire crude oil and refined products logistics assets. Our logistics assets are integral to the success of Tesoro’s refining and marketing operations and are used to gather, transport and store crude oil and to distribute, transport and store refined products. Our initial assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States and a crude oil and refined products storage facility and five related short-haul pipelines in Utah. Our assets and operations are organized into the following two segments:

Crude Oil Gathering.  Our common carrier crude oil gathering system in North Dakota and Montana, which we refer to as our High Plains system, includes an approximate 23,000 bpd truck-based crude oil gathering operation and approximately 700 miles of pipeline and related storage assets with the current capacity to deliver up to 70,000 bpd to Tesoro’s Mandan, North Dakota refinery. This system gathers and transports to Tesoro’s Mandan refinery crude oil produced from the Bakken Shale/Williston Basin area.

Terminalling, Transportation and Storage.  We own and operate eight refined products terminals located in Alaska, California, Idaho, North Dakota, Utah and Washington, with aggregate truck and barge delivery capacity of approximately 229,000 bpd. The terminals provide distribution primarily for refined products produced at Tesoro’s refineries located in Los Angeles and Martinez, California; Salt Lake City, Utah; Kenai, Alaska; Anacortes, Washington; and Mandan, North Dakota. We also own and operate assets that exclusively support Tesoro’s Salt Lake City refinery, including a refined products and crude oil storage facility with total shell capacity of approximately 878,000 barrels and three short-haul crude oil supply pipelines and two short-haul refined product delivery pipelines connected to third-party interstate pipelines.

How We Generate Revenue

We generate revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing refined products. Since we generally do not own any of the crude oil or refined products that we handle and do not engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Following the closing of this offering, substantially all of our revenue will be derived from Tesoro, primarily under various long-term, fee-based commercial agreements with minimum throughput commitments. However, these commercial agreements include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement.

Crude Oil Gathering

High Plains Pipeline Gathering and Transportation.  We and Tesoro will enter into a 10-year pipeline transportation services agreement, which we refer to as our High Plains pipeline transportation services agreement. Under this agreement, we will charge Tesoro for transporting crude oil from North Dakota origin points on our High Plains pipeline system pursuant to both committed and uncommitted tariff rates, and Tesoro will be obligated to transport an average of at least 49,000 bpd of crude oil per month at the committed rate from North Dakota origin points to Tesoro’s Mandan refinery. Based on this minimum throughput commitment and the pro forma weighted average committed tariff rate on the trunk line segments of our High Plains pipeline system for the year ended December 31, 2010, Tesoro would have paid us approximately $1.7 million per month under this agreement. We also expect to receive additional revenues from Tesoro for North Dakota intrastate shipments in excess of 49,000 bpd per month, which will be paid at the uncommitted NDPSC tariff rate, which is approximately $0.10 per barrel lower than the committed NDPSC tariff rate for each North Dakota origin point. We also expect to receive revenues from Tesoro for interstate shipment of crude oil volumes from Montana and other interstate pipeline origin points, to which FERC interstate tariff rates will apply. During periods of normal operations, Tesoro has historically shipped volumes of crude oil in excess of the minimum throughput commitment, and we expect those excess shipments to continue. We also expect to generate additional uncommitted fees of approximately $0.15 per barrel for pumpover services on each barrel that is injected into our High Plains pipeline system from adjacent tanks, as well as gathering fees of approximately $0.57 per barrel (based on the pro forma weighted average per-barrel gathering fee for the year ended December 31, 2010) for each barrel of crude oil collected by our gathering pipelines that feed our main pipeline system.

High Plains Truck Gathering.  We and Tesoro will enter into a two-year trucking transportation services agreement under which we will provide truck-based crude oil gathering services to Tesoro. Under this agreement, Tesoro will be obligated to pay us a $2.72 per-barrel transportation fee for trucking and related scheduling and dispatching services related to the gathering and delivery of a minimum volume of crude oil equal to an average of 22,000 bpd per month that we provide through our truck-based crude oil gathering operation. We also expect to generate additional uncommitted transportation fees at the same per-barrel rate for volumes in excess of Tesoro’s minimum commitments under this agreement. Based on the minimum throughput commitment and the initial per-barrel transportation fee, for the year ended December 31, 2010, Tesoro would have paid us approximately $1.8 million per month under this agreement. Under this agreement, Tesoro will also pay us uncommitted tank usage fees of approximately $0.15 per barrel on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains pipeline system.

Terminalling, Transportation and Storage

Terminalling Services.  We and Tesoro will enter into a 10-year master terminalling services agreement under which Tesoro will be obligated to throughput minimum volumes of refined products equal to an aggregate average of 100,000 bpd per month at our eight refined products terminals and pay us throughput fees and fees for providing related ancillary services (such as ethanol blending and additive injection) at our terminals. Based on Tesoro’s minimum throughput commitment and the pro forma weighted average per barrel terminalling fee (which includes both throughput fees and ancillary services fees), for the year ended December 31, 2010, Tesoro would have paid us approximately $2.4 million per month under this agreement. We also expect to generate additional, uncommitted fee-based revenues from terminalling third-party volumes and volumes from Tesoro in excess of its minimum commitments and from related ancillary services under the master terminalling services agreement.

Salt Lake City Pipeline Transportation Services.  We and Tesoro will enter into a 10-year pipeline transportation services agreement under which Tesoro will be obligated to pay us a $0.25 per-barrel transportation fee for transporting minimum volumes of crude oil and refined products equal to an average of 54,000 bpd per month on our five Salt Lake City short-haul pipelines. Based on Tesoro’s minimum throughput commitment and the per-barrel transportation fee, for the year ended December 31, 2010, Tesoro would have paid us approximately $0.4 million per month under this agreement. We also expect to generate additional, uncommitted fee-based revenues from Tesoro for transporting volumes in excess of its minimum throughput commitment under this agreement.

Salt Lake City Storage and Transportation Services.  We and Tesoro will enter into a 10-year storage and transportation services agreement under which Tesoro will be obligated to pay us a $0.50 per-barrel fee per month for storing crude oil and refined products at our Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and Tesoro’s Salt Lake City refinery through our interconnecting pipelines. Tesoro’s fees under the storage and transportation services agreement will be for the use of the existing shell capacity of our storage facility (currently 878,000 barrels) and the existing capacity on our interconnecting pipelines, regardless of whether Tesoro fully utilizes all of its contracted capacity. Accordingly, for the year ended December 31, 2010, Tesoro would have paid us an aggregate minimum fee of approximately $0.4 million per month under this agreement.

The fees under each of the commercial agreements described above are indexed for inflation and apply only to services we provide for Tesoro. Each of these commercial agreements, other than the trucking transportation services agreement, will give Tesoro the option to renew for two five-year terms. The trucking transportation services agreement will renew automatically for up to four successive two-year terms unless earlier terminated by us or Tesoro no later than three months prior to the expiration of any term. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143 for a more detailed discussion of these commercial agreements.

How We Evaluate Our Operations

Our management intends to use a variety of financial and operating metrics to analyze our segment performance. These metrics are significant factors in assessing our operating results and profitability and include: (i) volumes (including pipeline throughput, crude oil trucking volumes and refined products terminal volumes); (ii) operating and maintenance expenses; (iii) EBITDA; and (iv) Distributable Cash Flow.

Volumes.  The amount of revenue we generate primarily depends on the volumes of crude oil and refined products that we handle with our pipeline and trucking operations and our terminal assets. These volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Although Tesoro has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity on, or add additional capacity to, our High Plains system, and to optimize the entire system;

•	increase throughput volumes on our High Plains system by making outlet connections to existing or new third party pipelines or rail loading facilities, which increase will be driven by the anticipated supply of and demand for additional crude oil produced from the Bakken Shale/Williston Basin area;

•	increase throughput volumes at our refined products terminals and provide additional ancillary services at those terminals, such as ethanol blending and additive injection; and

•	identify and execute organic expansion projects, and capture incremental Tesoro or third-party volumes.

Additionally, increased throughput will also depend to a significant extent on Tesoro transferring to our Vancouver, Stockton and Los Angeles terminals volumes that it currently distributes through competing terminals.

Operating and Maintenance Expenses.  Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, lease costs, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenditures on our pipelines and terminals by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flow.

Our operating and maintenance expenses will also be affected by the imbalance gain and loss provisions in our commercial agreements with Tesoro. Under our High Plains pipeline transportation services agreement, we will be permitted to retain 0.2% of the crude oil shipped on our High Plains pipeline system, and Tesoro will bear any crude oil volume losses in excess of that amount. Under our master terminalling services agreement, we will be permitted to retain 0.25% of the refined products we handle at our Anchorage, Boise, Burley, Stockton and Vancouver terminals for Tesoro, and we will bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance gains or losses resulting from these contractual provisions will be determined by reference to the monthly average reference price for the applicable commodity, less a specified discount. Any gains and losses under these provisions will reduce or increase, respectively, our operating and maintenance expenses in the period in which they are realized.

EBITDA and Distributable Cash Flow.  We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as EBITDA plus cash paid net of interest income, maintenance capital expenditures and income taxes, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with GAAP.

EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our predecessor’s historical results of operations for the reasons described below:

Revenues.  There are differences in the way our predecessor recorded revenues and the way we will record revenues. Our assets have historically been a part of the integrated operations of Tesoro, and our predecessor generally recognized only the costs and did not record revenue associated with the short-haul pipeline, transportation, terminalling, storage or trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in our predecessor’s historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by FERC and NDPSC on our High Plains system. Following the closing of this offering, our revenues will be generated by existing third-party contracts and from the commercial agreements that we will enter into with Tesoro at the closing of this offering under which Tesoro will pay us fees for gathering, transporting and storing crude oil and transporting, storing and terminalling refined products. These contracts contain minimum volume commitments and fees that are indexed for inflation. In addition, we expect to generate revenue from ancillary services such as ethanol blending and additive injection and from tariffs on our High Plains pipeline system for interstate and intrastate volumes in excess of committed amounts under our High Plains pipeline transportation services agreement with Tesoro. Furthermore, the tariff rates for intrastate transportation on our High Plains pipeline system were recently adjusted to reflect more uniform mileage based rates that are comparable to rates for similar pipeline gathering and transportation services in the area. This adjustment has created an overall increase in revenues that we will receive for committed and uncommitted intrastate transportation services on our High Plains pipeline system.

General and Administrative Expenses.  Our predecessor’s general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged or allocated to our predecessor based on the nature of the expenses and our predecessor’s proportionate share of employee time and headcount. Following the closing of this offering, Tesoro will continue to charge us a combination of direct monthly charges for the management and operation of our logistics assets, which are projected to be $0.2 million higher than historical charges due to Tesoro’s provision of additional services, and a fixed annual fee for general corporate services, such as treasury, accounting and legal services. For more information about the fixed annual fee and the services covered by it, please see “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138. We also expect to incur an additional $3.2 million of incremental annual general and administrative expenses as a result of being a separate publicly traded partnership.

Financing.  There are differences in the way we will finance our operations as compared to the way our predecessor financed its operations. Historically, our predecessor’s operations were financed as part of Tesoro’s integrated operations and our predecessor did not record any separate costs associated with financing its operations. Additionally, our predecessor largely relied on internally generated cash flows and capital contributions from Tesoro to satisfy its capital expenditure requirements. Following the closing of this offering, we intend to make cash distributions to our unitholders at an initial distribution rate of $0.3375 per unit per quarter ($1.35 per unit on an annualized basis). Based on the terms of our cash distribution policy, we expect that we will distribute to our unitholders and our general partner most of the cash generated by our operations. As a result, we expect to fund future capital expenditures primarily from external sources, including borrowings under our revolving credit facility and future issuances of equity and debt securities.

Other Factors That Will Significantly Affect Our Results

Supply and Demand for Crude Oil and Refined Products.  We generate the substantial majority of our revenues under fee-based agreements with Tesoro. These contracts should promote cash flow stability and minimize our direct exposure to commodity price fluctuations. Additionally, since we generally do not own any of the crude oil or refined products that we handle and do not engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Our terminal throughput volumes depend primarily on the volume of refined products produced at Tesoro’s refineries, which, in turn, is ultimately dependent on Tesoro’s refining margins. Refining margins depend on both the price of crude oil or other feedstocks and the price of refined products. These prices are affected by numerous factors beyond our or Tesoro’s control, including the domestic and global supply of and demand for crude oil, gasoline and other refined products. Furthermore, our ability to execute our growth strategy in the Bakken Shale/Williston Basin area will depend on crude oil production in that area, which is also affected by the supply of and demand for crude oil. Certain measures of commercial activity that are correlated with crude oil and refined products demand showed improvement in 2010. However, we expect the current global economic weakness and high unemployment in the United States to continue to depress demand for refined products. The impact of low demand has been further compounded by excess global refining capacity and historically high inventory levels. We expect these conditions to continue to put significant pressure on Tesoro’s refined product margins until the economy improves and unemployment declines. If the demand for refined products remains depressed or decreases further, or if Tesoro’s crude oil costs exceed the value of the refined products it produces, Tesoro may reduce the volumes of crude oil and refined products that we handle.

Acquisition Opportunities.  We may acquire additional logistics assets from Tesoro or third parties. Under our omnibus agreement, subject to certain exceptions, Tesoro has agreed not to own or operate any crude oil or refined products pipelines, terminals or storage facilities in the United States that are not directly connected to, substantially dedicated to, or otherwise an integral part of, a Tesoro refinery, with a fair market value in excess of $5.0 million. We also have a right of first offer on certain logistics assets retained by Tesoro to the extent Tesoro decides to sell, transfer or otherwise dispose of any of those assets. In addition, we plan to pursue strategic asset acquisitions from third parties to the extent such acquisitions complement our or Tesoro’s existing asset base or provide attractive potential returns in new areas within our geographic footprint. We believe that we will be well-positioned to acquire logistics assets from Tesoro and third parties should such opportunities arise, and identifying and executing acquisitions will be a key part of our strategy. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution.

Third-Party Business.  In the future, we plan to increase third-party volumes to our crude oil gathering assets and our terminalling assets. We believe that the strategic location of these assets will create significant opportunities to capture incremental third-party business and facilitate our growth. Immediately following the closing of this offering, substantially all of our current revenue will be generated under our commercial agreements with, and tariffs paid by, Tesoro. Unless we are successful in attracting third-party customers, our ability to increase volumes will be dependent on Tesoro, who has no obligation to supply our High Plains system or our terminals with additional volumes. If we are unable to increase throughput volumes, future growth may be limited.

Results of Operations

Combined Overview

The following table and discussion is a summary of our combined results of operations for the years ended December 31, 2008, 2009 and 2010. The results of operations by segment are discussed in further detail following this combined overview discussion.

	Year Ended
	December 31,
	2008	2009	2010
	(In thousands)

Revenues	$24,487	$22,659	$23,300
Costs and Expenses:
Operating and maintenance expense	29,741	32,566	32,972
Depreciation expense	6,625	8,820	8,006
General and administrative expense	2,525	3,141	3,198

Total Costs and Expenses	38,891	44,527	44,176

Net Loss	$(14,404)	$(21,868)	$(20,876)

EBITDA(1)	$(7,779)	$(13,048)	$(12,870)

(1)	For a definition of EBITDA and a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measure” on page 16.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

Net loss decreased by $1.0 million, or 5%, to $20.9 million in 2010 as compared to $21.9 million in 2009. The terminalling, transportation and storage segment had a $1.6 million decrease in operating losses primarily due to lower depreciation expenses and operating and maintenance expenses. This decrease in net loss was partially offset by an increase in crude oil gathering operating losses of $0.6 million primarily attributable to higher 2010 contract labor costs and truck lease expenses. Total general and administrative expenses were relatively unchanged in 2010.

Year Ended December 31, 2009 compared to Year Ended December 31, 2008

Net loss increased by $7.5 million, or 52%, to $21.9 million in 2009 as compared to $14.4 million in 2008. The increase in net loss was due to a $1.8 million decrease in revenues in the crude oil gathering segment primarily due to reduced throughput as Tesoro’s Mandan refinery approached the end of its maintenance cycle. In addition, total operating and maintenance expenses increased $2.8 million, primarily attributable to higher trucking costs caused by increased third-party trucking demand, higher repair and maintenance expenses and losses related to certain asset retirements at our Los Angeles terminal in relation to a large capital project. As a result of these asset retirements, we accelerated depreciation on the related assets, which was the primary cause of increased depreciation expense of $2.2 million. In addition, total general and administrative expenses increased by $0.6 million primarily due to higher stock-based compensation costs.

Results of Operations — Crude Oil Gathering

This segment includes our High Plains pipeline system and our related trucking operations that gather and transport crude oil to Tesoro’s Mandan, North Dakota refinery.

	Years Ended
	December 31,
	2008	2009	2010
	(In thousands, except volumes)

Revenues	$21,190	$19,422	$19,592
Costs and Expenses:
Operating and maintenance expenses	17,029	18,962	19,684
Depreciation expense	3,066	3,073	3,097
Allocated general and administrative expense	471	536	563

Total Costs and Expenses	$20,566	$22,571	$23,344

Segment Operating Income (Loss)	$624	$(3,149)	$(3,752)

Volumes (bpd):
Pipeline	54,737	52,806	50,695	(1)
Trucking	23,752	22,963	23,305

(1)	Average daily throughput volumes decreased in 2010 due to a scheduled turnaround at Tesoro’s Mandan refinery in April and May of 2010.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

Revenues increased by $0.2 million, or 1%, to $19.6 million in 2010 as compared to $19.4 million in 2009. Although average pipeline throughput decreased by 2,111 bpd due to the turnaround at Tesoro’s Mandan refinery during April and May of 2010, tariff revenue was supported by higher average tariff rates per barrel and an increase in the percentage of total volume consisting of pipeline-gathered barrels, which are charged a higher tariff rate.

Operating and maintenance expense increased $0.7 million, or 4%, to $19.7 million in 2010 compared to $19.0 million in 2009 as a result of increased trucking costs for contract labor and truck lease expenses of $2.2 million and approximately $0.8 million, respectively, due to increased demand for trucking services for use of alternative delivery locations during Tesoro’s 2010 Mandan refinery turnaround. The increase was partially offset by higher imbalance settlement gains of $1.7 million during 2010 and a decrease of $0.4 million in nonrecurring environmental expenses.

Depreciation expense was unchanged at $3.1 million for 2010 compared to 2009 as minor amounts of assets were placed in service or retired during both years.

Year Ended December 31, 2009 compared to Year Ended December 31, 2008

Revenues decreased by approximately $1.8 million, or 8%, to $19.4 million in 2009 as compared to $21.2 million in 2008. Crude oil gathering pipeline throughput decreased by 1,931 bpd as Tesoro’s Mandan refinery approached the end of its maintenance cycle.

Operating and maintenance expense increased approximately $2.0 million, or 11%, to $19.0 million in 2009 compared to $17.0 million in 2008. The use of new production gathering locations caused increases of $1.9 million for contract labor costs, truck rental expense and fuel expenses in our High Plains trucking operations. Other increases included $0.5 million in environmental costs related to our High Plains pipeline system and a decrease of $1.6 million in imbalance credits. These amounts were partially offset by decreases in repairs and maintenance expense and utilities costs of $1.7 million and $0.2 million, respectively.

Depreciation expense was unchanged at $3.1 million during 2009 and 2008 as minor amounts of assets were placed in service or retired during both years.

Results of Operations — Terminalling, Transportation and Storage

	Years Ended
	December 31,
	2008	2009	2010
	(In thousands except volumes)

Revenues(1)	$3,297	$3,237	$3,708
Costs and Expenses:
Operating and maintenance expenses	12,712	13,604	13,288
Depreciation expense	3,559	5,747	4,909
Allocated general and administrative expense	287	379	406

Total Costs and Expenses	$16,558	$19,730	$18,603

Segment Operating Income (Loss)	$(13,261)	$(16,493)	$(14,895)

Volumes (bpd)
Terminal throughput	112,868	113,135	113,950
Short-haul pipeline throughput(2)	68,890	62,822	60,666

(1)	Historically, no affiliate revenue was recognized in the terminalling, transportation and storage segment. Volumes include both affiliate and third-party throughput.

(2)	Average daily throughput volumes decreased due to a scheduled turnaround at Tesoro’s Salt Lake City refinery in March and April of 2010.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

Revenues increased $0.5 million, or 15%, to $3.7 million in 2010 as compared to $3.2 million in 2009, primarily due to increases in third-party throughput volumes at our Vancouver and Anchorage terminals.

Operating and maintenance expense decreased $0.3 million, or 2%, to $13.3 million in 2010 compared to $13.6 million in 2009 primarily due to a decrease in losses on fixed asset disposals as an additional $0.6 million of losses were recognized in 2009 related to the retirement of certain assets at our Los Angeles terminal. In addition, repairs and maintenance and employee costs decreased by $0.3 million due to initiatives to reduce costs. The decrease was partially offset by an increase of $0.6 million in environmental costs at our Stockton and Anchorage terminals.

Depreciation expense decreased $0.8 million, or 15%, to $4.9 million in 2010 compared to $5.7 million in 2009 due to the acceleration of depreciation on a portion of our Los Angeles terminal that was retired in 2009.

Year Ended December 31, 2009 compared to Year Ended December 31, 2008

Revenues decreased $0.1 million, or 2%, to $3.2 million in 2009 as compared to $3.3 million in 2008, primarily due to a decrease in third-party terminalling throughput of 517 bpd and a corresponding decrease in third-party terminalling revenues.

Operating and maintenance expense increased $0.9 million, or 7%, to $13.6 million in 2009 compared to $12.7 million in 2008. The increase was primarily due to higher repair and maintenance expenses of approximately $0.6 million and losses related to fixed asset disposals at our Los Angeles terminal of $0.7 million. These increases were partially offset by a reduction in environmental costs of $0.5 million.

Depreciation expense increased $2.2 million, or 61%, to $5.7 million in 2009 as compared to $3.6 million in 2008 due to the acceleration of depreciation related to the retirement of certain assets at our Los Angeles terminal in 2009.

Capital Resources and Liquidity

Historically, our sources of liquidity included cash generated from operations and funding from Tesoro. Our cash receipts were deposited in Tesoro’s bank accounts and all cash disbursements were made from these accounts. Thus, historically our financial statements have reflected no cash balances. Following this offering, we will have separate bank accounts, but Tesoro will provide treasury services on our general partner’s behalf under our omnibus agreement. Tesoro will retain the working capital of our predecessor, as these balances represent assets and liabilities related to our predecessor’s assets prior to the closing of the offering.

In addition to the retention of a portion of the net proceeds from this offering for working capital needs, we expect our ongoing sources of liquidity following this offering to include cash generated from operations, borrowings under our revolving credit facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements and to make quarterly cash distributions.

We intend to pay a minimum quarterly distribution of $0.3375 per unit per quarter, which equates to $10.5 million per quarter, or $42.0 million per year, based on the number of common, subordinated and general partner units to be outstanding immediately after completion of this offering. We do not have a legal obligation to pay this distribution. Please read “Cash Distribution Policy and Restrictions on Distributions” beginning on page 49.

Revolving Credit Facility

Upon the closing of this offering, we will enter into a $150.0 million senior secured revolving credit agreement with Bank of America, N.A., as administrative agent, and a syndicate of lenders. The credit facility will be available to fund working capital, finance acquisitions and finance other capital expenditures and will allow us to request that the maximum amount of the credit facility be increased up to an aggregate of $300.0 million, subject to receiving increased commitments from the lenders. Our obligations under the credit agreement will be secured by a first priority lien on substantially all of our material assets. The credit facility will mature on the third anniversary of the closing date for the credit facility. Borrowings under the credit facility will bear interest at either a base rate (3.25% as of March 28, 2011), plus an applicable margin, or a Eurodollar rate (0.25% as of March 28, 2011), plus an applicable margin. The applicable margin varies based upon our Consolidated Leverage Ratio, as defined in the credit agreement. Upon the closing of this offering, we will borrow $50.0 million under the credit facility in order to fund a cash distribution to Tesoro, leaving $100.0 million available for future borrowings.

The credit agreement will contain affirmative and negative covenants customary for transactions of this nature that, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to:

•	permit the ratio of our consolidated EBITDA to our consolidated interest charges as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be less than 3.00 to 1.00;

•	permit the ratio of our consolidated funded debt to our consolidated EBITDA as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 4.50 to 1.00 during a temporary period from the date of consummation of certain acquisitions (as described in the credit agreement) until the last day of the third consecutive quarter following such acquisitions, and greater than 4.00 to 1.00 at all other times;

•	incur additional debt, subject to customary carve outs for certain permitted additional debt, or incur certain liens on assets, subject to customary carve outs for certain permitted liens;

•	make certain cash distributions, provided that we may make quarterly distributions of available cash so long as no default under the credit agreement then exists or would result therefrom, and provided that no more than $20 million may be drawn on the revolving credit facility to fund such quarterly distributions;

•	dispose of assets in excess of an annual threshold amount;

•	make certain amendments, modifications or supplements to organization documents and material contracts;

•	engage in business activities other than our business as described herein or ancillary thereto;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into non arms-length transactions with affiliates.

The credit agreement will also contain events of default customary for transactions of this nature, including the failure by Tesoro to own a majority of the equity interests of our general partner, and termination of a material contract if such termination could reasonably be expected to have a material adverse effect on us. Upon the occurrence and during the continuation of an event of default under the credit agreement, the lenders may, among other things, terminate their revolving loan commitments, accelerate and declare the outstanding loans to be immediately due and payable and exercise remedies against us and the collateral as may be available to the lenders under the credit agreement and other loan documents.

Cash Flows

Net cash from (used in) operating activities, investing activities and financing activities for the years ended December 31, 2008, 2009 and 2010, were as follows:

	Year Ended December 31,
	2008	2009	2010
	(In thousands)

Net cash used in operating activities	$(6,045)	$(12,324)	$(11,426)
Net cash used in investing activities	(16,022)	(12,249)	(2,561)
Net cash from financing activities	22,067	24,573	13,987

Cash Flows Used in Operating Activities.  Cash flows used in operating activities for the year ended December 31, 2010 decreased $0.9 million, or 7%, to $11.4 million from $12.3 million for the year ended December 31, 2009. The decrease is due to the change in net loss discussed above under “— Results of Operations,” after excluding the effect of losses on asset disposals and depreciation expense, neither of which had an effect on cash flows used in operating activities, and decreased working capital requirements for 2010 compared to 2009.

Cash flows used in operating activities for the year ended December 31, 2009 increased $6.3 million, or 104%, to $12.3 million from $6.0 million for the year ended December 31, 2008 due to the increased net loss discussed above under “— Results of Operations,” after excluding the effect of depreciation expense that had no effect on cash, and increased working capital requirements.

Cash Flows Used in Investing Activities.  Cash flows used in investing activities for the year ended December 31, 2010 decreased $9.6 million, or 79%, to $2.6 million from $12.2 million for the year ended December 31, 2009 due to lower capital expenditures in 2010 as various projects with significant spending in 2009 at our Los Angeles, Boise, Anchorage and Vancouver terminals and Salt Lake City storage facility were substantially complete by December 31, 2009.

Cash flows used in investing activities for the year ended December 31, 2009 decreased $3.8 million, or 24%, to $12.2 million from $16.0 million for the year ended December 31, 2008 due to lower capital expenditures.

Cash Flows from Financing Activities.  Cash flows from financing activities in historical periods were primarily driven by capital contributions from Tesoro. We used these capital contributions to fund our working capital needs and to finance maintenance and expansion capital expenditure projects that are reflected in cash flows used in investing activities.

Cash flows provided by financing activities for the year ended December 31, 2010 decreased $10.6 million, or 43%, to $14.0 million from $24.6 million for the year ended December 31, 2009 due to lower capital contributions from Tesoro, due to lower capital expenditures in 2010.

Cash flows provided by financing activities for the year ended December 31, 2009 increased by $2.5 million, or 11%, to $24.6 million from $22.1 million for the year ended December 31, 2008 due to higher capital contributions from Tesoro needed to fund the increase in net loss.

Capital Expenditures

Our operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage, and pipeline integrity and safety and to address environmental regulations. Expansion capital expenditures include expenditures to acquire assets and expand existing facilities that increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities. For the years ended December 31, 2008, 2009 and 2010, our predecessor incurred a total of $8.5 million, $3.3 million and $1.7 million, respectively, in maintenance capital expenditures and expended $10.2 million, $5.9 million and $0.4 million, respectively, for expansion capital expenditures, including the expansion of our Los Angeles terminal truck rack in 2008. Our predecessor’s capital funding requirements were funded by capital contributions from Tesoro.

We have budgeted maintenance capital expenditures of approximately $4.6 million and expansion capital expenditures of approximately $10.4 million for the twelve months ending March 31, 2012. Of the $4.6 million in maintenance capital expenditures, $1.7 million relates to our High Plains pipeline system, $1.4 million relates to short-haul pipeline and terminal integrity projects and the remaining $1.5 million relates primarily to tank maintenance and replacement of rack loading equipment at certain of our terminals. Of the $10.4 million in expansion capital expenditures, $3.6 million relates to additional truck unloading, tankage and pumping capacity on the High Plains System relating to Tesoro’s announced expansion of the Mandan Refinery. The remaining $6.8 million of assumed expansion capital expenditures relates to several projects to expand the services offered and the capacity of our terminals.

We anticipate that these capital expenditures will be funded primarily with cash from operations and borrowings under our revolving credit facility. Following this offering, we expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund any significant future expansion capital expenditures.

Contractual Obligations

A summary of our contractual obligations as of December 31, 2010, is as follows:

	2011	2012-2013	2014-2015	Thereafter	Total
	(In thousands)

Operating lease obligations(1)	$1,770	$2,718	$974	$150	$5,612
Other purchase obligations(2)	246	24	—	—	270
Capital expenditure obligations(3)	202	—	—	—	202

Total	$2,218	$2,742	$974	$150	$6,084

(1)	Minimum operating lease payments for operating leases having initial or remaining non-cancellable lease terms in excess of one year primarily related to our truck vehicle leases and, to a lesser extent, leases for terminals and pump stations and property leases.

(2)	Represents software commitments that have non-cancellable terms less than one year.

(3)	Minimum contractual spending requirements for certain capital projects.

Due to the uncertainty as to the timing of future cash flows for noncurrent environmental liabilities and asset retirement obligations, we excluded the future cash flows of noncurrent liabilities from the table above.

Effects of Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our predecessor’s results of operations for the years ended December 31, 2008, 2009 and 2010.

Off Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Regulatory Matters

Our interstate common carrier crude oil pipeline operations are subject to rate regulation by the FERC under the Interstate Commerce Act (ICA) and the Energy Policy Act of 1992 (EPAct 1992). Our pipelines, gathering systems and terminal operations are also subject to safety regulations adopted by the U.S. Department of Transportation. Some of our intrastate pipeline operations are subject to regulation by the NDPSC. For more information on federal and state regulations affecting our business, please read “Business — Rate and Other Regulation” beginning on page 113.

Environmental and Other Matters

Environmental Regulation.  We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites, including our storage facility, pipelines and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Tesoro will indemnify us for certain of these costs as described in the omnibus agreement. For a further description of this indemnification, see “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138.

Environmental Liabilities.  Tesoro has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but we have recognized historical liabilities for these matters based on our best estimates and applicable accounting guidelines and principles.

These liabilities were based on estimates including engineering assessments and it is reasonably possible that the estimates will change and that additional remediation costs could be incurred as more information becomes available.

Accrued liabilities for estimated site remediation costs to be incurred in the future at our facilities and properties have been included in our historical combined financial statements. Liabilities were recorded when site restoration and environmental remediation and cleanup obligations were known or considered probable and could be reasonably estimated. As of December 31, 2009 and 2010, environmental liabilities of $1.3 million and $2.1 million, respectively, were accrued for groundwater and soil remediation projects at our Stockton, Burley and Anchorage terminals.

We are currently, and expect to continue, incurring expenses for environmental cleanup at a number of our pipelines, terminals and storage facilities. As part of the omnibus agreement, Tesoro will indemnify us for certain of these expenses. For a further description of the indemnification, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 3 to our audited financial statements included elsewhere in this prospectus. We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Depreciation.  We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over periods ranging from 3 years to 30 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Impairment of Long-Lived Assets.  We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. If this occurs, an impairment loss is recognized for the difference between the fair value and net book value. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. No impairments of long-lived assets were recorded during the periods included in these financial statements.

Accounting for Asset Retirement Obligations.  An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset. We have recorded AROs at fair value in the period in which we have a legal obligation to incur these costs and can make a reasonable estimate of the fair value of the liability. When the liability was initially recorded, the cost was capitalized by increasing the book value of the related long-lived tangible asset. The liability was accreted to its estimated settlement value and the related capitalized cost was depreciated over the asset’s useful life. Settlement dates were estimated by considering past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs could not be made as settlement dates (or range of dates) associated with these assets were not estimable. These AROs include hazardous materials disposal, site restoration, and removal or dismantlement requirements associated with the closure of our terminal facilities or pipelines, including the demolition or removal of tanks, pipelines or other equipment.

Environmental Liabilities.  Tesoro has historically capitalized environmental expenditures that extend the life or increase the capacity of facilities as well as expenditures that prevent environmental contamination. Costs that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation were expensed. Liabilities were recorded when environmental assessments or remedial efforts were probable and could be reasonably estimated. Estimates were based on the expected timing and the extent of remedial actions required by governing agencies and experience gained from similar sites for which environmental assessments or remediation have been completed. Environmental expenses were recorded primarily in “operating and maintenance expense.” Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138 for further information on Tesoro’s agreement to indemnify us for certain environmental matters.

Contingencies.  In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters for which the likelihood of loss may be possible but the amount of loss is not currently estimable. As of December 31, 2010, we did not have any outstanding lawsuits, administrative proceedings or governmental investigations.

Imbalances.  We experience volume gains and losses, which we sometimes refer to as imbalances, within our pipelines, terminals and storage facilities due to pressure and temperature changes, evaporation and variances in meter readings and in other measurement methods. Historically, we used quoted market prices of the applicable commodity as of the relevant reporting date to value amounts related to imbalances. At December 31, 2009, we did not have any imbalance liabilities or assets on our combined balance sheet, as any imbalances were settled prior to year end. At December 31, 2010, we had an imbalance asset of approximately $0.2 million included in affiliate receivable on our combined balance sheet. Under the tariffs on our High Plains pipeline system, we will be permitted to retain 0.2% of the crude oil shipped on our High Plains pipeline system, and Tesoro will bear any crude oil volume losses in excess of that amount. Under our master terminalling services agreement, we will be permitted to retain 0.25% of the refined products we handle at our Anchorage, Boise, Burley, Stockton and Vancouver terminals for Tesoro, and we will bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance gains or losses resulting from these contractual provisions will be determined by reference to the monthly average reference price for the applicable commodity, less a specified discount. For all of our other terminals, and under our other commercial agreements with Tesoro, we will have no obligation to measure volume gains and losses, and will have no liability for physical losses.

Qualitative and Quantitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. As we do not generally own the refined product or crude oil that is shipped through our pipelines, distributed through our terminals, or held in our storage facilities, and because all of our commercial agreements with Tesoro, other than our master terminalling services agreement, require Tesoro to bear the risk of any volume loss relating to the services we provide, we have minimal direct exposure to risks associated with fluctuating commodity prices. In addition, our commercial agreements with Tesoro are indexed to inflation and contain fuel surcharge provisions that are designed to substantially mitigate our exposure to increases in diesel fuel prices and the cost of other supplies used in our business. We do not intend to hedge our exposure to commodity risk related to imbalance gains and losses or to diesel fuel or other supply costs.

Debt that we incur under our revolving credit facility will bear interest at a variable rate and will expose us to interest rate risk. Unless interest rates increase significantly in the future, our exposure to interest rate risk should be minimal. We may use certain derivative instruments to hedge our exposure to variable interest rates. We do not currently have in place any hedges or forward contracts.

Seasonality

The crude oil and refined product throughput in our pipelines and terminals is directly affected by the level of supply and demand for crude oil and refined products in the markets served directly or indirectly by our assets. However, many effects of seasonality on our revenues will be substantially mitigated through the use of our fee-based commercial agreements with Tesoro that include minimum volume commitments.

BUSINESS

Overview

We are a fee-based, growth-oriented Delaware limited partnership recently formed by Tesoro to own, operate, develop and acquire crude oil and refined products logistics assets. Our logistics assets are integral to the success of Tesoro’s refining and marketing operations and are used to gather, transport and store crude oil and to distribute, transport and store refined products. Our initial assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States and a crude oil and refined products storage facility and five related short-haul pipelines in Utah.

We intend to expand our business through organic growth, including constructing new assets and increasing the utilization of our existing assets, and by acquiring assets from Tesoro and third parties. Although Tesoro historically operated its logistics assets primarily to support its refining and marketing business, it has recently announced its intent to grow its logistics operations in order to maximize the integrated value of its assets within the midstream and downstream value chain. In support of this strategy, Tesoro has formed us to be the primary vehicle to grow its logistics operations. In order to provide us with initial acquisition opportunities, Tesoro has granted us a right of first offer on certain logistics assets that it will retain following this offering.

We generate revenue by charging fees for gathering, transporting and storing crude oil and for distributing, transporting and storing refined products. Since we generally do not own any of the crude oil or refined products that we handle and do not engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Following the closing of this offering, substantially all of our revenue will be derived from Tesoro, primarily under various long-term, fee-based commercial agreements that include minimum volume commitments. We believe these commercial agreements will provide us with a stable base of cash flows.

Our Assets and Operations

Our assets and operations are organized into the following two segments:

Crude Oil Gathering.  Our common carrier crude oil gathering system in North Dakota and Montana, which we refer to as our High Plains system, includes an approximate 23,000 bpd truck-based crude oil gathering operation and approximately 700 miles of pipeline and related storage assets with the current capacity to deliver up to 70,000 bpd to Tesoro’s Mandan, North Dakota refinery. This system gathers and transports to Tesoro’s Mandan refinery crude oil produced from the Bakken Shale/Williston Basin area.

Terminalling, Transportation and Storage.  We own and operate eight refined products terminals with aggregate truck and barge delivery capacity of approximately 229,000 bpd. The terminals provide product distribution primarily for refined products produced at Tesoro’s refineries located in Los Angeles and Martinez, California; Salt Lake City, Utah; Kenai, Alaska; Anacortes, Washington; and Mandan, North Dakota. We also own and operate assets that exclusively support Tesoro’s Salt Lake City refinery, including a refined products and crude oil storage facility with total shell capacity of approximately 878,000 barrels and three short-haul crude oil supply pipelines and two short-haul refined product delivery pipelines connected to third-party interstate pipelines. Our terminalling, transportation and storage assets serve regions that are expected to experience growth in refined product demand at a rate greater than the national average for the United States over the next 25 years, according to the EIA.

For the year ended December 31, 2010, we had pro forma EBITDA of approximately $52.9 million and pro forma net income of approximately $42.5 million. Tesoro accounted for 93% of our pro forma EBITDA and 91% of our pro forma net income for that period. For the year ended December 31, 2010, we had pro forma revenue of $49.6 million from our crude oil gathering segment and $43.6 million from our terminalling, transportation and storage segment. Please read “Summary Historical and Pro Forma Combined Financial and Operating Data” beginning on page 13 for the definition of the term EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures, calculated and presented in accordance with U.S. GAAP.

Our Commercial Agreements with Tesoro

In connection with the closing of this offering, we will enter into various long term, fee-based commercial agreements with Tesoro under which we will provide various pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro will commit to provide us with minimum monthly throughput volumes of crude oil and refined products. We believe the terms and conditions of these agreements, as well as our other initial agreements with Tesoro described below under “— Other Agreements with Tesoro,” are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro will include:

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for gathering and transporting crude oil on our High Plains pipeline system;

•	a two-year trucking transportation services agreement under which Tesoro will pay us fees for crude oil trucking and related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation;

•	a 10-year master terminalling services agreement under which Tesoro will pay us fees for providing terminalling services at our eight refined products terminals;

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for transporting crude oil and refined products on our five Salt Lake City short-haul pipelines; and

•	a 10-year storage and transportation services agreement under which Tesoro will pay us fees for storing crude oil and refined products at our Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and Tesoro’s Salt Lake City refinery through interconnecting pipelines on a dedicated basis.

Each of these agreements, other than the storage and transportation services agreement, will contain minimum throughput commitments. Tesoro’s fees under the storage and transportation services agreement will be for the use of the existing capacity at our Salt Lake City storage facility and on our pipelines connecting the storage facility to Tesoro’s Salt Lake City refinery. The fees under each agreement are indexed for inflation and, except for the trucking transportation services agreement, these agreements give Tesoro the option to renew for two five-year terms. The trucking transportation services agreement will renew automatically for up to four successive two-year terms unless earlier terminated by us or Tesoro no later than three months prior to the expiration of any term. For additional information about the commercial agreements, including Tesoro’s ability to reduce or terminate its obligations in the event of a force majeure that affects us, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143. For additional information regarding certain risks associated with these commercial agreements, please also see each of the following risk factors under “Risk Factors — Risk Related to our Business” beginning on page 17: “— Tesoro accounts for substantially all of our revenues. If Tesoro changes its business strategy, is unable to satisfy its obligations under our commercial agreements for any reason or significantly reduces the volumes transported through our pipelines or handled at our terminals, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected”; “— Tesoro may suspend, reduce or terminate its obligations under our commercial agreements in some circumstances, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders”; and “— If Tesoro satisfies only its minimum obligations under, or if we are unable to renew or extend, the various commercial agreements we have with Tesoro, our ability to make distributions to our unitholders will be reduced.”

For the year ended December 31, 2010, on a pro forma basis, assuming Tesoro paid fees for only the minimum volumes under each of these commercial agreements, our total revenue would have been $81.3 million as compared to pro forma revenue for that period of $93.2 million.

Other Agreements with Tesoro

In addition to the commercial agreements described above, we will also enter into the following agreements with Tesoro:

Omnibus Agreement.  Upon the closing of this offering, we will enter into an omnibus agreement with Tesoro under which Tesoro will agree not to compete with us under certain circumstances and will grant us a right of first offer to acquire certain of its retained logistics assets, including certain terminals, pipelines, docks, storage facilities and other related assets located in California, Alaska and Washington. The omnibus agreement will also address our payment of a fee to Tesoro for the provision of various centralized corporate services, Tesoro’s reimbursement of us for certain maintenance capital expenditures and Tesoro’s indemnification of us for certain matters, including environmental, title and tax matters. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138 and “Risk Factors — Risks Inherent in an Investment in Us — Our general partner and its affiliates, including Tesoro, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders. Additionally, we have no control over Tesoro’s business decisions and operations, and Tesoro is under no obligation to adopt a business strategy that favors us” on page 32.

Operational Services Agreement.  Upon the closing of this offering, we will enter into an operational services agreement with Tesoro under which we will reimburse Tesoro for the provision of certain operational services to us in support of our pipelines, terminals and storage facility, and under which we will also pay Tesoro an annual fee for operational services performed by certain of Tesoro’s field-level employees at our Mandan, North Dakota terminal and our Salt Lake City, Utah storage facility. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Operational Services Agreement” beginning on page 142.

Contribution Agreement.  At the closing of this offering, we will enter into a contribution agreement with Tesoro under which Tesoro will contribute all of our initial assets to us, including our High Plains system and our terminals, and under which Tesoro will grant us a license to enter, use and operate our Vancouver terminal until the Port of Vancouver consents to Tesoro’s assignment to us of the Vancouver terminal lease. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Contribution Agreement” beginning on page 143.

Business Strategies

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	Focus on Stable, Fee-Based Business. We intend to focus on opportunities to provide committed, fee-based logistics services to Tesoro and third parties. We believe that our long-term fee-based contracts with Tesoro will enhance the stability of our cash flows and minimize our direct exposure to commodity price fluctuations.

•	Pursue Attractive Organic Expansion Opportunities. We intend to evaluate investment opportunities to make capital investments to expand our existing asset base that may arise from the growth of Tesoro’s refining and marketing business or from increased third-party activity in our areas of operations. We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new areas within our geographic footprint. Tesoro has recently announced an expansion of its Mandan refinery. To meet Tesoro’s additional requirements, we expect to spend $6.0 to $7.0 million of expansion capital on our High Plains system to add additional pumping, tankage and truck unloading capacity. Additionally, with expected production growth in the Bakken

Shale/Williston Basin area, we are evaluating opportunities to further expand our High Plains system to provide critical takeaway capacity for crude oil producers. We will also evaluate opportunities to expand our terminal operations to meet rising demand in Tesoro’s core areas of operation. As a result of our strategic relationship with Tesoro, if Tesoro requires expanded logistics infrastructure and capabilities to support its refining and marketing operations, we expect to be favorably positioned to construct and operate the necessary logistics assets.

•	Grow Through Strategic Acquisitions. We plan to pursue accretive acquisitions of complementary assets from Tesoro as well as from third parties. In order to provide us with initial acquisition opportunities, Tesoro has granted us a right of first offer to acquire certain logistics assets that it will retain following this offering. As Tesoro executes its growth strategy, which may include the acquisition of additional refinery assets, we believe we are well-positioned to acquire any associated logistics assets as those opportunities arise. Our third-party acquisition strategy will be focused on logistics assets in the western half of the United States where we believe our knowledge of the market will provide us with a competitive advantage. We intend to pursue these third-party acquisition opportunities independently as well as jointly with Tesoro.

•	Optimize Existing Asset Base and Pursue Third-Party Volumes. We will seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization. Historically, Tesoro has operated its logistics assets primarily in support of its refining and marketing business. As a result, we have available capacity on our High Plains pipeline system and in many of our refined product terminals where we believe we have the ability to increase utilization with minimal capital investment. On the High Plains pipeline system, we are evaluating several opportunities to increase utilization, including receipt and delivery interconnections with third-party pipeline systems. As a result of the strategic locations of many of our refined product terminals, we are also evaluating the potential demand for increased access to our terminals where we have available capacity. We are also exploring various strategic initiatives to improve operating efficiencies at some of our terminals that would increase capacity for additional volumes from Tesoro and potential third parties.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•	Long-Term, Fee-Based Contracts. Initially, we will generate a substantial majority of our revenue under long-term, fee-based contracts with Tesoro. We believe that these contracts will promote cash flow stability and minimize our direct exposure to commodity price fluctuations, although these risks indirectly influence our activities and results of operations over the long term. Under these contracts, Tesoro has committed to ship a minimum volume of crude oil on our High Plains system, to deliver a minimum volume of refined products through our terminals, to transport a minimum volume of crude oil and refined products on our five short-haul pipelines in Salt Lake City and to store crude oil and refined products at our Salt Lake City storage facility and transport crude oil and refined products between the storage facility and Tesoro’s Salt Lake City refinery on a dedicated basis. These contracts contain fees that are indexed for inflation.

•	Relationship with Tesoro. We have a strategic relationship with Tesoro, which we believe will provide us with a stable base of cash flows as well as opportunities for growth. All of our logistics assets are directly linked to Tesoro’s refining and marketing operations. Our High Plains system currently delivers all of the crude oil processed by Tesoro’s Mandan, North Dakota refinery and our refined product terminals provide critical storage and distribution infrastructure for six of Tesoro’s seven refineries. We will have a right of first offer to acquire certain logistics assets, with a gross book value of approximately $240.0 million, that will be retained by Tesoro and, following this offering, we are well-positioned to partner with Tesoro in the construction or acquisition of new logistics infrastructure associated with Tesoro’s refining and marketing growth initiatives. We also expect to benefit from Tesoro’s extensive operational, commercial and technical expertise, as well as its industry relationships throughout the midstream and downstream value chain, as we look to optimize and expand our existing asset base.

•	Assets Positioned in Areas of High Demand. Our High Plains system is located in the Williston Basin, one of the most prolific onshore oil producing basins in North America, and gathers and transports production from the Bakken Shale formation. Our terminalling, transportation and storage assets are located in markets that the EIA projects will experience growth in demand for refined products. The Bakken Shale, which is within the Williston Basin, has emerged as one of the most attractive resource plays in North America, with estimated technically recoverable reserves of approximately 3.65 billion barrels (according to United States Geological Survey estimates published in April 2008). We expect producers to invest substantial capital to develop the Bakken Shale and other emerging plays in the Williston Basin. A development of this scale will require substantial investment in pipeline and storage infrastructure, and we believe that our existing footprint will give us a strategic advantage to capitalize on this opportunity. In addition, most of our terminalling assets are located in the Mountain and Pacific regions of the United States, which the EIA expects to see greater growth rate in refined products demand than the U.S. national average over the next 25 years, with the Mountain region expected to have the highest refined products demand growth rate of any U.S. region over the same period. We believe there is an opportunity to capitalize on this increased demand for refined products in our markets by optimizing our existing available capacity and pursuing acquisitions and other growth opportunities.

•	Experienced Management Team. Our management team has significant experience in the management and operation of logistics assets and the execution of expansion and acquisition strategies. Our management team includes some of the most senior officers of Tesoro, who average over 27 years of experience in the energy industry.

•	Financial Flexibility. We believe we will have the financial flexibility to execute our growth strategy through the available capacity under our revolving credit facility and our ability to access the debt and equity capital markets. At the close of this offering, we expect to have approximately $100.0 million of borrowing capacity under our revolving credit facility.

Our Relationship with Tesoro

One of our principal strengths is our relationship with Tesoro. Tesoro is currently the second largest independent refiner in the United States by crude capacity and owns and operates seven refineries that serve markets in Alaska, Arizona, California, Hawaii, Idaho, Minnesota, Nevada, North Dakota, Oregon, Utah, Washington and Wyoming. Tesoro also sells transportation fuels and convenience products through a network of nearly 1,200 retail stations, primarily under the Tesoro®, Shell®, and USA Gasolinetm brands. For the year ended December 31, 2010, Tesoro had consolidated revenues of approximately $20.6 billion, operating income of $140.0 million, a net loss of $29.0 million and, as of December 31, 2010, had consolidated gross assets of approximately $8.7 billion. Tesoro Corporation’s common stock trades on the NYSE under the symbol “TSO.”

Following the completion of this offering, Tesoro will continue to own and operate substantial crude oil and refined products logistics assets. As of December 31, 2010, the aggregate gross book value of the logistics assets to be contributed to us by Tesoro in connection of the closing of this offering was approximately $193.0 million, and the aggregate gross book value of Tesoro’s retained logistics assets on which we have a right of first offer was approximately $240.0 million. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138. Tesoro will also retain a significant interest in us through its ownership of a 56.2% limited partner interest, a 2.0% general partner interest and all of our incentive distribution rights. Given Tesoro’s significant ownership in us following this offering and its intent to use us as the primary vehicle to grow its logistics operations, we believe Tesoro will be motivated to promote and support the successful execution of our business strategies. In particular, we believe it will be in Tesoro’s best interest for it to contribute additional assets to us over time and to facilitate our organic growth opportunities and accretive acquisitions from third parties.

All of our operations are strategically located within Tesoro’s refining and marketing supply chain and, following the closing of this offering, a substantial majority of our revenues will be generated by providing services to Tesoro’s refining and marketing businesses under various commercial agreements that we will enter into with Tesoro at the closing of this offering and that are described below. For additional information about these commercial agreements, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Commercial Agreements with Tesoro” beginning on page 143.

While our relationship with Tesoro and its subsidiaries is a significant strength, it is also a source of potential conflicts. For example, Tesoro has an economic incentive not to cause us to, and in fact may determine not to cause us to, seek higher tariff rates or terminalling fees, even if such higher rates or terminalling fees would reflect rates that could be obtained in arm’s length third-party transactions. Additionally, because of Tesoro’s quality preferences for crude oil refined at the Mandan refinery, Tesoro has an economic incentive to limit the amount of lower-quality crude oil gathered by our High Plains system, which may limit our ability to generate third-party revenue with this asset. Please read “Conflicts of Interest and Fiduciary Duties” beginning on page 156.

Our Asset Portfolio

Crude Oil Gathering

Industry Overview.  Crude oil gathering assets provide the link between crude oil production gathered at the well site or nearby collection points and crude oil terminals and storage facilities, long-haul crude oil pipelines and refineries. Crude oil gathering assets generally consist of a network of smaller diameter pipelines that are connected directly to the well site or central receipt points delivering into larger diameter trunk lines. Pipeline transportation is generally the lowest cost option for transporting crude oil. Trucking operations are often used to supplement pipeline systems by gathering and transporting crude oil production from remote well sites that are not directly connected to pipeline gathering infrastructure. Competition in the crude oil gathering industry is typically regional and based on proximity to crude oil producers, as well as access to viable delivery points. Overall demand for gathering services in a particular area is generally driven by crude oil producer activity in the area.

Overview of the Williston Basin and the Bakken Shale Formation.  The Williston Basin is spread across North Dakota, South Dakota, Montana and parts of southern Canada. The basin contains oil and natural gas in numerous producing zones including the Bakken Shale, which the United States Geological Survey classified in April 2008 as the largest “continuous” oil accumulation ever assessed by it in the continental United States, with approximately 3.65 billion barrels of technically recoverable reserves according to United States Geological Survey estimates published in April 2008. Commercial oil production activities began in the Williston Basin in the 1950s with the first well drilled in 1953. Since then, a significant amount of crude oil has been produced from the basin, primarily from conventional oil accumulations. The Williston Basin is now one of the most actively drilled resource plays in North America. The Bakken Shale in particular has recently experienced increased activity, which we believe is driven by relatively attractive economics resulting from modern drilling and completion technologies, its high-quality crude oil and a favorable crude oil price environment. For example, according to the North Dakota Pipeline Authority, the rig count in North Dakota has increased from 91 rigs as of December 2008 to 163 as of January 2011. We believe that this increase was primarily a result of activity in the Bakken Shale, and we also expect more activity in the more speculative Three Forks/Sanish formation within the Williston Basin. Producers continue to invest significant capital in the development of the Williston Basin, with one major oil producer having announced that it plans to spend as much as $1.0 billion per year over the next five years in the Bakken Shale and Three Forks/Sanish formations. As the region continues to develop, we believe there will be an increasing need for additional crude oil gathering and storage infrastructure.

The following map shows the general location of the Williston Basin and the Bakken Shale.

The following graph shows the historical and forecasted crude oil production from the Bakken Shale:

Source: PIRA Energy Group, November 2010

Our High Plains System

Overview.  Our High Plains system consists of our crude oil pipelines and trucking operations in the Bakken Shale/Williston Basin area of Montana and North Dakota. Our High Plains system gathers and transports crude oil from various production locations in this area for transportation to Tesoro’s Mandan refinery. The following table details the average aggregate daily number of barrels of crude oil transported on our High Plains system in each of the periods indicated. Tesoro was the shipper of substantially all of these barrels.

	Year Ended December 31,
	2006	2007	2008	2009	2010

Crude oil transported through (bpd):
Pipelines(1)
North Dakota	34,501	41,417	45,947	48,953	46,004
Montana	20,138	14,815	8,790	3,853	4,691

Total Pipelines	54,639	56,232	54,737	52,806	50,695
Trucking	17,759	18,560	23,752	22,963	23,305

(1)	Also includes barrels that were delivered onto our High Plains pipeline system by truck.

Pipeline Operations.  We own and operate a common carrier crude oil gathering and transportation system consisting of approximately 700 miles of gathering and trunk lines in Montana and North Dakota, which gather and transport crude oil from the Bakken Shale/Williston Basin area and deliver it to Tesoro’s refinery in Mandan, North Dakota. We also have the ability to transport crude oil to Tesoro’s Mandan refinery from Canada on this system through third-party pipeline connections. Tesoro is currently the primary shipper on our High Plains pipeline system, supplying all of the crude oil transported and processed at Tesoro’s Mandan refinery. Tesoro acquired the High Plains system in 2001 in connection with Tesoro’s purchase of its Mandan refinery from affiliates of BP. The High Plains pipeline system, which has current capacity to transport up to approximately 70,000 bpd of crude oil to Tesoro’s Mandan refinery, consists of the following assets:

•	approximately 143 miles of up to six-inch gathering and injection lines in western North Dakota and eastern Montana;

•	approximately 474 miles of up to 12-inch trunk lines in Montana and North Dakota that run to our Dunn Center storage facility in North Dakota, the final aggregation point on our system for shipments to Tesoro’s Mandan refinery; and

•	approximately 88 miles of 16-inch trunk lines from our Dunn Center storage facility to Tesoro’s Mandan refinery.

The High Plains system utilizes 24 crude oil storage and breakout tanks with a total combined capacity of 482,000 barrels, 13 proprietary and six third-party truck receipt locations, 44 proprietary and eight third-party pipeline gathering receipt stations (also known as collection points) and 11 relay stations to deliver crude oil to Tesoro’s Mandan refinery. The system also has intake connection points with the Bridger pipeline at Richey, Montana, the Enbridge Producers Pipeline at Ramburg, North Dakota and Enbridge’s currently idle pipeline at Portal, North Dakota, at the Canadian border. For more information about Tesoro’s Mandan refinery, please read “— Tesoro’s Refining Operations — Mandan, North Dakota Refinery” beginning on page 111.

Trucking Operations.  As part of our High Plains system, we manage a truck-based crude oil gathering operation. This operation uses a combination of proprietary and third-party trucks, all of which we dispatch and schedule. These trucks gather an average of approximately 23,000 bpd of crude oil from well sites or nearby collection points in the Bakken Shale/Williston Basin area and deliver it onto our High Plains pipeline system through 13 proprietary truck unloading facilities. Tesoro and local producers contact us when they have crude oil to transport from the well site or nearby collection points to a pipeline receiving point. We provide pick-up and delivery services, and also provide accounting and data services that enable producers to receive payment for their crude oil sales to Tesoro. We charge per-barrel tariffs and service fees for picking up and transporting crude oil and for dispatching and scheduling proprietary and third-party trucks, and for use of our field unloading tanks. The demand for our trucking services is driven by the quantity of crude oil that Tesoro purchases directly at production locations that are not connected to existing gathering lines.

Growth Opportunities.  Tesoro has recently announced an expansion of its Mandan refinery from 58,000 to 68,000 barrels per day and their intent to utilize our High Plains system to deliver the incremental crude oil supply. Tesoro expects the refinery expansion to be complete by the second quarter of 2012, at which point we estimate that the incremental crude oil shipped utilizing our High Plains system will generate approximately $7.0 million of additional annual revenue offset by less than $1.0 million of incremental annual operating costs. In order to meet Tesoro’s requirements, we expect to spend approximately $6.0 million to $7.0 million of expansion capital on our High Plains system, of which $3.6 million will be spent during the twelve months ending March 31, 2012, to add additional pumping, tankage and truck unloading capacity. We believe there are a number of potential growth opportunities that capitalize on the strategic position of our High Plains system within the Bakken Shale/Williston Basin area, ranging from projects with modest capital requirements to larger greenfield projects that would require a more significant investment to develop. For example, we could increase the volume of third-party crude oil that we ship on our system by making outlet connections to several existing third-party pipelines, including the Enbridge pipeline at the Canada/North Dakota border, the Enbridge Producers Pipeline at Ramburg, North Dakota, the Bridger pipeline at Richey, Montana, the Belle Fourche pipeline at Fritz, North Dakota, and the Little Missouri pipeline at Treetop and Fryburg, North Dakota. These connections would require the negotiation of tariffs with shippers and interconnection agreements with the owners of these other pipelines, but could be accomplished with a relatively small capital investment. We could also increase the throughput capacity of our High Plains system through the addition of pumping capacity, which would also require a relatively small capital investment. We are monitoring producer activity in the Bakken Shale/Williston Basin area to identify opportunities to construct additional gathering infrastructure. Together with Tesoro, we are also presently engaged in discussions to expand our pipeline gathering network to new and proposed drilling locations where these producers plan to conduct extensive Bakken Shale development operations. While these pipeline expansions may displace volumes we presently gather by truck, pipeline transportation is generally a lower cost, higher margin service and we expect overall volumes on our High Plains pipeline system to increase as a result of these pipeline expansions. We are also evaluating the potential to construct a rail facility at Tesoro’s Mandan refinery that would load crude oil volumes shipped on our High Plains system in excess of the Mandan refinery’s capacity onto rail cars for shipment to other locations in the United States.

The following map shows the locations of the pipelines in our High Plains system and related potential connection points to third-party pipelines.

Terminalling, Transportation and Storage

Industry Overview

U.S. Refined Products Market.  Refined products, such as jet fuel, gasoline and diesel fuel are all sources of energy derived from crude oil. According to data compiled by the EIA, refined products accounted for approximately 37% of the nation’s total annual energy consumption in 2008. Growth in petroleum consumption is expected to generally keep pace with growth in overall energy consumption over the next 25 years. Growth in petroleum consumption will be driven by increased demand for diesel fuel, but is projected to lag slightly behind overall energy consumption due to increased renewable fuel consumption and new efficiency standards. Additionally, while the EIA expects overall petroleum consumption in the United States to grow annually by 0.5% between 2010 and 2035, the EIA estimates expected growth in our core areas of operation (the midwestern and western United States) will be between 0.7% and 1.0% over the same period.

Terminalling, Transportation and Storage.  Terminalling and storage facilities and related short-haul pipelines complement crude oil transportation systems, refinery operations and refined products transportation, and play a key role in moving refined products to the end-user market. Terminals are generally used for distribution, storage, inventory management, and blending to achieve specified grades of gasoline, filtering of jet fuel, injection of additives, including ethanol, and other ancillary services. Typically, refined product terminals are equipped with automated truck loading facilities commonly referred to as “truck racks” that operate 24 hours a day and often include storage tanks. These automated truck loading facilities provide for control of security, allocations, credit and carrier certification by remote input of data by customers. Trucks pick up refined products at the truck racks and transport them to commercial, industrial and retail end-users. Additionally, some terminals use rail cars or barges to deliver refined products from and receive refined products into the terminal. During the loading process, additives may be introduced into refined products by computer-controlled injection systems that enable the refined products being loaded to conform to governmental regulations and individual customer requirements.

Our Terminals, Storage Facilities and Related Pipelines

Overview.  Our eight refined product terminals receive refined products from pipelines connected to Tesoro’s Los Angeles, Golden Eagle, Salt Lake City, Kenai, Mandan and Anacortes refineries and provide storage and truck loading services to Tesoro and third parties, who in turn deliver refined products to retail outlets and other end-users. We also own a storage facility that receives and stores refined products and crude oil for Tesoro’s Salt Lake City refinery and five related crude oil and refined products short-haul pipelines.

We generate most of our refined product terminal revenues from fees on committed throughput volumes by customers for transferring refined products from the terminal to trucks and barges. We generate pipeline transportation revenue by transporting crude oil for Tesoro from the terminus points of the Chevron and Plains All American crude oil pipelines to our Salt Lake City storage facility on our three short-haul crude oil pipelines, and by transporting refined products for Tesoro from its Salt Lake City refinery to the origin of Chevron’s Northwest Pipeline on our two short-haul refined products pipelines. In addition to terminalling and transportation fees, we generate revenues by charging our customers fees for ancillary services, including ethanol blending and additive injection, and, at our Vancouver and Anchorage terminals, for barge loading fees. We also generate storage revenue for storing crude oil and refined products for Tesoro in support of Tesoro’s Salt Lake City refinery. Under the commercial agreements that we will enter into with Tesoro at the closing of this offering, Tesoro will initially account for substantially all of our refined product terminal revenues.

Our refined product terminals are supplied by both Tesoro-owned and third-party common carrier pipelines, as well as by pressurized feed directly from Tesoro refineries, and, in some cases, by truck or barge. For the year ended December 31, 2010, the total volume of refined products distributed through our refined product terminals was as follows: gasoline and gasoline blendstocks-72%; diesel fuel-23% and jet fuel-5%.

The tables below sets forth the total average throughput for our refined products terminals and our Salt Lake City pipelines in each of the periods presented.

	Year Ended December 31,
	2006	2007	2008	2009	2010

Refined products terminalled for: (bpd)(1)
Tesoro	70,039	91,340	102,670	103,454	104,754
Third parties	9,713	11,965	10,198	9,681	9,196
Refined products terminalled at (bpd):
Los Angeles, California	—	19,702	32,696	33,603	35,286
Stockton, California	6,851	7,663	7,053	7,160	8,526
Salt Lake City, Utah(1)	24,006	25,236	26,074	26,802	25,457
Anchorage, Alaska	16,433	15,358	14,704	14,914	15,132
Mandan, North Dakota	7,800	9,244	9,213	9,300	9,963
Vancouver, Washington(2)	10,204	12,968	10,824	10,089	8,432
Boise, Idaho	9,934	9,039	8,295	7,598	7,677
Burley, Idaho	4,524	4,095	4,009	3,669	3,477

Total	79,752	103,305	112,868	113,135	113,950

Total (barrels, in thousands)	29,109	37,706	41,310	41,294	41,592

Volumes transported through (bpd):
Short-haul crude oil pipelines	52,252	46,776	46,457	42,561	39,389
Short-haul refined products pipelines	26,887	22,522	22,433	20,261	21,277

Total	79,139	69,298	68,890	62,822	60,666

(1)	Does not include our Salt Lake City storage facility or our interconnecting pipelines between the storage facility and Tesoro’s Salt Lake City refinery.

(2)	Average results for 2010 are lower due to the suspension of operations at Tesoro’s Anacortes refinery following a fire at that refinery in April 2010.

The following table outlines the locations of our refined products terminals and their storage capacities, supply source, mode of delivery and maximum daily available capacity for the year ended December 31, 2010.

					Maximum
		Storage			Daily Available
		Capacity		Mode of	Terminalling
Terminal Location	Products Handled	(Barrels)(1)	Supply Source	Delivery	Capacity (bpd)

Los Angeles, California(2)	Gasoline; Diesel	6,000	Refinery	Truck	48,000
Stockton, California	Gasoline; Diesel	66,000	Refinery	Truck	9,400
Salt Lake City, Utah(2)(4)	Gas, Diesel, Jet Fuel	18,000	Refinery	Truck	42,000
Anchorage, Alaska	Gasoline, Diesel, Jet Fuel	883,000	Pipeline; Barge	Truck; Barge;	63,000 (3)
				Pipeline
Mandan, North Dakota(2)	Gasoline, Diesel, Jet Fuel	—	Refinery	Truck	22,500
Vancouver, Washington	Gasoline; Diesel	298,000	Pipeline; Barge	Truck; Barge	19,600 (5)
Boise, Idaho	Gasoline, Diesel, Jet Fuel	254,000	Pipeline	Truck	22,500
Burley, Idaho	Gasoline; Diesel	147,000	Pipeline	Truck	12,000

Total		1,672,000			239,000

(1)	Includes storage capacity for refined products and ethanol only; excludes storage for gasoline and diesel additives.

(2)	Supplied by pressurized pipeline feed from the associated Tesoro refinery.

(3)	Maximum daily available terminalling capacity represents the maximum amount we are permitted to sell and includes approximately 30,000 bpd by truck, 23,000 bpd by barge and 10,000 bpd by pipeline.

(4)	Does not include our Salt Lake City storage facility or our short-haul pipelines.

(5)	Maximum daily available terminalling capacity represents the maximum amount we are permitted to sell and includes approximately 15,000 bpd by truck and 4,600 bpd by barge.

The following map shows the locations of our refined product terminals:

Terminals

Los Angeles, California Terminal

Our Los Angeles, California terminal is adjacent to Tesoro’s Los Angeles refinery. Tesoro purchased this terminal and its Los Angeles refinery from Shell in May 2007. The terminal receives gasoline and diesel from Tesoro’s Los Angeles refinery through two 12-inch gasoline pipelines, one 12-inch diesel pipeline, and one eight-inch gasoline pipeline. Additives, including ethanol, are received by truck and delivered into tanks at the terminal. Refined products received at this terminal are sold locally by Tesoro through our four bay truck loading rack. This terminal includes approximately 6,000 barrels of ethanol storage capacity. We do not have refined product storage capacity at this terminal.

Stockton, California Terminal

We lease our Stockton, California terminal from the Port of Stockton under a five-year lease expiring in 2014. We may renew the lease for up to three additional five-year terms. Tesoro initially leased this terminal from the Port of Stockton in 1985. We receive gasoline and diesel at this terminal from Tesoro’s Golden Eagle refinery, located in Martinez, California, through Kinder Morgan’s SFPP Northern California common carrier pipeline. Additionally, ethanol is supplied directly to our truck loading rack from an adjacent third-party terminal. This terminal has a two-bay truck loading rack. Refined products received at this terminal are sold locally by Tesoro through our truck loading rack. This terminal also has six storage tanks with 20,000 barrels of diesel capacity and 46,000 barrels of gasoline capacity.

Salt Lake City, Utah Terminal

Our Salt Lake City, Utah terminal is adjacent to Tesoro’s Salt Lake City refinery. Tesoro purchased the terminal from BP in 2001 in connection with the purchase of its Salt Lake City refinery. The terminal has the ability to receive refined products, including gasoline, diesel and jet fuel, from Tesoro’s Salt Lake City refinery through our proprietary interconnecting pipelines that run between the two facilities. Refined products received at this terminal are sold locally and regionally by Tesoro and third parties through our five-bay truck loading rack. The terminal also has two gasoline storage day tanks, with 17,900 barrels of capacity.

Anchorage, Alaska Terminal

Our Anchorage, Alaska terminal sits on leased property at two adjacent locations within the Port of Anchorage. A portion of the terminal was built by Tesoro in 1969 on land that is leased from Alaska Railroad Corporation through December 31, 2011. We may renew the lease for up to three additional five-year terms. Tesoro purchased the remainder of the terminal from Equilon Enterprises LLC in 1999, and it sits on land leased from the Municipality of Anchorage through June 30, 2014. This terminal has the ability to receive refined products, including gasoline, diesel and jet fuel, from Tesoro’s Kenai refinery through the Tesoro Alaska Pipeline (TAPL), a state-regulated common carrier pipeline owned by Tesoro, and from marine vessels through the Port of Anchorage petroleum docks. The terminal also has a rail rack that can hold and unload ten rail cars, is equipped with two offloading pumps and is connected to an eight-inch pipeline that runs to the neighboring Anchorage Fueling and Service Corporation (AFSC) jet fuel storage facility. Refined products received at the terminal are sold locally by Tesoro and others through two separate two-bay truck loading racks, through third-party barges loaded at a Port of Anchorage dock or through pipelines to the AFSC storage facilities. The terminal also has 25 storage tanks, with 251,500 barrels of gasoline capacity, 99,000 barrels of diesel capacity, 400,200 barrels of jet fuel capacity and 118,300 barrels of AvGas (a high-octane aviation fuel) capacity and 13,800 barrels of transmix tankage.

Mandan, North Dakota Terminal

We own and operate a terminal located at Tesoro’s Mandan refinery, which is just outside the city limits of Mandan, North Dakota. The terminal consists of a truck loading rack located within the refinery gates. Tesoro purchased this terminal and its Mandan refinery from BP in 2001. The truck loading rack consists of three light product bays and one residual fuel bay, each connected to pipelines that transport product from the refinery tank farm to the terminal. We do not have refined product storage capacity at this terminal.

Vancouver, Washington Terminal

Our Vancouver, Washington terminal is leased by Tesoro from the Port of Vancouver under a 10-year lease expiring in 2016, with two 10-year renewal options. Tesoro first leased this terminal from the Port of Vancouver in 1985. Tesoro has granted us a license (for the term of the lease) to enter, access, use and operate the terminal. Tesoro has agreed to assign this lease to us, subject to receipt of consent from the Port of Vancouver. Until such time, we only have a license from Tesoro Refining and Marketing Company to enter, access, use and operate the terminal. Please read “— Title to Properties” and “Risk Factors — We do not own all of the land on which our pipelines and terminals are located, which could result in disruptions of our operations.” We receive gasoline and distillates at this terminal from Tesoro’s Anacortes refinery through the Olympic common carrier pipeline. We also have access to a marine dock owned by the Port of Vancouver under a non-preferential berthing agreement. This berthing agreement allows us to receive gasoline and distillates from Tesoro’s Anacortes refinery and third-party sources through barge deliveries and to transport those refined products to the terminal on proprietary interconnecting pipelines. In addition, we receive ethanol at the terminal through railcars and trucks. Refined products received at this terminal are sold locally by Tesoro and others through our two-bay truck loading rack or through barges loaded at the Port of Vancouver dock. We currently share dock maintenance expenses with the Port of Vancouver and other users of the dock. The terminal has a three-car ethanol rail unloading rack. The terminal also includes six storage tanks with 160,000 barrels of diesel capacity, 130,000 barrels of gasoline capacity and 7,400 barrels of ethanol capacity.

Boise and Burley, Idaho Terminals

Our Idaho terminals are located in Boise and Burley. Tesoro acquired both of these terminals in 2001 from affiliates of BP in connection with Tesoro’s acquisition of its Salt Lake City refinery. Our Boise terminal is a truck loading facility that receives a variety of refined products from Tesoro’s Salt Lake City refinery, including gasoline, diesel, and jet fuel through Chevron’s common carrier pipeline, as well as ethanol received by truck from a transloading facility outside Boise. Refined products received at this terminal are sold locally by Tesoro through our truck loading rack. The truck loading rack includes three loading bays for light products and a fourth bay solely for off-loading ethanol. The terminal also includes eight storage tanks, with 144,000 barrels of gasoline capacity, 34,300 barrels of jet fuel capacity, 54,000 barrels of diesel capacity, 21,000 barrels of ethanol capacity and 1,000 barrels of transmix capacity.

Our Burley terminal is a truck loading facility that receives gasoline and diesel from Tesoro’s Salt Lake City refinery through Chevron’s common carrier pipeline. The truck loading system includes a two bay truck loading rack. Refined products received at this terminal are sold locally by Tesoro through our truck loading rack. The Burley terminal also includes five storage tanks, with 65,900 barrels of diesel capacity and 81,000 barrels of gasoline capacity.

Storage Facilities and Pipelines

Salt Lake City, Utah Storage Facility and Pipelines

Our Salt Lake City, Utah crude oil and refined products storage facility consists of 13 tanks with 878,000 barrels of shell tank storage capacity. Tesoro purchased the storage facility and related pipelines from BP in 2001 in connection with the purchase of its Salt Lake City refinery. The storage tanks are connected to Tesoro’s Salt Lake City refinery through our four interconnecting pipelines that run between the two facilities, but are not directly connected to our Salt Lake City terminal. The storage facility supplies crude oil to Tesoro’s Salt Lake City refinery and receives refined and intermediate products, including gasoline, diesel and jet fuel, from the refinery. The storage facility does not have any refined products terminalling capabilities.

We also own three proprietary eight, 10 and 16-inch short-haul crude oil pipelines, each approximately two miles long, that allow the storage facility to receive crude oil from the terminus points of a Chevron interstate crude oil pipeline and a Plains All American interstate crude oil pipeline. Additionally, we own two proprietary six and eight-inch refined products pipelines, each approximately three miles long, that transport gasoline and diesel from Tesoro’s Salt Lake City refinery to the origin point for Chevron’s Northwest Pipeline. Refined products delivered through these pipelines are delivered to our terminals in Vancouver, Boise and Burley.

Growth Opportunities

In our terminals and storage business, we believe our growth will primarily be driven by pursuing opportunities to increase third-party volumes and by identifying and executing organic expansion projects. Because our terminals have historically been operated by Tesoro, primarily to support its refining and marketing operations, our terminalling services have not been actively marketed to third parties. After the closing of this offering, we believe there will be opportunities to capture incremental third-party volumes. In addition, as part of its strategy to optimize the value of its midstream and downstream assets, we believe Tesoro will likely consider transferring to our terminals volumes that it currently distributes through competing terminals, and will be more aggressive in pursuing exchange agreements with other refiners to drive more volumes through our terminals. We are also pursuing and undertaking several organic growth projects to expand the services offered and the capacity of our terminals. For example, we plan to add ethanol receiving and blending facilities at our Salt Lake City and Boise terminals and to provide transmix unloading services at our Los Angeles terminal. Additionally, we are expanding the storage capacity of our Stockton terminal by adding an additional 8,000 barrels per day of capacity, which will allow us to increase throughput. We are in discussions with Tesoro to make investments within Tesoro’s Mandan refinery to increase the volumes we deliver through our Mandan terminal. We believe we will have additional opportunities to expand our business at our existing terminals to handle incremental Tesoro volumes on a more cost-effective basis than competing third-party terminals.

Additionally, under the terms of our omnibus agreement, Tesoro has granted us a right of first offer to acquire the following assets to the extent that Tesoro decides to sell any of them in the 10-year period following the closing of this offering:

•	a refined products terminal located at Tesoro’s Golden Eagle refinery consisting of a truck loading rack with three loading bays that receives refined products through interconnecting pipelines from the refinery;

•	a marine terminal located in Martinez, California consisting of a dock, five crude oil storage tanks and related pipelines that receives crude oil through third-party marine vessel deliveries for delivery to Tesoro’s Golden Eagle refinery and a third-party terminal;

•	a wharf facility located in Martinez, California consisting of a dock and related pipelines that receives refined products and intermediate feedstocks from marine vessels for delivery to Tesoro’s Golden Eagle refinery through interconnecting pipelines, and receives refined products from the Golden Eagle refinery for delivery to marine vessels;

•	a common carrier pipeline consisting of approximately 69 miles of 10-inch pipeline used to transport refined products from Tesoro’s Kenai refinery to Anchorage International Airport, a receiving station at the Port of Anchorage and third-party terminals;

•	a dock and storage facility, located at Tesoro’s Kenai refinery, that includes five crude oil storage tanks, and which receives crude oil from marine vessels and from local production fields via pipeline and truck for delivery to the refinery, and also delivers refined products from the refinery to marine vessels;

•	a refined products terminal located at Tesoro’s Kenai refinery, consisting of a truck loading rack with two loading bays and six above-ground refined products storage tanks, that is supplied by interconnecting pipelines from the refinery;

•	a crude oil and refined products pipeline system consisting of approximately 17 miles of pipelines used to transport crude oil, feedstocks and refined products between Tesoro’s Los Angeles refinery and Tesoro’s Long Beach terminal and to various third-party facilities;

•	a refined products terminal located at Tesoro’s Anacortes refinery, consisting of a truck loading rack with two loading bays, that receives diesel fuel from storage tanks located at the refinery;

•	a marine terminal and storage facility located at Tesoro’s Anacortes refinery, consisting of a crude oil and refined products wharf facility as well as four storage tanks for crude oil and heavy products, that receives crude oil and other feedstocks from marine vessels and third-party pipelines for delivery to the refinery and delivers refined products from the refinery to marine vessels; and

•	a marine terminal leased from the Port of Long Beach, California, consisting of a dock with two vessel berths, that receives crude oil and other feedstocks from marine vessels for delivery to Tesoro’s Los Angeles refinery and other third-party refineries and terminals and delivers refined and intermediate products from the Los Angeles refinery to marine vessels and third-party customers.

As of December 31, 2010, the aggregate gross book value of these assets was approximately $240.0 million, as compared to approximately $193.0 million for the assets being contributed to us at the closing of this offering. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement — Right of First Offer” on page 140.

Competition

Crude Oil Gathering

As a result of our contractual relationship with Tesoro under our High Plains pipeline transportation services agreement and our connection to the Mandan refinery, we believe that our High Plains system will not face significant competition from other pipelines for Tesoro’s own crude oil supply requirements in the

Bakken Shale/Williston Basin area. Please read “— Our Relationship with Tesoro Corporation — Commercial Agreements with Tesoro” beginning on page 143.

However, as we execute our growth strategy, our High Plains system will face competition from a number of major oil companies and smaller entities for the gathering and transportation of crude oil production in the Bakken Shale/Williston Basin. We may also face competition for opportunities to build gathering lines from producers or other pipeline companies. Existing pipelines owned and operated by Enbridge, Plains All American Pipeline, and the True Oil Companies (owner of the Bridger, Belle Fourche, and Little Missouri pipelines) are available for producers who want to ship crude oil produced in the Bakken Shale/Williston Basin area. Additionally, EOG Resources owns a rail unit train loading facility in the area with multiple crude oil loading points. Encana, Transcanada, Plains All American Pipeline, Enbridge and the True Oil Companies also continue to (or have announced their intent to) expand their pipeline systems in the area. For example, Enbridge completed the latest phase of its most recent North Dakota system expansion in early 2010 and has announced further phases of its Bakken expansion program to be completed in stages between 2011 and 2013, the True Oil Companies are building new pipelines to connect to existing trunk lines, and Plains All American Pipeline has announced plans to construct a new pipeline from Trenton, North Dakota connecting into its existing Canadian Wascana pipeline system. All of these projects will provide transportation options for crude oil producers in the Bakken Shale/Williston Basin area.

Terminalling, Transportation and Storage

We believe that we will face competition from third-party refined products terminals for barrels of refined products in excess of Tesoro’s minimum volume commitments under our commercial agreements with Tesoro. We expect this competition to be primarily with respect to our Los Angeles, Stockton and Vancouver terminals. We will also likely face competition from other terminals and pipelines that may be able to supply Tesoro’s end-user markets with refined products on a more competitive basis, due to terminal location, price, versatility and services provided. Also, to the extent we execute our growth strategy, we may face competition for refined product supply sources. Our competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading arms. Additionally, if Tesoro’s wholesale customers reduced their purchases of refined products from Tesoro due to the increased availability of less expensive product from other suppliers or for other reasons, Tesoro may only deliver the minimum volumes through our terminals (or pay the shortfall payment if it does not deliver the minimum volumes), which would cause a decrease in our revenues. Tesoro competes with some of the world’s largest integrated petroleum companies, which have their own crude oil supplies and distribution and marketing systems, as well as with independent refiners. Competition in particular geographic areas is affected primarily by the volumes of refined products produced by refineries located in those areas and by the availability of refined products and the cost of transportation to those areas from refineries located in other areas.

We also face competition from trucks that deliver crude oil and refined products in a number of areas we serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many of the areas we serve.

Tesoro’s Refining Operations

Although we do not own or operate any refining assets, our crude oil gathering assets and our refined products and crude oil terminalling, transportation and storage assets are located within Tesoro’s refining and marketing supply chain. Tesoro Corporation, through its subsidiaries, is principally a petroleum refiner and marketer. Tesoro’s refining and marketing operations include the manufacturing and marketing of a full range of petroleum products, including transportation fuels such as gasoline, gasoline blendstocks, jet fuel and diesel fuel, and other products such as heavy fuel oils, liquefied petroleum gas, petroleum coke and asphalt. Tesoro’s refining operations are conducted principally in the western and midwestern region of the United States. As of December 31, 2010, Tesoro employed approximately 5,300 full-time employees.

Tesoro owns and operates seven petroleum refineries located in Los Angeles and Martinez, California; Salt Lake City, Utah; Kenai, Alaska; Anacortes, Washington; Mandan, North Dakota; and Kapolei, Hawaii. Our pipelines transport crude oil to two of Tesoro’s seven refineries (Mandan and Salt Lake City), and our terminals and truck loading racks store and distribute refined products received from six of Tesoro’s seven refineries. We do not currently service Tesoro’s Kapolei, Hawaii refinery.

The following table sets forth the crude oil refining capacity in barrels per day of each of Tesoro’s refineries and, for the year ended December 31, 2010, the percentages of crude oil and other feedstocks and refined products that we transported or terminalled for Tesoro:

			Percent of Crude	Percent of
	Refining	Commodities	Oil/Feedstocks	Refined Products
	Capacity	Serviced by	Volumes Handled	Handled by
Tesoro Refinery	(bpd)	Our Assets	by Our Assets	Our Assets

Los Angeles, California	97,000	Refined Products	None	33%
Martinez, California	166,000	Refined Products	None	6%
Salt Lake City, Utah	58,000	Crude Oil/	79%	91%
		Feedstocks and Refined Products
Kenai, Alaska	72,000	Refined Products	None	28%
Mandan, North Dakota	58,000	Crude Oil/	100%	19%
		Feedstocks and Refined Products
Anacortes, Washington	120,000	Refined Products	None	21%

Total (Refineries We Service)	571,000

Kapolei, Hawaii	93,500	None	None	None

Total (All Refineries)	664,500

Los Angeles, California Refinery

Tesoro’s Los Angeles refinery is located on approximately 300 acres in the southern Los Angeles area. This refinery sources crude oil from producing fields in California as well as from foreign locations, and has a current processing capacity of 97,000 bpd. For the year ended December 31, 2010, the refinery processed an average of approximately 98,800 bpd of crude oil and other feedstock. The Los Angeles refinery also processes intermediate feedstocks. The refinery’s major upgrading units include fluid catalytic cracking, delayed coking, hydrocracking, vacuum distillation, hydrotreating, reforming, butane isomerization and alkylation units. The refinery produces a high proportion of transportation fuels, including California Air Resources Board (CARB) gasoline and CARB diesel fuel, as well as conventional gasoline, diesel fuel and jet fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and petroleum coke.

The Los Angeles refinery leases a marine terminal at the Port of Long Beach that enables Tesoro to receive crude oil and ship refined products. The refinery also receives crude oil from the San Joaquin Valley and the Los Angeles Basin through third-party pipelines and distributes approximately 33% of its refined products through our Los Angeles terminal. The remainder of the refined products produced at the Los Angeles refinery are distributed and sold to customers in Southern California, Arizona, and Nevada utilizing third-party pipelines and terminals, and a small portion of the production is shipped to international markets by vessels loaded at Tesoro’s Long Beach marine dock.

Martinez, California (Golden Eagle) Refinery

Tesoro’s Golden Eagle refinery is located in Martinez, California on approximately 2,200 acres approximately 30 miles east of San Francisco. The Golden Eagle refinery processes crude oil from California, Alaska and foreign locations and has a current processing capacity of 166,000 bpd. The Golden Eagle refinery also processes intermediate feedstocks. For the year ended December 31, 2010, the refinery processed an average of approximately 124,000 bpd of crude oil and other feedstock. The refinery’s major upgrading units include fluid catalytic cracking, delayed coking, hydrocracking, naphtha reforming, vacuum distillation, hydrotreating and alkylation units. The refinery produces a high proportion of transportation fuels, including CARB gasoline and CARB diesel fuel, as well as conventional gasoline and diesel fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and petroleum coke.

The Golden Eagle refinery has two marine terminals with access to the San Francisco Bay that provide Tesoro with water-borne access for shipping and receiving crude oil and refined products. The refinery can also receive crude oil through third-party pipelines and distribute a small percentage of its refined products to our Stockton terminal using third-party pipelines.

Salt Lake City, Utah Refinery

Tesoro’s Salt Lake City refinery is located on approximately 150 acres in Salt Lake City, Utah. This refinery sources its crude oil from producing fields in Utah, Colorado, Wyoming and Canada and has a current processing capacity of 58,000 bpd. For the year ended December 31, 2010, the refinery processed an average of approximately 50,100 bpd of crude oil and other feedstock. The refinery’s major upgrading units include fluid catalytic cracking, naphtha reforming, alkylation and hydrotreating units that produce transportation fuels, including gasoline, diesel fuel and jet fuel, as well as other products, including heavy fuel oils and liquefied petroleum gas. Tesoro distributes approximately 50% of this refinery’s production through our terminal in Salt Lake City and approximately 41% is distributed through our short-haul pipelines and a third-party pipeline system to our terminals in Boise and Burley and third-party terminals in Utah, Idaho and eastern Washington. Approximately 79% of the crude oil used by Tesoro’s Salt Lake City refinery moves through our Salt Lake City short-haul crude oil pipelines and storage facility.

Kenai, Alaska Refinery

Tesoro’s Kenai refinery is located on the Cook Inlet near Kenai, Alaska on approximately 450 acres approximately 60 miles southwest of Anchorage. The Kenai refinery processes crude oil from producing fields in Alaska and, to a lesser extent, foreign locations, and has a current processing capacity of 72,000 bpd. For the year ended December 31, 2010, the refinery processed an average of approximately 53,400 bpd of crude oil and other feedstock. The refinery’s major upgrading units include vacuum distillation, distillate hydrocracking, hydrotreating, naphtha reforming, diesel desulfurizing and light naphtha isomerization units that produce transportation fuels, including gasoline and gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heating oil, heavy fuel oils, liquefied petroleum gas and asphalt.

This refinery receives crude oil that is delivered by tanker into a marine terminal owned by Tesoro, by a third-party crude oil pipeline, by truck and through Tesoro-owned and operated crude oil pipelines. Tesoro also owns and operates the TAPL common carrier refined products pipeline that runs from the Kenai refinery to our terminal in Anchorage and to the Anchorage International Airport. This 69-mile pipeline has the capacity to transport approximately 48,000 bpd of refined products and allows Tesoro to transport gasoline, diesel fuel and jet fuel. Tesoro’s Alaska refinery delivers approximately 28% of its refined products to our Anchorage terminal.

Mandan, North Dakota Refinery

Tesoro’s Mandan refinery is located on approximately 950 acres on the Missouri River near Mandan, North Dakota. The refinery is supplied primarily with crude oil gathered and transported on our High Plains system from the Bakken Shale/Williston Basin area and adjacent production areas in North Dakota and Montana. The refinery has a current processing capacity of 58,000 bpd. For the year ended December 31, 2010, the refinery processed an average of approximately 50,800 bpd of crude oil and other feedstock. The refinery’s major upgrading units include fluid catalytic cracking, naphtha reforming, hydrotreating and alkylation units that produce transportation fuels, including gasoline, diesel fuel and jet fuel, as well as other products, including heavy fuel oils and liquefied petroleum gas. Generally, turnarounds at the Mandan refinery occur every six years and last for approximately one month. The last turnaround was completed in May 2010.

Tesoro distributes a significant portion of the Mandan refinery’s production through a third-party refined products pipeline system that serves various areas from Jamestown, North Dakota to Minneapolis, Minnesota. Most of the gasoline and distillate products from the Mandan refinery can be shipped through that pipeline system to third-party terminals. Tesoro distributes approximately 19% of the refined products that it produces at Mandan through our terminal located inside the refinery gates.

Anacortes, Washington Refinery

Tesoro’s Anacortes refinery is located on the Puget Sound in Anacortes, Washington on approximately 900 acres approximately 70 miles north of Seattle. This refinery sources crude oil from producing fields in Alaska as well as from Canada and other foreign locations, and has a current processing capacity of 120,000 bpd. The Anacortes refinery also processes intermediate feedstocks, primarily heavy vacuum gas oil, produced by some of Tesoro’s other refineries and purchased in the spot-market from third parties. For the year ended December 31, 2010, the refinery processed an average of approximately 39,300 bpd of crude oil and other feedstock. These results were lower than prior years due to the suspension of operations at the refinery following a fire in April 2010. The refinery’s major upgrading units include fluid catalytic cracking, butane isomerization, alkylation, hydrotreating, vacuum distillation, deasphalting and naphtha reforming units, which enable Tesoro to produce a high proportion of transportation fuels, such as gasoline including CARB gasoline and components for CARB gasoline, diesel fuel and jet fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas and asphalt.

The Anacortes refinery receives Canadian crude oil through a third-party pipeline originating in Edmonton, Alberta, Canada. The refinery also receives other crude oils through a marine terminal located at the refinery. The refinery ships transportation fuels, including gasoline, jet fuel and diesel fuel, through a third-party pipeline system that serves western Washington and Portland, Oregon. The refinery also delivers refined products through its marine terminal to ships and barges and distributes approximately 21% of its refined products through our Vancouver terminal.

Safety and Maintenance

We perform preventive and normal maintenance on all of our pipeline systems, storage tanks and terminals and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of those assets as required by regulation.

On our pipelines, we use external coatings and impressed current cathodic protection systems to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems. We also monitor the structural integrity of selected segments of our pipelines through a program of periodic internal assessments using high resolution internal inspection tools, as well as hydrostatic testing, that conforms to federal standards. We accompany these assessments with a review of the data and mitigate or repair anomalies, as required, to ensure the integrity of the pipeline. We have initiated a risk-based approach to prioritizing the pipeline segments for future integrity assessments to ensure that the highest risk segments receive the highest priority for scheduling internal inspections or pressure tests for integrity.

At our terminals, the tanks designed for product storage are equipped with internal or external floating roofs that minimize regulated emissions and prevent potentially flammable vapor accumulation. Our terminal facilities have response plans, spill prevention and control plans, and other programs to respond to emergencies. Our truck loading racks are protected with fire systems, actuated either by sensors or an emergency switch. We continually strive to maintain compliance with applicable air, solid waste, and wastewater regulations.

Insurance

Pipelines, terminals, storage tanks, and similar facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We will maintain our own property, business interruption and pollution liability insurance policies separately from Tesoro and at varying levels of coverage that we believe are reasonable and prudent under the circumstances to cover our operations and assets. However, such insurance does not cover every potential risk associated with our operating pipelines, terminals and other facilities, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices. We will also be insured under Tesoro’s liability policies, except for marine charterer’s liability since we do not charter vessels, and subject to Tesoro’s deductibles and limits under those policies. For example, we will have coverage for sudden and accidental pollution events from our operations generally, and liability arising from marine terminal operations under Tesoro’s liability policies. The marine terminal operator’s policy provides coverage of $10.0 million, subject to a $150,000 deductible, and an additional $500.0 million in umbrella coverage, for a total of $510.0 million in coverage for releases from our marine terminal operations into coastal waters. As we continue to grow, we will continue to monitor our policy limits and retentions as they relate to the overall cost and scope of our insurance program.

Pipeline and Terminal Control Operations

Our High Plains system control and monitoring functions are provided under a ten-year pipeline control center services agreement with a third-party operator that expires in December 2012 and continues year to year thereafter unless terminated upon six months prior written notice. Under the terms of the agreement, the operator controls, monitors, records and reports on the operation of the High Plains system, including the oil flow, valves, pumping units and switches along the pipeline system. The operator also provides flow monitoring, leak detection, data reporting, customer support, SCADA systems support, satellite communication, as well as general technical support of operations, maintenance and emergency response procedure manuals in compliance with Tesoro’s stated regulatory standards.

We control the storage tanks at our Salt Lake City storage facility through Tesoro’s Salt Lake City refinery control center. We also control our Salt Lake City crude oil and refined product short-haul pipelines through this control center.

Our refined products terminals are automated and generally unmanned. Our customers’ truck drivers are provided with security badges to access and use the truck loading racks.

Rate and Other Regulation

General Interstate Regulation

Our High Plains pipeline system in Montana and North Dakota is a common carrier subject to regulation by various federal, state and local agencies. FERC regulates interstate transportation on our High Plains system under the ICA, EPAct 1992 and the rules and regulations promulgated under those laws. The ICA and its implementing regulations require that tariff rates for interstate service on oil pipelines, including interstate pipelines that transport crude oil and refined products (collectively referred to as “petroleum pipelines”), be just and reasonable and non-discriminatory and that such rates and terms and conditions of service be filed with FERC. Under the ICA, shippers may challenge new or existing rates or services. FERC is authorized to suspend the effectiveness of a challenged rate for up to seven months, though rates are typically not suspended for the maximum allowable period. A successful rate challenge could result in a petroleum pipeline paying refunds for the period that the rate was in effect and/or reparations for up to two years prior to the filing of a complaint. As discussed below, FERC allows for an annual rate change under its indexing methodology, which is the methodology applicable to FERC-regulated interstate transportation on our High Plains system.

Index-Based Rates and other Subsequent Developments

EPAct 1992 deemed certain interstate petroleum pipeline rates then in effect to be just and reasonable under the ICA. These rates are commonly referred to as “grandfathered rates.” Our rates for interstate transportation service on the High Plains pipeline system were deemed just and reasonable under EPAct 1992 and therefore are grandfathered. FERC may change grandfathered rates upon complaint only after it is shown that:

•	a substantial change has occurred since enactment in either the economic circumstances or the nature of the services that were a basis for the rate;

•	the complainant was contractually barred from challenging the rate prior to enactment of EPAct 1992 and filed the complaint within 30 days of the expiration of the contractual bar; or

•	a provision of the tariff is unduly discriminatory or preferential.

EPAct 1992 further required FERC to establish a simplified and generally applicable ratemaking methodology for interstate petroleum pipelines. As a result, FERC adopted an indexing rate methodology which, as currently in effect, allows petroleum pipelines to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, plus 1.3 percent. Rate increases made under the index are subject to protest, but the scope of the protest proceeding is limited to an inquiry into whether the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. The indexing methodology is applicable to any existing rate, including a grandfathered rate.

Indexing includes the requirement that, in any year in which the index is negative, pipelines must file to lower their rates if those rates would otherwise be above the rate ceiling. However, the pipeline is not required to reduce its rates below the level deemed just and reasonable under EPAct 1992. While a petroleum pipeline, as a general rule, must use the indexing methodology to change its rates, FERC also retained or established cost-of-service ratemaking, market-based rates, and settlement rates as alternatives to the indexing approach. A pipeline can follow a cost-of-service approach when seeking to increase its rates above the rate ceiling (or when seeking to avoid lowering rates to the reduced rate ceiling), provided that the pipeline can establish that there is a substantial divergence between the actual costs experienced by the pipeline and the rate resulting from application of the index. A pipeline can charge market-based rates if it establishes that it lacks significant market power in the affected markets. In addition, a pipeline can establish rates under settlement if agreed upon by all current non-affiliated shippers.

FERC’s indexing methodology is subject to review every five years; the current methodology will remain in place through June 30, 2011. On December 16, 2010, FERC issued an order continuing the use of the current method of indexing rates for the five-year period beginning July 1, 2011; however, FERC’s order increases the adjustment to the PPI to plus 2.65% (rather than PPI plus 1.3% currently in effect). FERC’s order is subject to rehearing during a period of thirty days or may be appealed without seeking rehearing to the U.S. Court of Appeals for a period of sixty days after issuance of the order.

FERC issued a policy statement in May 2005 stating that it would permit interstate oil pipelines, among others, to include an income tax allowance in cost-of-service rates to reflect actual or potential tax liability attributable to a regulated entity’s operating income, regardless of the form of ownership. Under FERC’s policy, a tax pass-through entity seeking such an income tax allowance must establish that its partners or members have an actual or potential income tax liability on the regulated entity’s income. Whether a pipeline’s owners have such actual or potential income tax liability is subject to review by FERC on a case-by-case basis. Although this policy is generally favorable for pipelines that are organized as pass-through entities, it still entails rate risk due to the case-by-case review requirement. We do not currently establish our rates based on the cost of service.

Crude Oil and Refined Product Short-Haul Pipelines in Salt Lake City, Utah

We own five short-haul pipelines in Salt Lake City, Utah that provide transportation to Tesoro. Three of these pipelines transport crude oil with interstate origins from pipelines operated by Chevron and Plains All-American to our storage facility. Each of these crude oil pipelines is approximately two miles long. Two of the pipelines transport refined products from Tesoro’s Salt Lake City refinery to a Chevron products terminal from which the refined products are delivered into interstate pipelines. Each of these refined product pipelines is approximately three miles long.

We believe that transportation service for Tesoro on these pipelines will not be subject to FERC regulation, either because FERC will not assert jurisdiction over pipelines that deliver crude oil or refined products for a single user between a terminal and a refinery or storage facility within a single state, or because FERC will exempt the pipelines from regulation because only one affiliated shipper takes service on them. We will file for a FERC ruling disclaiming or exempting from FERC jurisdiction transportation service on these pipelines. If FERC, however, were to deny our request and assert jurisdiction over transportation service on these pipelines, we would be required to file tariffs with FERC for each pipeline that would establish the rates, terms and conditions for service on each pipeline. If this were to occur, our short-haul pipeline transportation services agreement with Tesoro requires that we and Tesoro negotiate appropriate changes to the terms of the agreement to restore to each party the economic benefits expected prior to FERC’s assertion of jurisdiction. While we and Tesoro are required to negotiate in good faith, it is possible that the negotiations will not yield the intended result and that the assertion of FERC jurisdiction could adversely affect our business, results of operations and financial condition.

Intrastate Regulation

The intrastate operations of our High Plains pipeline system in North Dakota are subject to regulation by NDPSC. Applicable state law requires that pipelines operate as common carriers, that access to transportation services and pipeline rates be non-discriminatory, that if more crude oil is offered for transportation than can be transported immediately, the crude oil must be apportioned equitably, and that pipeline rates be just and reasonable.

Our Pipelines

Although we operate the High Plains pipeline system as a common carrier pursuant to tariffs filed with both the FERC and the NDPSC, the High Plains pipeline system is currently used to ship crude oil only to Tesoro’s Mandan refinery, and Tesoro has been the shipper of substantially all of the volumes transported on the High Plains pipeline system. We expect to continue to receive revenues from Tesoro for shipments under these tariffs. For shipments to Mandan from North Dakota intrastate origin points that are within the 49,000 bpd average minimum throughput commitment under our pipeline transportation services agreement with Tesoro, we will receive the NDPSC committed tariff rate, which is $0.10 per barrel higher than the NDPSC uncommitted tariff rate for each North Dakota origin point. We also expect to receive additional revenues from Tesoro for North Dakota intrastate shipments above the minimum throughput commitment, which will be paid at the lower NDPSC uncommitted tariff rate. We will also expect to receive revenue for interstate shipments of crude oil from Montana and other interstate pipeline origin points, to which FERC tariff rates will apply. Although Tesoro is not obligated to ship these excess intrastate and interstate volumes, Tesoro has historically shipped volumes of crude oil above the minimum throughput commitment under such tariffs, and we expect those excess shipments to continue.

FERC and state regulatory agencies generally have not investigated rates on their own initiative when those rates, like ours, have not been the subject of a protest or a complaint by a shipper. Tesoro has agreed not to contest our tariff rates for the term of our commercial agreements with Tesoro. However, FERC or NDPSC could investigate our rates on its own initiative or at the urging of a third-party if the third-party is either a current shipper or is able to show that it has a substantial economic interest in our tariff rate level. If an interstate rate for service on the High Plains pipeline system were investigated, we would defend that rate as grandfathered under EPAct 1992. As EPAct 1992 applies to our rates, a person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of EPAct 1992, in either the economic circumstances or the nature of the service that formed the basis for the rate.

If our rate levels were investigated, the inquiry could result in a comparison of our rates to those charged by others or to an investigation of our costs, including:

•	the overall cost of service, including operating costs and overhead;

•	the allocation of overhead and other administrative and general expenses to the regulated entity;

•	the appropriate capital structure to be utilized in calculating rates;

•	the appropriate rate of return on equity and interest rates on debt;

•	the rate base, including the proper starting rate base;

•	the throughput underlying the rate; and

•	the proper allowance for federal and state income taxes.

Because our pipelines are common carrier pipelines, we may be required to accept new shippers who wish to transport on our pipelines. It is possible that any new shippers, current shippers, or other interested parties, may decide to challenge our tariffs and any related proration rules. If any challenge were successful, Tesoro’s minimum volume commitment under our High Plains pipeline transportation services agreement could be invalidated, and all of the volumes shipped on our High Plains pipeline system would be at the lower uncommitted tariff rate. Successful challenges would reduce our revenues and our ability to make distributions to our unitholders.

Pipeline Safety

Our pipelines, gathering systems and terminal operations are subject to increasingly strict safety laws and regulations. The transportation and storage of refined products and crude oil involve a risk that hazardous liquids may be released into the environment, potentially causing harm to the public or the environment. In turn, such incidents may result in substantial expenditures for response actions, significant government penalties, liability to government agencies for natural resources damages, and significant business interruption. The U.S. Department of Transportation (DOT) has adopted safety regulations with respect to the design, construction, operation, maintenance, inspection and management of our pipeline and storage facilities. These regulations contain requirements for the development and implementation of pipeline integrity management programs, which include the inspection and testing of pipelines and the correction of anomalies. These regulations also require that pipeline operation and maintenance personnel meet certain qualifications and that pipeline operators develop comprehensive spill response plans.

We inspect our pipelines internally using currently-available technology to determine their condition and to determine whether they are in need of additional maintenance or replacement. Our inspections utilize internal and external inspection tools supplied by third-party vendors that provide information on the physical condition of our pipelines; these tools are operated, and the resulting data is evaluated, by trained third-party and Tesoro personnel. We also inspect our DOT-regulated pipelines in accordance with DOT requirements (including inspection frequency), and inspect our non-DOT-regulated pipelines in accordance with a risk-based approach to ensure that the highest risk pipeline segments receive the highest priority for inspection.

Legislation recently passed by the U.S. House of Representatives increases penalties for pipeline safety violations, reduces reporting periods and provides for review and possibly revocation of exemptions for gathering systems from regulation by the DOT’s Pipeline and Hazardous Materials Safety Administration, among other matters. In addition, members of Congress have introduced other legislation on pipeline safety, and the DOT has announced a review of its safety rules and its intention to strengthen those rules. While we believe that all of our facilities have been constructed and are operated and maintained in compliance with applicable federal, state, and local laws and regulations, we cannot predict the outcome of these or other legislative and regulatory initiatives; however, legislative and regulatory changes could have a material effect on our operations and subject us to more comprehensive and more stringent safety regulation and the imposition of greater penalties for violations of safety rules.

Refined Product Quality Standards

Refined products that we store and transport are sold by our customers for consumption by the public. Various federal, state and local agencies have the authority to prescribe product quality specifications for refined products. Changes in product quality specifications or blending requirements could reduce our throughput volumes, require us to incur additional handling costs or require capital expenditures. For example, different product specifications for different markets affect the fungibility of the products in our system and could require the construction of additional storage. If we are unable to recover these costs through increased revenues, our cash flows and ability to pay cash distributions could be adversely affected. In addition, changes in the product quality of the products we receive on our refined products pipeline systems or at our terminals could reduce or eliminate our ability to blend products.

Environmental Regulation

General

Our operation of pipelines, terminals, and associated facilities in connection with the storage and transportation of crude oil and refined products is subject to extensive and frequently-changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change by regulatory authorities and continued and future compliance with such laws and regulations, or changes in the interpretation of such laws and regulations, may require us to incur significant expenditures. Additionally, the violation of environmental laws, regulations, and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the construction of additional facilities or equipment. Additionally, a discharge of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims made by third parties for personal injury or property damage. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations, and liquidity. We cannot currently determine the amounts of such future impacts.

Under the omnibus agreement, Tesoro, through certain of its subsidiaries, will indemnify us for all known and unknown environmental and toxic tort liabilities associated with the ownership or operation of our assets and arising at or before the closing of this offering. Indemnification for any unknown environmental and toxic tort liabilities will be limited to liabilities arising on or before the closing of this offering and identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than the second anniversary of the closing of this offering), and will be subject to a $250,000 aggregate annual deductible before we are entitled to indemnification in any calendar year. Neither we nor our general partner will have any contractual obligation to investigate or identify any such unknown environmental liabilities after the closing of this offering. We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental and toxic tort liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities.

Air Emissions and Climate Change

Our operations are subject to the Clean Air Act and comparable state and local statutes. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. Although our facilities are currently minor sources of volatile organic compound and nitrogen oxide emissions, we may become subject to more stringent regulations requiring the installation of additional emission control technologies. Any such future obligations may require us to incur significant additional capital or operating costs.

In addition, Title V of the Clean Air Act (Title V) requires an operating permit for major sources of air pollution. Of our facilities, only the Los Angeles terminal and the Mandan terminal are subject to Title V, and in the case of the Mandan terminal, the permit provisions are incorporated in the Title V permit for Tesoro’s Mandan refinery. None of our facilities are presently subject to the federal greenhouse gas reporting rule or the greenhouse gas “tailoring” rule, which subjects certain facilities to the additional permitting obligations under the New Source Review/Prevention of Significant Deterioration (NSR/PSD) and Title V programs of the Clean Air Act based on a facilities’ greenhouse gas emissions. As such, we do not expect any substantial impacts from the tailoring rule on our facilities. Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites, including our tank farm, pipelines, and terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs, additional operating restrictions on our business and an increase in the cost of or reduced demand for products we manufacture, all of which could have an adverse impact on our financial position, results of operations, and liquidity.

These air emissions requirements also affect the Tesoro refineries from which we will receive substantially all of our revenues. Tesoro has been required in the past, and will be required in the future, to incur significant capital expenditures to comply with new legislative and regulatory requirements relating to its operations. For example, regulations issued by California’s South Coast Air Quality Management District require the emission of nitrogen oxides to be reduced through 2011 at Tesoro’s Los Angeles refinery, and Tesoro currently plans to meet this requirement by implementing operational changes and a portfolio of small capital projects. To the extent these capital expenditures have a material effect on Tesoro, they could have a material effect on our business and results of operations.

Since the late 1990s, the EPA has undertaken significant regulatory initiatives under authority of the Clean Air Act’s NSR/PSD program in an effort to further reduce annual emissions of volatile organic compounds, nitrogen oxides, sulfur dioxide, and particulate matter. These regulatory initiatives have been targeted at industries with large manufacturing facilities that are significant sources of emissions, such as refining, paper and pulp, and electric power generating industries. The basic premise of these initiatives is the EPA’s assertion that many of these industrial establishments have modified or expanded their operations over time without complying with NSR/PSD regulations adopted by the EPA that require permits and new emission controls in connection with any significant facility modifications or expansions that can result in emissions increases above certain thresholds.

As part of this ongoing NSR/PSD regulatory initiative, the EPA has entered into consent agreements with several refiners, including Tesoro, that require the refiners to make significant capital expenditures to install emissions control equipment at selected facilities. To the extent such regulatory matters or related permitting requirements have a material effect on Tesoro, they could have a material effect on our business and results of operations.

In December 2007, the U.S. Congress passed the Energy Independence and Security Act that created a second Renewable Fuels Standard (RFS2). This standard requires the total volume of renewable transportation fuels (including ethanol and advanced biofuels) sold or introduced annually in the U.S. to reach 12.95 billion gallons in 2010 and rise to 36 billion gallons by 2022. The requirements could reduce future demand for petroleum products and thereby have an indirect effect on certain aspects of our business, although it could increase demand for our ethanol blending services at our truck loading racks.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and other gases) are in various phases of discussion or implementation. These include requirements effective in January 2010 to report emissions of greenhouse gases to the EPA beginning in 2011 and proposed federal legislation and regulation as well as state actions to develop statewide or regional programs (including AB 32 in California (described below)), each of which require or could require reductions in our greenhouse gas emissions or those of Tesoro. Requiring reductions in greenhouse gas emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emission credits or allotments. These requirements may also significantly affect Tesoro’s refinery operations and may have an indirect effect on our business, financial condition and results of operations.

In California, Assembly Bill 32 (AB 32), places a statewide cap on greenhouse gas emissions and requires that the state return to 1990 emission levels by 2020. AB 32 focuses on using market mechanisms, such as a cap-and-trade program and a Low Carbon Fuel Standard (LCFS) to achieve emission reduction targets. The LCFS became effective in January 2010 and requires a 10% reduction in the carbon intensity of gasoline and diesel fuel by 2020. Final regulations for all other aspects of AB 32, including cap and trade requirements, are being developed by CARB, will take effect in 2012, and will be fully implemented by 2020. The implementation and implications of AB 32 will take many years to realize, but we do not expect a material direct impact from AB 32 on our business or results of operations. To the extent such California requirements have a material effect on Tesoro, however, they could have an indirect effect on our business and results of operations.

In addition, the EPA has proposed and may adopt further regulations under the Clean Air Act addressing greenhouse gases, to which some of our facilities may become subject, particularly if the United States Congress does not adopt related legislation. At present, Congress is considering legislation seeking to establish a national cap-and-trade program beginning in 2012 to address greenhouse gas emissions and climate change, although the ultimate adoption and form of any federal legislation cannot presently be predicted. The impact of future regulatory and legislative developments, if adopted or enacted, including any cap-and-trade program, is likely to result in increased compliance costs, additional operating restrictions on our business, and an increase in the cost of refined products generally. Such costs may impact our business directly or indirectly by impacting Tesoro’s facilities or operations.

Hazardous Substances and Waste

To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), which is also known as Superfund, and comparable state laws, impose liability, without regard to fault or to the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed of, or arranged for the disposal of, the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we generate waste that falls within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites. Costs for these remedial actions, if any, as well as any related claims are all covered by an indemnity from Tesoro to the extent occurring or existing before the closing of this offering.

We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes, including crude oil and refined products wastes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as “hazardous wastes.” Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any changes in the regulations could increase our maintenance capital expenditures and operating expenses.

We currently own and lease, and Tesoro has in the past owned and leased, properties where hydrocarbons are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination to the extent we are not indemnified for such matters.

Water

Our operations can result in the discharge of pollutants, including crude oil and refined products. Our Anchorage and Vancouver facilities and certain tanks included in our High Plains pipeline system operate near environmentally sensitive waters, where tanker, pipeline and other petroleum product transportation operations are regulated by federal, state and local agencies and monitored by environmental interest groups. The transportation and storage of crude oil and refined products over and adjacent to water involves risk and subjects us to the provisions of the Oil Pollution Act and related state requirements. These requirements subject owners of covered facilities to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar and more stringent laws.

Regulations under the Water Pollution Control Act of 1972 (Clean Water Act), the Oil Pollution Act and state laws also impose additional regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. For example, the Clean Water Act requires us to maintain spill prevention control and countermeasure plans at many of our facilities. In addition, the Oil Pollution Act requires that most oil transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. We maintain such plans, and where required have submitted plans and received federal and state approvals necessary to comply with the Oil Pollution Act, the Clean Water Act and related regulations. Our crude oil and refined product spill prevention plans and procedures are frequently reviewed and modified to prevent crude oil and refined product releases and to minimize potential impacts should a release occur.

At our facilities adjacent to water, Federally Certified Oil Spill Response Organizations (“OSROs”) are available to respond to a spill on water from above ground storage tanks or pipelines, and we have filed and maintain dock operations manuals as required by the United States Coast Guard at our Anchorage and Vancouver facilities. We have contracted with respective OSROs for spills to inland waters from our Vancouver facility and our facilities in the midwestern region. We contract with Clean Rivers Cooperative, Inc. for our Vancouver terminal and with Bay West, Inc. in the midwestern region. At our Anchorage and Vancouver terminals, Tesoro will provide open water spill response capability for spills from our facilities via Tesoro’s contracts with Cook Inlet Spill Prevention and Response, Incorporated and Marine Spill Response Corporation, respectively. The OSROs are capable of responding to a spill on water equal to the greatest volume of the largest above ground storage tank at our facilities. Those volumes range from 5,000 barrels to 100,000 barrels. The OSROs are rated and certified by the United States Coast Guard and are required to annually demonstrate their response capability to the United States Coast Guard and state agencies. The OSROs rated and certified to respond to open water spills (which include those OSROs with which we contract at our marine terminals) must demonstrate the capability to recover up to 50,000 barrels of oil per day and store up to 100,000 barrels of recovered oil at any given time. The OSROs rated and certified to respond to inland spills must demonstrate the capability to recover from 1,875 to 7,500 barrels of oil per day and store from 3,750 to 15,000 barrels of recovered oil at any given time.

At each of our facilities, we maintain spill-response capability to mitigate the impact of a spill from our facilities until either an OSRO or other contracted service providers can deploy, and Tesoro has entered into contracts with various parties to provide spill response services augmenting that capability, if required. Our spill response capability at our marine terminals meets the United States Coast Guard and state requirements to either deploy on-water containment equipment two times the length of a vessel at our dock or have smaller vessels available to recover 50 barrels of oil per day and store 100 barrels of recovered oil at any given time. Our spill response capabilities at our other facilities meet applicable federal and state requirements. In addition, we contract with various spill-response specialists to ensure appropriate expertise is available for any contingency. We believe these contracts provide the additional services necessary to meet or exceed all regulatory spill-response requirements and support our commitment to environmental stewardship. We also maintain insurance to protect against the risk of spills. Please see “Insurance” beginning on page 112 for a discussion of coverages.

The Clean Water Act also imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Our Anchorage, Boise and Burley facilities contract with third parties for wastewater disposal. Our remaining facilities may have portions of their wastewater reclaimed by Tesoro’s nearby refineries. Only our Los Angeles terminal has a separate Clean Water Act permit for the discharge of stormwater runoff. In the event regulatory requirements change, or interpretations of current requirements change, and our facilities are required to undertake different wastewater management arrangements, we could incur substantial additional costs. The Water Pollution Control Act imposes substantial potential liability for the violation of permits or permitting requirements and for the costs of removal, remediation, and damages resulting from such discharges. In addition, some states, including California, maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Employee Safety

We are subject to the requirements of the Occupational Safety and Health Act (OSHA) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous Materials Transportation Requirements

The DOT regulations affecting pipeline safety require pipeline operators to implement measures designed to reduce the environmental impact of crude oil and refined product discharge from onshore crude oil and refined products pipelines. These regulations require operators to maintain comprehensive spill response plans, including extensive spill response training for pipeline personnel. In addition, the DOT regulations contain detailed specifications for pipeline operation and maintenance. We believe our operations are in compliance with these regulations. The DOT also has a pipeline integrity management rule, with which we are in substantial compliance.

Environmental Liabilities

Contamination resulting from spills of crude oil and refined products is not unusual within the petroleum refining, terminalling or pipeline industries. Historic spills along our pipelines, gathering systems and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at a few of our properties where operations may have resulted in releases of hydrocarbons and other wastes. A number of our properties have known hydrocarbon or other hazardous material contamination, particularly our Anchorage, Stockton and Los Angeles terminals.

Under the omnibus agreement, Tesoro Corporation, through certain of its subsidiaries, will indemnify us for all known and unknown environmental and toxic tort liabilities associated with the ownership or operation of our assets and arising at or before the closing of this offering. Indemnification for any unknown environmental and toxic tort liabilities will be limited to liabilities occurring on or before the closing of this offering and identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than the second anniversary of the closing of this offering) and will be subject to a $250,000 aggregate annual deductible before we are entitled to indemnification in any calendar year. Tesoro has been indemnified by a third party for pre-existing contamination at our Los Angeles terminal. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, or, in addition to any other environmental and toxic tort liabilities, otherwise resulting from our operations. In addition, we have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental and toxic tort liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities. As a result, we may incur such expenses in the future, which may be substantial. Tesoro is currently, and expects to continue, incurring expenses for environmental cleanup at a number of our terminal properties. As of December 31, 2009 and 2010, we have accrued $1.3 million and $2.1 million, respectively, for these expenses and we believe these accruals are adequate.

Title to Properties and Permits

Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election. In some states and under some circumstances, we have the right of eminent domain to acquire rights-of-way and lands necessary for our common carrier pipelines.

Some of the leases, easements, rights-of-way, permits, and licenses that will be transferred to us will require the consent of the grantor to transfer these rights, which in some instances is a governmental entity. Our general partner believes that it has obtained or will obtain sufficient third-party consents, permits, and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, our general partner believes that these consents, permits, or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits, or authorizations will not have a material adverse effect on the operation of our business.

The lessee under the Port of Vancouver lease on which our Vancouver, Washington terminal is located is Tesoro Refining and Marketing Company. Tesoro Refining and Marketing Company has agreed to assign the lease to us, subject to consent from the Port of Vancouver. Until such time, we only have a license from Tesoro Refining and Marketing Company to enter, access, use and operate the terminal. There is no guarantee the Port of Vancouver will consent to the assignment of the lease. In the event the Port of Vancouver concludes that the license for our Vancouver terminal is a violation of the lease and we are unable to occupy and use the Vancouver Terminal pursuant to the license, we have agreed with Tesoro Refining and Marketing Company to enter into an operating agreement pursuant to which we will operate the Vancouver Terminal on substantially the same economic terms and conditions as would have been the case had the license remained in effect or the lease had been assigned to us.

Our general partner believes that we will have satisfactory title to all of the assets that will be contributed to us at the closing of this offering. Under our omnibus agreement, Tesoro Corporation, through certain of its subsidiaries, will indemnify us for certain title defects and for failures to obtain certain consents and permits necessary to conduct our business, in each case, that are identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than the second anniversary of the closing of this offering). This indemnification is subject to a $250,000 aggregate annual deductible before we are entitled to indemnification in any calendar year. Record title to some of our assets may continue to be held by affiliates of Tesoro until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. We will make these filings and obtain these consents upon completion of this offering. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

Employees

We are managed and operated by the board of directors and executive officers of Tesoro Logistics GP, LLC, our general partner. Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by our general partner and its affiliates. Immediately after the closing of this offering, we expect that our general partner and its affiliates will have approximately 95 employees performing services for our operations. We believe that our general partner and its affiliates have a satisfactory relationship with those employees. Certain employees of Tesoro Refining and Marketing Company that are covered by existing collective bargaining agreements will be transferred to our general partner on or before December 31, 2011. Under our omnibus agreement, our general partner will indemnify Tesoro Refining and Marketing Company for any liabilities incurred by Tesoro Refining and Marketing Company in connection with the applicable collective bargaining agreements covering the transferred employees.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. We are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us.

MANAGEMENT

Management of Tesoro Logistics LP

Tesoro Logistics GP, LLC, as our general partner, will manage our operations and activities on our behalf through its officers and directors. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. However, our general partner owes a fiduciary duty to our unitholders as provided in our partnership agreement. In addition, our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to cause us to incur only nonrecourse indebtedness or other obligations.

At least one member of the board of directors of our general partner will serve on our conflicts committee to review specific matters that may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the NYSE to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee will be conclusively deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, our general partner will have an audit committee of at least three independent directors that will review our external financial reporting, recommend engagement of our independent auditors, and review procedures for internal auditing and the adequacy of our internal accounting controls. We will not have a compensation committee.

In compliance with the rules of the NYSE, the members of the board of directors named below will appoint one additional independent member within three months of the listing of our common units on the NYSE and one additional independent member within 12 months of that listing. The three independent members will serve as the initial members of the audit committee.

Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by our general partner and its affiliates, but we sometimes refer to these individuals in this prospectus as our employees.

Directors and Executive Officers of Tesoro Logistics GP, LLC

Directors are elected by the sole member of our general partner and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table shows information for the directors and executive officers of Tesoro Logistics GP, LLC.

Name	Age	Position with Tesoro Logistics GP, LLC

Gregory J. Goff	54	Chairman of the Board of Directors and Chief Executive Officer
Phillip M. Anderson	45	President and Director
G. Scott Spendlove	47	Vice President, Chief Financial Officer and Director
Charles S. Parrish	53	Vice President, General Counsel, Secretary and Director
Raymond J. Bromark	65	Director
Ralph J. Grimmer	59	Vice President, Operations

Gregory J. Goff.  Gregory J. Goff was appointed Chief Executive Officer and Chairman of the board of directors of our general partner in December 2010. Mr. Goff joined Tesoro Corporation in May 2010 as Chief Executive Officer and President. Mr. Goff will devote the majority of his time to his roles at Tesoro and he will also spend time, as needed, directly managing our business and affairs. Initially, we expect approximately 15% of his total business time will be devoted to our business and affairs, although this amount may increase or decrease in future periods as our business develops. Previously he was Senior Vice President, Commercial with ConocoPhillips Corporation, an international, integrated energy company, since 2008. Mr. Goff held various other positions at ConocoPhillips since 1981, including director and Chief Executive Officer of Conoco JET Nordic from 1998 to 2000; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; President of ConocoPhillips European and Asia Pacific downstream operations from 2002 to 2004; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and President of ConocoPhillips specialty businesses and business development from 2006 to 2008. Previously, Mr. Goff served on the board of directors of Chevron Phillips Chemical Company, a private company, and was a member of the downstream committee of the American Petroleum Institute. As a former executive of an international energy company, Mr. Goff brings to the board of directors leadership, industry and strategic planning experience. Mr. Goff’s extensive service in various positions with ConocoPhillips also provides him with operations experience. Mr. Goff received a bachelor’s degree in science from the University of Utah and a master’s degree in business administration from the University of Utah. We believe that Mr. Goff’s extensive energy industry background, particularly the leadership skills he developed while serving in several executive positions, brings important experience and skill to the board.

Phillip M. Anderson.  Phillip M. Anderson was appointed President and a member of the board of directors of our general partner in December 2010 and will spend substantially all of his time managing our business and affairs. Mr. Anderson has served as Vice President, Strategy for Tesoro since April 2010. Prior to his current role with Tesoro, he served as Vice President, Financial Optimization & Analytics beginning in June 2008 and Vice President, Treasurer beginning in June 2007. Mr. Anderson joined the company in December 1998 as Senior Financial Analyst and worked in a variety of strategic and financial roles. Mr. Anderson has worked extensively on all of Tesoro’s acquisitions and divestitures since 1999, including valuation, negotiating, analysis, diligence, and financing activities. Mr. Anderson began his career in 1991 at Ford Motor Company and worked in a variety of financial roles at that company. Mr. Anderson received a bachelor’s degree in economics from the University of Texas at Austin and received a master’s degree in business administration with a concentration in finance from Southern Methodist University. We believe that Mr. Anderson’s extensive energy industry background, particularly his expertise in corporate strategy and business development, brings important experience and skill to the board.

G. Scott Spendlove.  Scott Spendlove was appointed Vice President, Chief Financial Officer and a member of the board of directors of our general partner in December 2010. Mr. Spendlove will devote the majority of his time to his roles at Tesoro and he will also spend time, as needed, devoted to our business and affairs. Initially, we expect approximately 20% of his total business time will be devoted to our business and affairs, although this amount may increase or decrease in future periods as our business develops. Mr. Spendlove has served as Senior Vice President, Chief Financial Officer for Tesoro Corporation since May 2010. Prior to his current role with Tesoro, he served as Tesoro’s Senior Vice President, Risk Management beginning in June 2008, Vice President, Asset Enhancement and Planning beginning in December 2006, Vice President and Controller beginning in March 2006, Vice President, Finance and Treasurer beginning in May 2003 and has held positions in strategic planning and operations. Prior to joining Tesoro in 2002, he served as Vice President, Corporate Planning and Investor Relations for Ultramar Diamond Shamrock Corporation (UDS). He also served as Director, Investor Relations, of UDS and held various positions in accounting, finance, forecasting and planning at both UDS and Unocal Corporation. Mr. Spendlove received a bachelor’s degree in accounting from Brigham Young University and a master’s degree in business administration from California State University-Fresno. We believe that Mr. Spendlove’s extensive energy industry background, particularly his expertise in financial reporting, strategic planning and oversight experience, brings important experience and skill to the board.

Charles S. Parrish.  Charles S. Parrish was appointed Vice President, General Counsel, Secretary and a member of the board of directors of our general partner in December 2010. Mr. Parrish will devote the majority of his time to his roles at Tesoro and he will also spend time, as needed, devoted to our business and affairs. Initially, we expect approximately 20% of his total business time will be devoted to our business and affairs, although this amount may increase or decrease in future periods as our business develops. Mr. Parrish has served as Executive Vice President, General Counsel and Secretary for Tesoro Corporation since April 2009. Prior to his current role with Tesoro, he served as Senior Vice President, General Counsel and Secretary beginning in May 2006, and Vice President, General Counsel and Secretary beginning in March 2005. Mr. Parrish leads Tesoro’s legal department and contract administration function and government affairs group, as well as the business ethics and compliance office. Mr. Parrish joined Tesoro in 1994 and has since served in numerous roles in the legal department. He works closely with the Tesoro’s finance and financial reporting teams on all matters related to Tesoro’s capital structure and SEC reporting. In addition, Mr. Parrish provides counsel to Tesoro’s management and board of directors on corporate governance issues. Before joining Tesoro, he worked in private practice with law firms in Houston and San Antonio, primarily representing commercial lenders in loan transactions, workouts and real estate matters. Mr. Parrish received a bachelor’s degree in history from the University of Virginia and a juris doctor from the University of Houston Law School. He is a member of the State Bar of Texas and the American Bar Association. We believe that Mr. Parrish’s extensive energy industry background, particularly his expertise in corporate securities and governance matters, brings important experience and skill to the board.

Raymond J. Bromark was elected as a member of the board of directors of our general partner in March 2011. Mr. Bromark is a retired Partner of PricewaterhouseCoopers, LLP (“PwC”), an international accounting and consulting firm. He joined PwC in 1967 and became a Partner in 1980. He was Partner and Head of the Professional, Technical, Risk and Quality Group of PwC from 2000 to 2006, a Global Audit Partner from 1994 to 2000 and Deputy Vice Chairman, Auditing and Business Advisory Services from 1990 to 1994. In addition, he served as a consultant to PwC from 2006 to 2007. Mr. Bromark has been a director of CA Technologies, a provider of IT management software and solutions, since 2007 and chairs its audit committee. In previous years Mr. Bromark has participated as a member of the University of Delaware’s Weinberg Center for Corporate Governance’s Advisory Board. Mr. Bromark was PwC’s representative on the AICPA’s Center for Public Company Audit Firms’ Executive Committee. He has also been a member of the Financial Accounting Standards Board Advisory Council, the Public Company Accounting Oversight Board’s Standing Advisory Group, the AICPA’s Special Committee on Financial Reporting, the AICPA’s SEC Practice Section Executive Committee and the AICPA’s Ethics Executive Committee. We believe that Mr. Bromark’s extensive experience in accounting, auditing, financial reporting, and compliance and regulatory matters; deep understanding of financial controls and familiarity with large public company audit clients; and extensive experience in leadership positions at PwC bring important and necessary skills to the board.

Ralph J. Grimmer.  Ralph J. Grimmer was appointed Vice President, Operations of our general partner in December 2010 and initially will spend approximately 70% of his business time directly on our business and affairs although this amount may increase or decrease in future periods as our business develops. Mr. Grimmer has served as Vice President, Logistics for Tesoro since November 2010. Prior to his current role with Tesoro, he served as Vice President, Competitor Analysis beginning in April 2010, Vice President, Logistics beginning in June 2008, Vice President, Mergers and Acquisitions beginning in December 2006 and Vice President, Strategic Analysis beginning in May 2006. As Vice President, Operations, Mr. Grimmer is responsible for our pipelines and refined product terminals, all crude oil and refined products trucking and all rail operations. Prior to joining Tesoro in 2006, Mr. Grimmer served in a variety of consulting, marketing and logistics positions, including as Senior Consultant for Baker & O’Brien, Inc. and Vice President, Commercial Marketing and Distribution for Motiva Enterprises LLC. Mr. Grimmer began his career with Texaco in 1974 as a process engineer. Mr. Grimmer received a bachelor’s degree in chemical engineering from Texas Tech University.

Director Independence

The board of directors of our general partner has affirmatively determined that Mr. Bromark is independent as defined under the independence standards established by the NYSE and the Exchange Act.

Compensation of Our Officers

We and our general partner were formed in December 2010. Accordingly, neither we nor our general partner has accrued any obligations with respect to management compensation or retirement benefits for directors and executive officers for any prior periods.

The officers of our general partner will manage the day-to-day affairs of our business. Except for our general partner’s President, the officers of our general partner will have responsibilities for both us and Tesoro and will devote part of their business time to our business and part of their business time to Tesoro’s business. For our executive officers who are also providing services to Tesoro, compensation will be paid by Tesoro and a portion of that compensation will be reimbursed by us based on the amount of time spent by such officers managing our business and operations. The officers of our general partner, as well as the employees of Tesoro who provide services to us, may participate in employee benefit plans and arrangements sponsored by Tesoro, including plans that may be established in the future. Certain of our general partner’s officers and employees and certain employees of Tesoro who provide services to us currently hold grants under Tesoro’s equity incentive plans and will retain these grants after the closing of the offering. In connection with the closing of this offering, our general partner has adopted a long-term incentive plan. Certain of our general partner’s officers, employees and non-employee directors, and other key employees of Tesoro who make significant contributions to our business will receive awards under our long-term incentive plan. These awards, as well as future awards to executive officers of our general partner, will be recommended by the compensation committee of the board of directors of Tesoro and approved by our general partner. The long-term incentive plan is described in more detail below.

Compensation of Our Directors

The officers or employees of our general partner or of Tesoro who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers or employees of our general partner or of Tesoro will receive compensation as “non-employee directors.”

In connection with this offering, our general partner has adopted a director compensation program under which our general partner’s non-employee directors will be compensated for their service as directors. Effective as of the closing of this offering, each non-employee director will receive a compensation package consisting of an annual retainer, an additional retainer for service as the chair of a standing committee, meeting attendance fees, and may also receive grants of equity-based awards upon appointment to the board of directors. In addition, each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

During 2011, we will provide the following annual compensation to non-employee directors:

Elements of Non-Employee Director Compensation Program(1)

Board of Directors Annual Retainer(2)	$95,000
Annual Retainer for Audit Committee Chair	$10,000
Board and Committee Meeting Fees(3)	$1,500 per meeting

(1)	In addition to the retainers set forth above, we will reimburse our non-employee directors for travel and lodging expenses that they incur in connection with attending meetings of the board of directors or its committees.

(2)	The annual retainer of $95,000 will be payable $45,000 in cash and $50,000 in a unit-based award of phantom limited partnership units. Unit-based awards granted to non-employee directors under the annual compensation package or upon first election to the board of directors under our long-term incentive plan, will vest one year from the date of grant, contingent on continued service by the director. Cash distributions may be paid on equity-based awards and distributed at the time such awards vest. We expect that unit-based awards will be granted annually during the first quarter of the year, or on the date a director commences his or her services as a board member, provided that the initial unit-based award for non-employee directors serving at the time of the consummation of this offering will be made upon the consummation of this offering. The number of units granted upon the consummation of this offering will be determined by dividing $50,000 by the per unit offering price in this offering and for annual grants going forward, the number of units will be determined by dividing $50,000 by the average closing price of our common units on the NYSE over a ten business-day period ending on the third business day prior to the grant date and rounding any resulting fractional units to the nearest whole unit.

(3)	A meeting fee will be paid to a director for attendance in person or by telephone.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business, and we do not have a compensation committee. Our general partner will manage our operations and activities, and its board of directors and officers will make compensation decisions on our behalf. All of our general partner’s executive officers and other personnel necessary for our business to function will be employed and compensated by our general partner or Tesoro, in each case subject to reimbursement by us in accordance with the terms of the omnibus agreement. For a detailed description of the reimbursement arrangements among us, our general partner and Tesoro relating to the executive officers and employees of our general partner and the employees of Tesoro who provide services to us, please refer to the discussion under “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” beginning on page 138.

Responsibility and authority for compensation-related decisions for executive officers of our general partner that are employed by Tesoro will reside with the compensation committee of the board of directors of Tesoro. Responsibility and authority for compensation-related decisions for executive officers of our general partner that are employed by our general partner will reside with the board of directors of our general partner, but will be based in large part on the recommendation of the compensation committee of the board of directors of Tesoro. All determinations with respect to awards to be made under the long-term incentive plan to executive officers and other employees of our general partner and of Tesoro will be made by the board of directors of our general partner or any committee thereof that may be established for such purpose, following the recommendation of the compensation committee of the board of directors of Tesoro.

We and our general partner were formed in December 2010. Therefore, we incurred no cost or liability with respect to compensation of our general partner’s executive officers, nor has our general partner accrued any liabilities for management compensation retirement benefits for our executive officers for the fiscal year ended December 31, 2010 or for any prior periods. Accordingly, we are not presenting any compensation information for historical periods. Following the closing of this offering, we expect that the most highly compensated executive officers of our general partner, including our general partner’s principal executive and financial officers, will be Gregory J. Goff, our general partner’s Chief Executive Officer, G. Scott Spendlove, our general partner’s Vice President and Chief Financial Officer, Phillip M. Anderson, our general partner’s President, Charles S. Parrish, our general partner’s Vice President, General Counsel and Secretary and Ralph J. Grimmer, our general partner’s Vice President, Operations (collectively, our “named executive officers”).

Each of our named executive officers, other than Mr. Anderson and Mr. Grimmer, is also a named executive officer of Tesoro and we expect that, with the exception of Mr. Anderson and Mr. Grimmer, our named executive officers will devote less than a majority of their total business time to our general partner and us and will be employed by Tesoro. Compensation paid or awarded by us during our first fiscal year of operation and thereafter with respect to our named executive officers that are employed by Tesoro and our named executive officers that are employed by our general partner will reflect only the portion of compensation expense that is allocated to us pursuant to Tesoro’s allocation methodology and subject to the terms of the omnibus agreement. Tesoro has the ultimate decision-making authority with respect to the total compensation of the named executive officers that are employed by Tesoro and, subject to the terms of the omnibus agreement, with respect to the portion of that compensation that is allocated to us pursuant to Tesoro’s allocation methodology. Any such compensation decisions will not be subject to any approvals by the board of directors of our general partner or any committees thereof.

Future compensation of our named executive officers who are employed by Tesoro will continue to be structured in a manner similar to how Tesoro currently compensates its executive officers. Future compensation of our named executive officers who are employed by our general partner will be structured in a manner similar to how Tesoro currently compensates its executive officers. The following discussion reflects Tesoro’s executive compensation philosophy and pay practices as they relate to how officers, directors and employees of our general partner will be compensated. The elements of compensation discussed below, and any decisions with respect to future changes to the levels of such compensation, are subject to the discretion of the compensation committee of Tesoro’s board of directors, or, with respect to executive officers employed by our general partner, our general partner’s board of directors.

Tesoro’s Compensation Philosophy

Tesoro’s compensation philosophy is to offer competitive compensation and benefit programs that will attract and retain the talented executives and employees who are critical to executing Tesoro’s strategic priorities and committed to increasing stockholder value while adhering to Tesoro’s core values.

Tesoro’s executive compensation program is designed around the following principles:

•	Rewarding leaders for superior execution and delivery of outstanding business results and driving a performance-oriented culture;

•	Promoting and sustaining exceptional performance over time to generate long-term growth in stockholder value; and

•	Inspiring teamwork and motivating superior individual performance.

Tesoro’s executive compensation program is comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives.

Elements of Executive Compensation

Tesoro’s executive compensation program is designed to reflect the philosophy and objectives described above. The elements of Tesoro’s executive pay are presented in the table below and discussed in more detail in the following paragraphs.

Component	Type of Payment/Benefit	Purpose

Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent. Designed to be competitive with those of comparable companies.
Annual Cash Incentives	Performance-based annual cash payment.	Pay for performance. Focus on corporate, team/business unit and individual goals.
Long-term Incentives	Stock options, restricted stock, and performance units.	Designed to align executive compensation with the long-term interests of our stockholders by rewarding our executives for excellent performance as it is reflected in our stock price.
Other Executive Benefits	Retirement benefits.	Provide competitive level of benefits.
Health and Welfare Benefits	Fixed compensation component, generally available to all employees.	Attract and retain talent.

Tesoro determines the appropriate level for each compensation component based in part, but not exclusively, on comparative analysis against a peer group of industrial companies (and other companies that Tesoro believes compensate its executives in a manner similar to mainstream industrial companies), its view of internal pay equity and consistency, and other considerations it deems relevant. The benefits provided to Tesoro’s executives and employees are designed to be consistent in value and, to a lesser degree, aligned with benefits offered by companies with whom Tesoro competes for talent. In addition to determining the appropriate level for each compensation component, the compensation committee of Tesoro’s board of directors reviews total compensation for alignment with its philosophy and policies and for alignment with its peer group. However, Tesoro believes that each compensation component should be considered separately and that payments or awards derived from one component should not negate or reduce payments or awards derived from other components.

Tesoro has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annual compensation (base salary and annual performance incentives), between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salaries.  Base salaries for Tesoro’s named executive officers are reviewed each year. When making base salary determinations, Tesoro considers market-based salary rates at the 50th percentile of its peer group, as well as individual roles, experience, performance, the relative importance of the position to Tesoro, the past salary history of the individual and the competitive landscape for the position (with no particular goals or weightings assigned to these factors).

Annual Performance Incentives.  Tesoro believes that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives which in turn help create additional shareholder value.

2011 Incentive Compensation Program

On February 1, 2011, Tesoro’s compensation committee of the board of directors approved the terms of the 2011 Incentive Compensation Program (the “ICP” or the “Program”) for Tesoro’s named executive officers and other senior executives. The Program consists of two equally weighted components: Corporate and Business Unit performance outlined below. Tesoro’s compensation committee has discretion to adjust individual awards upward or downward by up to 25% based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes.

Component 1 — Tesoro’s Corporate Performance — weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Corporate performance metrics include the following:

•	Achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) measured on a margin neutral basis

•	Safety — Targeted improvement in recordable incidents

•	Process Safety Management — Targeted improvement in the number of process safety incidents

•	Environmental — Targeted improvement in the number of environmental incidents

•	Cost Management — Measurement of non-capital cash expenditure versus budget

Component 2 — Business Unit Performance — weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental

•	Cost Management

•	Improvements in EBITDA

•	Business improvement and value creation initiatives

Under the Program, Tesoro’s compensation committee has the right to exercise its discretionary authority to pay bonuses under the Program at any level, regardless of performance attained against the targets established under the ICP. The employees of our general partner will be eligible to participate in Tesoro’s 2011 ICP. The portion of the ICP related to business unit performance will be tied to the success of achieving performance metrics related to Tesoro’s logistics assets.

Long-Term Incentives.  Tesoro believes that its senior executives, including its named executive officers, should have an ongoing stake in Tesoro’s success and that the executives’ interests should be aligned with those of Tesoro’s stockholders. Accordingly, Tesoro believes that its executives should have a considerable portion of their total compensation provided in the form of equity-based incentives.

In addition, our general partner has adopted the Tesoro Logistics LP 2011 Long-term Incentive Plan (“2011 LTIP”) primarily for the benefit of eligible officers, employees and directors of our general partner and its affiliates, including Tesoro, who perform services for us. In connection with the closing of this offering, as well as annually thereafter to reward service or performance, the board of directors of our general partner will grant awards to our general partner’s outside directors and its executive officers and key employees pursuant to the 2011 LTIP. Tesoro will determine the overall amount of all long-term equity incentive compensation to be granted annually for the officers and employees of our general partner. The portion of such compensation to be delivered from the 2011 LTIP will be granted by our general partner’s board of directors, following the recommendation of Tesoro’s Compensation Committee. Awards under the 2011 LTIP for executive officers of our general partner that are employed by Tesoro will be recommended to our general partner’s board of directors by the compensation committee of the board of directors of Tesoro and are subject to reimbursement under the terms of the omnibus agreement. We expect that awards to our executive officers under our 2011 LTIP will generally be made on an annual basis in the form of phantom units that vest based on the achievement of total unitholder return goals over a specified period as compared to a peer group of companies to be determined by our board. The description set forth below is a summary of the material features of the 2011 LTIP.

The 2011 LTIP provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of 750,000 common units may be delivered pursuant to awards under the 2011 LTIP. Units that are cancelled or forfeited will be available for delivery pursuant to other awards. Units that are withheld to satisfy our general partner’s tax withholding obligations or payment of an award’s exercise price will not be available for future awards. The 2011 LTIP will be administered by our general partner’s board of directors. The 2011 LTIP is designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of our general partner for delivering desired performance results, as well as by strengthening our general partner’s ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

Unit Awards

Our general partner’s board of directors may grant unit awards to eligible individuals under the 2011 LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash that would otherwise be payable to a participant with respect to a bonus or an incentive compensation award. The unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or an incentive compensation award the amount of which is determined based on the achievement of performance criteria or other factors.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, at the discretion of our general partner’s board of directors, cash equal to the fair market value of a common unit. Our general partner’s board of directors may make grants of restricted and phantom units under the 2011 LTIP that contain such terms, consistent with the 2011 LTIP, as the board of directors may determine are appropriate, including the period over which restricted or phantom units will vest.

The board of directors may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the 2011 LTIP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may, in the discretion of the board of directors, be subject to the same vesting requirements as the restricted units. The board of directors, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

Unit Options and Unit Appreciation Rights

The 2011 LTIP also permits the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by the board of directors.

Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the board of directors may determine, consistent with the 2011 LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Other Unit-Based Awards

The 2011 LTIP also permits the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the board of directors of our general partner may determine.

Source of Common Units; Cost

Common units to be delivered with respect to awards may be newly-issued units, common units acquired by our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring such common units. With respect to unit options, our general partner will be entitled to reimbursement from us for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from an optionee at the time of exercise of an option. Thus, we will bear the cost of the unit options. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner will be entitled to reimbursement by us for its allocated portion of the amount of the cash settlement.

Amendment or Termination of 2011 LTIP

The board of directors, at its discretion, may terminate the 2011 LTIP at any time with respect to the common units for which a grant has not previously been made. The 2011 LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The board of directors will also have the right to alter or amend the 2011 LTIP or any part of it from time to time or to amend any outstanding award made under the 2011 LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant, and/or result in taxation to the participant under Section 409A of the Code.

Equity Awards to be Granted in Connection with this Offering

In connection with the consummation of this offering, we expect that our general partner will make grants of equity awards to certain of our named executive officers. These awards are expected to consist of time vesting phantom units that will vest over a period of three years in equal annual installments, subject to accelerated vesting in the event of certain terminations of employment as set forth in the applicable award agreement. The named executive officers that will receive such awards and the number of phantom units to be granted will be determined following a recommendation to be made by the compensation committee of the board of directors of Tesoro at its next meeting after the closing of this offering.

Retirement Plans.  Tesoro maintains non-contributory qualified and non-qualified retirement plans that cover officers and other eligible employees of Tesoro. Following the closing of this offering, our named executive officers and other eligible employees of our general partner, as well as employees of Tesoro who provide services to us, are expected to continue to be eligible to participate in Tesoro’s retirement plans in accordance with their terms.

Additional Compensation Components.  In the future, as Tesoro and our general partner formulate and implement the compensation programs for our named executive officers, Tesoro and our general partner may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that they are provided with a balanced, comprehensive and competitive compensation structure. We, Tesoro and our general partner believe that it is important to maintain flexibility to adapt compensation structures at this time to properly attract, motivate and retain the top executive talent for which Tesoro and our general partner compete.

Employment Agreements With Named Executive Officers

Tesoro has entered into employment agreements with Messrs. Goff and Parrish in order to ensure continued stability, continuity and productivity among members of its management team. These employment agreements contain severance and change in control provisions, as described in more detail below, which Tesoro provides to help attract and retain talented individuals for these important positions. Our general partner will generally be required, pursuant to the terms of the omnibus agreement, to reimburse Tesoro for a portion of the costs and expenses of the amounts provided to our named executive officers under their employment agreements.

Employment Agreement with Gregory J. Goff

Effective May 1, 2010, Tesoro entered into an employment agreement with Gregory J. Goff that has a three-year term commencing on May 1, 2010. At the end of fiscal year 2010, Mr. Goff’s base salary was $900,000, and he currently participates in Tesoro’s annual incentive compensation plan with a target incentive bonus of at least 100% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by the compensation committee of Tesoro’s board of directors under such plan. Mr. Goff received certain cash and equity awards as an inducement to entering into his employment agreement, and, in addition, Mr. Goff will receive a cash payment of $250,000 on May 1, 2011, subject to his continued employment with Tesoro on such date. In addition to the foregoing, Mr. Goff received long-term incentive awards for fiscal year 2010 with a target value of $3,000,000. The target awards for fiscal years after 2010 will be at the discretion of the compensation committee of Tesoro’s board of directors.

If Mr. Goff’s employment with Tesoro is terminated without cause or with good reason, as defined in his employment agreement, he will receive a cash payment equal to two times the sum of his base salary (as then in effect) plus the greater of his highest annual bonus earned under the applicable annual incentive compensation plan of Tesoro during the preceding three years or $450,000, plus a pro-rated bonus for the year of termination, as well as continued participation in Tesoro’s group health benefit plans until the earliest occurs of two and one-half years following termination, his death, or if he becomes covered by a comparable benefit by a subsequent employer. If Mr. Goff is terminated without cause or with good reason, as defined in his employment agreement, within two years following a change in control, his cash payment would equal three times the sum of his salary plus his target bonus (in each case as then in effect), plus a pro-rated bonus for the year of termination. Mr. Goff’s payments would be reduced as necessary to avoid incurring excise taxes under Sections 280G and 4999 of the Internal Revenue Code unless not reducing the payments would result in greater net after-tax proceeds to Mr. Goff. If Mr. Goff’s employment with Tesoro is terminated due to his death or disability, Mr. Goff will receive a cash payment equal to one times his annual base salary (less payments received under a Tesoro-paid long-term disability plan in the event of termination due to disability), plus a pro-rated bonus for the year of termination.

Employment Agreement with Charles S. Parrish

Mr. Parrish’s employment agreement has an initial term ending May 7, 2012 and renews thereafter for an additional year on each annual anniversary date of the agreement (May 7), unless Tesoro terminates the agreement in accordance with its terms. At the end of fiscal year 2010, Mr. Parrish’s base salary was $500,000, and he is entitled to participate in Tesoro’s annual incentive compensation plan with a target incentive bonus of at least 70% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by the compensation committee of Tesoro’s board of directors under such plan.

If Mr. Parrish’s employment with Tesoro is terminated without cause or with good reason, as defined in his employment agreement, he will receive a cash payment equal to two times the sum of his base salary and target annual bonus and a pro-rated bonus for the year of termination. If Mr. Parrish is terminated without cause or with good reason prior to his 55th birthday, Tesoro will provide him, his spouse and his dependents, at Tesoro’s expense, continuing health coverage, but only to the extent such arrangements are available to Tesoro’s retirees, until the earliest to occur of Mr. Parrish’s death or the date he becomes covered for a comparable benefit by a subsequent employer. If such termination is on or after his 55th birthday, he is entitled to participate in Tesoro’s post-retirement benefit programs on the same basis as other retirement eligible employees of Tesoro. In addition, Mr. Parrish would continue to vest in any unvested stock options or restricted stock awards for a period of two years following the date of his termination of employment. Mr. Parrish would also receive additional years of service and age credit under Tesoro’s applicable retirement benefit plan to the extent necessary to determine his benefit thereunder as if he had attained age 55 with 20 years of service. If Mr. Parrish is terminated without cause or with good reason within two years following a change in control, his cash payment would equal three times the sum of his current base salary plus his current base salary multiplied by his target annual bonus percentage for the year in which his employment terminates, plus a pro-rated bonus for the year of termination. In addition, Mr. Parrish will receive three years of additional service credit under the current nonqualified supplemental pension plan applicable to him at the date of termination and all of his unvested equity awards will become vested. Mr. Parrish is entitled to a Section 280G tax gross-up payment if his termination-related payments become subject to excise taxes imposed by Section 4999 of the Internal Revenue Code. If Mr. Parrish’s employment with Tesoro is terminated due to his death, Mr. Parrish’s estate or beneficiary will receive a cash payment equal to one times his annual base salary, plus a pro-rated bonus for the year of termination, and will become fully vested in all outstanding and unvested stock option and restricted stock awards. If Mr. Parrish’s employment with Tesoro is terminated due to his disability, Mr. Parrish will receive a cash payment equal to two times his annual base salary (less payments received under a Tesoro-paid long-term disability plan in the event of termination due to disability).

Management Stability Agreements With and Severance Benefits of Other Named Executive Officers

Tesoro has entered into management stability agreements with Messrs. Anderson, Spendlove and Grimmer in order to ensure continued stability, continuity and productivity among members of its management team. These management stability agreements contain change in control provisions, as described in more detail below, which Tesoro provides to help it to attract and retain talented individuals for these important positions. In addition, each of these named executive officers participates in one of the severance policies maintained for Tesoro’s employees, as described in more detail below. We will be required to reimburse Tesoro for any amounts provided to our named executive officers under their management stability agreements in proportion to the percentage of their total compensation allocated to us.

Management Stability Agreement With and Severance Benefits of Phillip M. Anderson

In the event of a change in control of Tesoro Corporation and Mr. Anderson’s employment with Tesoro is terminated without cause or with good reason, as defined in his management stability agreement, he will receive a cash payment equal to two times the sum of his base salary (as then in effect) plus target annual bonus as well as a prorated bonus for the year of termination if termination occurs during the fourth quarter of a calendar year. Mr. Anderson will also receive continued coverage and benefits comparable to Tesoro’s group health and welfare benefits for a period of two years following termination. In addition, Mr. Anderson will receive two years of additional service credit under the current non-qualified supplemental pension plan applicable to him at the date of termination.

In addition to the terms set forth in his management stability agreement, Mr. Anderson is eligible to receive severance benefits in the event of certain involuntary terminations of employment in accordance with Tesoro’s employee severance policy which is calculated based on the employee years of service and base salary but limited to one year of base pay plus an additional two weeks of base pay.

Management Stability Agreement With and Severance Benefits of G. Scott Spendlove

In the event of a change in control of Tesoro Corporation and Mr. Spendlove’s employment with Tesoro is terminated without cause or with good reason, as defined in his management stability agreement, he will receive a cash payment equal to two and one-half times the sum of his base salary (as then in effect) plus target annual bonus as well as a prorated bonus for the year of termination if termination occurs during the fourth quarter of a calendar year. Mr. Spendlove will also receive continued coverage and benefits comparable to Tesoro’s group health and welfare benefits for a period of thirty months following termination. In addition, Mr. Spendlove will receive two and one-half years of additional service credit under the current non-qualified supplemental pension plan applicable to him at the date of termination.

In addition to the terms set forth in his management stability agreement, if Mr. Spendlove’s employment with Tesoro is involuntarily terminated without cause, in accordance with the terms of the Tesoro Corporation Executive Severance and Change in Control Plan, he will receive a cash payment equal to one and one-half times the sum of his base salary (as then in effect) plus target annual bonus. Mr. Spendlove will also receive medical benefits for a period of eighteen months from the date of his termination and outplacement services for up to twelve months commencing after the date of his termination.

Management Stability Agreement With and Severance Benefits of Ralph J. Grimmer

In the event of a change in control of Tesoro Corporation and the termination of Mr. Grimmer’s employment with Tesoro without cause or with good reason, as defined in his management stability agreement, he will receive a cash payment equal to two times the sum of his base salary (as then in effect) plus target annual bonus as well as a prorated bonus for the year of termination if termination occurs during the fourth quarter of a calendar year. Mr. Grimmer will also receive continued coverage and benefits comparable to Tesoro’s group health and welfare benefits for a period of two years following termination. In addition, Mr. Grimmer will receive two years of additional service credit under the current non-qualified supplemental pension plan applicable to him at the date of termination.

In addition to the terms set forth in his management stability agreement, Mr. Grimmer is eligible to receive severance benefits in the event of certain involuntary terminations of employment in accordance with Tesoro’s employee severance policy which is calculated based on the employee years of service and base salary but limited to one year of base pay plus an additional two weeks of base pay.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Tesoro Logistics LP that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by directors of Tesoro Logistics GP, LLC, our general partner, by each named executive officer and by all directors and officers of our general partner as a group and assumes no exercise of the underwriters’ over-allotment option.

		Percentage of		Percentage of	Percentage of
	Common	Common	Subordinated	Subordinated	Total
	Units to be	Units to be	Units to be	Units to be	Units to be
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned	Owned	Owned	Owned

Tesoro Corporation	2,254,890	14.8%	15,254,890	100.0%	57.4%
Gregory J. Goff	—	—	—	—	—
Phillip M. Anderson	—	—	—	—	—
G. Scott Spendlove	—	—	—	—	—
Charles S. Parrish	—	—	—	—	—
Raymond J. Bromark(2)	—	—	—	—	—
Ralph J. Grimmer	—	—	—	—	—
All directors and executive officers as a group (6 persons)	—	—	—	—	—

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828.

(2)	Does not include phantom units that we will grant to Mr. Bromark at the close of this offering pursuant to our long-term incentive plan valued at $50,000. These phantom units will vest one year from the date of grant, contingent on Mr. Bromark’s continued service.

The following table sets forth, as of March 24, 2011, the number of shares of common stock of Tesoro Corporation owned by each of the directors and executive officers of our general partner and all directors and executive officers of our general partner as a group.

				Percentage of
		Shares	Total	Total
	Shares of	Underlying	Shares of	Shares of
	Common	Options	Common	Common
	Stock Owned	Exercisable	Stock	Stock
	Directly or	Within 60	Beneficially	Beneficially
Name of Beneficial Owner(1)	Indirectly(2)	Days	Owned	Owned

Gregory J. Goff(3)	94,190	49,387	143,577		*
Phillip M. Anderson(4)	16,720	18,766	35,486		*
G. Scott Spendlove	50,188	132,099	182,287		*
Charles S. Parrish	62,332	213,366	275,698		*
Raymond J. Bromark	—	—	—		*
Ralph J. Grimmer(5)	15,109	17,166	32,275		*

All directors and executive officers as a group (6 persons)	238,539	430,784	669,323		*

*	Less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828.

(2)	Includes common stock issued under Tesoro Corporation’s Thrift Plan.

(3)	Does not include 256,223 Restricted Stock Units granted as part of an inducement grant.

(4)	Does not include 20,887 SARs (Stock Appreciation Rights) granted under the Tesoro Corporation 2006 Long-Term Stock Appreciation Rights Plan.

(5)	Does not include 39,840 SARs (Stock Appreciation Rights) granted under the Tesoro Corporation 2006 Long-Term Stock Appreciation Rights Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, the general partner and its affiliates will own 2,254,890 common units and 15,254,890 subordinated units representing a 56.2% limited partner interest in us. In addition, the general partner will own 622,649 general partner units representing a 2.0% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of Tesoro Logistics LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates for the contribution of the assets and liabilities
• 2,254,890 common units less up to 1,950,000 common units in the event the underwriters exercise their option to purchase additional common units and, in such case our general partner and its affiliates will receive the net proceeds of the sale of up to 1,950,000 common units after deducting underwriting discounts and structuring fee;

• 15,254,890 subordinated units;

• 622,649 general partner units;

• the incentive distribution rights;

• $241.6 million cash distribution of the net proceeds of the offering, in part to reimburse them for certain capital expenditures; and

• an additional $50.0 million cash distribution funded with borrowings under our revolving credit facility.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions of 98.0% to the unitholders, including Tesoro, as holder of an aggregate of 2,254,890 common units and 15,254,890 subordinated units, and 2.0% to the general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50.0% of the distributions above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.8 million on the 2.0% general partner interest and $23.6 million on their common units and subordinated units.

Payments to our general partner and its affiliates	Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement or our operational services agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. The expenses of non-executive employees will be allocated to us based on weighted average headcount and the ratio of time spent by those employees on our business and operations. Executive officer expenses will be allocated based on the amount of time spent managing our business and operations. These reimbursable expenses also include an allocable portion of the compensation and benefits of employees of Tesoro and employees and executive officers of our general partner who provide services to us. We will also pay Tesoro an annual corporate services fee, initially in the amount of $2.5 million, for the provision by Tesoro of certain centralized corporate services. Please read “— Agreements Governing the Transactions — Omnibus Agreement” below and “Management — Compensation Discussion and Analysis” beginning on page 128.

In addition, we will pay Tesoro an annual service fee, initially in the amount of $0.3 million, for services performed by certain of Tesoro’s field-level employees at our Mandan terminal and Salt Lake City storage facility. We will also reimburse Tesoro for any direct costs actually incurred by Tesoro in providing our pipelines, terminals and storage facilities with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services (such as permitting and wastewater management). Please read “— Agreements Governing the Transactions — Operational Services Agreement” beginning on page 142.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of the General Partner” beginning on page 172.

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties have entered into or will enter into the various agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. While we believe our agreements with Tesoro are on terms no less favorable to either party than those that could have been negotiated with an unaffiliated party, these agreements will not be the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid for with the proceeds of this offering.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with Tesoro, Tesoro Refining and Marketing, certain of Tesoro’s other subsidiaries, and our general partner that will address the following matters:

•	our obligation to pay our general partner an annual corporate services fee, initially in the amount of $2.5 million, for the provision by Tesoro of certain centralized corporate services (which fee is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•	our agreement to reimburse Tesoro for all other direct or allocated costs and expenses incurred by Tesoro on our behalf;

•	Tesoro’s agreement not to compete with us under certain circumstances;

•	our right of first offer to acquire certain of Tesoro’s logistics assets;

•	an indemnity by Tesoro Alaska Company and Tesoro Refining and Marketing Company for certain environmental, toxic tort and other liabilities, and our obligation to indemnify Tesoro for events and conditions associated with the operation of our assets that occur after the closing of this offering and for environmental and toxic tort liabilities related to our assets to the extent Tesoro is not required to indemnify us;

•	Tesoro Refining and Marketing Company’s obligation to reimburse us for certain costs in excess of agreed thresholds incurred in connection with renewing our current control center services agreement, entering into a new similar agreement with another third party or providing replacement services; and

•	the granting of a license from Tesoro to us with respect to use of the Tesoro name and trademark.

So long as Tesoro controls our general partner, the omnibus agreement will remain in full force and effect unless mutually terminated by the parties. If Tesoro ceases to control our general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations of Tesoro Alaska Company and Tesoro Refining and Marketing Company made under the omnibus agreement will remain in full force and effect in accordance with their terms.

Payment of Administrative Fee.  We will pay Tesoro an annual corporate services fee, payable in equal monthly installments, initially in the amount of $2.5 million (prorated for the first year of services), for the provision of various centralized corporate services for our benefit. This fee will be in addition to reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement. The agreement provides that the annual corporate services fee will be adjusted annually, commencing on the second year following this offering by a percentage equal to the change in the consumer price index or to reflect any increase in the cost of providing centralized corporate services to us due to changes in any law, rule or regulation applicable to us or Tesoro. Please read “Risk Factors — Risks Inherent in an Investment in Us” beginning on page 32 and “Conflicts of Interest and Fiduciary Responsibilities — Conflicts of Interest — We will reimburse the general partner and its affiliates for expenses” on page 159.

Noncompetition.  Tesoro will agree, and will cause its affiliates to agree not to engage in, whether by acquisition or otherwise, the business of owning and/or operating crude oil or refined products pipelines, terminals or storage facilities in the United States that are not within, directly connected to, substantially dedicated to, or otherwise an integral part of, any refinery owned, acquired or constructed by Tesoro. This restriction will not apply to:

•	any assets owned by Tesoro at the closing of this offering (including replacements or expansions of those assets);

•	any assets acquired or constructed by Tesoro to replace one of our assets that no longer provides services to Tesoro due to the occurrence of a force majeure event under one of our commercial agreements with Tesoro (notwithstanding any cure period relating thereto in such agreement);

•	any asset or business that Tesoro acquires or constructs that has a fair market value of less than $5.0 million; and

•	any asset or business that Tesoro acquires or constructs that has a fair market value of $5.0 million or more, if we have been offered the opportunity to purchase the asset or business for fair market value not later than six months after completion of such acquisition or construction, and we decline to do so.

Right of First Offer.  Under the omnibus agreement, if Tesoro decides to sell, transfer or otherwise dispose of any of the assets listed below, Tesoro will provide us with the opportunity to make the first offer on them, in each case for a 10-year period following the closing of this offering:

•	Golden Eagle Refined Products Terminal (Martinez, California). This terminal is located at Tesoro’s Golden Eagle refinery and consists of a truck loading rack with three loading bays supplied by pipeline from storage tanks located at Tesoro’s Golden Eagle refinery. This terminal does not have refined product storage capacity. Total throughput capacity for the terminal is estimated to be approximately 38,000 bpd. For the year ended December 31, 2010, approximately 14,100 bpd of refined products were throughput at this terminal.

•	Golden Eagle Marine Terminal (Martinez, California). This marine terminal is located on the Sacramento River near Tesoro’s Golden Eagle refinery and consists of a single-berth dock, five crude oil storage tanks with a combined 425,000 barrels of capacity and related pipelines. This terminal receives crude oil through marine vessel deliveries for delivery to Tesoro’s Golden Eagle refinery and Martinez terminal. Total throughput capacity for the terminal is estimated to be approximately 145,000 bpd. For the year ended December 31, 2010, approximately 49,800 bpd of crude oil were throughput at this terminal.

•	Golden Eagle Wharf Facility (Martinez, California). This wharf facility is located on the Sacramento River near Tesoro’s Golden Eagle refinery and consists of a single-berth dock and related pipelines. This facility does not have crude oil or refined products storage capacity and receives refined products from Tesoro’s Golden Eagle refinery through interconnecting pipelines for delivery to marine vessels. The facility can also receive refined products and intermediate feedstocks from marine vessels for delivery to the refinery. This facility will require substantial capital improvements, which may be in excess of $100.0 million, in order to maintain compliance with various governmental regulations after 2011. Total throughput capacity for the facility is estimated to be approximately 50,000 bpd. For the year ended December 31, 2010, approximately 29,900 bpd of refined products and intermediate feedstocks were throughput at this terminal.

•	Tesoro Alaska Pipeline (Nikiski, Alaska). This common carrier pipeline consists of approximately 69 miles of 10-inch pipeline with capacity to transport approximately 48,000 bpd of refined products from Tesoro’s Kenai refinery to Anchorage International Airport and to a receiving station at the Port of Anchorage that is connected to our Anchorage terminal. From the receiving station, refined products are delivered to our Anchorage terminal and other third-party terminals. For the year ended December 31, 2010, approximately 36,000 bpd of refined products were transported through this pipeline.

•	Nikiski Dock and Storage Facility (Nikiski, Alaska). This single-berth dock and storage facility is located at Tesoro’s Kenai refinery and includes five crude oil storage tanks with a combined capacity of approximately 930,000 barrels, a ballast water treatment facility and associated pipelines, pumps and metering stations. The dock and storage facility receives crude oil from marine tankers and from local production fields via pipeline and truck, and also delivers refined products from the refinery to marine vessels. For the year ended December 31, 2010, approximately 61,600 bpd of crude oil and 20,700 bpd of refined products were transported through this facility.

•	Nikiski Refined Products Terminal (Nikiski, Alaska). This terminal is located at Tesoro’s Kenai refinery and consists of a truck loading rack with two loading bays supplied by pipeline from Tesoro’s Kenai refinery and six refined product storage tanks with a combined capacity of 211,000 barrels. For the year ended December 31, 2010, approximately 2,600 bpd of refined products were throughput at this terminal.

•	Los Angeles Crude Oil and Refined Products Pipeline System (Los Angeles, California). This pipeline system, located in the Los Angeles, California metropolitan area, consists of nine separate DOT-regulated pipelines totaling approximately 17 miles in length that transport crude oil, feedstocks and refined products between Tesoro’s Los Angeles refinery and Long Beach terminal and to various third party facilities. For the year ended December 31, 2010, approximately 33,100 bpd of crude oil and 9,100 bpd of refined products were transported through this pipeline system.

•	Anacortes Refined Products Terminal (Anacortes, Washington). This terminal is located at Tesoro’s Anacortes refinery and consists of a truck loading rack with two loading bays that receive diesel fuel from storage tanks located at Tesoro’s Anacortes refinery. This terminal does not have refined product storage capacity. For the year ended December 31, 2010, approximately 1,700 bpd of diesel fuel were throughput at this terminal.

•	Anacortes Marine Terminal and Storage Facility (Anacortes, Washington). This marine terminal and storage facility is located at Tesoro’s Anacortes refinery and consists of a crude oil and refined products wharf facility, as well as four storage tanks for crude oil and heavy products (one of which is currently out of service) with a combined storage capacity of 1.4 million barrels. The marine terminal and storage facility receives crude oil and other feedstocks from marine vessels and third-party pipelines for delivery to Tesoro’s Anacortes refinery. The facility also delivers refined products from the refinery to marine vessels. For the year ended December 31, 2010, approximately 30,800 bpd of crude oil and refined products were throughput at this terminal.

•	Long Beach Marine Terminal (Long Beach, California). This marine terminal is leased from the Port of Long Beach, California and consists of a dock with two vessel berths. This terminal receives crude oil and other feedstocks from marine vessels for delivery to Tesoro’s Los Angeles refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Los Angeles refinery for delivery to marine vessels. For the year ended December 31, 2010, approximately 98,800 bpd of crude oil and refined and intermediate products were throughput at this terminal.

The consummation and timing of any acquisition by us of the assets covered by our right of first offer will depend upon, among other things, Tesoro’s decision to sell an asset covered by the right of first offer, our ability to reach an agreement with Tesoro on price and other terms and our ability to obtain financing on acceptable terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and Tesoro is under no obligation to accept any offer that we may choose to make.

Indemnification.  Under the omnibus agreement, Tesoro Alaska Company and Tesoro Refining and Marketing Company, each of which is a wholly-owned subsidiary of Tesoro Corporation, will indemnify us for all known and unknown environmental and toxic tort liabilities associated with the operation of our assets and occurring before the closing of this offering. Tesoro Alaska Company’s indemnification obligations will cover only those liabilities relating to our Alaska assets and operations, while Tesoro Refining and Marketing Company’s indemnification obligations will extend to the rest of our assets and operations. Indemnification for unknown environmental and toxic tort liabilities will be limited to liabilities occurring on or before the closing of this offering and identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than the second anniversary of the closing of this offering), and will be subject to a $250,000 aggregate annual deductible before we are entitled to indemnification for losses incurred in any calendar year. Tesoro Alaska Company and Tesoro Refining and Marketing Company will also indemnify us for certain defects in title to the assets contributed to us and failure to obtain certain consents and permits necessary to conduct our business, in each case that are identified prior to the earlier of the fifth anniversary of the closing of this offering and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than the second anniversary of the closing of this offering), subject to a $250,000 aggregate annual deductible before we are entitled to indemnification for losses incurred in any calendar year.

In addition, Tesoro Refining and Marketing Company will indemnify us for certain costs incurred during the five years following the closing of this offering, to the extent such costs exceed agreed thresholds, up to a maximum amount of $2.5 million, in connection with renewing our current control services agreement with respect to the central control room for our High Plains Pipeline system, entering into a new similar arrangement with another third party or providing replacement services.

Tesoro Alaska Company and Tesoro Refining and Marketing Company will also indemnify us for liabilities relating to:

•	the assets contributed to us, other than environmental and toxic tort liabilities, that arise out of the ownership or operation of the assets prior to the closing of this offering and that are asserted during the period ending on the tenth anniversary of the closing of this offering;

•	legal actions related to the assets contributed to us that are currently pending against Tesoro; and

•	events and conditions associated with any assets retained by Tesoro.

We have agreed to indemnify Tesoro for events and conditions associated with the operation of our assets that occur after the closing of this offering and for environmental and toxic tort liabilities related to our assets to the extent Tesoro is not required to indemnify us as described above.

In addition, our general partner will indemnify Tesoro Refining and Marketing Company for any liabilities incurred by Tesoro Refining and Marketing Company in connection with the transfer of certain employees covered by existing collective bargaining agreements from Tesoro Refining and Marketing Company to our general partner.

Reimbursement of Expenses and Completion of Certain Projects by Tesoro.  Tesoro Refining and Marketing Company, a wholly owned subsidiary of Tesoro Corporation, will reimburse us for any operating expenses and capital expenditures related to certain repairs and maintenance on our High Plains system and our terminals. We will be reimbursed, for five years after the closing of this offering, for expenses we incur in order to comply with vapor recovery or combustion and spill containment requirements associated with the assets contributed to us by Tesoro. We will also be reimbursed for existing ethanol blending projects at our Burley and Salt Lake City terminals, the installation of certain vapor emissions monitoring equipment at our Stockton terminal, and various projects at our Mandan terminal including upgrades to additive and blending equipment and the truck rack sprinkler system at the terminal, as well as for repairs and maintenance resulting from our first routine inspections occurring after the closing of this offering on all tankage on our High Plains system and at all of our refined product terminals. These inspections are necessary in order to comply with DOT pipeline integrity management rules and certain American Petroleum Institute storage tank standards.

License of Name and Trademark.  Tesoro will grant us a nontransferable, nonexclusive, royalty free right and license to use the name “Tesoro,” and any other trademarks owned by Tesoro that contain the name “Tesoro,” for as long as Tesoro controls our general partner.

Operational Services Agreement

Upon the closing of this offering, we will enter into an operational services agreement with Tesoro under which Tesoro will provide our pipelines, terminals and storage facilities with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services (such as permitting and wastewater management). We will reimburse Tesoro for any direct costs actually incurred by Tesoro in providing these services, except to the extent that Tesoro otherwise provides such services in support of its own assets. In addition, we will pay Tesoro an annual service fee, initially in the amount of $0.3 million (prorated for the first year of services), for services performed by certain of Tesoro’s field-level employees at our Mandan terminal and Salt Lake City storage facility. We and Tesoro will review this service fee annually to determine whether an increase or decrease to this fee is appropriate. If no such adjustment is made, the service fee shall be automatically adjusted at a rate equal to the percentage change in the consumer price index.

We may terminate any of the services provided by Tesoro upon 90 days’ prior written notice. The operational services agreement will have an initial term of 10 years and may be renewed for two additional five-year terms at Tesoro’s option. Tesoro may terminate the agreement if Tesoro no longer controls our general partner. If a force majeure event prevents a party from performing required services, either party may suspend, reduce or terminate its obligations under the agreement with respect to such services. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or governmental authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events or circumstances, so long as such events or circumstances are beyond the service provider’s reasonable control and could not have been prevented by the service provider’s due diligence. If a force majeure event continues for 12 months or more, either party may terminate any of the affected services under the agreement.

Under the agreement, each party will indemnify the other party from any losses or liabilities incurred by the other party as a result of the indemnifying party’s willful and material breach of the agreement, or for any third-party claims relating to the indemnifying party’s willful and material breach of the agreement or gross negligence and willful misconduct in connection with performance of the services. Neither party is liable for any consequential, incidental or punitive damages under the agreement. Neither party may assign its rights or obligations under the agreement, except that Tesoro will be permitted to subcontract any of the services provided to us under the agreement, provided the services continue to be performed in a manner consistent with the better of past practices or industry standards. We may collaterally assign this agreement solely to secure working capital financing.

Contribution Agreement

At the closing of this offering, we will enter into a contribution, conveyance and assignment agreement, which we refer to as our contribution agreement, with Tesoro, Tesoro Refining and Marketing Company, Tesoro Alaska Company and our general partner under which Tesoro, Tesoro Refining and Marketing Company and Tesoro Alaska Company will contribute all of our initial assets to us, including our High Plains system and our terminals. Under our contribution agreement, Tesoro Refining and Marketing Company has agreed to assign to us the lease on which our Vancouver, Washington terminal is located, subject to the consent of the Port of Vancouver. Tesoro Refining and Marketing Company has granted us a license under the agreement to enter, access, use and operate the terminal. We will pay Tesoro Refining and Marketing Company a license fee equal to $13,000 per month during the term of the license and will also reimburse Tesoro Refining and Marketing Company for any actual and reasonable costs incurred by Tesoro Refining and Marketing Company related to or arising out of our use of the terminal. Our license will terminate when the Port of Vancouver consents to Tesoro Refining and Marketing Company’s assignment of the lease to us. Under the agreement, in addition to any indemnification we or Tesoro Refining and Marketing Company are entitled to under the omnibus agreement, we will indemnify Tesoro Refining and Marketing Company for any losses incurred by Tesoro Refining and Marketing Company by reason of or arising out of any of our acts or omissions in contravention of the Port of Vancouver lease.

In the event the Port of Vancouver concludes that the license for our Vancouver terminal is a violation of the lease and we are unable to occupy and use the Vancouver Terminal pursuant to the license, we have agreed with Tesoro Refining and Marketing Company to enter into an operating agreement pursuant to which we will operate the Vancouver Terminal on substantially the same economic terms and conditions as would have been the case had the license remained in effect or the lease had been assigned to us.

Commercial Agreements with Tesoro

Under our various commercial agreements with certain Tesoro parties (the applicable party or parties, the “Tesoro Party”), we will provide various pipeline transportation, trucking, terminal distribution and storage services to the Tesoro Party, and the Tesoro Party will commit to provide us with minimum monthly throughput volumes of crude oil and refined products. We believe the terms and conditions under these agreements are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. The Tesoro Party’s obligations under these commercial agreements will not terminate if Tesoro Corporation no longer controls our general partner. Our commercial agreements include provisions that permit the Tesoro Party to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include the Tesoro Party deciding to permanently or indefinitely suspend refining operations at one or more of its refineries, as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or governmental authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events or circumstances, so long as such events or circumstances are beyond our reasonable control and could not have been prevented by our due diligence.

High Plains Pipeline Transportation Services Agreement

We will enter into a pipeline transportation services agreement with Tesoro Refining and Marketing Company under which we will agree to transport crude oil on our High Plains pipeline system to Tesoro’s Mandan refinery. Under the agreement, Tesoro Refining and Marketing Company will be obligated to transport an average of at least 49,000 bpd of crude oil per month at the NDPSC committed rates from North Dakota origin points to Tesoro’s Mandan refinery. Based on this minimum throughput commitment and the pro forma weighted average committed NDPSC tariff rates on the trunk line segments of our High Plains pipeline system for the year ended December 31, 2010, Tesoro Refining and Marketing Company would have paid us approximately $1.7 million per month under this agreement. We will charge Tesoro Refining and Marketing Company fees at the lower NDPSC uncommitted tariff rates for any volumes shipped from North Dakota origin points in excess of the minimum throughput commitment, and we will charge Tesoro Refining and Marketing Company at the FERC tariff rates for any volumes shipped from Montana and other interstate origin points to the Mandan refinery. We will also charge Tesoro Refining and Marketing Company an uncommitted pumpover services fee of approximately $0.15 per barrel on each barrel that we inject into our High Plains pipeline system from adjacent tanks, as well as uncommitted gathering fees that vary by gathering pipeline segment for each barrel of crude oil gathered by our collector pipelines feeding our main pipeline system.

Each month, Tesoro Refining and Marketing Company is obligated to pre-pay an estimated amount representing Tesoro Refining and Marketing Company’s aggregate estimated committed transportation fee for that month. The estimated prepayment is calculated by multiplying Tesoro Refining and Marketing Company’s minimum throughput commitment for such month by the weighted average committed tariff rate paid by Tesoro Refining and Marketing Company for the total volumes it shipped from North Dakota origin points on our High Plains pipeline system during the full month prior to the month in which the prepayment is made. The weighted average committed tariff rate is derived from the published committed tariff rates for each of the North Dakota origin points on our High Plains pipeline system and the actual volumes shipped from each origin point in the applicable period. Any volumes shipped by Tesoro Refining and Marketing Company from North Dakota origin points in excess of its minimum volume commitment will be charged at the applicable published uncommitted NDPSC tariff rate and will not be factored into weighted average committed tariff rates used to calculate future prepayments or shortfall payments.

If Tesoro Refining and Marketing Company fails to transport aggregate volumes from North Dakota origin points equal to its minimum throughput commitment during any calendar month, then Tesoro Refining and Marketing Company will pay us a shortfall payment equal to the volume of the shortfall multiplied by the weighted average committed tariff rate paid by Tesoro Refining and Marketing Company for that month. The amount of any shortfall payment paid by Tesoro Refining and Marketing Company will be credited against any amounts owed by Tesoro Refining and Marketing Company for the transportation of volumes from North Dakota origin points in excess of its minimum throughput commitment during any of the succeeding three months. Following such three-month period, any remaining portion of that shortfall credit will expire.

Following the end of each month, we will add any shortfall payment owed by Tesoro Refining and Marketing Company to, or deduct any applicable shortfall credit from, the actual aggregate intrastate tariffs owed by Tesoro Refining and Marketing Company for that month in order to determine the total intrastate shipment fees owed by Tesoro Refining and Marketing Company. If total intrastate fees owed by Tesoro Refining and Marketing Company for that month are greater than the amount prepaid by Tesoro Refining and Marketing Company for that month, then Tesoro will pay us the difference. If, however, the total amount prepaid by Tesoro Refining and Marketing Company for that month is greater than the total intrastate fees owed by Tesoro Refining and Marketing Company for the month, then we will refund Tesoro Refining and Marketing Company the difference. Any fees incurred by Tesoro Refining and Marketing Company for interstate shipments, pumpover fees and gathering fees will be in addition to the intrastate shipment fees and will be paid by Tesoro Refining and Marketing Company separately.

We will file with FERC and NDPSC to adjust our tariff rates annually at a rate equal to the percentage change in any inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology, we will file to adjust our tariff rates annually by a percentage equal to the change in the consumer price index. Tesoro Refining and Marketing Company has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariffs for the term of the agreement. However, this agreement does not prevent future shippers from challenging our tariffs and any related proration rules and, if any challenge were successful, Tesoro Refining and Marketing Company’s minimum volume commitment under our High Plains pipeline transportation services agreement could be invalidated, and all of the volumes shipped on our High Plains pipeline system would be at the lower uncommitted tariff rate.

If we agree to make any capital expenditures at Tesoro Refining and Marketing Company’s request, Tesoro Refining and Marketing Company will reimburse us for, or we will have the right in certain circumstances to file for an increased tariff rate to recover, the actual cost of such capital expenditures. In addition, if new laws or regulations that affect the services that we provide to Tesoro Refining and Marketing Company under this agreement are enacted or promulgated that require us to make substantial and unanticipated capital expenditures, Tesoro Refining and Marketing Company will reimburse us for, or we will have the right to file for an increased tariff rate to cover, Tesoro Refining and Marketing Company’s proportionate share of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. Tesoro Refining and Marketing Company will also reimburse us for, or we will also have the right to file for an increased tariff rate to recover, the amounts of any taxes (other than income taxes, gross receipt taxes and similar taxes) we incur on Tesoro Refining and Marketing Company’s behalf for the services we provide to Tesoro Refining and Marketing Company under the agreement to the extent permitted by law. We and Tesoro Refining and Marketing Company will negotiate in good faith to agree on the level of the increased tariff rate. In addition, under the agreement, Tesoro Refining and Marketing Company will reimburse us for any costs or expenses associated with or related to any pipeline hydrotest commenced during the 2011 calendar year on the trunk line segment of our High Plains pipeline system extending from Ramburg, North Dakota to Tesoro’s Mandan refinery, including any necessary repairs to, or replacement of, the trunk line in order to maintain capacity of at least 70,000 bpd.

In order to enable Tesoro Refining and Marketing Company to transport its minimum throughput commitment each month, we are obligated to provide Tesoro Refining and Marketing Company with 70% of the available capacity on each of our High Plains pipeline system segments and to maintain the overall current capacity of the pipeline system. In addition, if we propose the construction or acquisition of any new pipeline with a North Dakota origin point that connects to our pipeline system, the return to service of any pipeline segment with a North Dakota origin point that is inactive as of the date of the agreement, or any expansion or enhancement of capacity on any existing segment of the pipeline system, then we are required to give prior written notice to Tesoro Refining and Marketing Company and Tesoro Refining and Marketing Company will have the option to reserve up to 70% of the additional capacity provided by such new or expanded pipeline or segment. If Tesoro Refining and Marketing Company exercises its option to reserve additional capacity on the new or expanded pipeline or segment, its minimum throughput commitment will be increased proportionately. We will not take any action to subject Tesoro Refining and Marketing Company to any prorationing or similar reduction of its minimum throughput commitment under the agreement.

If Tesoro no longer controls our general partner or sells its Mandan refinery, and in the event that capacity on any segment of the pipeline system falls below the minimum required levels and we fail to restore capacity to the minimum required levels, Tesoro Refining and Marketing Company or its successor has the right to require us to restore capacity on the applicable segment at Tesoro Refinery and Marketing Company’s or its successor’s sole cost.

If we intend to offer any of our storage tanks on the High Plains pipeline system to third parties for use on a dedicated storage basis, we must first provide Tesoro Refining and Marketing Company with written notice of and the general terms of our intended transaction. Tesoro Refining and Marketing Company will have a right of first refusal to enter into a storage contract with us on commercial terms that are equal to or more favorable to us than any commercial terms offered to us by a third party.

Under the agreement, in accordance with the loss allowance provisions of our tariffs, we are permitted to retain 0.2% of the crude oil shipped on our High Plains pipeline system and, in addition, Tesoro Refining and Marketing Company will bear any crude oil volume losses in excess of that amount. To the extent that actual losses are less than 0.2% during any month, Tesoro Refining and Marketing Company will repurchase from us the difference between the actual losses and the 0.2% allowance at a price equal to 85% of that calendar month’s average for light sweet crude oil, as quoted on the New York Mercantile Exchange.

Tesoro Refining and Marketing Company is not permitted to suspend or reduce its obligations under the agreement in connection with the shutdown of its Mandan refinery for scheduled turnarounds or other regular servicing or maintenance. If, however, Tesoro Refining and Marketing Company decides to permanently or indefinitely suspend refining operations at the Mandan refinery for a period that will continue for at least 12 consecutive months, then Tesoro Refining and Marketing Company may terminate the agreement on no less than 12 months’ prior written notice to us, unless Tesoro has publicly announced its intent to resume operations at the Mandan refinery more than two months prior to the expiration of the 12-month notice period. During the 12-month notice period, Tesoro Refining and Marketing Company will continue to owe shortfall payments for any calendar month in which it does not transport aggregate volumes equal to its minimum throughput commitment. The amount of the shortfall payment for any month in which Tesoro Refining and Marketing Company does not transport any volumes will be based on Tesoro Refining and Marketing Company’s minimum throughput commitment for that month multiplied by the weighted average committed tariff rate paid by Tesoro Refining and Marketing Company during the 12 months prior to Tesoro’s announcement of the suspension of refining operations at the Mandan refinery. Tesoro Refining and Marketing Company may deduct from such shortfall payment the aggregate amount of any amounts paid by Tesoro Refining and Marketing Company during that month for transportation of crude oil on our High Plains pipeline system.

If a force majeure event occurs, we must provide Tesoro Refining and Marketing Company with written notice of the force majeure event and identify the approximate length of time we believe that force majeure event will continue. If we believe that a force majeure event will continue for 12 consecutive months or more, we and Tesoro Refining and Marketing Company will each have the right to terminate the agreement with respect to the affected asset on no less than 12 months’ prior written notice to the other party. However, if we receive a termination notice from Tesoro Refining and Marketing Company and notify Tesoro Refining and Marketing Company within 30 days that we reasonably believe in good faith that we will be able to provide the suspended services under the agreement within a reasonable period of time, then Tesoro Refining and Marketing Company’s termination notice will be deemed revoked and the agreement will continue in full force and effect as if the termination notice had never been given.

This agreement will have an initial term of 10 years and may be renewed for two additional five-year terms at Tesoro Refining and Marketing Company’s option. This agreement is terminable by either party in the event of a material breach of any provision thereof by the other party that remains uncured for 15 business days or upon the bankruptcy or insolvency of such other party. Upon any termination of the agreement, in certain circumstances Tesoro Refining and Marketing Company will have a limited right of first refusal to enter into a new agreement with us on commercial terms that are, in the aggregate, equal to or more favorable to us than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length, so long as such right of first refusal does not violate any law or regulatory policy then in effect.

If this agreement is terminated for any reason other than by us for a default by Tesoro Refining and Marketing Company, or by Tesoro Refining and Marketing Company for a force majeure event or suspension of refinery operations at the Mandan refinery, and we propose to enter into a transportation services agreement with a third party, we must first provide Tesoro Refining and Marketing Company with written notice of and the general terms of our intended transaction. Tesoro Refining and Marketing Company will have a right of first refusal to enter into a new transportation services agreement with us on commercial terms that are no less favorable than the commercial terms offered to us by such third party.

This agreement may be assigned by us or Tesoro Refining and Marketing Company only with the other party’s prior written consent, except that we or Tesoro Refining and Marketing Company may assign this agreement without the other party’s prior written consent in connection with our sale of our High Plains pipeline system or Tesoro’s sale of the Mandan refinery, respectively, and only if the transferee agrees to assume all of the assigning party’s obligations under the agreement and is financially and operationally capable of fulfilling the assigning party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, we may not assign this agreement to one of Tesoro Refining and Marketing Company’s competitors.

High Plains Trucking Transportation Services Agreement

We will enter into a trucking transportation services agreement with Tesoro Refining and Marketing Company under which we will coordinate the collection, transportation and delivery of crude oil acquired by Tesoro Refining and Marketing Company in Montana and North Dakota and intended for delivery by truck into our High Plains pipeline system or other delivery points as mutually agreed upon. We will also provide Tesoro Refining and Marketing Company with related accounting and data services under the agreement. For these services, Tesoro Refining and Marketing Company will be obligated to pay us an initial $2.72 per-barrel transportation fee. In addition, Tesoro Refining and Marketing Company will be obligated to use our trucking services for a minimum volume of crude oil equal to an average of 22,000 bpd per month. Based on the minimum volume commitment and the initial per-barrel transportation fee, Tesoro Refining and Marketing Company would have paid us approximately $1.8 million per month under this agreement.

We will charge Tesoro Refining and Marketing Company separate uncommitted tank usage fees of approximately $0.15 per barrel on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains pipeline system. The per-barrel fees that we will charge Tesoro Refining and Marketing Company will be increased annually by a percentage equal to the change in the consumer price index. We will also have the right to adjust the transportation fee to take into account changes in fuel prices (based on the applicable average monthly price for diesel fuel as posted by EIA’s On-Highway Diesel Prices for the Rocky Mountain Region), as well as a mileage-based adjustment to the extent that the average number of miles driven by trucks we dispatch in connection with providing services under the agreement increases or decreases in any month by more than 5.0% over the average miles driven during the immediately preceding three-month period. However, no adjustment will ever reduce the transportation fee below $2.72 per barrel.

If Tesoro Refining and Marketing Company fails to use us to gather, transport and deliver an amount of crude oil equal to its minimum throughput commitment during any calendar month, then Tesoro Refining and Marketing Company will pay us a shortfall payment for the volume of any shortfall. The shortfall payment will be equal to the volume of the shortfall multiplied by the per-barrel transportation fee. The amount of any shortfall payment paid by Tesoro Refining and Marketing Company will be credited against any amounts owed by Tesoro Refining and Marketing Company for volumes we gather, transport and deliver in excess of its minimum throughput commitment during any of the succeeding three months. Following such three-month period, any remaining portion of that shortfall credit will expire. Any volumes we gather, transport and deliver in excess of Tesoro Refining and Marketing Company’s minimum throughput commitment will be charged at the same per-barrel rate.

If we expand or extend our High Plains pipeline system to any production location for volumes of crude oil that Tesoro Refining and Marketing Company is at that time paying us to gather by truck, then Tesoro Refining and Marketing Company will be entitled to a proportionate reduction in Tesoro Refining and Marketing Company’s minimum throughput commitment to account for those volumes.

Tesoro Refining and Marketing Company will reimburse us for the actual cost of any capital expenditures we agree to make at Tesoro Refining and Marketing Company’s request, as well as all taxes (other than income taxes, gross receipt taxes and similar taxes) that we incur on Tesoro Refining and Marketing Company’s behalf for the services we provide to Tesoro Refining and Marketing Company under the agreement. Furthermore, if new laws or regulations that affect the services that we provide to Tesoro Refining and Marketing Company under this agreement are enacted or promulgated that require us to make substantial and unanticipated capital expenditures, the agreement will provide us with the right to impose a monthly surcharge to cover Tesoro Refining and Marketing Company’s proportionate share of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Tesoro Refining and Marketing Company will negotiate in good faith to agree on the level of the monthly surcharge. Under this agreement, we will have no obligation to measure volume gains and losses, and will have no liability for physical losses that may result from the transportation of Tesoro Refining and Marketing Company’s crude oil through trucks we dispatch except if such losses are caused by our gross negligence, willful misconduct or breach of the agreement.

Tesoro Refining and Marketing Company is not permitted to suspend or reduce its obligations under the agreement in connection with the shutdown of its Mandan refinery for scheduled turnarounds or other regular servicing or maintenance. If, however, Tesoro Refining and Marketing Company decides to permanently or indefinitely suspend refining operations at the Mandan refinery for a period that will continue for at least 12 consecutive months, then Tesoro Refining and Marketing Company may terminate the agreement on no less than 12 months’ prior written notice to us, unless Tesoro Refining and Marketing Company has publicly announced its intent to resume operations at the Mandan refinery more than two months prior to the expiration of the 12-month notice period. During the 12-month notice period, Tesoro Refining and Marketing Company will continue to owe shortfall payments for any calendar month in which it does not transport aggregate volumes equal to its minimum throughput commitment.

If a force majeure event occurs, we must provide Tesoro Refining and Marketing Company with written notice of the force majeure event and identify the approximate length of time we believe that force majeure event will continue. If we are prevented from performing services because of a force majeure, Tesoro Refining and Marketing Company’s obligation to use us to gather, transport and deliver its minimum volume commitment will be proportionately reduced to the extent and for the period that we are prevented from performing services under the agreement.

We will indemnify Tesoro Refining and Marketing Company for any losses or liabilities (including damage to property and injury to or death of any person) Tesoro Refining and Marketing Company incurs that are caused by or result from our acts or omissions in connection with our ownership and operation of the truck gathering operation and the services we provide under the agreement and for breach of the agreement. Tesoro Refining and Marketing Company will indemnify us for any losses or liabilities (including damage to property and injury to or death of any person) we incur that are caused by or result from Tesoro Refining and Marketing Company’s acts or omissions in connection with Tesoro Refining and Marketing Company’s use of our services and for breach of the agreement. Neither party will be obligated to indemnify the other party for the other party’s breach of the agreement, gross negligence or willful misconduct. Neither party is liable for any consequential, incidental or punitive damages under the agreement.

This agreement will have an initial term of two years and will automatically be extended for up to four successive two-year terms. Either party may terminate the agreement by delivering written notice to the other party no later than three months prior to the expiration of any term, provided that the agreement will not terminate until six months following expiration of the three-month notice period. This agreement is terminable by either party in the event of a material breach of any provision thereof by the other party that remains uncured for 15 business days or upon the bankruptcy or insolvency of such other party. Upon the termination of the agreement, in certain circumstances Tesoro Refining and Marketing Company will have a limited right of first refusal to enter into a new agreement with us on commercial terms that are, in the aggregate, equal to or more favorable to us than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length.

This agreement may be assigned by us or Tesoro Refining and Marketing Company only with the other party’s prior written consent, except that we or Tesoro Refining and Marketing Company may assign this agreement without the other party’s prior written consent in connection with our sale of our truck gathering operation or Tesoro’s sale of the Mandan refinery, respectively, and only if the transferee agrees to assume all of the assigning party’s obligations under the agreement and is financially and operationally capable of fulfilling the assigning party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, we may not assign this agreement to one of Tesoro’s competitors.

Master Terminalling Services Agreement

We will enter into a master terminalling services agreement with Tesoro Refining and Marketing Company and Tesoro Alaska Company (collectively referred to in this “— Master Terminalling Services Agreement” section as “Tesoro”) under which Tesoro will be obligated to throughput minimum volumes of refined products equal to an aggregate average of 100,000 bpd per month at our eight refined products terminals. We and Tesoro have agreed to assign a minimum stipulated volume to each terminal (the sum of which equals 100,000 bpd for our eight terminals), and we will be obligated to make available to Tesoro sufficient storage and throughput capacity at each terminal to allow Tesoro to throughput a stipulated volume of refined products at that terminal. We will charge throughput fees for each barrel distributed through our terminals. We will also charge Tesoro separate fees, ranging from $0.07 to $1.05 per barrel, for providing ancillary services such as ethanol blending and additive injection. Based on Tesoro’s minimum throughput commitment and the pro forma weighted average per barrel terminalling fee (which includes throughput fees and related ancillary services fees) for the year ended December 31, 2010, Tesoro would have paid us approximately $2.4 million per month under this agreement.

The fees we will charge Tesoro will be increased annually by a percentage equal to the change in the consumer price index. Tesoro will reimburse us for any cleaning, degassing or other preparation of storage tanks requested by Tesoro.

If Tesoro fails to throughput an amount of refined products equal to its minimum throughput commitment during any calendar month, then Tesoro will pay us a shortfall payment equal to the volume of the shortfall multiplied by the weighted average throughput fee (including any ancillary services fees) incurred by Tesoro during that month. The amount of any shortfall payment paid by Tesoro will be credited against any payments owed by Tesoro during any of the following three months to the extent that Tesoro’s throughput exceeds its minimum throughput commitment for that month. Following such three-month period, any remaining portion of that shortfall credit will expire. If any of our equipment at a terminal is removed from service for reasons other than routine repair or maintenance and Tesoro is unable to throughput at the terminal a volume of refined products equal to the stipulated volume for such terminal, Tesoro will be entitled to reduce its minimum volume commitment to the extent that it is unable to throughput such volumes, but only until such equipment is restored to service.

Tesoro will pay (or reimburse us for) all taxes (other than income taxes, gross receipt taxes and similar taxes) and regulatory and third party fees that we incur on Tesoro’s behalf for the services we provide to Tesoro under the agreement. In addition, Tesoro will reimburse us for the actual cost of any capital expenditures we make at Tesoro’s request. Furthermore, if new laws or regulations that affect the services that we provide to Tesoro under this agreement are enacted or promulgated that require us to make substantial and unanticipated capital expenditures, the agreement will provide us with the right to impose a monthly surcharge to cover Tesoro’s proportionate share of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Tesoro will negotiate in good faith to agree on the level of the monthly surcharge.

If Tesoro no longer controls our general partner or sells a refinery associated with one of our terminals, and in the event that capacity at any applicable terminal falls below the minimum level required to permit Tesoro or its successor to throughput a volume of refined products equal to the stipulated volume for that terminal and we fail to restore capacity to the minimum required level, Tesoro or its successor has the right to require us to restore capacity at the terminal at Tesoro’s (or its successor’s) sole cost. In such a case, Tesoro will be permitted to offset the actual cost of the restoration against any payments due to us from Tesoro under the agreement.

If we intend to offer any of our storage tanks at our terminals to third parties for use on a dedicated storage basis, we must first provide Tesoro with written notice of and the general terms of our intended transaction. Tesoro will have a right of first refusal to enter into a storage contract with us on commercial terms that are no less favorable to us than any commercial terms offered to us by such third party.

Under the agreement, we are responsible for refined product volume losses at all of our terminals caused by our gross negligence, willful misconduct or breach of the agreement. In addition, we are permitted to retain 0.25% of the refined products we handle for Tesoro at our Anchorage, Boise, Burley, Stockton and Vancouver terminals, and we will bear any refined product volume losses in excess of that amount. To the extent that actual losses are less than 0.25% during any month, Tesoro will repurchase from us the difference between the actual losses and the 0.25% allowance at a price equal to the average unbranded contract rack price for the applicable commodity for that month, as posted by the Oil Price Information Service. For all of our other terminals, we will have no obligation to measure volume gains and losses, and will have no liability for or benefit from physical losses or gains (except for physical losses caused by our gross negligence or willful misconduct).

Tesoro is not permitted to suspend or reduce its obligations under the agreement in connection with the shutdown of a refinery for scheduled turnarounds or other regular servicing or maintenance. If, however, Tesoro decides to permanently or indefinitely suspend refining operations at any of its refineries for a period that will continue for at least 12 consecutive months, then Tesoro may terminate its rights and obligations relating to the affected terminals under the agreement on no less than 12 months’ prior written notice to us, unless Tesoro has publicly announced its intent to resume operations at the applicable refinery more than two months prior to the expiration of the 12-month notice period. During the 12-month notice period, for any month in which Tesoro does not throughput any volumes of refined products at an affected terminal, Tesoro’s minimum volume commitment will be reduced by a stipulated proportionate volume for the affected terminal, provided that Tesoro will pay us a monthly curtailment fee calculated by multiplying the number of days in the month times the stipulated volume for the affected terminal times the weighted average throughput fee (including any ancillary services fees) incurred by Tesoro at the affected terminal during the 12 calendar months prior to Tesoro’s announcement of the suspension of refinery operations. A separate shortfall fee calculation will be made for each applicable month based on Tesoro’s reduced minimum volume commitment and Tesoro’s throughput volumes at the unaffected terminals. Upon the expiration of the 12-month notice period, Tesoro will no longer owe us any curtailment fees and will have no throughput obligation with respect to the affected terminal, and Tesoro’s adjusted minimum volume commitment will apply only to our unaffected terminals.

If a force majeure event occurs, we must provide Tesoro with written notice of the force majeure event and identify the approximate length of time we believe that force majeure event will continue. If we believe that a force majeure event will continue for 12 consecutive months or more, we and Tesoro will each have the right to terminate the services under the agreement on no less than 12 months’ prior written notice to the other party, but only with respect to the affected terminal. However, if we receive a termination notice from Tesoro and notify Tesoro within 30 days that we reasonably believe in good faith that we will be able to resume the suspended services under the agreement within a reasonable period of time, then Tesoro’s termination notice will be deemed revoked and the agreement will continue in full force and effect as if the termination notice had never been given. If services relating to any terminal are reduced or terminated because of a force majeure or because of unavailability of equipment for reasons other than routine repair or maintenance, Tesoro will be entitled to receive a proportionate reduction in its minimum throughput commitment up to an amount equal to a stipulated proportionate volume for the affected terminal.

We will indemnify Tesoro for any losses or liabilities (including damage to property and injury to or death of any person) Tesoro incurs that are caused by or result from our acts or omissions in connection with our ownership and operation of our terminals and the services we provide under the agreement and for breaches of the agreement. Tesoro will indemnify us for any losses or liabilities (including damage to property and injury to or death of any person) we incur that are caused by or result from Tesoro’s acts or omissions in connection with Tesoro’s use of our services and for breaches of the agreement. Neither party will be obligated to indemnify the other party for the other party’s breach of the agreement, gross negligence or willful misconduct. Neither party is liable for any consequential, incidental or punitive damages under the agreement.

This agreement will have an initial term of 10 years and may be renewed for two additional five-year terms at Tesoro’s option. This agreement is terminable by either party in the event of a material breach of any provision thereof by the other party that remains uncured for 15 business days or upon the bankruptcy or insolvency of such other party. Upon the termination of the agreement, Tesoro will have a limited right of first refusal to enter into a new agreement with us on commercial terms that are, in the aggregate, equal to or more favorable to us than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length.

This agreement may be assigned by us or Tesoro only with the other party’s prior written consent, except that we or Tesoro may assign this agreement, in whole or in party, without the other party’s prior written consent in connection with our sale of one or more of our terminals or Tesoro’s sale of a refinery associated with one of our terminals, respectively, and only if the transferee agrees to assume all of the assigning party’s obligations under the agreement with respect to the terminal(s) and rights assigned and is financially and operationally capable of fulfilling the assigning party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, we may not assign all or part of the agreement to one of Tesoro’s competitors. If either we or Tesoro assign rights and obligations under the agreement relating to a specific terminal, then Tesoro’s minimum volume commitment will be reduced by the amount of the stipulated volume for that terminal, and both our and Tesoro’s obligations will continue with respect to the remaining terminals and Tesoro’s adjusted minimum volume commitment. In such a case, the rights and obligations relating to any applicable terminal, and its stipulated volume, would be novated into an agreement with the assignee, and that assignee would then become responsible for performance of the obligations relating to that terminal.

Short-Haul Pipeline Transportation Service Agreement

We will enter into short-haul pipeline transportation services agreement with Tesoro Refining and Marketing Company under which Tesoro Refining and Marketing Company will be obligated to pay us a $0.25 per-barrel transportation fee for transporting minimum volumes of crude oil and refined products equal to an average of 54,000 bpd per month on our five Salt Lake City short-haul pipelines. Based on Tesoro Refining and Marketing Company’s minimum throughput commitment and the initial per-barrel transportation fee, Tesoro Refining and Marketing Company would have paid us approximately $0.4 million per month under this agreement.

If Tesoro Refining and Marketing Company fails to ship an amount of crude oil and refined products equal to its full minimum throughput commitment during any calendar month, then Tesoro Refining and Marketing Company will pay us a shortfall payment equal to the volume of the shortfall multiplied by the per-barrel transportation fee. The amount of any shortfall payment paid by Tesoro Refining and Marketing Company will be credited against any amounts owed by Tesoro Refining and Marketing Company for the transportation of volumes in excess of its minimum throughput commitment on our five Salt Lake City short-haul pipelines during any of the succeeding three months. Following such three-month period, Tesoro Refining and Marketing Company will no longer be permitted to credit any part of the shortfall payment against any amounts owed by Tesoro Refining and Marketing Company. Any volumes we transport in excess of Tesoro’s minimum throughput commitment will be charged at the same per-barrel rate.

We will increase the $0.25 per-barrel transportation fee annually by a percentage equal to the change in the consumer price index. Tesoro Refining and Marketing Company has agreed not to challenge, or to cause others to challenge or assist others in challenging, our requested exemption from FERC regulation for our short-haul pipelines for the term of the agreement. If FERC denies our requested exemption and asserts jurisdiction over transportation service on our short-haul pipelines, then we would be required to provide services under a tariff, in which case the agreement and the per-barrel transportation fee may be adjusted to conform to FERC requirements. In such a case, we and Tesoro Refining and Marketing Company would be required to negotiate appropriate changes to the terms of the agreement to restore to each party the economic benefits expected prior to FERC’s assertion of jurisdiction, provided that the rates charged under any tariff will not cause an increase in Tesoro Refining and Marketing Company’s aggregate fees for shipping its minimum throughput commitment under the agreement. Please read “Business — Rate and Other Regulation” beginning on page 113 for information regarding our plans to request an exemption from FERC regulation for our short-haul pipelines.

We are obligated to maintain the average throughput capacity of each of our short haul pipelines at no less than the volume of Tesoro Refining and Marketing Company’s minimum throughput commitment. If Tesoro no longer controls our general partner or sells its Salt Lake City refinery, and in the event that capacity on any of our pipelines falls below the minimum required level and we fail to restore capacity to the minimum required level, Tesoro Refining and Marketing Company (or its successor) has the right to require us to restore capacity on the applicable pipeline at Tesoro Refining and Marketing Company’s (or its successor’s) sole cost. Tesoro Refining and Marketing Company will have the exclusive right to use our short haul pipelines.

Under this agreement, we will have no obligation to measure volume gains and losses, and will have no liability for physical losses that may result from the transportation of Tesoro Refining and Marketing Company’s crude oil and refined products our through our crude oil and refined product short-haul pipelines except for losses caused by our gross negligence, willful misconduct or breach of the agreement. Tesoro Refining and Marketing Company will pay (or we will have the right to impose a monthly surcharge for) the actual cost of any capital expenditures we make at Tesoro Refining and Marketing Company’s request, as well as all taxes (other than income taxes, gross receipt taxes and similar taxes) that we incur on Tesoro Refining and Marketing Company’s behalf for the services we provide to Tesoro Refining and Marketing Company under the agreement. If new laws or regulations that affect the services that we provide to Tesoro Refining and Marketing Company under this agreement are enacted or promulgated that require us to make substantial and unanticipated capital expenditures, then Tesoro Refining and Marketing Company will pay, or we will have the right to impose a monthly surcharge to cover, Tesoro Refining and Marketing Company’s proportionate share of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Tesoro will negotiate in good faith to agree on the level of the monthly surcharge.

Tesoro Refining and Marketing Company is not permitted to suspend or reduce its obligations under the agreement in connection with the shutdown of its Salt Lake City refinery for scheduled turnarounds or other regular servicing or maintenance. If, however, Tesoro Refining and Marketing Company decides to permanently or indefinitely suspend refining operations at the Salt Lake City refinery for a period that will continue for at least 12 consecutive months, then Tesoro Refining and Marketing Company may terminate the agreement on no less than 12 months’ prior written notice to us, unless Tesoro has publicly announced its intent to resume operations at the Salt Lake City refinery more than two months prior to the expiration of the 12-month notice period. During the 12-month notice period, Tesoro Refining and Marketing Company will continue to owe shortfall payments for any calendar month in which it does not transport aggregate volumes equal to its minimum throughput commitment.

If a force majeure event occurs, we must provide Tesoro Refining and Marketing Company with written notice of the force majeure event and identify the approximate length of time we believe that force majeure event will continue. If we believe that a force majeure event will continue for 12 consecutive months or more, we and Tesoro Refining and Marketing Company will each have the right to terminate the agreement with respect to the affected asset on no less than 12 months’ prior written notice to the other party. However, if we receive a termination notice from Tesoro Refining and Marketing Company and notify Tesoro Refining and Marketing Company within 30 days that we reasonably believe in good faith that we will be able to transport Tesoro Refining and Marketing Company’s minimum throughput commitment within a reasonable period of time, then Tesoro Refining and Marketing Company’s termination notice will be deemed revoked and the agreement will continue in full force and effect as if the termination notice had never been given. Any inability of a third party pipeline connected to our short haul pipelines to supply or accept crude oil will be deemed a force majeure under the agreement.

We will indemnify Tesoro Refining and Marketing Company for any losses or liabilities (including damage to property and injury to or death of any person) Tesoro Refining and Marketing Company incurs that are caused by or result from our acts or omissions in connection with our ownership and operation of our short haul pipelines and the services we provide under the agreement and for breaches of the agreement. Tesoro Refining and Marketing Company will indemnify us for any losses or liabilities (including damage to property and injury to or death of any person) we incur that are caused by or result from Tesoro Refining and Marketing Company’s acts or omissions in connection with Tesoro Refining and Marketing Company’s use of our services or our short haul pipelines and for breaches of the agreement. Neither party will be obligated to indemnify the other party for the other party’s breach of the agreement, gross negligence or willful misconduct.

This agreement will have an initial term of 10 years and may be renewed for two additional five-year terms at Tesoro Refining and Marketing Company’s option. This agreement is terminable by either party in the event of a material breach of any provision thereof by the other party that remains uncured for 15 business days or upon the bankruptcy or insolvency of such other party. Upon the termination or expiration of the agreement, Tesoro Refining and Marketing Company will have a limited right of first refusal to enter into a new agreement with us on commercial terms that are, in the aggregate, equal to or more favorable to us than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length.

This agreement may be assigned by us or Tesoro only with the other party’s prior written consent, except that we or Tesoro Refining and Marketing Company may assign this agreement without the other party’s prior written consent in connection with our sale of all of our short-haul pipelines or Tesoro Refining and Marketing Company’s sale of its Salt Lake City refinery, respectively, and only if the transferee agrees to assume all of the assigning party’s obligations under the agreement and is financially and operationally capable of fulfilling the assigning party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, we may not assign this agreement to a competitor of Tesoro Refining and Marketing Company.

Salt Lake City Storage and Transportation Services Agreement

We will also enter into a storage and transportation services agreement with Tesoro Refining and Marketing Company under which Tesoro Refining and Marketing Company will be obligated to pay us a $0.50 per-barrel fee per month for storing crude oil and refined products at our Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and Tesoro Refining and Marketing Company’s Salt Lake City refinery through our four interconnecting pipelines. Tesoro Refining and Marketing Company’s fees under this agreement will be for the exclusive use of the existing shell capacity of our storage facility (currently 878,000 barrels) and the existing capacity on our four interconnecting pipelines, regardless of whether Tesoro Refining and Marketing Company fully utilizes all of its contracted capacity. We will have the right to increase Tesoro Refining and Marketing Company’s per-barrel fee annually by a percentage equal to the change in the consumer price index.

Tesoro Refining and Marketing Company’s obligation to pay the monthly fees will apply through the term of the agreement, regardless of the actual volumes of crude oil and refined products that we store and transport for Tesoro Refining and Marketing Company. However, we and Tesoro Refining and Marketing Company will negotiate an appropriate adjustment to the monthly fees if at any time Tesoro Refining and Marketing Company requires the full operating capacity of the tanks at our storage facility, the full operating capacity of our tanks is not available to Tesoro Refining and Marketing Company (other than for any action or inaction on the party of Tesoro Refining and Marketing Company) and we are unable to accommodate the actual volumes required to be stored and/or transported by Tesoro Refining and Marketing Company. At the end of the term or as otherwise requested by Tesoro Refining and Marketing Company, Tesoro Refining and Marketing Company will also reimburse us for any cleaning, degassing or other preparation of storage tanks. In addition, Tesoro Refining and Marketing Company will reimburse us for the actual cost of any capital expenditures we make at Tesoro Refining and Marketing Company’s request, as well as all taxes (other than income taxes, gross receipt taxes and similar taxes) that we incur on Tesoro’s behalf for the services we provide to Tesoro Refining and Marketing Company under the agreement. Furthermore, if new laws or regulations that affect the services that we provide to Tesoro Refining and Marketing Company under this agreement are enacted or promulgated that require us to make substantial and unanticipated capital expenditures, the agreement will provide us with the right to impose a monthly surcharge to cover Tesoro Refining and Marketing Company’s proportionate share of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Tesoro Refining and Marketing Company will negotiate in good faith to agree on the level of the monthly surcharge.

Under this agreement, we will have no obligation to measure volume gains and losses, and will have no liability for physical losses that may result from the storage or transportation of Tesoro Refining and Marketing Company’s crude oil and refined products at our storage facility or on our interconnecting pipelines, respectively, except for any losses caused by our gross negligence, willful misconduct or breach of this agreement.

Tesoro Refining and Marketing Company is not permitted to suspend or reduce its obligations under the agreement in connection with the shutdown of its Salt Lake City refinery for scheduled turnarounds or other regular servicing or maintenance. If, however, Tesoro Refining and Marketing Company decides to permanently or indefinitely suspend refining operations at the Salt Lake City refinery for a period that will continue for at least 12 consecutive months, then Tesoro Refining and Marketing Company may terminate the agreement on no less than 12 months’ prior written notice to us, unless Tesoro has publicly announced its intent to resume operations at the Salt Lake City refinery more than two months prior to the expiration of the 12-month notice period. During the 12-month period, Tesoro Refining and Marketing Company will be obligated to pay the full amount of any monthly fees due under the agreement.

If a force majeure event occurs, we must provide Tesoro Refining and Marketing Company with written notice of the force majeure event and identify the approximate length of time we believe that force majeure event will continue. If we believe that a force majeure event will continue for 12 consecutive months or more, we and Tesoro Refining and Marketing Company will each have the right to terminate the agreement with respect to the affected asset on no less than 12 months’ prior written notice to the other party. However, if we receive a termination notice from Tesoro Refining and Marketing Company and notify Tesoro Refining and Marketing Company within 30 days that we reasonably believe in good faith that we will be able to resume the suspended services under the agreement within a reasonable period of time, then Tesoro Refining and Marketing Company’s termination notice will be deemed revoked and the agreement will continue in full force and effect as if the termination notice had never been given.

We are obligated to maintain the current operating capacities of our interconnecting pipelines and storage tanks. If Tesoro no longer controls our general partner or sells its Salt Lake City refinery, and in the event that the operating capacity of any of our interconnecting pipelines or storage tanks falls below the minimum required level and we fail to restore capacity to the minimum required level, Tesoro Refining and Marketing Company (or its successor) has the right to require us to restore capacity on the applicable interconnecting pipeline or storage tank at Tesoro Refining and Marketing Company’s (or its successor’s) sole cost. In addition, if all or part of the actual operating capacity of any of our storage tanks is unavailable for Tesoro Refining and Marketing Company’s use, then Tesoro Refining and Marketing Company will be entitled to receive a reduction in its monthly fees to account for such reduced operating capacity.

We will indemnify Tesoro Refining and Marketing Company for any losses or liabilities (including damage to property and injury to or death of any person) Tesoro Refining and Marketing Company incurs that are caused by or result from our acts or omissions in connection with our ownership and operation of our interconnecting pipelines or storage facility and the services we provide under the agreement and for breaches of the agreement. Tesoro Refining and Marketing Company will indemnify us for any losses or liabilities (including damage to property and injury to or death of any person) we incur that are caused by or result from Tesoro Refining and Marketing Company’s acts or omissions in connection with Tesoro Refining and Marketing Company’s use of our services or our interconnecting pipelines or storage facility and for breaches of the agreement. Neither party will be obligated to indemnify the other party for the other party’s breach of the agreement, gross negligence or willful misconduct.

This agreement will have an initial term of 10 years and may be renewed for two additional five-year terms at Tesoro Refining and Marketing Company’s option. This agreement is terminable by either party in the event of a material breach of any provision thereof by the other party that remains uncured for 15 business days or upon the bankruptcy or insolvency of such other party. Upon the termination or expiration of the agreement, in certain circumstances, Tesoro Refining and Marketing Company will have a limited right of first refusal to enter into a new agreement with us on commercial terms that are, in the aggregate, equal to or more favorable to us than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length.

If this agreement is terminated for any reason other than by us for a default by Tesoro Refining and Marketing Company, or by Tesoro Refining and Marketing Company for a force majeure event or suspension of refinery operations at the Salt Lake City refinery, and we propose to enter into a storage and transportation services agreement with a third party, we must first provide Tesoro Refining and Marketing Company with written notice of and the general terms of our intended transaction. Tesoro Refining and Marketing Company will have a right of first refusal to enter into a new storage and transportation services agreement with us on commercial terms that are no less favorable than the commercial terms offered to us by such third party.

This agreement may be assigned by us or Tesoro Refining and Marketing Company only with the other party’s prior written consent, except that we or Tesoro Refining and Marketing Company may assign this agreement without the other party’s prior written consent in connection with our sale of our Salt Lake City storage facility or Tesoro Refining and Marketing Company’s sale of its Salt Lake City refinery, respectively, and only if the transferee agrees to assume all of the assigning party’s obligations under the agreement and is financially and operationally capable of fulfilling the assigning party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. However, we may not assign this agreement to one of Tesoro Refining and Marketing Company’s competitors.

Procedures for Review, Approval and Ratification of Related Person Transactions

The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Tesoro, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

•	approved by our conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from our conflicts committee. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from our conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or our conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in, or not opposed to, the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including Tesoro, may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, except as provided in the omnibus agreement, certain affiliates of our general partner, including Tesoro, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers, directors and Tesoro. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, except as provided in the omnibus agreement, Tesoro may compete with us for acquisition opportunities and may own an interest in entities that compete with us.

Our general partner is allowed to take into account the interests of parties other than us, such as Tesoro, in resolving conflicts.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of our general partner’s limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without those limitations, might constitute breaches of its fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duty. For example, our partnership agreement:

•	provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as such decisions are made in good faith, which requires that our general partner believes that the decision was in, or not opposed to, our best interest;

•	provides generally that affiliated transactions and resolutions of conflicts of interest not approved by our conflicts committee and not involving a vote of unitholders must either be (1) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its executive officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its executive officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was criminal.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in “good faith,” our general partner must believe that the determination is in, or not opposed to, our best interests. Please read “The Partnership Agreement — Voting Rights” beginning on page 166 for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $30.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions” beginning on page 61.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Subordination Period” beginning on page 64.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates, including Tesoro, for costs incurred in managing and operating our business and affairs. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us, and it will charge on a fully allocated cost basis for services provided to us. The fully allocated basis charged by our general partner does not include a profit component. We will also enter into an omnibus agreement and an operational services agreement with Tesoro that will address our reimbursement of our general partner and its affiliates for these costs and services. Please read “Certain Relationships and Related Party Transactions” beginning on page 137.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. While we believe the terms and conditions under our agreements with Tesoro are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services, neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although our general partner may determine that our conflicts committee should make a determination on our behalf with respect to such arrangements.

Our general partner will determine, in good faith, the terms of any agreements, contracts or arrangement that we enter into after the close of this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right” beginning on page 174.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48.0%, in addition to distributions paid on its 2.0% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — General Partner Interest and Incentive Distribution Rights” beginning on page 67.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify or eliminate, except for the contractual covenant of good faith and fair dealing, the fiduciary duties owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner’s state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners as well as to our unitholders. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration the interests of all parties involved, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or our limited partners whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders or that are not approved by our conflicts committee must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from our conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “The Partnership Agreement — Indemnification” on page 176.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” beginning on page 166.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, the general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement, a form of which is included as Appendix A to this prospectus. We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy and Restrictions on Distributions” beginning on page 49;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units” beginning on page 164; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences” beginning on page 179.

Organization and Duration

We were organized on December 3, 2010 and have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our principal operating subsidiary or its subsidiaries to engage in activities other than the gathering, transportation and storage of crude oil and the terminalling, transportation and storage of refined products, our general partner has no current plans to do so. The general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under ‘‘— Limited Liability.”

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of our common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of our common units.

Issuance of additional common units or units senior, equal to or junior in rank to our common units	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “— Amendment of the Partnership Agreement” beginning on page 169.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See “— Merger, Sale or Other Disposition of Assets” on page 171.

Dissolution of our partnership	Unit majority. See “— Termination and Dissolution” on page 171.

Reconstitution of our partnership upon dissolution	Unit majority. See “— Termination and Dissolution” on page 171.

Withdrawal of the general partner	Under most circumstances, the approval of a majority of our common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2021 in a manner which would cause a dissolution of our partnership. See “— Withdrawal or Removal of the General Partner” beginning on page 172.

Removal of the general partner	Not less than 66 2/3% of the outstanding common and subordinated units, voting as a single class, including units held by our general partner and its affiliates. See “— Withdrawal or Removal of the General Partner” beginning on page 172.

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of our common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2021. See “— Transfer of General Partner Interests” on page 173.

Transfer of incentive distribution rights	Our general partner or its affiliates or a subsequent holder may transfer any or all of its incentive distribution rights without unitholder approval.

Transfer of ownership interests in the general partner	No approval required at any time. See “— Transfer of Ownership Interests in General Partner” on page 174.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in nine states. Maintenance of our limited liability as the sole member of our principal operating subsidiary may require compliance with legal requirements in the jurisdictions in which our principal operating subsidiary conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights, the issuance of partnership securities upon conversion of outstanding partnership securities or the issuance of partnership securities pursuant to the underwriters’ option to purchase additional common units), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s 2.0% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved:

•	during the subordination period, by a majority of our common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, by a majority of our common units.

We refer to the voting provisions described above as a “unit majority.”

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion.

The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class. Upon completion of this offering, Tesoro will own 57.4% of the outstanding common and subordinated units.

No Unitholder Approval

The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2) the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

(3) a change that the general partner determines is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our principal operating subsidiary, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974 (ERISA), whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that the general partner determines is necessary or appropriate for the authorization or issuance of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

(7) an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

(8) any amendment that the general partner determines is necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by the partnership agreement;

(9) a change in our fiscal year or taxable year and related changes; or

(10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

(1) do not adversely affect the limited partners (or any particular class of limited partner as compared to other classes of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by the general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

(5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of limited partners in relation to other classes of limited partners will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale, or Other Disposition of Assets

A merger or consolidation of us requires the consent of the general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

In addition, the partnership agreement generally prohibits the general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. The general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. The general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. In addition, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

If conditions specified in the partnership agreement are satisfied, the general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1) the election of the general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2) the entry of a decree of judicial dissolution of Tesoro Logistics LP; or

(3) the withdrawal or removal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (3), the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner; and

(2) neither Tesoro Logistics LP nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not previously taxed as such).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation” beginning on page 72. The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest” on page 173 and “— Transfer of Incentive Distribution Rights” on page 174.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution” on page 171.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, voting together as a single class, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding common units and subordinated units by our general partner and its affiliates would give it the practical ability to prevent its removal. At the closing of this offering, our general partner and its affiliates will own 57.4% of the outstanding common units and subordinated units.

Our partnership agreement also provides that if Tesoro Logistics GP, LLC is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on our common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

In the event of removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual), or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2021 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without unitholder approval.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer any or all of its incentive distribution rights without unitholder approval.

Change of Management Provisions

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Tesoro Logistics GP, LLC as our general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.

The partnership agreement also provides that if the general partner is removed under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on our common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time the general partner and its affiliates hold more than 75% of the then-issued and outstanding partnership securities of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of: (1) the highest cash price paid by either of the general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those partnership securities; and (2) the current market price as of the date three days before the date the notice is mailed.

As a result of the general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences — Disposition of Common Units” beginning on page 188.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

The general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” beginning on page 168. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “— Limited Liability” beginning on page 167, the common units will be fully paid, and unitholders will not be required to make additional contributions.”

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and.

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-citizen assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1) the general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of the general partner of our general partner or any departing general partner;

(4) any person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any entity described in (1), (2) or (3) above; or

(5) any person designated by the general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

The general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1) a current list of the name and last known address of each partner;

(2) a copy of our tax returns;

(3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of our partnership agreement, our certificate of limited partnership, related amendments, and powers of attorney under which they have been executed;

(5) information regarding the status of our business and financial condition, to the extent set forth in our most recent filings on Form 10-K, Form 10-Q and Form 8-K; and

(6) any other information regarding our affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by the general partner or any of its affiliates (excluding affiliates who are officers, directors or employees of the general partner) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Tesoro Logistics GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale” beginning on page 178.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, the general partner and its affiliates will hold an aggregate of 2,254,890 common units and 15,254,890 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of our common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that, after the subordination period, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. The partnership agreement does not restrict our ability to issue equity securities ranking junior to our common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities” beginning on page 168.

Under our partnership agreement, our general partner and its affiliates (excluding affiliates who are officers, directors or employees of the general partner) will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

Tesoro, Tesoro Logistics GP, LLC, our general partner, and the directors and executive officers of Tesoro Logistics GP, LLC have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” beginning on page 198 for a description of these lock-up provisions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Tesoro Logistics LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, IRAs, real estate investment trusts (REITs) or mutual funds. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales” on page 185); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees” on page 189); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” beginning on page 186 and “— Uniformity of Units” beginning on page 190).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7.0% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor the operating subsidiaries has elected or will elect to be treated as a corporation;

•	For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Tesoro Logistics LP will be treated as partners of Tesoro Logistics LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Tesoro Logistics LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales” on page 185.

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Tesoro Logistics LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Tesoro Logistics LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections” beginning on page 183, we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” beginning on page 185. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses” beginning on page 182.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2013, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20.0% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce- substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188.

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” beginning on page 186 and “— Disposition of Common Units — Allocations Between Transferors and Transferees” on page 189, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188.

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, further, are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination” on page 190. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units” beginning on page 190.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units” beginning on page 190. A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188. Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees” on page 189.

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” on page 184.

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units” beginning on page 190. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” on page 184 and “— Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188.

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election” beginning on page 186.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election” beginning on page 186. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “— Tax Consequences of Unit Ownership — Section 754 Election” beginning on page 186, Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss” beginning on page 188.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Tesoro Logistics GP, LLC as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1) a person that is not a U.S. person;

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3) a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” on page 192.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties” on page 193;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, the U.S. House of Representatives recently passed legislation that would provide for substantive changes to the definition of qualifying income and the treatment of certain types of income earned from profits interests in partnerships. It is possible that these legislative efforts could result in changes to the existing federal income tax laws that affect publicly traded partnerships. As previously and currently proposed, we do not believe any such legislation would affect our tax treatment as a partnership. However, the proposed legislation could be modified in a way that could affect us. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Alaska, California, Colorado, Idaho, Montana, North Dakota, Texas, Utah and Washington. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by

us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections” beginning on page 183. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN TESORO LOGISTICS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual requirement accounts or annuities (“IRAs”) established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” if such plans, accounts and arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences — Tax-Exempt Organizations and Other Investors” beginning on page 191; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that general partner would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets”. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the employee benefit plan are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Number of
Underwriter	Common Units

Citigroup Global Markets Inc.	2,925,000
Wells Fargo Securities, LLC	2,925,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,950,000
Credit Suisse Securities (USA) LLC	1,950,000
Barclays Capital Inc.	650,000
Deutsche Bank Securities Inc.	650,000
J.P. Morgan Securities LLC	650,000
Raymond James & Associates, Inc.	650,000
RBC Capital Markets, LLC	650,000

Total	13,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.7875 per common unit. After the common units are released for sale to the public, if all the common units are not sold at the initial public offering price following a bona fide effort to do so, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,950,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. Tesoro is deemed to be an underwriter with respect to any common units that we redeem from Tesoro with the proceeds of any exercise of the underwriters’ option to purchase additional common units.

We, our general partner, certain of our general partner’s officers and directors, certain of our affiliates, including Tesoro, and certain of their officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Citigroup Global Markets Inc. does not have any present intention or any understandings, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

We have been approved to list our common units on the NYSE under the symbol “TLLP” subject to official notice of issuance. The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE distribution requirements for trading.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	Paid by Tesoro Logistics LP
	No Exercise	Full Exercise

Per common unit	$1.3125	$1.3125
Total	$17,062,500	$19,621,875

We will pay Citigroup Global Markets Inc. a structuring fee equal to 0.25% of the gross proceeds of this offering for the evaluation, analysis and structuring of the partnership, particularly as it related to this initial public offering and the structuring of the transactions related thereto. Additionally, we will pay Tudor, Pickering, Holt & Co. Securities, Inc. (“TPH”) an advisory fee of $2.0 million for services provided in connection with the formation and structuring of the partnership in a pre-offering context. Specifically, TPH provided analysis and support in connection with the determination of which assets of Tesoro would be appropriate for inclusion in a master limited partnership such as Tesoro Logistics LP and assisted in other pre-offering processes. We will pay TPH a quarterly fee equal to $125,000, payable at the beginning of each quarter, commencing as of October 1, 2010. This fee will be fully creditable against the $2.0 million advisory fee. Furthermore, we have agreed to reimburse TPH for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, resulting from or arising out of its engagement and the performance of its obligations thereunder, which such expenses are capped at $75,000.

In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

•	To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the underwriters’ option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We estimate that the expenses of the offering, not including the underwriting discount, structuring fee and advisory fee, will be approximately $7.3 million, all of which will be paid by us. The underwriters have agreed to reimburse us for a portion of the estimated expenses in an amount equal to 0.25% of the gross proceeds of the offering.

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for us, Tesoro and our respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses. In addition, affiliates of Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are lenders under Tesoro’s revolving credit facility and affiliates of each of the underwriters will be lenders under our revolving credit facility. Other than the participation as lenders under our revolving credit facility, none of the underwriters has provided or will provide financing, investment or advisory services to the Partnership during the 180-day period prior to or the 90-day period following the date of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, there is no conflict of interest between us and the underwriters under Rule 5121 of the FINRA Rules and the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i) if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii) otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

VALIDITY OF THE COMMON UNITS

The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The combined financial statements of Tesoro Logistics LP Predecessor at December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Tesoro Logistics LP at December 13, 2010 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

Tesoro Corporation is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the SEC. You may read Tesoro’s filings on the SEC’s website and at the public reference room described above. Tesoro Corporation’s common stock trades on the NYSE under the symbol “TSO.”

FORWARD LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

Set forth below are the unaudited pro forma combined balance sheet of Tesoro Logistics LP (“the Partnership”) as of December 31, 2010 and the unaudited pro forma combined statements of operations of the Partnership for the year ended December 31, 2010. References to “we,” “us” and “our” mean the Partnership and its combined subsidiaries, unless the context otherwise requires. References to “Tesoro” mean Tesoro Corporation and its consolidated subsidiaries other than us and our combined subsidiaries and our general partner. The pro forma combined financial statements for the Partnership have been derived from the historical combined financial statements of Tesoro Logistics LP Predecessor, our predecessor for accounting purposes (the “Predecessor”), set forth elsewhere in this prospectus and are qualified in their entirety by reference to such historical combined financial statements and related notes contained therein. The pro forma combined financial statements have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and with the historical combined financial statements and related notes set forth elsewhere in this Prospectus.

The Partnership will own and operate the businesses of the Predecessor effective with the closing of this offering. The contribution of the Predecessor’s business to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The pro forma combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma combined financial statements.

The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical combined financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated or that would be obtained in the future.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2010

	Predecessor	Transaction		Partnership
	Historical	Adjustments		Pro Forma
	(In thousands)

ASSETS
CURRENT ASSETS
Cash	$—	$273,000	(a)	$3,000
		50,000	(b)
		(17,063	)(c)
		(9,349	)(d)
		(2,000	)(e)
		(241,588	)(f)
		(50,000	)(g)
Accounts receivable
Trade	233	(233	)(h)	—
Affiliate	3,738	(3,738	)(h)	—

Total Current Assets	3,971	(971)		3,000
Property, Plant and Equipment, net	131,606	—		131,606
OTHER NON-CURRENT ASSETS:
Deferred charges	—	2,000	(e)	2,000

Total Assets	$135,577	$1,029		$136,606

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	1,619	(1,619	)(h)	—
Affiliate	299	(299	)(h)	—
Accrued liabilities	3,238	(3,238	)(h)	—

Total current liabilities	5,156	(5,156)		—
OTHER NONCURRENT LIABILITIES	1,594	(1,594	)(h)	—
DEBT	—	50,000	(b)	50,000
EQUITY
Division equity	128,827	(128,827	)(i)	—
Common unitholders — public	—	273,000	(a)	246,588
		(17,063	)(c)
		(9,349	)(d)
Common unitholders — Tesoro	—	354	(h)	(20,822)
		9,935	(i)
		(31,111	)(f)
Subordinated unitholders — Tesoro	—	2,370	(h)	(140,892)
		67,215	(i)
		(210,477	)(f)
General partner	—	55	(h)	1,732
		51,677	(i)
		(50,000	)(g)

Total Equity	128,827	(42,221)		86,606

Total Liabilities and Equity	$135,577	$1,029		$136,606

See accompanying notes to unaudited pro forma combined financial statements.

TESORO LOGISTICS LP

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
Year Ended December 31, 2010

	Year Ended December 31, 2010
	Predecessor	Transaction		Partnership
	Historical	Adjustments		Pro Forma
	(In thousands, except unit and
	per unit amounts)

REVENUES:
Crude oil gathering	$19,592	$29,974	(j)	$49,566
Terminalling, transportation and storage	3,708	39,880	(j)	43,588

Total Revenues	23,300	69,854		93,154

COST AND EXPENSES:
Operating and maintenance expense	32,972	3,852	(k)	36,824
Depreciation expense	8,006	—		8,006
General and administrative expense	3,198	244	(l)	3,442

Total Costs and Expenses	44,176	4,096		48,272

OPERATING INCOME (LOSS)	(20,876)	65,758		44,882
Interest expense, net	—	2,410	(m)	2,410

NET INCOME (LOSS)	$(20,876)	$63,348		$42,472

General partner’s interest in net income				$850
Limited partners’ interest in net income				$41,622
Net income per limited partner unit:
Common units				$1.36
Subordinated units				$1.36
Weighted average number of limited partner units outstanding:
Common units (basic and diluted)				15,254,890
Subordinated units (basic and diluted)				15,254,890

See accompanying notes to unaudited pro forma combined financial statements.

TESORO LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation, the Offering and Other Transactions

The historical combined financial information is derived from the historical combined financial statements of the Predecessor. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place as of December 31, 2010, in the case of the pro forma balance sheet, and as of January 1, 2010, in the case of the pro forma statements of operations.

The pro forma combined financial statements give pro forma effect to:

•	Tesoro’s contribution of all of our predecessor’s assets and operations to us (excluding working capital and other noncurrent liabilities as described in note 2(h) below);

•	our execution of multiple long-term commercial agreements with Tesoro and the recognition of incremental revenues under those agreements that were not recognized by our predecessor;

•	certain intrastate tariff increases on our High Plains pipeline system;

•	our execution of an omnibus agreement and an operational services agreement with Tesoro;

•	the consummation of this offering and our issuance of 13,000,000 common units to the public, 622,649 general partner units and the incentive distribution rights to our general partner and 2,254,890 common units and 15,254,890 subordinated units to Tesoro;

•	the application of the net proceeds of this offering, together with the proceeds from borrowings under our revolving credit facility, as described in “Use of Proceeds” on page 46; and

•	the effect of the transactions on certain of our historical general and administrative expenses, resulting in total pro forma general and administrative expenses of $3.4 million for the year ended December 31, 2010. This amount includes:

•	a fixed fee, initially in the amount of $2.5 million per year that we will pay to Tesoro under the omnibus agreement for the provision of treasury, accounting, legal and other centralized corporate services to us following the closing of this offering;

•	costs of $0.9 million for estimated employee-related expenses that we expect to incur related to the management of our logistics assets; and

Upon completion of this offering, Tesoro Logistics LP anticipates incurring incremental annual general and administrative expense of approximately $3.2 million per year as a result of being a separate publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, independent director compensation and incremental employee benefit costs. The unaudited pro forma combined financial statements do not reflect these incremental general and administrative expenses.

Note 2.	Pro Forma Adjustments and Assumptions

(a) Reflects the gross offering proceeds to the Partnership of $273.0 million from the issuance and sale of 13,000,000 common units at the initial public offering price of $21.00 per common unit.

(b) Reflects the borrowing of $50.0 million under our revolving credit facility.

(c) Reflects the payment of estimated underwriter discounts and a structuring fee totaling $17.1 million, which will be allocated to the public common units.

TESORO LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

(d) Reflects $7.3 million for estimated expenses associated with the offering relating to legal and consulting services, audit expenses, printing charges, filing fees and other costs and also includes a $2.0 million advisory fee associated with the offering.

(e) Represents $2.0 million of debt issuance costs incurred in connection with entering into our revolving credit facility.

(f) Reflects the distribution to Tesoro of $241.6 million in proceeds from the public offering of common units, in part to reimburse it for certain capital expenditures.

(g) Reflects an additional cash distribution of $50.0 million to the general partner funded with a borrowing under our revolving credit facility.

(h) Tesoro will retain the working capital and other noncurrent liabilities of the Predecessor, as these balances represent assets and liabilities related to the Predecessor’s operations prior to the closing of the offering.

(i) Represents the conversion of the adjusted equity of the Predecessor of $128.8 million from division equity to common and subordinated limited partner equity of the Partnership and the general partner’s interest in the Partnership. The conversion is as follows:

•	$9.9 million for 2,254,890 common units;

•	$67.2 million for 15,254,890 subordinated units; and

•	$51.7 million for the general partner interest.

(j) The pro forma revenues reflect recognition of affiliate revenues for pipelines and terminals contributed to us that have not been previously recorded in the historical financial records of the Predecessor. Product volumes used in the calculations are historical volumes transported on or terminalled in facilities included in the Predecessor’s financial statements. Tariff rates and service fees were calculated using the rates and fees in the commercial agreements to be entered into with Tesoro at the closing of this offering and increased intrastate tariff rates on our High Plains pipeline in effect at the time of closing of this offering.

(k) The pro forma operating and maintenance expenses primarily reflect $1.4 million for purchased additives based on historical levels of such purchases that have not previously been allocated to the Predecessor but will be charged to the Partnership after the closing of this offering, as well as $1.1 million for business interruption, property and pollution liability insurance premiums that the Partnership expects to incur based on estimates from the Partnership’s insurance broker, $0.8 million for employee-related expenses which have not been previously recorded in the historical financial records of the Predecessor, and $0.3 million for an annual service fee that we will pay Tesoro under the terms of our operational services agreement.

(l) Reflects higher employee-related expenses of $0.2 million, for the year ended December 31, 2010 related to Tesoro personnel who have been identified to be assigned to manage the Partnership’s day-to-day operations after the closing of this offering.

(m) Reflects interest expense at 2.8% on the $50.0 million borrowing under our $150.0 million revolving credit facility and an estimated 0.50% commitment fee for the unutilized portion of the facility, as well as the related amortization of debt issuance costs incurred with entering into the facility. A 1.0% change in the interest rate associated with this borrowing would result in a $0.5 million increase in interest expense.

Note 3.	Pro Forma Net Income Per Unit

The Partnership computes income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement as if all net

TESORO LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

income for the period had been distributed as cash. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in partnership agreement. For purposes of pro forma calculation we have assumed that distributions were declared for each common and subordinated unit equal to the minimum quarterly distribution for each quarter during 2010.

Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units outstanding was assumed to be 15,254,890 units and 15,254,890 units, respectively. All units were assumed to have been outstanding since January 1, 2010.

Pursuant to the partnership agreement, the general partner is entitled to receive certain incentive distributions that, when applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash, will result in less net income allocable to common and subordinated unitholders provided that the net income exceed certain targets. The incentive distribution rights are a separate equity interest and represent participating securities. No cash distributions would have been declared to the incentive distribution rights during any of the periods, based upon the assumption that distributions were declared equal to the minimum quarterly distribution.

Pro forma basic and diluted net income per unit are the same because (1) there would be no dilutive impact, applying the if-converted method, had the subordinated units been converted to common units at the beginning of the respective reporting unit as pro forma net income allocated to common and subordinated unitholders was the same on a per unit basis, and (2) as there are no other potentially dilutive units expected to be outstanding at the closing of the offering.

Note 4.	Commercial Agreements with Tesoro

In connection with the closing of this offering, we will enter into various long term, fee-based commercial agreements with Tesoro under which we will provide various pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro will commit to provide us with minimum monthly throughput volumes of crude oil and refined products. We believe the terms and conditions under these agreements are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro will include:

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for gathering and transporting crude oil on our High Plains pipeline system;

•	a two-year trucking transportation services agreement under which Tesoro will pay us fees for crude oil trucking and related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation;

•	a 10-year master terminalling services agreement under which Tesoro will pay us fees for providing terminalling services at our eight refined products terminals;

•	a 10-year pipeline transportation services agreement under which Tesoro will pay us fees for transporting crude oil and refined products on our five Salt Lake City short-haul pipelines; and

•	a 10-year storage and transportation services agreement under which Tesoro will pay us fees for storing crude oil and refined products at our Salt Lake City storage facility and transporting crude oil and refined products between the storage facility and Tesoro’s Salt Lake City refinery through interconnecting pipelines on a dedicated basis.

TESORO LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Each of these agreements, other than the storage and transportation services agreement, will contain minimum throughput commitments. Tesoro’s fees under the storage and transportation services agreement will be for the use of the existing capacity at our Salt Lake City storage facility and on our pipelines connecting the storage facility to Tesoro’s Salt Lake City refinery. The fees under each agreement are indexed for inflation and, except for the trucking transportation services agreement, these agreements give Tesoro the option to renew for two five-year terms. The trucking transportation services agreement will renew automatically for up to four successive two-year terms. Additionally, these agreements include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Tesoro Corporation

We have audited the accompanying combined balance sheets of Tesoro Logistics LP Predecessor (Predecessor) as of December 31, 2009 and 2010, and the related combined statements of operations, division equity, and cash flows for each of the three years in the period ended December 31, 2010. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Tesoro Logistics LP Predecessor at December 31, 2009 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Antonio, Texas
March 11, 2011

TESORO LOGISTICS LP PREDECESSOR
COMBINED BALANCE SHEETS
(In thousands)

			Supplemental
			Pro Forma
	December 31,		December 31,
	2009	2010	2010
			(Unaudited)

ASSETS
CURRENT ASSETS
Accounts receivable, less allowance for doubtful accounts
Trade	$14	$233	$233
Affiliate	3,146	3,738	3,738

Total Current Assets	3,160	3,971	3,971
Property, Plant and Equipment, net	138,055	131,606	131,606

Total Assets	$141,215	$135,577	$135,577

LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$1,834	$1,619	$1,619
Affiliate	323	299	299
Accrued liabilities	2,430	3,238	3,238
Distribution Payable to Affiliates	—	—	291,588

Total Current Liabilities	4,587	5,156	296,744
OTHER NONCURRENT LIABILITIES	912	1,594	1,594
COMMITMENTS AND CONTINGENCIES (Note 11)
DIVISION EQUITY (DEFICIT)	135,716	128,827	(162,761)

Total Liabilities and Division Equity	$141,215	$135,577	$135,577

See accompanying notes to combined financial statements.

TESORO LOGISTICS LP PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS
(In thousands except for supplemental pro forma information)

	Year Ended
	December 31,
	2008	2009	2010

REVENUES:
Crude oil gathering:
Affiliate	$21,029	$19,297	$19,477
Third-party	161	125	115
Terminalling, transportation and storage:
Third-party	3,297	3,237	3,708

Total Revenues	24,487	22,659	23,300
COSTS AND EXPENSES:
Operating and maintenance expense	29,741	32,566	32,972
Depreciation expense	6,625	8,820	8,006
General and administrative expense	2,525	3,141	3,198

Total Costs and Expenses	38,891	44,527	44,176

NET LOSS	$(14,404)	$(21,868)	$(20,876)

(Unaudited)

Supplemental pro forma net loss per limited partner unit	$(1.61)
Units used to calculate supplemental pro forma net loss per limited partner unit	13,000,000

See accompanying notes to combined financial statements.

TESORO LOGISTICS LP PREDECESSOR
COMBINED STATEMENTS OF DIVISION EQUITY
(In thousands)

Balance, January 1, 2008	125,348
Net Loss—2008	(14,404)
Contributions	22,067

Balance, December 31, 2008	133,011
Net Loss—2009	(21,868)
Contributions	24,573

Balance, December 31, 2009	135,716
Net Loss—2010	(20,876)
Contributions	13,987

Balance, December 31, 2010	$128,827

See accompanying notes to combined financial statements.

TESORO LOGISTICS LP PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2008	2009	2010

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net loss	$(14,404)	$(21,868)	$(20,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,625	8,820	8,006
Loss on asset disposals	476	1,114	512
Changes in current assets:
Accounts receivable	(28)	68	(218)
Accounts receivable—affiliates	625	–	–
Changes in current liabilities:
Accounts payable	414	(16)	223
Accounts payable—affiliates	–	(323)	(616)
Accrued liabilities	202	(492)	861
Other noncurrent liabilities	45	373	682

Net cash used in operating activities	(6,045)	(12,324)	(11,426)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Additions to property, plant and equipment	(16,022)	(12,249)	(2,561)

Net cash used in investing activities	(16,022)	(12,249)	(2,561)

CASH FLOWS FROM FINANCING ACTIVITIES:
Parent contribution	22,067	24,573	13,987

Net cash from financing activities	22,067	24,573	13,987

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	–	–	–
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	–	–	–

CASH AND CASH EQUIVALENTS, END OF YEAR	$–	$–	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Capital Expenditures included in accounts payable and accrued expenses at year end	$3,700	$685	$194

See accompanying notes to combined financial statements.

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.	Description of Business

Tesoro Logistics LP Predecessor, our predecessor for accounting purposes (the “Predecessor”), include the assets, liabilities and results of operations of certain crude oil gathering and refined products terminalling, transportation and storage assets of Tesoro Corporation (as described below, the “Contributed Assets”) operated and held by Tesoro Alaska Company, Tesoro Refining and Marketing Company and Tesoro High Plains Pipeline Company LLC prior to their contribution to Tesoro Logistics LP (the “Partnership”) in connection with the Partnership’s proposed initial public offering. The Partnership was formed in December 2010 as a Delaware limited partnership. As used in this report, the terms “Tesoro Logistics LP,” “our partnership,” “we,” “our,” “us,” or like terms refer to the Predecessor. References in this report to “Tesoro” refer collectively to Tesoro Corporation and its consolidated subsidiaries, other than Tesoro Logistics LP, its combined subsidiaries and its general partner.

Our initial assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States and a crude oil and refined products storage facility and five related short-haul pipelines in Utah.

Our assets and operations are organized into the following two segments:

Crude Oil Gathering.  Our common carrier crude oil gathering system in North Dakota and Montana, which we refer to as our High Plains system, includes an approximate 23,000 barrels per day (bpd) truck-based crude oil gathering operation and approximately 700 miles of pipeline and related storage assets with the current capacity to deliver up to 70,000 bpd to Tesoro’s Mandan, North Dakota refinery. This system gathers and transports crude oil produced from the Williston Basin, including production from the Bakken Shale formation.

Terminalling, Transportation and Storage.  We own and operate eight refined products terminals with aggregate truck and barge delivery capacity of approximately 229,000 bpd. The terminals provide distribution primarily for refined products produced at Tesoro’s refineries located in Los Angeles and Martinez, California; Salt Lake City, Utah; Kenai, Alaska; Anacortes, Washington; and Mandan, North Dakota. We also own and operate assets that exclusively support Tesoro’s Salt Lake City refinery, including a refined products and crude oil storage facility with total shell capacity of approximately 878,000 barrels and three short-haul crude oil supply pipelines and two short-haul refined product delivery pipelines connected to third-party interstate pipelines.

We generate revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing refined products. Since we do not own any of the crude oil or refined products that we handle and do not engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Note 2.	Basis of Presentation

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and division equity of the Predecessor. The combined financial statements include financial data at historical cost as the contribution of assets is considered to be a reorganization of entities under common control.

We have evaluated subsequent events through March 11, 2011. Any material subsequent events that occurred during this time have been properly recognized or disclosed in our financial statements.

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 3.	Summary of Significant Accounting Policies

Use of Estimates

We prepare our combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Accounts Receivable

The majority of the accounts receivable are due from Tesoro. Credit for non-affiliated customers is extended based on an evaluation of each customer’s financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, is required. Our allowance for doubtful accounts is based on various factors including current sales amounts, historical charge-offs and specific accounts identified as high risk. Uncollectible accounts receivable are charged against the allowance for doubtful accounts when all reasonable efforts to collect the amounts due have been exhausted.

Earnings Per Share

During the periods presented, we were wholly owned by Tesoro. Accordingly, we have not calculated earnings per share.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

We compute depreciation of property, plant and equipment using the straight-line method, based on the estimated useful life (primarily 15 to 28 years) and salvage value of each asset. We depreciate leasehold improvements over the lesser of the lease term or the economic life of the asset.

Revenue Recognition

Revenues are recognized as crude oil and refined products are shipped through, delivered by or stored in our pipelines, terminals and storage facility assets, as applicable. All revenues are based on regulated tariff rates or contractual rates. The only historic revenues reflected in the financial statements are from third party use of our pipelines and terminals and Tesoro’s use of our High Plains system. Tesoro was not charged fees for services rendered with respect to any trucking, terminal, storage or short haul pipeline transportation services, as they were operated as a component of Tesoro’s petroleum refining and marketing businesses.

Impairment of Long-Lived Assets

We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

than the assets’ net book value. If this occurs, an impairment loss is recognized for the difference between the fair value and net book value. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. No impairments of long-lived assets were recorded during the periods included in these financial statements.

Income Taxes

Our operations are currently included in Tesoro’s consolidated federal income tax return. Following the initial public offering of the Partnership, our operations will be treated as a partnership for federal income tax purposes, with each partner being separately taxed on its share of the taxable income. Therefore, we have excluded income taxes from these combined financial statements.

Environmental and Asset Retirement Obligations

Tesoro has historically capitalized environmental expenditures that extend the life or increase the capacity of facilities as well as expenditures that prevent environmental contamination. We expensed costs that do not contribute to current or future revenue generation. We have recorded liabilities when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. Cost estimates were based on the expected timing and the extent of remedial actions required by governing agencies, experience gained from similar sites for which environmental assessments or remediation have been completed, and the amount of our anticipated liability, considering the proportional liability and financial abilities of other responsible parties. Estimated liabilities were not discounted to present value. Environmental expenses are recorded primarily as operating and maintenance expenses.

An asset retirement obligation (“ARO”) is an estimated liability for the cost to retire a tangible asset. We have recorded AROs at fair value in the period in which we have a legal obligation to incur this liability and can make a reasonable estimate of the fair value of the liability. When the liability was initially recorded, the cost was capitalized by increasing the book value of the related long-lived tangible asset. The liability was accreted to its estimated settlement value and the related capitalized cost was depreciated over the asset’s useful life. Settlement dates were estimated by considering our past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs could not be made as settlement dates (or range of dates) associated with these assets were not estimable because we intend to operate and maintain our assets as long as supply and demand for petroleum products exists. These AROs include hazardous materials disposal, site restoration, and removal or dismantlement requirements associated with the closure of our terminal facilities or pipelines, including the demolition or removal of tanks, pipelines or other equipment.

Imbalances

Tesoro Logistics LP Predecessor does not purchase or produce crude oil or refined product inventories. We experience imbalances as a result of variances in meter readings and in other measurement methods, and volume fluctuations within our crude oil gathering system due to pressure and temperature changes. We record revenues related to imbalances and value those revenues using quoted market prices of the applicable commodities. At December 31, 2009, we did not have any imbalance liabilities or assets on the combined balance sheet as imbalances were settled prior to year end. At December 31, 2010, we had an imbalance asset of approximately $0.2 million included in affiliate receivable on our combined balance sheet.

Related Party Transactions

Substantially all of the related party transactions discussed below were settled immediately through division equity. The balance in accounts receivable and payable from affiliated companies represents the

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

amount owed from or to Tesoro related to the remaining affiliate transactions. Revenues from affiliates in the combined statements of operations consist of revenues from gathering and transportation services to Tesoro and its affiliates based on regulated tariff rates for the FERC-regulated portions of our High Plains pipeline system.

General and administrative expenses in the combined statements of operations include affiliate costs totaling $1.8 million, $2.2 million and $2.2 million for the years ended December 31, 2008, 2009 and 2010, respectively. In addition, operating and maintenance expenses in the combined statements of operations include affiliate costs totaling $3.7 million, $3.5 million and $3.1 million for the years ended December 31, 2008, 2009 and 2010, respectively. These expenses were incurred by Tesoro to cover costs of corporate functions such as legal, accounting, treasury, human resources, engineering, information technology, insurance, administration, and other corporate services and include related stock-based compensation, retirement and pension benefit plan expenses. These allocations were based on an approximate weighted average headcount and time ratio of Tesoro employees who contributed services to us. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation to us of our actual costs of doing business.

The employees supporting our operations are employees of Tesoro and its affiliates. Their payroll costs and thrift plan costs are charged to us by Tesoro. Tesoro carries employee-related liabilities in its financial statements, including the liabilities related to the employee pension, postretirement medical and life plans, stock-based compensation and other incentive compensation.

Historically, we participated in Tesoro’s centralized cash management program under which cash receipts and cash disbursements were processed through Tesoro’s cash accounts with a corresponding credit or charge to an affiliate account. The affiliate account is included in division equity. Following its initial public offering, the Partnership will maintain separate cash accounts.

Depreciation Expense

We calculate depreciation using the straight-line method based on the estimated useful lives and salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Contingencies

In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Damages or penalties may be sought from us in some matters for which the likelihood of loss may be possible but the amount of loss is not currently estimable. As a result, we have not established accruals for such matters. On the basis of existing information, we believe that the resolution of any such matters, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

New Accounting Pronouncements

Fair Value Option

In February 2007, the Financial Accounting Standards Board (“FASB”) issued a standard which permits entities to measure many financial instruments and certain other items at fair value at specified election dates that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings at each subsequent reporting date. The

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

provisions of this standard were effective for us as of January 1, 2008. We elected not to adopt the fair value option under this standard.

FASB Accounting Standards Codification

In June 2009, the FASB established the FASB Accounting Standards Codification (the “Codification”) as the exclusive authoritative source for nongovernmental U.S. GAAP, except for SEC rules and interpretive releases. The Codification is a compilation of U.S. GAAP previously issued by several standard setters. Future FASB accounting standards will update the Codification and will be referred to as “Accounting Standards Updates.” The Codification became effective for us in 2009, and did not impact our financial position or results of operations.

Fair Value Measurements

In September 2006, the FASB issued a standard which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The standard establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels: level 1—quoted prices in active markets for identical assets and liabilities; level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities; and level 3—unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The standard’s provisions for financial assets and financial liabilities, which became effective as of January 1, 2008, had no material impact on our financial position or results of operations as we currently do not hold any financial instruments.

We adopted a standard on January 1, 2009, that expanded the framework and disclosures for measuring the fair value of nonfinancial assets and nonfinancial liabilities, including:

•	acquired or impaired goodwill;

•	the initial recognition of asset retirement obligations; and

•	impaired property, plant and equipment.

The adoption of this standard did not impact our financial position or results of operations.

In January 2010, the FASB amended the standard covering fair value measurements to require additional disclosures, including transfers in and out of levels 1 and 2 fair value measurements, the gross basis presentation of the reconciliation of level 3 fair value measurements, and fair value measurement disclosure at the class level, as opposed to category level, as previously required. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures related to level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 (including interim periods). The adoption of the amendment did not impact our financial position or results of operations.

Note 4.	Related Party Transactions

Tesoro and its affiliates provide certain services including legal, accounting, treasury, human resources, engineering, information technology, insurance, administration, and other corporate services. It is Tesoro’s policy to charge these expenses, first on the basis of direct usage when identifiable, with the remainder allocated to us on the basis of headcount and estimated time allocated to the Contributed Assets. The allocated expenses also include stock-based compensation for employees providing these services. In addition, the allocated expenses include incentive compensation, and retirement and pension benefit plan expenses related

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

to the employees providing these services, including those employees that oversee operational aspects of the business. See further discussion regarding the allocation of such expenses in Notes 8 and 9 below.

A summary of expenses directly charged and allocated to us by Tesoro are as follows (in thousands):

	Year Ended
	December 31,
	2008	2009	2010

Operating and maintenance expenses:
Affiliate	$3,683	$3,505	$3,120
Direct	26,058	29,061	29,852

Total	$29,741	$32,566	$32,972

General and administrative expenses:
Affiliate	$1,767	$2,226	$2,229
Direct	758	915	969

Total	$2,525	$3,141	$3,198

Note 5.	Property, Plant and Equipment

Property, Plant and Equipment, at cost, is as follows (in thousands):

	December 31,
	2009	2010

Crude Oil Gathering—Pipelines	$94,292	$94,482
Terminalling, Transportation and Storage:
Terminals	79,103	79,304
Salt Lake City storage facility	8,563	8,563
Salt Lake City pipelines	10,486	11,021

Total Terminalling, Transportation and Storage	98,152	98,888

Total Property, Plant and Equipment	192,444	193,370
Accumulated Depreciation	(54,389)	(61,764)

Net Property, Plant and Equipment	$138,055	$131,606

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 6.	Accrued Liabilities

Accrued liabilities are as follows (in thousands):

	December 31,
	2009	2010

Employee costs—affiliate	$285	$895
Accrued vacation	513	519
Property tax	571	607
Capital expenditures	217	164
Environmental liabilities	434	526
Other	410	527

Total accrued liabilities	$2,430	$3,238

Note 7.	Other Noncurrent Liabilities

Other noncurrent liabilities are as follows (in thousands):

	December 31,
	2009	2010

Environmental remediation	$869	$1,553
Asset retirement obligations	43	41

Total other noncurrent liabilities	$912	$1,594

Note 8.	Stock-Based Compensation

Tesoro’s stock-based compensation programs consist of stock options, restricted common stock, and stock appreciation rights issued to certain officers and other key employees. The fair value of each stock option issued is estimated on the grant date using the Black-Scholes option-pricing model and is amortized over the vesting period using the straight-line method. These awards generally will become exercisable after one year in 33% annual increments and expire ten years from the date of grant. The fair value of restricted common stock on the grant date is equal to the market value of a share of Tesoro stock on that date. The fair value of a stock appreciation right is estimated at the end of each reporting period using the Black-Scholes option-pricing model. These awards generally vest ratably over three years following the date of grant and expire seven years from the grant date.

Certain Tesoro employees supporting our operations were historically granted these types of awards. We have allocated expenses for stock-based compensation costs to the Contributed Assets. These costs (benefits) totaled $(0.1) million, $0.2 million and $0.3 million for the years ended December 31, 2008, 2009 and 2010, respectively. All stock-based compensation expense is included in our general and administrative expense.

Note 9.	Retirement and Pension Benefit Plans

Employees supporting our operations participate in the retirement and pension benefit plans of Tesoro. We have been allocated expenses for costs associated with such retirement and pension benefit plans based on employee headcount and estimated time allocated to the Contributed Assets. Our share of such costs for the years ended December 31, 2008, 2009 and 2010 was $1.0 million, $1.3 million and $0.4 million, respectively. In addition, employees supporting our operations participate in an employee thrift 401(k) plan. Our share of such costs

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for each of the years ended December 31, 2008, 2009 and 2010, was $0.4 million. Retirement and pension benefit plan expenses are included in our general and administrative expense and operating and maintenance expense.

Note 10.	Major Customers and Concentrations of Credit Risk

In 2008, 2009 and 2010, one affiliated customer, Tesoro Refining and Marketing Company, accounted for approximately 86%, 85% and 84%, respectively, of our total revenues. Tesoro Refining and Marketing Company is a customer of our crude oil gathering segment. No revenues were recorded with Tesoro Refining and Marketing Company in the terminalling, transportation and storage segment.

Note 11.	Commitments and Contingencies

Operating Leases

We have various cancellable and noncancellable operating leases related to land, trucks, terminals, right of way permits and other operating facilities. In general, these leases have remaining primary terms up to 10 years and typically contain multiple renewal options. Total lease expense for all operating leases, including leases with a term of one month or less, was $1.8 million, $1.9 million and $2.5 million for the years ended December 31, 2008, 2009 and 2010, respectively.

Our minimum annual lease payments as of December 31, 2010, for operating leases having initial or remaining noncancellable lease terms in excess of one year were (in thousands):

2011	1,770
2012	1,496
2013	1,222
2014	759
2015	215
Thereafter	150

Total	$5,612

Environmental Matters

We have historically recorded expenses for environmental remediation at a number of operated pipeline, terminal and storage properties. Environmental liabilities are based on estimates including engineering assessments and it is reasonably possible that our estimates will change and that additional remediation costs will be incurred as more information becomes available. Changes in our environmental liabilities for the years ended December 31, 2009 and 2010 were as follows (in thousands):

	2009	2010

Balance, January 1	$1,316	$1,303
Additions	800	1,015
Expenditures	(813)	(239)

Balance, December 31	$1,303	$2,079

Note 12.	Asset Retirement Obligations

We have recorded asset retirement obligations for requirements imposed by certain regulations pertaining to hazardous materials disposal and other cleanup obligations. Our asset retirement obligations primarily

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

include environmental remediation obligations related to site restorations. Changes in asset retirement obligations for the years ended December 31, 2009 and 2010 were as follows (in thousands):

	2009	2010

Balance, January 1	$67	$43
Accretion expense	6	(2)
Changes in amount of estimated cash flows	(30)	—

Balance, December 31	$43	$41

The decrease in asset retirement obligations during 2009 was due to changes in the estimated cash flows for certain retirement obligations at our Vancouver terminal. The retirement obligations were reduced because it was determined that the estimated cost to complete the retirement obligations was less than the previous estimate.

Note 13.	Segment Disclosures

Our reportable segments consist of (1) crude oil gathering and (2) terminalling, transportation and storage. Our reportable segments are strategic business units that offer different services. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. We evaluate the performance of each segment based on its respective operating income, before affiliate general and administrative expense. Affiliate general and administrative expenses are not allocated to the operating segments since the expenses relate primarily to the overall management at the entity level. Segment information as of and for the periods ended is as follows (in thousands):

		Terminalling,
		Transportation and
	Crude Oil Gathering	Storage	Total

Year Ended December 31, 2008
Segment revenues:
Affiliate	$21,029	$–	$21,029
Third-party	161	3,297	3,458

Total segment revenues	21,190	3,297	24,487
Operating and maintenance expense	(17,029)	(12,712)	(29,741)
Depreciation expense	(3,066)	(3,559)	(6,625)
Allocated general and administrative expense	(471)	(287)	(758)

Segment operating income (loss)	624	(13,261)	(12,637)

Affiliate general and administrative expense			(1,767)

Net Loss			$(14,404)

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		Terminalling,
		Transportation and
	Crude Oil Gathering	Storage	Total

Year Ended December 31, 2009
Segment revenues:
Affiliate	$19,297	$–	$19,297
Third-party	125	3,237	3,362

Total segment revenues	19,422	3,237	22,659
Operating and maintenance expense	(18,962)	(13,604)	(32,566)
Depreciation expense	(3,073)	(5,747)	(8,820)
Allocated general and administrative expense	(536)	(379)	(915)

Segment operating loss	(3,149)	(16,493)	(19,642)

Affiliate general and administrative expense			(2,226)

Net Loss			$(21,868)

Year ended December 31, 2010
Segment revenues:
Affiliate	$19,477	$–	$19,477
Third-party	115	3,708	3,823

Total segment revenues	19,592	3,708	23,300
Operating and maintenance expense	(19,684)	(13,288)	(32,972)
Depreciation expense	(3,097)	(4,909)	(8,006)
Allocated general and administrative expense	(563)	(406)	(969)

Segment operating loss	(3,752)	(14,895)	(18,647)

Affiliate general and administrative expense			(2,229)

Net Loss			$(20,876)

Accrual-based capital expenditures by reportable segment were as follows (in thousands):

	Year Ended
	December 31,
	2008	2009	2010

Capital Expenditures
Crude oil gathering	$945	$92	$271
Terminalling, transportation and storage	17,716	9,142	1,799

Total Capital Expenditures	$18,661	$9,234	$2,070

TESORO LOGISTICS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Total assets by reportable segment were as follows (in thousands):

	December 31,
	2009	2010

Total Assets
Crude oil gathering	$71,207	$68,902
Terminalling, transportation and storage	70,008	66,675

Total Assets	$141,215	$135,577

Note 14.	Supplemental Pro Forma Information (Unaudited)

Unaudited supplemental pro forma balance sheet and net loss per unit have been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The supplemental pro forma balance sheet gives effect to the distribution of approximately $291.6 million to a subsidiary of Tesoro to be paid upon completion of the initial public offering. The distribution is comprised of $241.6 million from the proceeds of the initial public offering of common units and $50.0 million to be funded with a planned borrowing under a revolving credit facility. The Predecessor had a net loss for the year ended December 31, 2010. Accordingly, the Predecessor is deemed to have used $291.6 million of net proceeds to pay the distribution, which is evidenced by a distribution payable to affiliate reflected in the supplemental pro forma balance sheet.

Supplemental pro forma net loss per limited partner assumes additional common units were issued to give effect to the distribution described above. The number of units deemed for accounting purposes to have been sold in this offering in order to pay the distribution described above is 15,286,000. This number was calculated using an initial public offering price of $21.00 per unit after deducting underwriting discounts and estimated offering expenses, and would result in a net loss of $(1.37) per unit. Because 15,286,000 exceeds the 13,000,000 common units to be sold to the public in this offering, pro forma units were limited to the number of units to be issued to the public in this offering, resulting in a net loss of $(1.61) per unit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Tesoro Logistics LP

We have audited the accompanying balance sheet of Tesoro Logistics LP (the Partnership) as of December 13, 2010. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free from material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of Tesoro Logistics LP at December 13, 2010 in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

San Antonio, Texas
January 3, 2011

TESORO LOGISTICS LP
BALANCE SHEET
December 13, 2010

ASSETS
Cash	$1,000

Total Assets	$1,000

PARTNER’S CAPITAL
Limited Partner	$980
General Partner	20

Total Partners’ Equity	$1,000

See accompanying notes to balance sheet.

NOTES TO BALANCE SHEET

Note 1.	Nature of Operations

Tesoro Logistics LP (the “Partnership”) is a Delaware limited partnership formed on December 3, 2010. Tesoro Logistics GP, LLC (the “General Partner”) is a limited liability company formed on December 3, 2010 to become the general partner of the Partnership.

On December 13, 2010, Tesoro Corporation, a Delaware corporation, contributed $980 to the Partnership in exchange for a 98.0% limited partner interest and the General Partner contributed $20 to the Partnership in exchange for a 2.0% general partner interest. There have been no other transactions involving the Partnership as of December 13, 2010.

Note 2.	Subsequent Events

We have evaluated subsequent events through January 3, 2011. Any material subsequent events that have occurred during this time have been properly recognized or disclosed in our Balance Sheet or Notes to the Balance Sheet.

APPENDIX A

Form of
First Amended and Restated Agreement
of
Limited Partnership of Tesoro Logistics LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF TESORO LOGISTICS LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TESORO LOGISTICS LP dated as of April 26, 2011, is entered into by and between Tesoro Logistics GP, LLC, a Delaware limited liability company, as the General Partner, Tesoro Corporation, a Delaware corporation, as the Organizational Limited Partner, Tesoro Alaska Company, a Delaware corporation, and Tesoro Refining and Marketing Company, a Delaware corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing over the long-term the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.11(a).

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such

Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream or logistics assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to, the acquisition of existing, the construction of new or the improvement or replacement of existing capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream or logistics assets) by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase over the long-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other assets shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of April 26, 2011, among the Partnership, the General Partner, Tesoro, Tesoro Alaska, Tesoro R&M and Tesoro High Plains, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Curtailment Fees” means (A) (i) any Shortfall Payments (as defined therein) attributable to Section 14(b) of that certain Transportation Services Agreement (High Plains Pipeline System), dated April 26, 2011, by and between Tesoro High Plains and Tesoro R&M; (ii) any Curtailment Fees (as defined therein) attributable to Section 30(b) of that certain Master Terminalling Services Agreement, dated April 26, 2011, by and among Tesoro R&M, Tesoro Alaska and the Operating Company; (iii) any Shortfall Payments (as defined therein) attributable to Section 14(b) of that certain Transportation Services Agreement (SLC Short Haul Pipelines), dated April 26, 2011, by and between the Operating Company and Tesoro R&M; (iv) any payments attributable to Section 21(b) of that certain Salt Lake City Storage and Transportation Services Agreement, dated April 26, 2011, by and between Tesoro R&M and the Operating Company; and (v) any Shortfall Payments (as defined therein) attributable to Section 16(b) of that certain Trucking Transportation Services Agreement, dated April 26, 2011, by and between the Operating Company and Tesoro R&M, in each case as such agreements may be amended, supplemented or restated from time to time, and (B) any similar fees that would be paid by Tesoro or its Affiliates under commercial contracts upon the suspension or reduction of operations of Tesoro or its Affiliates.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.9(b).

“Eligible Holder” means a Limited Partner whose (a) federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction or development of a Capital Improvement and paid during the period beginning on the date that a Group Member enters into a binding commitment to commence the construction or development of such Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction or development period interest payments (including periodic net payments under related interest rate swap agreements) paid during such period or to fund distributions on equity issued (including incremental Incentive Distributions related thereto) to fund the construction or development of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction or development of a Capital Improvement. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.338125 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.338125 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units plus (b) all Partnership Securities and options, rights, warrants, phantom units and appreciation rights relating to an equity interest in the Partnership (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“IDR Reset Common Units” has the meaning assigned to such term in Section 5.11(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Holder” is defined in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Organizational Limited Partner, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.3375 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.3375 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Holder and as to whose Partnership Interest the General Partner has become the substituted limited partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of April 26, 2011, among Tesoro, Tesoro R&M, Tesoro Companies, Inc., a Delaware corporation, Tesoro Alaska, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means Tesoro Logistics Operations, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees and directors of the General Partner, reimbursement of expenses of the General Partner, debt service payments, repayment of Working Capital Borrowings, payments made in the ordinary course of business under any Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners (including any distributions made pursuant to Section 6.4(a)), (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other payments made in connection with the Initial Offering that are described under “Use of Proceeds” in the Registration Statement.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $30 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) on equity issued, other than equity issued on the Closing Date or the Option Closing Date, to finance all or a portion of the construction or development of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding commitment to commence the construction or development of such Capital Improvement and ending on the earlier to occur of the date such Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the Closing Date or the Option Closing Date, to fund interest payments on debt incurred or distributions on equity issued, in each case during the period described above in this clause (iv), to finance the construction or development of a Capital Improvement shall also be deemed to be equity issued to finance the construction or development of such Capital Improvement for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of April 26, 2011, among Tesoro, the Partnership, Tesoro Companies Inc., Tesoro R&M, Tesoro Alaska, Tesoro High Plains Pipeline Company LLC, Tesoro Logistics Operations LLC and the General Partner as such agreement may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Tesoro in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Securities so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Tesoro Logistics LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Securities of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Security of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-171525) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning assigned to such term in Section 5.11(e).

“Reset Notice” has the meaning assigned to such term in Section 5.11(b).

“Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $0.421875 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.421875 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2014 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, plus the related distributions on the General Partner Interest and (ii) there are no Cumulative Common Unit Arrearages; provided, however, that in the case of this paragraph (a), the Subordination Period will not terminate unless the Conflicts Committee, or the Board of Directors, based on the recommendation of the Conflicts Committee, reasonably expects that the tests set forth in subclauses (i)(A) and (i)(B) of this paragraph (a) will be met with respect to the four-Quarter period immediately succeeding the period referred to in this paragraph (a), in each case, without regard to any Curtailment Fees expected to be received during such period.

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2012 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the related distributions on the General Partner Interests and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; provided, however, that in the case of this paragraph (b), the Subordination Period will not terminate unless the Conflicts Committee, or the Board of Directors, based on the recommendation of the Conflicts Committee, reasonably expects that the tests set forth in subclauses (i)(A) and (i)(B) of this paragraph (b) will be met with respect to the four-Quarter period immediately succeeding the last period referred to in this paragraph, in each case, without regard to any Curtailment Fees expected to be received during such four-Quarter period.

(c) the date on which the General Partner is removed in a manner described in Section 11.4.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Taxation Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

“Tesoro” means Tesoro Corporation, a Delaware corporation.

“Tesoro Alaska” means Tesoro Alaska Company, a Delaware corporation.

“Tesoro High Plains” means Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company.

“Tesoro R&M” means Tesoro Refining and Marketing Company, a Delaware corporation.

“Third Target Distribution” means $0.506250 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0. 506250 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transaction Documents” has the meaning assigned to such term in Section 7.1(b).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Securities; provided, that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of April 19, 2011 among the Underwriters, Tesoro, the Partnership, the General Partner, Tesoro R&M and Tesoro Alaska Company providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

“Unitholders” means the holders of Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2  Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1  Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Tesoro Logistics LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2  Name.

The name of the Partnership shall be “Tesoro Logistics LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3  Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 19100 Ridgeway Parkway, San Antonio, Texas 78259, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 19100 Ridgeway Parkway, San Antonio,

Texas 78259, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4  Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to so propose or approve free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5  Powers.

The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6  Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7  Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1  Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2  Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3  Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4  Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305 of the Delaware Act, which is restricted to the extent set forth below), and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership; provided, however, that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1  Certificates.

Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates that may be issued, if any, shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units. With respect to any Units outstanding prior to the effectiveness of this Agreement that are represented by physical certificates, the General Partner may determine that such Units will no longer be represented by physical certificates and may, upon written notice to the holders of such Units and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Units to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3  Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4  Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or Limited Partner and the term “transfer” shall not mean any such disposition.

Section 4.5  Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units or Certificates shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the Partnership’s register.

(d) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6  Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to June 30, 2021 the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after June 30, 2021 the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7  Transfer of Incentive Distribution Rights.

The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval.

Section 4.8  Restrictions on Transfers.

(a) Except as provided in Section 4.8(d), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

(d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TESORO LOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED

OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TESORO LOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE TESORO LOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TESORO LOGISTICS GP, LLC, THE GENERAL PARTNER OF TESORO LOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF TESORO LOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9  Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that

(i) the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the federal income tax status) of one or more Limited Partners, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or advisable to establish those Limited Partners whose federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status (or, if the General Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) of the Limited Partner as the General Partner determines to be necessary or advisable to establish and those Limited Partners whose status as a Limited Partner does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that with respect to any Limited Partner (and its beneficial owners) who fails to furnish to the General Partner within a reasonable period requested an Eligibility Certificate and any other information, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (such a Limited Partner an

“Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(f) At any time after a holder can and does certify that it has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

Section 4.10  Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within a reasonable period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1  Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. On April 26, 2011, pursuant to the Contribution Agreement, the interest of the Organizational Limited Partner was partially redeemed in exchange for the return of the initial Capital Contribution of the Organizational Limited Partner. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2  Contributions by the General Partner.

(a) On the Closing Date and pursuant to the Contribution Agreement, the General Partner contributed to the Partnership, as a Capital Contribution, the HP Interest (as defined in the Contribution Agreement), in exchange for (i) 622,649 General Partner Units representing a continuation of its 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (ii) the Incentive Distribution Rights.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued pursuant to the Over-Allotment Option, (ii) the Common Units and Subordinated Units issued pursuant to Section 5.3(a), (iii) any Common Units issued pursuant to Section 5.11 and (iv) any Common Units issued upon the conversion of any Partnership Securities), the General Partner may, in exchange for a proportionate number of General Partner Units with rights to allocations and distributions that correspond to those applicable to such additional Limited Partner Interests, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100 less the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3  Contributions by Limited Partners.

(a) On the Closing Date, pursuant to and as described in the Contribution Agreement: (i) Tesoro contributed to the Partnership, as a Capital Contribution, the Tesoro HP Interest (as defined in the Contribution Agreement) in exchange for 1,002,938 Common Units and 6,785,124 Subordinated Units; (ii) Tesoro R&M contributed to the Partnership, as a Capital Contribution, the Operating Company Interest (as defined in the Contribution Agreement) in exchange for 1,169,195 Common Units and 7,909,891 Subordinated Units; and (iii) Tesoro Alaska contributed to the Partnership, as a Capital Contribution, the TAL Interest (as defined in the Contribution Agreement) in exchange for 82,757 Common Units and 559,875 Subordinated Units.

(b) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(c) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(d) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to Tesoro, Tesoro R&M and Tesoro Alaska pursuant to subparagraph (a) hereof, (ii) the Common Units issued to the Underwriters as described in subparagraphs (b) and (c) hereof and (iii) the Incentive Distribution Rights issued to the General Partner.

(e) No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4  Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5  Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to each of Tesoro, Tesoro R&M and Tesoro Alaska, respectively, pursuant to Section 5.3(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.3(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to each of Tesoro, Tesoro R&M and Tesoro Alaska, respectively, pursuant to Section 5.3(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the Underwriters pursuant to Section 5.3(b) shall equal the product of the number of

Common Units so issued to the Underwriters and the Initial Unit Price for each such Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d) (i) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property(other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c)and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6  Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7  Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.8  Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9  Splits and Combinations.

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.10  Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Act.

Section 5.11  Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Securities having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Securities into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Securities pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1  Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income.  After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

(ii) The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).

(b) Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses.  After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be

Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

(G) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

(ii) Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(C) Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(D) Fourth, the balance, if any, 100% to the General Partner.

(iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B) The balance, if any, to the General Partner.

(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

(B) Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

(C) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

(d) Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704- 2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General

Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D) For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2  Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as

Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3  Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2011, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law. Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4  Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period.  Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Securities issued pursuant to Section 5.6(b):

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period.  Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Securities issued pursuant to Section 5.6(b):

(i) First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5  Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6  Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the

Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7  Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8  Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9  Entity-Level Taxation.

If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1  Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities or relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Operational Services Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”)(in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2  Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3  Restrictions on the General Partner’s Authority.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4  Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Subject to the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.5  Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner or (D) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.

(b) Except as provided in the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7  Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the

Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8  Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9  Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in, or not opposed to, the best interests of the Partnership Group.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f) Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10  Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11  Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12  Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding individual Affiliates who are officers, directors or employees of the General Partner or any of its Affiliates) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Securities for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of Partnership Securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the

Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13  Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1  Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2  Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3  Reports.

(a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1  Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2  Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited

Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3  Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4  Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1  Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Tesoro, Tesoro R&M, Tesoro Alaska and the Underwriters as described in Article V, such parties shall, by acceptance of such Partnership Interests, and upon being reflected in the books and records of the Partnership as the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement.

(b) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, and (iv) makes any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2  Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3  Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1  Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses

(A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor- in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2021 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2021 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2  Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3  Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest (represented by General Partner Units) and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4	Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5  Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1  Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2  Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3  Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4  Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5  Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6  Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7  Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8  Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1  Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2  Amendment Procedures.

Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3  Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4  Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5  Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6  Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7  Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8  Waiver of Notice; Approval of Meeting.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9  Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) that are represented at such meeting either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10  Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11  Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12  Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1  Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2  Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3  Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4  Certificate of Merger or Articles of Conversion.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5  Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1  Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 75% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1  Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2  Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4  Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5  Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6  Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7  Third-Party Beneficiaries.

Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8  Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9  Applicable Law.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10  Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11  Consent of Partners

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12  Facsimile and Email Signatures.

The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

TESORO LOGISTICS GP, LLC

By:
[Name]
[Title]

ORGANIZATIONAL LIMITED PARTNER:

TESORO CORPORATION

By:
[Name]
[Title]

LIMITED PARTNERS:

TESORO ALASKA COMPANY

By:
[Name]
[Title]

TESORO REFINING AND MARKETING COMPANY

By:
[Name]
[Title]

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Tesoro Logistics LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Tesoro Logistics LP

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19100 Ridgewood Parkway, San Antonio, Texas 78259. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TESORO LOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TESORO LOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE TESORO LOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TESORO LOGISTICS GP, LLC, THE GENERAL PARTNER OF TESORO LOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF TESORO LOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Tesoro Logistics LP By: Tesoro Logistics GP, LLC By: Chief Executive Officer By: Secretary

Countersigned and Registered by: [ ] as Transfer Agent and Registrar By: Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT/TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	Custodian
(Cust) (Minor)

JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
TESORO LOGISTICS LP

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

           Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint            as its attorney-in-fact with full power of substitution to transfer the same on the books of Tesoro Logistics LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

13,000,000 Common Units

Representing Limited Partner Interests

Tesoro Logistics LP

PROSPECTUS

April 19, 2011

Citi
Wells Fargo Securities
BofA Merrill Lynch
Credit Suisse
Barclays Capital
Deutsche Bank Securities
J.P. Morgan
Raymond James
RBC Capital Markets